                                                Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-100047

PROSPECTUS

                                     [LOGO]


                           KRONOS INTERNATIONAL, INC.

                                OFFER TO EXCHANGE

                                 ALL OUTSTANDING

                      8 7/8% SENIOR SECURED NOTES DUE 2009

                    E.285,000,000 AGGREGATE PRINCIPAL AMOUNT

                                       FOR

                    NEW 8 7/8% SENIOR SECURED NOTES DUE 2009

                    E.285,000,000 AGGREGATE PRINCIPAL AMOUNT

                                   ----------

         We are offering to exchange an aggregate principal amount of up to E.285,000,000 of our new 8 7/8% senior secured notes due 2009, which have been registered under the Securities Act of 1933, for a like amount of our old 8 7/8% senior secured notes due 2009.

                                   ----------

o The exchange offer expires at 5:00 p.m., New York City time, on November 18, 2002, unless we extend it.

o The terms of the new notes to be issued are substantially identical to the terms of the old notes, except for transfer restrictions and registration rights relating to the old notes.

o No established trading market for the new notes currently exists. We will apply to list the new notes on the Luxembourg Stock exchange in accordance with the rules of the Luxembourg Stock Exchange.

o You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

o        We will not receive any proceeds from the exchange offer.

         SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF RISK FACTORS THAT YOU SHOULD CONSIDER BEFORE DECIDING TO EXCHANGE YOUR OLD NOTES FOR NEW NOTES.

                                   ----------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                   ----------



                The date of this prospectus is October 18, 2002.

                                TABLE OF CONTENTS

                                                                                                           Page
                                                                                                           ----
Notice to Non-U.S. Investors.................................................................................ii
Disclosure Regarding Forward-Looking Statements..............................................................v
Prospectus Summary...........................................................................................1
Risk Factors.................................................................................................15
The Exchange Offer...........................................................................................22
Use of Proceeds..............................................................................................31
Capitalization...............................................................................................31
Unaudited Pro Forma Financial Data...........................................................................32
Selected Historical Financial and Other Data.................................................................36
Management's Discussion and Analysis of Financial Condition and Results of Operations........................38
Business.....................................................................................................53
Management...................................................................................................63
Certain Relationships and Related Transactions...............................................................67
Description of Our Subsidiaries' New Credit Facility.........................................................69
Description of the New Notes.................................................................................70
Registration Rights..........................................................................................104
Book-Entry; Delivery and Form................................................................................105
Certain Tax Considerations...................................................................................108
Plan of Distribution.........................................................................................114
Where You Can Find More Information..........................................................................115
General Listing Information..................................................................................115
Legal Matters................................................................................................116
Experts......................................................................................................116
Index of Financial Statements................................................................................F-1

                                   ----------

         This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide you without charge, on your request, a copy of any document that is incorporated by reference into this prospectus, other than exhibits to those documents that are not specifically incorporated by reference into those documents, by writing or telephoning Kronos International, Inc., 16825 Northchase Drive, Suite 1200, Houston, Texas 77060, Attention: Robert D. Hardy, Vice President and Chief Financial Officer, at (281) 423-3300. To ensure timely delivery, please make your request as soon a practicable and, in any event, no later than five business days prior to the expiration of the exchange offer.

         The market data included in this prospectus, including growth rates and information relating to our relative position in the industry, are based on internal surveys, market research, publicly available information and industry publications. References in this prospectus to our market position and to industry trends are based on information supplied by International Business Management Associates, an industry research and consulting firm. Although we believe that such independent sources are reliable, we have not independently verified the information contained in them, and we cannot guarantee the accuracy or completeness of this information.

         You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with any different information. The information in this prospectus is current only as of the date on the cover, and our business or financial condition and other information in this prospectus may change after that date.

         We accept responsibility for the information contained in this prospectus. To the best of our knowledge, the information we give in this prospectus is in accordance with the facts and contains no omissions likely to affect the import of the Luxembourg Stock Exchange listing particulars.

         Solely for your convenience, this prospectus contains translations of some euro amounts into U.S. dollars. We are not making any representation to you regarding those translated amounts.

                          NOTICE TO NON-U.S. INVESTORS

         THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR AN INVITATION TO SUBSCRIBE FOR OR PURCHASE ANY OF THE NEW NOTES IN ANY JURISDICTION IN WHICH SUCH OFFER OR INVITATION IS NOT AUTHORIZED OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR INVITATION. THE DISTRIBUTION OF THIS PROSPECTUS AND THIS EXCHANGE OFFER MAY BE RESTRICTED BY LAW IN CERTAIN JURISDICTIONS. PERSONS INTO WHOSE POSSESSION THIS PROSPECTUS COMES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY SUCH RESTRICTIONS.

AUSTRIA

         The new notes may only be offered in the Republic of Austria in compliance with the provisions of the Austrian Capital Markets Act and other laws applicable in the Republic of Austria governing the offer and sale of the new notes in the Republic of Austria. The new notes are not registered or otherwise authorized for public offer either under the Capital Markets Act or the Investment Fund Act. The recipients of this prospectus and other selling material in respect of the new notes have been individually selected and are targeted exclusively on the basis of a private placement. Accordingly, the new notes must not be, and are not being, offered or advertised and no offering or marketing materials relating to the new notes may be made available or distributed in any way which could constitute a public offer under either the Capital Markets Act or the Investment Fund Act (whether presently or in the future). This exchange offer may not be made to any persons other than the recipients of this prospectus.

BELGIUM

         The exchange offer is exclusively conducted under applicable private placement exemptions and is limited to (as amended from time to time): (i) investors required to invest a minimum of E.250,000 (per investor and per transaction); (ii) institutional investors as defined in Article 3.2 degrees of the Belgian Royal Decree of July 7, 1999 on the public character of financial transactions, acting for their own account; and (iii) persons for which the acquisition of the new notes subject to the exchange offer is necessary to enable them to exercise their professional activity.

DENMARK

         This prospectus has not been filed with or approved by the Danish Securities Council, the Copenhagen Stock Exchange or any other regulatory authority or market in the Kingdom of Denmark. The new notes have not been offered or sold and may not be offered, sold or delivered, directly or indirectly, in the Kingdom of Denmark, unless in compliance with Chapter 12 of the Danish Consolidation Act No. 587 of 9 July 2002 on Trading in Securities and Executive Orders No. 1207 of 15 December 2000 on the First Public Offer of Certain Securities issued pursuant hereto, as amended from time to time.

FINLAND

         The new notes are not publicly offered or brought into general circulation in the Republic of Finland other than in compliance with the all applicable provisions of the laws of the Republic of Finland and especially in compliance with the Finnish Securities Markets Act (1989/495) and any regulation made thereunder, as supplemented and amended from time to time.

FRANCE

         In France, the new notes may not be directly or indirectly offered or sold to the public, and offers and sales of the new notes will only be made in France to qualified investors for their own account, in accordance with Articles L411-1 and L411-2 of the Code Monetaire et Financier and Decree no. 98-880, dated October 1, 1998. Accordingly, this prospectus has not been submitted to the Commission des Operations de Bourse. Neither this prospectus nor any other offering material may be distributed to the public or used in connection with any offer for subscription or sale of the new notes to the public in France or offered to any investors other than those (if any) to whom offers and sales of the new notes in France may be made as described above and no prospectus (document d'information) shall be prepared and submitted for approval (visa) to the Commission des Operations de Bourse.

         Les titres ne peuvent etre offerts ni vendus directement ou indirectement au public en France et l'offre ou la vente de ces titres ne pourra etre proposee qu'a des investisseurs qualifies, pour leur proper compte conformement aux Articles L411-1 et L411-2 du Code Montetaire et Financier et au decret no. 98-880 du 1 octobre 1998. Par consequent, ce prospectus n'a pas ete soumis au visa de la Commission des Operations de Bourse et aucun document d'information ne sera prepare ou soumis puor visa a la Commission des Operations de Bourse. Ni ce prospectus ni aucun autre document promotionnel ne pourront etre communiques en France au public ou utilise dans le cadre do l'offre de souscription ou la vente ou l'offre de titres au public ou a toute personne autre que les investisseurs (le cas echeant) decrits cidessus auxquels les titres peuvent etre offerts et vendus en France.

GERMANY

         The new notes have not been and will not be publicly offered in Germany and, accordingly, no securities sales prospectus (Verkaufsprospekt) for a public offering of the new notes in Germany in accordance with the Securities Sales Prospectus Act of 13 December 1990, as amended (Wertpapier-Verkaufsprospektgesetz), has been or will be published or circulated in the Federal Republic of Germany. New notes have only been offered and sold and will only be offered and sold in the Federal Republic of Germany in accordance with the provisions of the Securities Sales Prospectus Act and any other laws applicable in the Federal Republic of Germany governing the issue, sale and offering of securities. Any resale of the new notes in the Federal Republic of Germany may only be made in accordance with the provisions of the Securities Sales Prospectus Act and any other laws applicable in the Federal Republic of Germany governing the sale and offering of securities.

GREECE

         This prospectus and the new notes to which it relates and any other material related thereto may not be advertised, distributed or otherwise made available to the public in Greece. The Greek Capital Market Committee has not authorized any public offering of the subscription of new notes. Accordingly, new notes may not be advertised, distributed or in any way offered or sold in Greece or to residents thereof except as permitted by Greek law.

IRELAND

         The new notes will not and may not be offered, sold, transferred or delivered, whether directly or indirectly, otherwise and in circumstances which do not constitute an offer to the public within the meaning of the Irish Companies Acts 1963 - 2001 and the new notes will not and may not be the subject of an offer in the Republic of Ireland to which the European Community (Transferable Securities and Stock Exchange) Regulations, 1992 of Ireland will apply. No application form has been issued or will be issued in the Republic of Ireland in respect of the new notes.

ITALY

         In Italy, this prospectus has not been submitted to the clearance procedure of the Commissione Nazaionale per le Societa e la Borsa ("CONSOB") and the offering of the new notes has not been notified to the Bank of Italy pursuant to Article 129 of the Banking Act; therefore, the new notes may not be offered, exchanged or delivered, nor may copies of this prospectus or of any other document relating to the new notes or the exchange offer be distributed in Italy.

LUXEMBOURG

         The new notes may not be directly or indirectly offered or sold to the public in the Grand-Duchy of Luxembourg and neither this prospectus nor any form of application, advertisement or other material in connection therewith may be distributed, published or made otherwise available in the Grand-Duchy of Luxembourg, unless the requirements of Luxembourg law concerning public offerings of securities have first been met. A listing on the Luxembourg Stock Exchange of the new notes does not necessarily imply that a public offering thereof has been authorized.

NETHERLANDS

         The new notes are not and will not be offered in the Netherlands other than to persons who trade or invest in securities in the conduct of their profession or trade (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, other institutional investors and commercial enterprises which as an ancillary activity regularly invest in securities).

PORTUGAL

         The new notes have not been offered, advertised, sold or delivered and will not be directly or indirectly offered, advertised, sold, re-sold, re-offered or delivered in circumstances which could qualify as a public offer pursuant to the Codigo dos Valores Mobiliarios or in circumstances which could qualify the issue of the new notes as an issue in the Portuguese market to Portuguese residents, and the new notes have not been directly or indirectly distributed and the agreement, any other document, circular, advertisement or any offering material will not be directly or indirectly distributed except in accordance with all applicable laws and regulations. In particular, the new notes will not be offered to more than 200 Portuguese (non-institutional) investors; the notes will not be offered to unidentified addressees, nor will the offer of the new notes be preceded or performed by prospecting or solicitation of investment intentions of unidentified addressees, or with promotional material.

SWEDEN

         A prospectus has not and will not be registered with the Swedish Financial Supervisory Authority. Accordingly, this prospectus may not be made available, nor may the new notes otherwise be marketed and offered for sale, to the public in Sweden under the Financial Instruments Trading Act (1991:980).

SWITZERLAND

         This prospectus has been prepared for private information purposes of investors only. It may not be used for and shall not be deemed a public offering of the new notes. No application has been made under Swiss law to publicly market the new notes in or out of Switzerland. Therefore, no public offer of the new notes or public distribution of this prospectus may be made in or out of Switzerland. This prospectus is strictly for private use by its holder and may not be passed on to third parties.

UNITED KINGDOM

         The new notes will only be available for subscription pursuant to this exchange offer to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that do not, and will not, constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended. This prospectus is being distributed on the basis that each person in the United Kingdom to whom this prospectus is delivered is a person of the kind described in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2001 (the "FPO") or a high net worth company or unincorporated association or high value trust or other person of a kind described in Article 49(2) of the FPO and, accordingly, by accepting delivery of this prospectus the recipient warrants and acknowledges that it is such a person.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         All statements other than statements of historical facts included in this prospectus or subsequently attributable to us, or persons acting on our behalf, including, without limitation, statements regarding our future financial position, business strategy, budgets, market conditions, sales volumes, titanium dioxide pigments supply, demand and prices, projected costs and plans and objectives of management for future operations, are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "may," "will," "should," "anticipates," "expects," "could" or comparable terminology or by discussions of strategy or trends. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve risks and uncertainties that could significantly affect expected results, and actual future results could differ materially from those described in such forward-looking statements.

         Among the factors that could cause actual future results to differ materially are the risks and uncertainties discussed in this prospectus. While it is not possible to identify all factors, we continue to face many risks and uncertainties including, but not limited to, the cyclicality of the titanium dioxide industry, global economic and political conditions, changes in global productive capacity, changes in customer inventory levels, changes in product pricing, changes in product costing, changes in foreign currency exchange rates, competitive technology positions, operating interruptions (including, but not limited to, labor disputes, leaks, fires, explosions, unscheduled downtime, transportation interruptions, war and terrorist activities), recoveries from insurance claims and the timing thereof and the outcome of litigation. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those expected. We disclaim any intention or obligation to update publicly or revise such statements whether as a result of new information, future events or otherwise. Important factors that could cause actual results to differ materially from our expectations are disclosed under "Risk Factors" and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus.

                               PROSPECTUS SUMMARY

         In this prospectus, "KII," "we," "us" and "our" refer to Kronos International, Inc. and its consolidated subsidiaries except where we expressly state that we are only referring to Kronos International, Inc. As used in this prospectus, "new notes" means our new 8 7/8% senior secured notes due 2009 that are being offered in this exchange offer, "old notes" means our outstanding
8 7/8% senior secured notes due 2009 and "notes" means the new notes and the old notes, collectively. The following summary contains basic information about us, the new notes and this exchange offer. It likely does not contain all the information that is important to you. For a more complete understanding of us, the exchange offer and the new notes, we encourage you to read this prospectus in its entirety and the other documents we have referred you to.

                                   THE COMPANY

         We are the second largest producer of titanium dioxide pigments ("TiO(2)") in Europe, with an estimated 18% share of European TiO(2) sales volume. We are the leading producer and marketer of TiO(2) in Germany, with an estimated 25% share of sales volume in 2001, and are among the leading marketers of TiO(2) in the Benelux and Scandinavian markets. TiO(2) is a pigment used to whiten, brighten and add opacity to thousands of commonly used products, such as paints, plastics and paper, as well as fibers, rubber, ceramics, inks and cosmetics. There are currently no effective substitutes for TiO(2) for use in these applications. We market over 40 different TiO(2) grades to over 4,000 customers in over 100 countries. We market our products through a dedicated sales force in Europe and provide our customers with significant technical and application-related services. Our predecessor companies were the first producers of TiO(2) in the world, and we have achieved and maintained our market position through our long-term customer relationships, our new product development efforts, our commitment to product quality and by offering extensive technical and sales services.

         We currently manufacture TiO(2) in five plants in Europe (two in Leverkusen, Germany; one in Nordenham, Germany; one in Langerbrugge, Belgium; and one in Fredrikstad, Norway), and sell and distribute TiO(2) from our plants and sales and distribution facilities located throughout Europe. Our plants are currently capable of producing approximately 313,000 metric tons of TiO(2) per year. Projected annual capacity is expected to increase to approximately 328,000 metric tons in 2004 as a result of additional debottlenecking that can be achieved through low cost capital investment.

         For the year ended December 31, 2001, we had net sales of $554.6 million and operating income plus depreciation and amortization expense less other general corporate expense, net ("EBITDA"), of $146.4 million. For the six months ended June 30, 2002, we had net sales of $285.7 million and EBITDA of $43.5 million.

         Some of the principal applications for our products include:

                  TiO(2) FOR PAINTS AND COATINGS. Our TiO(2) is used to provide opacity, hiding power, durability, tinting strength and brightness in industrial coatings, as well as for paints and coatings for home interiors and exteriors, automobiles, aircraft, machines, appliances, traffic paint and other special purpose coatings. The amount of TiO(2) used in paints and coatings varies widely depending on the opacity, color and quality desired. Generally, the higher the opacity requirement of the coating, the greater the TiO(2) content. Recent trends toward white and pastel-colored surface coatings and extended warranties for appliances and other surface coated consumer durable items have resulted in higher usage in some applications.

                  TiO(2) FOR PLASTICS. We produce TiO(2) pigments that improve the physical and optical properties in plastics, including whiteness and opacity. TiO(2) is used to provide opacity in items such as plastic grocery bags, vinyl window and door profiles and vinyl siding, as well as in agricultural and packaging film to provide opacity and allow the film to be printed for informational or advertising purposes. TiO(2) also provides hiding power, neutral undertone, brightness and durability for housewares, appliances, toys, computer cases and food packages. TiO(2)'s high brightness, along with its opacity, is used in some engineering plastics to help mask their undesirable natural color.

                  TiO(2) FOR PAPER. Our TiO(2) is used in the production of paper to provide whiteness, brightness, color stability and opacity. TiO(2) is used in the production of several types of paper, including filled paper, coated paper and laminate (decorative) paper. In filled paper applications, TiO(2) is added directly to the pulp and becomes part of the sheet itself. TiO(2) is particularly useful in filled paper applications because of its ability to improve the physical appearance of paper without significant negative impact on other performance characteristics as a result of the minimal quantities required. Without TiO(2), high opacity, lightweight papers could not be produced. TiO(2) is used in paper coatings for production of high gloss papers. TiO(2) is also used in paper laminates, where several layers of paper are laminated together using melamine resin under high temperature and pressure. The top layer of paper contains as much as 50% TiO(2) and is the layer that is printed with decorative patterns. Paper laminates are used to replace materials such as wood and tile for such applications as counter tops, furniture and wallboard. TiO(2) is beneficial in these applications because it assists in preventing the material from fading or changing color after prolonged exposure to sunlight and other weathering agents.

                  TiO(2) FOR INKS AND TEXTILES. We produce TiO(2) to improve the opacity and hiding power of printing inks. TiO(2) allows inks to achieve very high print quality while not interfering with the technical requirements of printing machinery, including speed and high temperatures. Our TiO(2) is also used in textile applications. TiO(2) functions as an opacifying, brightening and delustering agent. In manmade fibers such as rayon and polyester, TiO(2) corrects undesirable characteristics such as glossy and translucent appearance. Without the presence of TiO(2), these materials would be unsuitable for use in many textile applications.

                  TiO(2) FOR OTHER APPLICATIONS. We produce high purity sulfate process anatase TiO(2) used to provide opacity, whiteness and brightness in a variety of cosmetic and personal care products, such as skin cream, lipstick, eye shadow and toothpaste. Our TiO(2) is also found in food products, such as candy and confectionary, and in pet foods where it is used to obtain uniformity of color and appearance. In pharmaceuticals, our TiO(2) is used commonly as a colorant in pill and capsule coatings as well as in liquid medicines to provide uniformity of color and appearance. Kronos purified anatase grades meet the applicable requirements of the CTFA (Cosmetics, Toiletries and Fragrances Association), USP and BP (United States Pharmacopoeia and British Pharmacopoeia) and the FDA (United States Food and Drug Administration).

         We are also engaged in the mining and sale of ilmenite ore, a raw material used as a feedstock by certain TiO(2) plants. Our mining operations have an estimated annual production capacity of approximately 900,000 metric tons, and we have estimated ilmenite reserves of at least 20 years at the current rate of usage. In 2000 and 2001, we sold approximately 699,000 and 793,000 metric tons of ilmenite, respectively, of which 304,000 and 243,000 metric tons were used internally in our sulfate-process TiO(2) plants, respectively, and 395,000 and 550,000 metric tons were sold to third-party customers, respectively. The decrease in our internal usage in 2001 was primarily due to a fire that occurred on March 20, 2001 that damaged a section of our Leverkusen, Germany sulfate-process TiO(2) plant and temporarily halted production at that plant. Approximately 4% of our consolidated net sales in 2000 and 7% in 2001 represented ilmenite sales to external customers.

                               THE TiO(2) INDUSTRY

         The global TiO(2) industry is concentrated. We, along with our North American affiliates and our five largest competitors (E.I. du Pont de Nemours & Co.; Millennium Chemicals, Inc.; Huntsman International Holdings LLC; Kerr-McGee Corporation; and Ishihara Sangyo Kaisha, Ltd.) account for approximately 80% of worldwide TiO(2) production volume and approximately 86% of Western European TiO(2) production volume. The TiO(2) industry has substantial requirements for entry, including proprietary production technology and significant capital investment. Currently, total global capacity is approximately 4.4 million metric tons, according to International Business Management Associates. Based upon current selling prices, the long lead times required for planning, obtaining government approvals and construction and the fact that no new plants are currently under construction, additional greenfield capacity is not expected in the next three to five years. While we believe that current selling prices do not support new greenfield capacity, it is likely that producers will continue to increase capacity over the next several years through incremental debottlenecking of existing facilities. According to International Business Management Associates, prices of TiO(2) are expected to be positively impacted by limited investment in new capacity over the next three to five years.

         TiO(2) is considered a "quality-of-life" product with demand affected by underlying global macroeconomic variables such as GDP growth, consumer disposable income and population. According to International Business Management Associates, since 1980, growth in TiO(2) consumption has averaged 2.9% per year and did not decline during any two consecutive years. Although short-term influences, such as customer and producer stocking and destocking activities, may have distorted TiO(2)'s growth trend, over the long-term, GDP growth has historically been the primary underlying factor influencing growth in TiO(2) demand. Additionally, the TiO(2) industry experiences some seasonality in its sales as paint sales generally peak during the spring and summer months in the northern hemisphere, resulting in greater TiO(2) sales volume during the first half of the year. Per capita consumption of TiO(2) in the United States and Western Europe far exceeds that in other areas of the world and these regions are expected to continue to be the largest consumers of TiO(2). TiO(2) demand in other regions of the world could increase as these economies develop to the point that "quality-of-life" products using TiO(2) become in greater demand.

         The selling price of TiO(2) is significantly affected by industry capacity and demand, with the last cyclical peak for TiO(2) prices having occurred in late 2000 and the highest peak pricing for TiO(2) having occurred in 1990. Since late 2000 through early in the first quarter of 2002, weak economic conditions worldwide have resulted in lower customer purchasing and, as a result, TiO(2) producers reduced their operating rates and the selling prices of TiO(2) declined. For example, our current TiO(2) prices in billing currencies are approximately 8% below the five-year average and approximately 25% below their historical high. Our average selling prices in billing currencies in June 2002 were approximately 16% lower than prices in November 2000.

         In January 2002, we announced price increases in all major markets of approximately 8% above existing December 2001 prices, a portion of which was realized in the second quarter with additional price increases expected to be realized in the third quarter of 2002. June 2002 prices in billing currencies were up 1% over the average for the first six months of 2002 prices. Sales volume for our TiO(2) in the first half of 2002 increased 15% over the 2001 comparable period. We believe that this strong demand is primarily attributable to improved economic conditions, some seasonality and customers restocking their inventory levels ahead of these price increases. We expect sales volume in the second half of 2002 to be lower than in the first half of 2002. Also, in May 2002, we announced a second round of price increases of approximately 7% to 11% for certain regions of the world, including Europe. We are hopeful that we will realize a portion of the announced May 2002 price increases during the fourth quarter of 2002. The extent to which any price increase will be realized will depend on improving market conditions.

         TiO(2) is manufactured using either the chloride or sulfate production process. Although most end-use applications can use pigments produced by either process, chloride process pigments are generally preferred in certain coatings and plastics applications and sulfate process pigments are generally preferred for paper, fibers and ceramics applications. Due to environmental factors and customer considerations, the proportion of TiO(2) industry sales represented by chloride process pigments has increased relative to sulfate process pigments. In general, the chloride process is less intensive than the sulfate process in terms of capital investment, labor and energy. Approximately 60% of global production capacity (and approximately 62% of our production capacity) is based on chloride process technology with the remainder thereof based upon the sulfate process.

                            OUR COMPETITIVE STRENGTHS

         We believe that we have the following competitive strengths:

         LEADING MARKET POSITIONS. We enjoy a leading market position in TiO(2), which gives us an advantage over many of our competitors. Our predecessor companies were the first TiO(2) producers in the world and have manufactured TiO(2) for 86 years. We are the second largest producer of TiO(2) in Europe and the largest in Germany, which has the largest economy in Europe. We are also among the leading sellers of TiO(2) in the Scandinavian, Benelux, Austrian and Swiss markets. We have a global presence through our parent, Kronos, Inc. ("Kronos"), which sells our products in North America. We believe that our strong presence in Western Europe strategically positions us to take advantage of growth within the Eastern European markets.

         STRONG CUSTOMER BASE. Our experience in and commitment to the TiO(2) industry are known by our customers. We enjoy a high level of customer loyalty, which helps us maintain our leading market positions. We have developed many long-term customer relationships through our broad product offerings, packaging flexibility, strong technical support and customer service. We currently have over 4,000 customers, with the top ten customers accounting for approximately 23% of our sales and no individual customer accounting for more than 6% of our sales. We also collaborate with our customers to develop new TiO(2) grades for key applications.

         BROAD PRODUCT RANGE. We have one of the broadest product offerings in the TiO(2) industry. We supply grades made via both the chloride and the sulfate processes. We offer over 40 different TiO(2) grades, including rutile, anatase and non-pigmentary grades, surface treated and non-surface treated grades and dry and paper slurry grades. We offer a variety of packaging options to meet our customers' needs, including 25 kilogram plastic and paper bags, Intermediate Bulk Containers in various sizes, bulk deliveries of dry pigments to our customers' silos and slurried pigments to the paper industry. We use our product offering and packaging flexibility to help differentiate ourselves from the competition.

         HIGH PERFORMANCE PRODUCTS. We have several key grades within our product range that we believe have superior performance characteristics. We supply the leading chloride grade used in the manufacture of PVC profiles in Europe, which are used to construct window frames, doorframes, window shades and siding. This grade, with over 30 years of proven performance, holds over 50% of the market for European PVC profiles. Other applications where we believe we hold a performance advantage include chloride grades for paper laminate applications and engineering plastics and sulfate grades for photographic films; purified anatase grades for the food, pharmaceutical and cosmetics markets; and specialty anatase grades for the dry cell battery, capacitor, textile and fiber markets. We believe that our customer relationships, the breadth of our product offerings and the performance of our grades in several applications make it difficult for competitive grades to win the favor of our customers.

         PROPRIETARY CHLORIDE PRODUCTION TECHNOLOGY. We are the leading European chloride process manufacturer, with annual chloride process capacity of approximately 194,000 metric tons using proprietary technology. Certain of our customers, including many in the paint and plastics industries, generally prefer chloride process pigments in part due to higher durability, high temperature tolerance and blue tone characteristics. Proprietary production technology is also an important barrier to entry in the TiO(2) industry, as companies that possess such chloride technology are reluctant to license it to competitors. Through debottlenecking, we have increased our chloride capacity by 40% since 1994, including a debottlenecking project between 1996 and 1998 at our Leverkusen, Germany facility, which added 20,000 metric tons of capacity. Approximately 62% of our product is produced with this technology, while only 22% of competitors' capacity in Europe utilizes the chloride process.

         EXPERIENCED MANAGEMENT TEAM. We are managed by an experienced and motivated group of senior executive officers, with an average of 21 years of experience in the chemical industry. In addition to our strong executive management team, we have an experienced group of operating managers who work to maintain our strong TiO(2) position.

         CAPTIVE ILMENITE ORE MINING OPERATIONS. Our captive mining operations provide us a reliable source of TiO(2) feedstock for our sulfate process production plants at reduced cost, providing 100% of the ore required for these plants. Nearly 40% of our mine's production is used internally, and the balance is sold to other pigment and titanium slag producers at competitive prices yielding profitable margins.

                                  OUR STRATEGY

         Our strategy is to increase value by:

         o maximizing our earnings, cash flows and return on capital employed by reducing costs, increasing efficiencies and optimizing existing assets; and

         o increasing our competitiveness by expanding our size and market presence through internal growth initiatives and technology innovation.

         Specifically, to meet our goals, we strive to:

         IMPROVE OPERATING EFFICIENCIES AND MARGINS. We believe that our operations are among the most efficient in the industry. We continue to focus on increasing manufacturing efficiencies through selected capital projects, process improvement and best practices, in order to lower unit costs and improve our margins. Our research and development, including process technology, focuses on improving production processes, yields and qualities. These operating efficiencies have been accomplished through aggressive operator training, innovative technology changes and constant equipment improvements. For example, we continue to improve our chloride plants' on-stream efficiency, and we anticipate further maintenance cost reductions by extending by 40% to 50% the time that the plants' chlorinators are in use, yielding annual maintenance savings of approximately $4 million. We also have a newly designed acid scrubber and newly designed pigment bag filter, which are expected to add approximately nine additional production days per year per line. This is equivalent to approximately 4,500 metric tons per year.

Prudent personnel cost reductions are a continuous effort, which over approximately the last six years have resulted in an approximate 13% reduction in manufacturing and support staff personnel, yielding annual savings of approximately $11 million. These cost reduction programs have resulted in a significant improvement in our fixed cost structure during a time when our production capacity has increased over 20%, leading to a significant improvement in our margins. We intend to continue to use our manufacturing expertise to lower costs, improve efficiency and enhance the performance and reliability of our product line.

         GROW THROUGH TECHNOLOGY AND INNOVATION. We continue to improve the consistency of our grades and develop new grades for existing and new applications to meet the needs of our customers and increase product life cycles. For example, we have enhanced our product consistency and added new grades for plastics, coatings, fiber and paper laminate applications. Specifically, in plastics applications, one grade targeted for the growing engineering plastic segment provides excellent masking of the natural yellowness of engineering plastics at high temperatures. Two other plastic grades were designed for use in a range of polyolefin plastic resin applications, as they impart a desirable blue undertone to these resins. We have also developed a new paper laminate grade that we expect to introduce later this year designed to deliver higher opacity in this fast growing market segment.

         DEBOTTLENECK EXISTING FACILITIES. Increasing our production capacity with only moderate capital outlays continues to be a major goal. Without any new plant or new line construction, our production capacity has increased 20% over the last six years and we believe that our capacity can reach approximately 328,000 metric tons during 2004 as a result of additional debottlenecking that can be achieved through low cost capital investment.

         Our principal executive offices in the U.S. are located at 16825 Northchase Drive, Suite 1200, Houston, Texas 77060, and our telephone number is
(281) 423-3300. Our corporate headquarters in Europe are located at Peschstrasse 5, 51373 Leverkusen, Germany.

                               CORPORATE STRUCTURE

         We are a Delaware corporation registered in the commercial register of the Federal Republic of Germany, and our principal place of business is in Germany. We conduct our manufacturing and distribution operations through our principal subsidiaries, Kronos Titan GmbH & Co. OHG ("Kronos Germany"), Kronos Europe S.A./N.V. ("Kronos Belgium"), Kronos Norge A/S ("Kronos Norway"), Kronos Limited ("Kronos UK"), Kronos Denmark ApS ("Kronos Denmark") and Societe Industrielle Du Titane, S.A. ("Kronos France"). We are a wholly-owned subsidiary of Kronos, which in turn is a wholly-owned subsidiary of NL Industries, Inc. ("NL Industries"), the world's fifth largest producer of TiO(2). Kronos conducts its North American operations through its principal wholly-owned direct and indirect subsidiaries, Kronos Louisiana, Inc. ("Kronos Louisiana"), Kronos (US), Inc. ("Kronos USA") and Kronos Canada, Inc. ("Kronos Canada"). The following chart summarizes this corporate structure (ownership is 100% unless otherwise noted):

                                     [CHART]
----------

(a) 65% of the stock or other equity interests of these first-tier subsidiaries has been pledged to secure the new notes.

(b)      Borrowers under our subsidiaries' new E.80 million credit facility.

(c) 0.05% of Kronos Germany is held by NL Industries through its wholly-owned German subsidiary, NL Industries Chemie GmbH.

(d)      6% of Kronos France is held by minority shareholders.

         We are parties to various intercorporate agreements with Kronos and its affiliates, which are described under "Certain Relationships and Related Transactions."

                      CERTAIN TRANSACTIONS AND REFINANCING

         In April 2002, we completed an internal restructuring of our operations in which we transferred our Canadian operations to Kronos in contemplation of the offering of the old notes. Pursuant to GAAP, our financial statements were retroactively restated to exclude the assets, liabilities, results of operations and cash flows of such Canadian operations for all periods presented. See note 1 to the consolidated financial statements included elsewhere in this prospectus.

         We have implemented a refinancing of certain of our outstanding indebtedness. The sources of funds of this refinancing were:

         o        the offering of the old notes, and

         o entering into our subsidiaries' new E.80 million credit facility.

         As described in "Capitalization" and "Unaudited Pro Forma Financial Data," we used the net proceeds from the offering of the old notes, plus cash on hand, to repay a portion of our outstanding indebtedness owed to Kronos. We used a portion of the borrowing available to us under our subsidiaries' new credit facility, plus cash on hand, to repay our outstanding short-term notes payable to third parties.

         Immediately prior to the completion of the offering of the old notes, we had approximately $695 million of outstanding redeemable preferred stock and profit participation certificates (including cumulative and unpaid dividends thereon), all of which were held by Kronos and were redeemable at our option or Kronos' option. See note 16 to the consolidated financial statements included elsewhere in this prospectus. Following the completion of the offering of the old notes, we redeemed in non-cash transactions all such profit participation certificates in exchange for a portion of our outstanding notes receivable from affiliates (as discussed in the immediately following paragraph), and we converted the redeemable preferred stock into our common stock. The ultimate result of these transactions was that our stockholder's equity increased by an amount equal to the carrying value of all such redeemable preferred stock and profit participation certificates redeemed or converted into our common stock. See "Capitalization," "Unaudited Pro Forma Financial Data" and note 22 to the consolidated financial statements included elsewhere in this prospectus.

         Immediately prior to the completion of the offering of the old notes, we had approximately $753 million of outstanding notes receivable from affiliates, all of which were owed by either Kronos or NL Industries. Settlement of such notes receivable was not currently contemplated in the then foreseeable future, and consequently such notes receivable from affiliates were reported in our consolidated balance sheet as a reduction of our stockholder's equity in accordance with GAAP. See note 17 to the consolidated financial statements included elsewhere in this prospectus. Following the completion of the offering of the old notes, we transferred such notes receivable from affiliates to Kronos in non-cash transactions (by using a portion of them to redeem all of our outstanding profit participation certificates and using the remainder as consideration to redeem a portion of our outstanding common stock). Our reported stockholder's equity has not been affected to the extent that such notes receivable were used to redeem common stock. See "Capitalization," "Unaudited Pro Forma Financial Data" and note 22 to the consolidated financial statements included elsewhere in this prospectus.

                               THE EXCHANGE OFFER

         In the exchange offer, we are offering to exchange your old notes for new notes, which are identical in all material respects to the old notes, except that:

         o the new notes will be registered under the Securities Act of 1933, as amended (the "Securities Act");

         o the new notes will not contain transfer restrictions and registration rights that relate to the old notes; and

         o the new notes will not contain provisions relating to the payment of additional interest to be made to the holders of the old notes under circumstances related to the timing of the exchange offer.

         The summary below describes the principal terms of the exchange offer. The "Exchange Offer" section of this prospectus contains a more detailed description of the exchange offer.

Old Notes....................................................    On June 28, 2002, we  completed a private
                                                                 offering of E.285,000,000 aggregate
                                                                 principal amount of 8 7/8% senior secured
                                                                 notes due 2009, which we refer to in this
                                                                 prospectus as the old notes.

Registration Rights Agreement................................    Simultaneously with the sale of the old notes,
                                                                 we entered into a registration rights agreement,
                                                                 which provides for the exchange offer. The
                                                                 exchange offer satisfies your rights under the
                                                                 registration rights agreement. After the
                                                                 exchange offer is over, you will not be entitled
                                                                 to any exchange or registration rights with
                                                                 respect to your old notes, except under limited
                                                                 circumstances.

The Exchange Offer...........................................    We are offering to exchange the old notes for up
                                                                 to E.285,000,000 aggregate principal amount of
                                                                 8 7/8% senior secured notes due 2009 that have been
                                                                 registered under the Securities Act, which we
                                                                 refer to in this prospectus as the new notes.
                                                                 You may exchange old notes only in integral
                                                                 multiples of E.1,000 principal amount.

Expiration of the Exchange Offer.............................    The exchange offer will expire at 5:00 p.m.,
                                                                 New York City time, on November 18, 2002, or a
                                                                 later date and time to which we may extend it.

Withdrawal...................................................    You may withdraw your tender of old notes
                                                                 pursuant to the exchange offer at any time
                                                                 before the expiration of the exchange offer. We
                                                                 will return any old notes not accepted for
                                                                 exchange for any reason without expense to you
                                                                 promptly after the expiration or termination of
                                                                 the exchange offer.

Conditions to the Exchange Offer.............................    The exchange offer is subject to customary
                                                                 conditions, which we may waive. Please read "The
                                                                 Exchange Offer -- Conditions to the Exchange Offer"
                                                                 for more information regarding the conditions to
                                                                 the exchange offer.

Acceptance of Old Notes and Delivery of New Notes............    We will accept and exchange any and all old
                                                                 notes that are validly tendered in the exchange
                                                                 offer and not withdrawn before the exchange
                                                                 offer expires. The new notes will be delivered
                                                                 promptly following the exchange offer.

Resale of New Notes..........................................    We believe that the new notes issued pursuant to
                                                                 the exchange offer in exchange for old notes may
                                                                 be offered for resale, resold and otherwise
                                                                 transferred by you without compliance with the
                                                                 registration and prospectus delivery provisions
                                                                 of the Securities Act if:

                                                                 o        you are not our "affiliate" within the
                                                                          meaning of Rule 405 under the
                                                                          Securities Act;

                                                                 o        you are acquiring the new notes in the
                                                                          ordinary course of your business; and

                                                                 o        you have not engaged in, do not intend
                                                                          to engage in, and have no arrangement
                                                                          or understanding with any person to
                                                                          participate in, a distribution of the
                                                                          new notes.

                                                                 If you are an affiliate of ours, or are engaging
                                                                 in or intend to engage in, or have any arrangement
                                                                 or understanding with any person to participate in,
                                                                 a distribution of the new notes, then:

                                                                 o        you will not be permitted to tender old
                                                                          notes in the exchange offer; and

                                                                 o        you must comply with the registration and
                                                                          prospectus delivery requirements of the
                                                                          Securities Act in connection with any
                                                                          resale of the old notes.

                                                                 Each participating broker-dealer that receives new
                                                                 notes for its own account under the exchange offer
                                                                 in exchange for old notes that were acquired by the
                                                                 broker-dealer as a result of market-making or other
                                                                 trading activity must acknowledge that it will
                                                                 deliver a prospectus in connection with any resale of
                                                                 the new notes. See "Plan of Distribution."

Consequences of Failing to Exchange...........................   If you are a holder of old notes and you do not
                                                                 tender your old notes in the exchange offer,
                                                                 then you will continue to hold your old notes
                                                                 and will be entitled to all the rights and will
                                                                 be subject to

                                                                 all the limitations applicable to the old notes in the
                                                                 indenture. All untendered old notes will remain
                                                                 subject to the restrictions on transfer provided for
                                                                 in the old notes and in the indenture. Generally,
                                                                 untendered old notes will remain restricted
                                                                 securities and may not be offered or sold,
                                                                 unless registered under the Securities Act,
                                                                 except pursuant to an exemption from, or in a
                                                                 transaction not subject to, the Securities Act
                                                                 and applicable state securities laws. Other
                                                                 than in connection with the exchange offer, we
                                                                 do not currently anticipate that we will
                                                                 register the old notes under the Securities
                                                                 Act. The trading market for old notes could be
                                                                 adversely affected if some but not all of the
                                                                 old notes are tendered and accepted in the
                                                                 exchange offer.

Tax Considerations...........................................    The exchange of old notes for new notes in the
                                                                 exchange offer will not be a taxable event for
                                                                 U.S. federal income tax purposes. See "Certain
                                                                 Tax Considerations" for a more detailed
                                                                 description of the tax consequences of the
                                                                 exchange.

Use of Proceeds..............................................    We will not receive any cash proceeds from the
                                                                 issuance of new notes pursuant to the exchange
                                                                 offer.

Exchange Agent...............................................    The Bank of New York is the exchange agent for
                                                                 the exchange offer. The address and telephone
                                                                 number of the exchange agent are set forth under
                                                                 "The Exchange Offer -- Exchange Agent."

                                  THE NEW NOTES

         The new notes will evidence the same debt as the old notes and will be governed by the same indenture under which the old notes were issued. The summary below describes the principal terms of the new notes. The "Description of the New Notes" section of this prospectus contains a more detailed description of the terms and conditions of the new notes.

Issuer.....................................    Kronos International, Inc.

Securities Offered.........................    E.285,000,000 principal amount of 8 7/8% senior secured notes due 2009.

Maturity...................................    June 30, 2009.

Interest Rate..............................    8 7/8% per year (calculated using a 360-day year).

Interest Payment Dates.....................    June 30 and December 30, beginning on December 30, 2002.

Ranking....................................    The new notes will rank equally in right of payment with the old notes and with all of our senior debt and senior in right of payment to all of our subordinated debt. The new notes will be structurally subordinated to the debt and liabilities of our subsidiaries. As of
                                               June 30, 2002, our subsidiaries had approximately $218.5 million of debt and other liabilities (including approximately $49.9 million of deferred income taxes) recorded on our balance sheet, excluding approximately E.40 million ($40 million) that subsidiaries have available to borrow under a new credit facility. See "Capitalization."

Security...................................    The new notes will be secured by pledges in favor of the trustee for the new notes or a collateral agent on behalf of the holders of 65%
                                               of the stock or other equity interests of certain of our first-tier subsidiaries, which is the same collateral that secures the old notes.

Sinking Fund...............................    None.

Optional Redemption........................    We cannot redeem the new notes until December 30, 2005. On that date and thereafter we may redeem some or all of the new notes at the redemption prices listed in the "Description of the New Notes"
                                               section under the heading "Optional Redemption," plus accrued interest.

Optional Redemption After Public               At any time (which may be more than once) on or before June 30, 2005,
Equity Offerings...........................    we can choose to redeem up to 35% of the outstanding notes with money that we, Kronos or NL Industries raise in one or more public equity offerings, as long as:

                                               o       we pay 108.875% of the face amount of the outstanding notes, plus interest;

                                               o       we redeem the outstanding notes within 90 days of completing the public equity offering; and

                                               o       at least 65% of the aggregate principal amount of outstanding notes originally issued remains outstanding afterwards.

Change of Control Offer....................    If we undergo a change of control, we must give holders of the new notes the opportunity to sell us their notes at 101% of their face amount, plus accrued interest. See "Description of the New Notes --
                                               Repurchase at the Option of Holders upon Change of Control."

Asset Sale Proceeds........................    If we or our subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such sales in our business within a period of time, prepay senior debt or make an offer to purchase a principal amount of the new notes equal to the excess net cash proceeds. The purchase price of the new notes will be 100% of their principal amount, plus accrued interest. See "Description of the New Notes -- Certain Covenants -- Limitation on Asset Sales."

Restrictive Covenants......................    The indenture governing the new notes contains covenants limiting our
                                               (and most or all of our subsidiaries') ability to:

                                               o       incur additional debt or enter into sale and leaseback
                                                       transactions;

                                               o       pay dividends or distributions on our capital stock or
                                                       repurchase our capital stock;

                                               o       issue stock of subsidiaries;

                                               o       make certain investments;

                                               o       create liens on our assets to secure debt;

                                               o       enter into transactions with affiliates;

                                               o       merge or consolidate with another company; and

                                               o       transfer and sell assets.

                                               These covenants are subject to a number of important limitations and exceptions.

Absence of Market for the New Notes........    The new notes will be a new issue of securities with no established trading market. We will apply for the new notes to be listed on the
                                               Luxembourg Stock Exchange upon the completion of the exchange offer.
                                               However, we cannot provide any assurance as to the development or liquidity of any market for the new notes.

Risk Factors...............................    Investing in the new notes involves substantial risks. See "Risk
                                               Factors" for a description of certain of the risks you should consider before investing in the new notes.

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

         The historical income statement and cash flow data for the years ended December 31, 1999, 2000 and 2001, and the historical balance sheet data as of December 31, 2000 and 2001, have been derived from our audited consolidated financial statements. The historical income statement and cash flow data for the years ended December 31, 1997 and 1998, the six-month periods ended June 30, 2001 and 2002 and the historical balance sheet data as of December 31, 1997, 1998 and 1999 and as of June 30, 2001 and 2002, have been derived from our unaudited consolidated financial statements covering such periods. The summary historical data below should be read in conjunction with "Selected Historical Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus (except for the unconsolidated financial statements as of December 31, 1997, 1998 and 1999, and for the years ended December 31, 1997 and 1998, which are not included in this prospectus). We have derived the summary unaudited pro forma financial information below from the "Unaudited Pro Forma Condensed Consolidated Financial Statements," which include the detailed adjustments and assumptions used to prepare this information. Such summary unaudited pro forma financial information should be read in conjunction with such "Unaudited Pro Forma Condensed Consolidated Financial Statements" included elsewhere in this prospectus. While this pro forma information is based on adjustments we deem appropriate and that were factually supported based on currently available data, the pro forma information may not be indicative of what actual results would have been, nor does this information purport to present our financial results for future periods.

                                                                                    ACTUAL               PRO FORMA
                                                                        -------------------------------  ----------
                                                                                                         SIX MONTHS
                                                                         SIX MONTHS ENDED JUNE 30,         ENDED
                                                                        --------------------------        JUNE 30,
                                                                           2001            2002             2002
                                                                        ----------      ----------       ----------
                                                                           (in millions, except ratio information)
OPERATING DATA:
Net sales.........................................................      $    299.4      $    285.7       $    285.7
Operating income(a)...............................................            71.7            30.7             30.7
Income from continuing operations.................................            41.1            37.6              9.7
OTHER DATA:
Depreciation and amortization.....................................      $     12.2      $     12.8       $     12.8
EBITDA(b).........................................................            83.9            43.5             43.5
Net cash provided by operating activities.........................            18.2            35.8              N/A
Net cash used by investing activities.............................           (11.2)          (10.8)             N/A
Net cash used by financing activities.............................            (5.6)          (42.3)             N/A
Capital expenditures(c)...........................................            12.4             7.9              7.9
Ratio of EBITDA to interest.......................................             5.2x            2.1x             3.2x
Ratio of earnings to fixed charges(d).............................             3.0x            1.5x             2.2x
BALANCE SHEET DATA (AT PERIOD END):
Working capital(e)................................................      $    106.7      $    137.6       $    137.6
Total assets......................................................           529.4           573.1            573.1
Notes payable.....................................................            59.0              --               --
Long-term debt, including current maturities......................           476.8           325.0            325.0
Total liabilities.................................................           708.5           507.8            507.8
Redeemable preferred stock and profit participation certificates..           516.4           694.8               --
Stockholder's equity (deficit)....................................          (695.7)         (629.8)            65.0

                                                                                                         PRO FORMA-
                                                                                                         YEAR ENDED
                                                                                                          DECEMBER
                                                              ACTUAL-YEAR ENDED DECEMBER 31,                 31,
                                                   ----------------------------------------------------  ----------
                                                      1997      1998       1999       2000       2001       2001
                                                   ---------  --------   --------   --------   --------  ----------
                                                                 (in millions, except ratio information)
OPERATING DATA:
Net sales........................................  $   601.8  $  631.6   $  620.3   $  620.5   $  554.6  $    554.6
Operating income(a)..............................       43.2     100.0       90.5      146.1      123.8       123.8
Income (loss) from continuing operations.........      (88.6)     38.6       41.9       80.1      113.7        98.3
OTHER DATA:
Depreciation and amortization....................  $    29.9  $   29.7   $   28.4   $   24.1   $   24.1  $     24.1
EBITDA(b)........................................       73.1     129.7      118.9      170.2      146.4       146.4
Net cash provided by operating activities........       20.3       8.9       77.6       97.8       75.4         N/A
Net cash used by investing activities............      (23.3)    (17.6)     (26.9)     (26.6)     (27.9)        N/A
Net cash used by financing activities............       (4.6)     (1.6)     (10.2)     (96.1)     (52.8)        N/A
Capital expenditures(c)..........................       26.3      19.6       29.2       26.7       26.1        26.1
Ratio of EBITDA to interest......................        1.0x      1.9x       3.2x       5.6x       3.8x        5.4x
Ratio of earnings to fixed charges(d)............         --       1.8x       1.3x       3.5x       1.8x        4.9x
BALANCE SHEET DATA (AT PERIOD END):
Working capital(e)...............................  $    63.9  $   79.5   $   70.6   $   73.0   $  101.5         N/A
Total assets.....................................      564.5     626.5      580.4      530.1      532.5         N/A
Notes payable....................................       14.0      36.4       57.1       70.0       46.2         N/A
Long-term debt, including current maturities.....      756.2     549.7      244.5      196.1      482.9         N/A
Total liabilities................................    1,007.1     833.3      533.9      452.6      692.3         N/A
Redeemable preferred stock and profit
    participation certificates...................         --        --      489.1      504.9      617.4         N/A
Stockholder's deficit............................     (442.9)   (207.1)    (442.9)    (427.7)    (777.5)        N/A

----------

(a) Operating income is defined as income before income taxes, minority interest, interest expense, interest expense to affiliates, certain nonrecurring items and certain general corporate items. Corporate items excluded from operating income include corporate expense, interest income from affiliates, gains and losses from the disposal of long-lived assets outside of the ordinary course of business and currency transaction gains and losses related to our U.S. dollar-denominated note payable to Kronos. See note 3 to the consolidated financial statements included elsewhere in this prospectus.

(b) EBITDA, as presented, represents operating income plus depreciation and amortization expense less other general corporate expenses, net, of $1.5 million in 2001. EBITDA is presented as a supplement to our operating income and cash flow from operations because we believe that EBITDA is a widely accepted financial indicator of cash flows and the ability to service debt. EBITDA should not be considered as an alternative to, or more meaningful than, operating income or net income determined under GAAP as an indicator of our operating performance, or cash flows from operating, investing and financing activities determined under GAAP as a measure of liquidity. EBITDA is not intended to depict funds available for reinvestment or other discretionary uses, as we have significant debt requirements and other commitments. Investors should consider certain factors in evaluating our EBITDA, including interest expense, income taxes, noncash income and expense items, changes in assets and liabilities, capital expenditures and other items included in GAAP cash flows as well as future debt repayment requirements and other commitments, including those described in our consolidated financial statements included elsewhere in this prospectus. We believe that the trend of our EBITDA is consistent with the trend of our GAAP operating income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of operating income and cash flows during the last three years and our outlook. EBITDA as a measure of our performance may not be comparable to similarly titled captions of other companies due to potential differences in the method of calculation.

(c) Capital expenditures in 2001 and the six months ended June 30, 2001 and June 30, 2002 exclude an aggregate of $22.3 million, $3.4 million and $2.2 million, respectively, related to the rebuilding of our Leverkusen, Germany sulfate plant destroyed by fire, substantially all of which was reimbursed by insurance proceeds. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Investing cash flow" and note 14 to the consolidated financial statements included elsewhere in this prospectus.

(d) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense, interest portion of rent expense, capitalized interest and preferred dividends and accretion. Our earnings were insufficient to cover total fixed charges in 1997. The coverage deficiency was $84.2 million.

(e)      Calculated as current assets less current liabilities.

                                  RISK FACTORS

         Before you decide to exchange your old notes for new notes, you should carefully consider the following factors in addition to the other information contained in this prospectus.

                       RISKS RELATED TO THE EXCHANGE OFFER

YOU MAY HAVE DIFFICULTY SELLING THE OLD NOTES THAT YOU DO NOT EXCHANGE.

         If you do not exchange your old notes for the new notes offered in this exchange offer, then you will continue to be subject to transfer restrictions of your old notes. Those transfer restrictions are described in the indenture governing the new notes and in the legend contained on the old notes, and arose because we originally issued the old notes under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act.

         In general, you may offer or sell your old notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not intend to register the old notes under the Securities Act.

         If a large number of old notes are exchanged for new notes issued in the exchange offer, then it may be more difficult for you to sell your unexchanged old notes. In addition, if you do not exchange your old notes in the exchange offer, then you will no longer be entitled to have those notes registered under the Securities Act.

         See "The Exchange Offer -- Consequences of Failing to Exchange Old Notes" for a discussion of the possible consequences of failing to exchange your old notes.

         Each of the risks described in this section with respect to the new notes is equally applicable to the old notes.

                           RISKS RELATED TO THE NOTES

OUR LEVERAGE MAY IMPAIR OUR FINANCIAL CONDITION.

         We currently have a significant amount of debt. As of June 30, 2002, our total consolidated debt was $325.0 million. See "Capitalization" for additional information.

         Our level of debt could have important consequences to you, including:

         o making it more difficult for us to satisfy our obligations with respect to the notes;

         o increasing our vulnerability to adverse general economic and industry conditions;

         o requiring that a substantial portion of our cash flow from operations be used for the payment of interest on our debt, therefore reducing our ability to use our cash flow to fund working capital, capital expenditures, acquisitions and general corporate requirements;

         o limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions and general corporate requirements;

         o limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

         o placing us at a competitive disadvantage relative to other less leveraged competitors.

         Subject to specified limitations, the indenture permits us and our subsidiaries to incur additional debt, including secured debt that may be secured by the collateral on a pari passu basis. In addition, our subsidiaries have unused borrowing availability of approximately $40 million under our subsidiaries' new credit facility, subject to certain tests, all of which borrowings would be senior, structurally, to the notes and would be secured by substantially all of the current assets of such subsidiaries. If new debt is added to our and our subsidiaries' current debt levels, then the related risks that we and they now face could intensify. See "Description of Our Subsidiaries' New Credit Facility" for additional information.

THE NOTES ARE SECURED ONLY BY PLEDGES OF 65% OF THE STOCK OR OTHER EQUITY INTERESTS OF CERTAIN OF OUR FIRST-TIER SUBSIDIARIES, AND ASSETS OF OUR SUBSIDIARIES WILL FIRST BE APPLIED TO REPAY INDEBTEDNESS AND LIABILITIES OF OUR SUBSIDIARIES AND MAY NOT BE SUFFICIENT TO REPAY THE NOTES.

         The notes are secured only by pledges of 65% of the stock or other equity interests of certain of our first-tier subsidiaries. Each of the stock pledges securing the notes has been made in favor of the trustee or a collateral agent appointed under the indenture governing the notes and is governed by the local law of Denmark, France, Germany and the United Kingdom, as applicable, the jurisdictions where our pledged subsidiaries are formed. As a result, the validity of those pledges and the ability of the trustee or a collateral agent, as applicable, or noteholders to realize any benefits associated with the pledged shares may be limited under applicable local law as any action to enforce the stock pledges must be taken under the laws of the applicable jurisdiction and such laws may differ in significant respects from the laws of the United States. The rights of the trustee or a collateral agent, as applicable, or the noteholders to foreclose upon and sell the pledged shares upon the occurrence of a default will be subject to limitations under applicable local bankruptcy laws if a bankruptcy proceeding were commenced against us or our subsidiaries. Any delay or inability to realize any benefit associated with the security interest in any jurisdiction or the application of local bankruptcy laws that are contrary to noteholders' interests could have a material adverse effect on the security interest we have granted in our subsidiaries and could result in an inability to realize the full value of the share pledges entered into in connection with the issuance of the notes.

         In addition to the foregoing, the old notes are and the new notes will be effectively subordinated in right of payment to all of the indebtedness and other liabilities of our subsidiaries, which were approximately $218.5 million (including approximately $49.9 million in deferred income taxes) recorded on our historical balance sheet at June 30, 2002. Furthermore, our debt under our subsidiaries' new credit facility is secured by liens on substantially all of the current assets of our subsidiaries. The notes do not have the benefit of this collateral, nor any other assets of our subsidiaries. Accordingly, if an event of default occurs under our subsidiaries' new credit facility, the lenders under our subsidiaries' new credit facility will have a right to such assets and may foreclose upon the collateral. In that case, such assets would first be used to repay in full amounts outstanding under our subsidiaries' new credit facility and may not be available to repay the notes. In the event of a bankruptcy event affecting any of our subsidiaries, local bankruptcy law would be likely to apply. In general, such local bankruptcy law affords significant protection for senior secured creditors, and there can be no assurance that, in the event of a bankruptcy event, such creditors could not take actions that would materially and adversely affect the value of our ongoing business and the equity value of such subsidiaries. The remaining value, if any, of our assets may not be sufficient to repay the notes.

SERVICING OUR DEBT WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH AND OUR ABILITY TO GENERATE SUFFICIENT CASH DEPENDS ON MANY FACTORS, SOME OF WHICH ARE BEYOND OUR CONTROL.

         Our ability to make payments on and refinance our debt and to fund planned capital expenditures depends on our future ability to generate cash flow. To some extent, this is subject to general economic, financial, competitive, legislative and regulatory and other factors that are beyond our control. In addition, our ability to borrow funds under our subsidiaries' new credit facility in the future will depend on these subsidiaries' ability to maintain specified financial ratios and satisfy certain financial covenants contained in the credit agreement for our subsidiaries' new credit facility. As of June 30, 2002, approximately $40 million was available for general corporate purposes borrowing under our subsidiaries' new credit facility. We cannot assure you that our business will generate cash flow from operations or that future borrowings will be available to us under our subsidiaries' new credit facility in an amount sufficient to enable us to pay our debt or to fund other liquidity needs. As a result, we may need to refinance all or a portion of our debt before maturity, and it is likely that we will need to refinance all or a portion of our debt on maturity. Our subsidiaries' new three-year credit facility matures in 2005. We cannot assure you that we will be able to refinance any of our debt on favorable terms, if at all. Any inability to generate sufficient cash flow or refinance our debt on favorable terms could have a material adverse effect on our financial condition.

COVENANT RESTRICTIONS UNDER OUR SUBSIDIARIES' NEW CREDIT FACILITY AND THE INDENTURE MAY LIMIT OUR ABILITY TO OPERATE OUR BUSINESS.

         Our subsidiaries' new credit facility and the indenture governing the notes contain, among other things, covenants that may restrict our ability to finance future operations or capital needs or to engage in other business activities. Our subsidiaries' new credit facility and the indenture restrict, among other things, our ability and the ability of our restricted subsidiaries to:

         o        borrow money, pay dividends or make distributions;

         o        purchase or redeem stock;

         o        make investments and extend credit;

         o        engage in transactions with affiliates;

         o        engage in sale-leaseback transactions;

         o        freely distribute the proceeds from certain asset sales;

         o effect a consolidation or merger or sell, transfer, lease or otherwise dispose of all or substantially all of our assets; and

         o        create liens on our assets.

         In addition, our subsidiaries' new credit facility requires these subsidiaries to maintain specified financial ratios and satisfy certain financial condition tests, which may require that action be taken to reduce debt or to act in a manner contrary to our business objectives. Events beyond our control, including changes in general business and economic conditions, may affect our ability to meet those financial ratios and financial condition tests. We cannot assure you that we will meet those tests or that the lenders will waive any failure to meet those tests. A breach of any of these covenants would result in a default under our subsidiaries' new credit facility and any resulting acceleration under the credit facility may result in a default under the indenture. If an event of default under our subsidiaries' new credit facility occurs, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. See "Description of Our Subsidiaries' New Credit Facility" and "Description of the New Notes" for additional information.

IF OUR SUBSIDIARIES DO NOT MAKE SUFFICIENT DISTRIBUTIONS TO US, WE WILL NOT BE ABLE TO MAKE PAYMENTS ON OUR DEBT, INCLUDING THE NOTES.

         Our assets consist primarily of investments in our operating subsidiaries. Our cash flow and our ability to service indebtedness, including our ability to pay the interest on and principal of the notes, depend upon cash dividends and distributions or other transfers from our subsidiaries. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to restrictions on or taxation of dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate, and any restrictions imposed by the current and future debt instruments of our subsidiaries. Such payments to us by our subsidiaries are contingent upon our subsidiaries' earnings.

         Our subsidiaries are separate and distinct legal entities that have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefor, whether by dividends, loans, distributions or other payments, and do not guarantee the payment of interest on, or principal of, the notes. Any right that we have to receive any assets of any of our subsidiaries upon the liquidation or reorganization of any such subsidiary, and the consequent right of holders of the notes to realize proceeds from the sale of such assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors and holders of debt issued by the subsidiary.

NO PUBLIC MARKET EXISTS FOR THE NEW NOTES, AND ANY MARKET FOR THE NEW NOTES MAY BE ILLIQUID.

         The new notes are a new issue of securities with no established trading market. We will apply to list the new notes on the Luxembourg Stock Exchange. The initial purchasers of the old notes have informed us that they intend to make a market in the new notes. However, the initial purchasers are not obligated to do so, and may cease market-making activities at any time. Accordingly, we cannot give any assurance as to:

         o the likelihood that an active market for the new notes will develop;

         o        the liquidity of any such market;

         o        the ability of holders to sell their new notes; or

         o the prices that holders may obtain for their new notes upon any sale.

         In addition, the liquidity of the trading market for the new notes, if any, and the market price quoted for the new notes, will depend on many factors, including our operating results, the market for similar securities, currency exchange rates and interest rates. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. We cannot guarantee that the market for the new notes will not be subject to similar disruptions or that any such disruptions will not have an adverse effect on the value or marketability of the new notes.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

         Upon a change of control, we are required to offer to repurchase all outstanding notes at 101% of the face amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. The source of funds for any such purchase of notes will be our available cash or cash generated from our subsidiaries' operations or other sources, including borrowing, sales of assets or sales of equity. We cannot assure you that sufficient funds will be available at the time of any change of control to make any required repurchases of notes tendered. If the holders of the notes exercise their right to require us to repurchase all of the notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change of control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the notes. See "Description of the New Notes -- Change of Control" and "Description of Our Subsidiaries' New Credit Facility" for additional information.

                          RISKS RELATED TO OUR BUSINESS

DEMAND FOR OUR PRODUCTS IS CYCLICAL AND WE MAY EXPERIENCE PROLONGED DEPRESSED MARKET CONDITIONS FOR OUR PRODUCTS, WHICH MAY ADVERSELY AFFECT OUR ABILITY TO MAKE PAYMENTS ON THE NOTES.

         Substantially all of our revenue is attributable to sales of TiO(2), the price of which has been historically cyclical and sensitive to relative changes in supply and demand and general market and economic conditions. Historically, the market for TiO(2) has experienced alternating periods of tight supply, causing prices and profit margins to increase, followed by periods of oversupply and declining prices and profit margins. Recently, our markets are experiencing periods of oversupply due to a global economic downturn, which has contributed to depressed pricing of our products in these markets. We cannot guarantee that future growth in demand for these products will be sufficient to alleviate any existing or future conditions of excess industry capacity or that such conditions will not be sustained or further aggravated by anticipated or unanticipated changes in economic conditions, capacity additions or other events.

WE SELL OUR PRODUCTS IN A MATURE AND HIGHLY COMPETITIVE INDUSTRY AND FACE PRICE PRESSURE IN THE MARKETS IN WHICH WE OPERATE.

         The global markets in which we operate our business are highly competitive. Competition is based on a number of factors, such as price, product quality and service. Some of our competitors may be able to drive down prices for our products because they have costs that are lower than ours. In addition, some of our competitors may have greater financial, technological and other resources than ours, and may be better able to withstand changes in market conditions. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. Further, consolidation of our competitors or customers in any of the industries in which we compete may have an adverse effect on us. The occurrence of any of these events could have a material adverse effect on our business, financial condition, results of operations or cash flows.

WE ARE SUBJECT TO MANY ENVIRONMENTAL AND SAFETY REGULATIONS THAT MAY RESULT IN UNANTICIPATED COSTS OR LIABILITIES.

         We are subject to extensive laws, regulations, rules and ordinances relating to pollution, the protection of the environment and the use or cleanup of hazardous substances and wastes. We may incur substantial costs, including fines, damages and criminal penalties or civil sanctions, or experience interruptions in our operations for actual or alleged violations or compliance requirements arising under environmental laws. Our operations could result in violations under environmental laws, including spills or other releases of hazardous substances to the environment. Some of our operating facilities are in densely populated urban areas or in industrial areas adjacent to other operating facilities. In the event of a catastrophic incident, we could incur material costs as a result of addressing such an event and in implementing measures to prevent such incidents. Given the nature of our business, violations of environmental laws may result in restrictions imposed on our operating activities, substantial fines, penalties, damages or other costs, including as a result of private litigation, any of which could have a material adverse effect on our business, financial condition, results of operations or cash flows. See "Business -- Regulatory and Environmental Matters" and "-- Legal Proceedings."

         In addition, we could incur significant expenditures to comply with existing or future environmental laws. Capital expenditures and, to a lesser extent, costs and operating expenses relating to environmental matters will be subject to evolving regulatory requirements and will depend on the timing of promulgation and enforcement of specific standards that impose requirements on our operations. We cannot, therefore, assure you that capital expenditures beyond those currently anticipated will not be required under environmental laws. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE HAVE A LIMITED NUMBER OF SUPPLIERS FOR SOME OF OUR RAW MATERIALS, WHICH COULD NEGATIVELY AFFECT US.

         We have a limited number of suppliers for some of our raw materials, and the number of sources for and availability of certain raw materials is specific to the particular geographical region in which a facility is located. In addition, in 2001, we purchased titanium-bearing ores from three suppliers under multiple-year agreements. If one of these suppliers were unable to meet its obligations under present supply arrangements, we could suffer reduced supplies or be forced to incur increased prices for our raw materials.

IF WE ARE UNABLE TO MAINTAIN OUR RELATIONSHIP WITH KRONOS AND ITS AFFILIATES, WE MAY NOT BE ABLE TO REPLACE ON FAVORABLE TERMS OUR CONTRACTS WITH THEM AND FACILITIES THAT THEY PROVIDE, IF AT ALL.

         We have entered into and intend to continue to enter into certain agreements, including service, supply and buy/sell agreements, with Kronos and its affiliates. If Kronos or any of its affiliates fails to perform its obligations under any of these agreements, or if any of these agreements terminate or we are otherwise unable to obtain the benefits thereunder for any reason, there could be a material adverse effect on our business, financial condition, results of operations or cash flows if we are unable to obtain similar agreements on the same terms from third parties. See "Certain Relationships and Related Transactions."

KRONOS AND ITS AFFILIATES MAY HAVE CONFLICTS OF INTEREST WITH US, AND THESE CONFLICTS COULD ADVERSELY AFFECT OUR BUSINESS.

         For so long as Kronos and its affiliates retain their direct and indirect ownership interests in KII, conflicts of interest could arise with respect to transactions involving business dealings between us and them, potential acquisitions of business or properties, the issuance of additional securities, our payment of dividends and other matters. In addition, affiliates of Kronos are also engaged in the business of producing and selling TiO(2) and may compete with us. See "Description of the New Notes -- Certain Covenants -- Limitations on Transactions with Affiliates."

WE COULD BE ADVERSELY AFFECTED IF NL INDUSTRIES SUFFERS ADVERSE CONSEQUENCES FROM LAWSUITS.

         We are wholly-owned by Kronos, which in turn is wholly-owned by NL Industries, a publicly-held corporation subject to the reporting and disclosure requirements of the Securities and Exchange Commission or the "SEC." NL Industries is a defendant in numerous lawsuits, including environmental claims and claims involving the past manufacture and sale in the United States of lead pigments for use in paint for buildings, all as disclosed in NL Industries' filings with the SEC. Neither we nor our subsidiaries has ever been named as a defendant in any of such lawsuits against NL Industries. Nevertheless, judgments against NL Industries in litigation could have adverse consequences for us and holders of the notes. Such events could impose economic hardships on NL Industries, which in turn could make future financings, including bank borrowings, more difficult for Kronos and for us and also could adversely affect our customers' perceptions of us as an affiliate of NL Industries. In addition, judgments against NL Industries might force NL Industries to divest its equity ownership of Kronos or us to raise cash, which could result in a change of control of us. See "Description of the New Notes -- Change of Control" for additional information.

TERRORIST ATTACKS, SUCH AS THE ATTACKS IN NEW YORK AND WASHINGTON, D.C. ON SEPTEMBER 11, 2001, AND OTHER ATTACKS OR ACTS OF WAR, MAY ADVERSELY AFFECT THE MARKETS IN WHICH WE OPERATE, OUR OPERATIONS AND OUR PROFITABILITY.

         On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scope. These attacks caused major instability in the U.S. and other financial markets. Leaders of the U.S. government have announced their intention to actively pursue those behind the attacks and to possibly initiate broader action against global terrorism. The attacks and any response may lead to armed hostilities or further acts of terrorism in the United States or elsewhere, and such developments would likely cause further instability in financial markets. In addition, armed hostilities and further acts of terrorism may directly impact our physical facilities and operations, which are located in Europe, or those of our customers. Furthermore, the recent terrorist attacks and future developments may result in reduced demand from our customers for our products or disruption of supplies of raw materials. These developments may subject our operations to increased risks and, depending on their magnitude, could have a material adverse effect on our business and your investment.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY INTERNATIONAL OPERATIONS AND FLUCTUATIONS IN CURRENCY EXCHANGE RATES.

         We conduct all of our business in several foreign jurisdictions and are subject to risks normally associated with international operations. These risks include the need to convert currencies that we may receive for some of our products into currencies required to pay some of our debt, or into currencies in which we purchase certain raw materials or pay for certain services, all of which could result in a gain or loss depending on fluctuations in exchange rates. Other risks of international operations include trade barriers, tariffs, exchange controls, national and regional labor strikes, social and political risks, general economic risks, required compliance with a variety of foreign laws, including tax laws, and the difficulty in enforcing agreements and collecting receivables through foreign legal systems.

IF OUR PATENTS ARE DECLARED INVALID OR OUR TRADE SECRETS BECOME KNOWN TO COMPETITORS, OUR ABILITY TO COMPETE MAY BE ADVERSELY AFFECTED.

         Protection of our proprietary processes, apparatuses and other technology is important to our business. Consequently, we rely on judicial enforcement for protection of our patents, and there can be no assurance that any of our patents will not be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, if any pending patent application filed by us does not result in an issued patent, or if patents are issued to us, but such patents do not provide meaningful protection of our intellectual property, then the use of any such intellectual property by our competitors could have a material adverse effect on our business, financial condition, results of operations or cash flows. Additionally, our competitors or other third parties may obtain patents that restrict or preclude our ability to lawfully produce or sell our products in a competitive manner, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

         We also rely on unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. Although it is our policy to enter into confidentiality agreements with our employees and third parties to protect our intellectual property, because these confidentiality agreements may be breached, such agreements may not provide meaningful protection for our trade secrets or proprietary know-how, or adequate remedies may not be available in the event of an unauthorized use or disclosure of such trade secrets and know-how. In addition, others could obtain knowledge of such trade secrets through independent development or other access by legal means. The failure of our patents or confidentiality agreements to protect our processes, apparatuses, technology, trade secrets or proprietary know-how could have a material adverse effect on our business, financial condition, results of operations or cash flows.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

         When we issued the old notes on June 28, 2002, we entered into a registration rights agreement with the initial purchasers of the old notes. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part. Under the registration rights agreement, we agreed to:

         o file and cause to become effective a registration statement with respect to an offer to exchange the old notes for new notes that have been registered under the Securities Act; or

         o file and cause to become effective a shelf registration statement with respect to the resale of the old notes.

         If we complete the exchange offer within 300 days after the issuance of the old notes, then we will satisfy those requirements under the registration rights agreements. If we do not complete the exchange offer within 300 days of the issuance of the old notes and a shelf registration statement has not been declared effective, then we will be required to pay additional interest to the holders of the old notes.

TERMS OF THE EXCHANGE OFFER

         As of the date of this prospectus, E.285.0 million aggregate principal amount of the old notes are outstanding. This prospectus and the accompanying letter of transmittal together constitute the exchange offer. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

         Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn before expiration of the exchange offer. We will issue E.1,000 principal amount of new notes in exchange for each E.1,000 principal amount of old notes surrendered under the exchange offer.

         Old notes may be tendered only in integral multiples of E.1,000. The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

         The form and terms of the new notes will be substantially identical to the form and terms of the old notes, except that the new notes:

         o        will be registered under the Securities Act;

         o will not contain transfer restrictions and registration rights that relate to the old notes; and

         o will not contain provisions relating to the payment of additional interest to be made to the holders of the old notes under circumstances related to the timing of the exchange offer.

         The new notes will evidence the same debt as the old notes. The new notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. For a description of the indenture, see "Description of the New Notes."

         In connection with the exchange offer, holders of the old notes do not have any appraisal or dissenters' rights under applicable law or the Indenture. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC. The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws, or other applicable laws, of the jurisdiction.

         Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. It is important that you read
"-- Fees and Expenses" for more details regarding fees and expenses incurred in the exchange offer.

         We expressly reserve the right, in our sole discretion:

         o        to extend the expiration date;

         o        to delay accepting any old notes;

         o if any of the conditions set forth below under "-- Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer and not accept any notes for exchange; and

         o        to amend the exchange offer in any manner.

         We will give written and oral notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by public announcement, and, in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

         During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them as promptly as practicable after the expiration or termination of the exchange offer.

EXPIRATION OF THE EXCHANGE OFFER

         The exchange offer will expire at 5:00 p.m., New York City time, on November 18, 2002. We can extend the exchange offer in our sole discretion, in which case the term "expiration date" shall mean the latest date and time to which we extend the exchange offer.

CONDITIONS TO THE EXCHANGE OFFER

         Despite any other term of the exchange offer, we will not be required to accept for exchange any old notes or to issue new notes in the exchange offer. We may terminate or amend the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

         o the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC;

         o any action or proceeding has been instituted or threatened in any court or by any governmental agency with respect to the exchange offer that would reasonably be expected to impair our ability to proceed with the exchange offer, or a material adverse development has occurred in any existing action or proceeding that relates to us; and

         o we have not obtained all governmental approvals that we deem necessary for the consummation of the exchange offer.

         We will not be obligated to accept for exchange any old notes that are not validly tendered in accordance with the exchange offer.

         These conditions are solely for our benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times in our sole discretion. We may waive the preceding conditions in whole or in part at any time or from time to time in our sole discretion. If we do so, the exchange offer will remain open for at least three business days following the waiver of any of the preceding conditions. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of that right. Each of these rights will be deemed an ongoing right that we may assert at any time or at various times.

         We will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any old notes, if at that time a stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING

         We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. Because all the old notes are held in book-entry accounts maintained by the exchange agent at Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), or Clearstream Banking, Societe Anonyme, Luxembourg ("Clearstream"), a holder need not submit a letter of transmittal if the holder tenders old notes in accordance with the procedures mandated by Euroclear or Clearstream, as the case may be. To tender old notes without submitting a letter of transmittal, the electronic instructions sent to Euroclear or Clearstream and transmitted to the exchange agent must contain your acknowledgment of receipt of and your agreement to be bound by and to make all of the representations contained in the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and delivered as described in this prospectus.

         To tender in the exchange offer, a holder must comply with the procedures of Euroclear or Clearstream, as applicable, and either:

         o complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter is transmittal so requires; and deliver the letter of transmittal or facsimile to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date; or

         o in lieu of delivering a letter of transmittal, instruct Euroclear or Clearstream, as the case may be, to transmit on behalf of the holder an agent's message to the exchange agent, which agent's message must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

         In addition, either:

         o the exchange agent must receive the certificates for the old notes along with the letter of transmittal; or

         o the exchange agent must receive, before the expiration date, timely confirmation of the book-entry transfer of the old notes being tendered into the exchange agent's account at Euroclear or Clearstream according to the procedure for book-entry described below, along with the letter of transmittal or an agent's message.

         The term "agent's message" means a message, transmitted by Euroclear or Clearstream and received by the exchange agent, which states that Euroclear or Clearstream has received an express acknowledgment from a participant tendering old notes that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

         To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under "-- Exchange Agent" before the expiration of the exchange offer. To receive confirmation of valid tender of old notes, a holder should contact the exchange agent at the telephone number listed under "-- Exchange Agent."

         The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Only a registered holder of old notes may tender the old notes in the exchange offer. If a holder completing a letter of transmittal tenders less than all of the old notes held by that holder, then that tendering holder should fill in the applicable box of the letter of transmittal. The amount of old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

         If old notes, the letter of transmittal or any other required documents are physically delivered to the exchange agent, the method of delivery is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before expiration of the exchange offer. Holders should not send the letter of transmittal or old notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

         Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If the beneficial owner wishes to tender on its own behalf, then it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

         o make appropriate arrangements to register ownership of the old notes in the owner's name; or

         o obtain a properly completed bond power from the registered holder of old notes.

         The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

         If the applicable letter of transmittal is signed by the record holder(s) of the old notes tendered, then the signature must correspond with the name(s) written on the face of the old note without alteration, enlargement or any change whatsoever. If the applicable letter of transmittal is signed by a participant in Euroclear or Clearstream, as applicable, then the signature must correspond with the name as it appears on the security position listing as the holder of the old notes.

         Except as set forth below, a signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution.

         Eligible guarantor institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible guarantor institution if the old notes are tendered:

         o by a registered holder of old notes who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

         o        for the account of an eligible institution.

         If the letter of transmittal is signed by a person other than the registered holder of any old notes, then the old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

         If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, then these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

         We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

         Unless waived, holders of old notes must cure any defects or irregularities in connection with tenders of old notes within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of old notes will not be deemed made until those defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

         By signing the letter of transmittal, or causing Euroclear or Clearstream, as applicable, to transmit an agent's message to the exchange agent, each tendering holder of old notes will represent to us that, among other things:

         o any new notes that the holder receives will be acquired in the ordinary course of its business;

         o the holder has no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

         o if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the new notes;

         o if the holder is a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of those new notes (see "Plan of Distribution"); and

         o the holder is not our "affiliate," as defined in Rule 405 of the Securities Act, or, if the holder is our affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

         If any holder or any such other person is our "affiliate," or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the new notes to be acquired in the exchange offer, then that holder or any such other person:

         o may not rely on the applicable interpretations of the staff of the SEC;

         o is not entitled and will not be permitted to tender old notes in the exchange offer; and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

         Each broker-dealer who acquired its old notes as a result of market-making activities or other trading activities and thereafter receives new notes issued for its own account in the exchange offer, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes issued in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

         Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes registered under the Securities Act. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "-- Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before we are required to accept any old notes for exchange.

         For each old note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered old note. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid on the old notes, from the date of issuance of the old notes. Old notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Under the registration rights agreement, we may be required to make additional payments of additional interest to the holders of the old notes under circumstances relating to the timing of exchange offer.

         In all cases, we will issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent has timely received:

         o the certificates representing the old notes, or a timely confirmation from Euroclear or Clearstream of book-entry transfer of the old notes into the exchange agent's account;

         o a properly completed and duly executed letter of transmittal, or in the case of a book-entry tender, a properly transmitted agent's message; and

         o        all other required documents.

BOOK-ENTRY TRANSFER

         The exchange agent has advised us that it will establish an account with respect to the old notes at Euroclear and Clearstream as book-entry transfer facilities, for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer the old notes into the exchange agent's account at the facility in accordance with the facility's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the facility, a properly completed and duly executed letter of transmittal or an agent's message, and any other required documents, must nonetheless be transmitted to, and received by, the exchange agent at the address set forth below under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date.

WITHDRAWAL OF TENDERS

         Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time before expiration of the exchange offer.

         For a withdrawal to be effective, the exchange agent must receive a notice of withdrawal transmitted by Euroclear or Clearstream on behalf of the holder in accordance with the standard operating procedures of Euroclear or Clearstream, or a written notice of withdrawal, which may be by telegram, facsimile transmission or letter, at one of the addresses set forth below under "-- Exchange Agent."

         Any notice of withdrawal must:

         o specify the name of the person who tendered the old notes to be withdrawn;

         o identify the old notes to be withdrawn, including the principal amount of the old notes to be withdrawn; and

         o where certificates for old notes have been transmitted, specify the name in which the old notes were registered, if different from that of the withdrawing holder.

         If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, the withdrawing holder must also submit:

         o the serial numbers of the particular certificates to be withdrawn; and

         o a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the withdrawing holder is an eligible institution.

         If old notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at Euroclear or Clearstream, as applicable, to be credited with the withdrawn old notes and otherwise comply with the procedures of the facility.

         We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. We will return any old notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder. You may retender properly withdrawn old notes by following one of the procedures described under "-- Procedures for Tendering" above at any time on or before expiration of the exchange offer.

EXCHANGE AGENT

         The Bank of New York has been appointed as exchange agent for the exchange offer. All executed letters of transmittal should be delivered to our exchange agent at the address set forth below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent addressed as follows:

             By Registered Mail, Hand Delivery or Overnight Courier:

                              The Bank of New York
                               Lower Ground Floor
                                30 Cannon Street
                                     London
                                    EC4M 6XH
                              Attn: Julie McCarthy

                             For Information, Call:
                            011 44 (207) 964-6513 or
                              011 44 (207) 964-7235

                           By Facsimile Transmission:
                        (for Eligible Institutions Only)
                            011 44 (207) 964-6369 or
                              011 44 (207) 964-7294

                              Confirm by Telephone:
                              011 44 (207) 964-7235

         Delivery of the letter of transmittal to an address other than as shown above or transmission of the letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

FEES AND EXPENSES

         We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

         We will pay the cash expenses to be incurred in connection with the exchange offer, including the following:

         o        SEC registration fees;

         o        fees and expenses of the exchange agent and trustee;

         o        our accounting and legal fees; and

         o        our printing and mailing costs.

TRANSFER TAXES

         We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. A tendering holder of old notes, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

         o certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

         o new notes are to be delivered to, or issued in the name of, any person other than the registered holder of the old notes;

         o tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

         o a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

         If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, then the amount of any transfer taxes will be billed to the tendering holder.

ACCOUNTING TREATMENT

         We will record the new notes in our accounting records at the same carrying value as the old notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. The expenses of the exchange offer will be amortized over the term of the new notes.

RESALE OF NEW NOTES

         Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that new notes issued under the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any old note holder without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act if:

         o the holder is not our "affiliate" within the meaning of Rule 405 under the Securities Act;

         o the new notes are acquired in the ordinary course of the holder's business; and

         o the holder does not intend to participate in a distribution of the new notes.

         Any holder who exchanges old notes in the exchange offer with the intention of participating in any manner in a distribution of the new notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

         This prospectus may be used for an offer to resell, resale or other retransfer of new notes. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Please read "Plan of Distribution" for more details regarding the transfer of new notes.

CONSEQUENCES OF FAILING TO EXCHANGE OLD NOTES

         Holders who desire to tender their old notes in exchange for new notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent is under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange.

         Old notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legend on the old notes and in the offering memorandum dated June 19, 2002, relating to the old notes. Except in limited circumstances with respect to specific types of holders of old notes, we will have no further obligation to provide for the registration under the Securities Act of such old notes. In general, old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not anticipate that we will take any action to register the untendered old notes under the Securities Act or under any state securities laws.

         Upon completion of the exchange offer, holders of the old notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

         Old notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to the old notes and the new notes. Holders of the new notes and any old notes that remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

                                 USE OF PROCEEDS

         We will not receive any cash proceeds from the issuance of the new notes under the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive the old notes in like principal amount, the terms of which are identical in all material respects to the new notes. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase or decrease in our indebtedness.

                                 CAPITALIZATION

         The following table sets forth our unaudited historical consolidated cash and cash equivalents and capitalization as of June 30, 2002 and our pro forma cash and cash equivalents and capitalization at such date after giving effect to the transactions affecting our stockholder's equity described below. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Data" and our audited and unaudited consolidated financial statements and the related notes included elsewhere in this prospectus. Euro amounts have been presented in U.S. dollars at an exchange rate of E.1.00 to $.99, based on the closing spot rate on June 30, 2002 reported by Bloomberg.

                                                                                       AS OF JUNE 30, 2002
                                                                               ----------------------------------
                                                                                           PRO FORMA        PRO
                                                                                ACTUAL    ADJUSTMENTS      FORMA
                                                                               --------   -----------     -------
                                                                                         (in millions)
Cash, cash equivalents and restricted cash equivalents...................      $   17.6   $        --     $  17.6
                                                                               ========   ===========     =======
Debt:
  New revolving credit facility of subsidiaries..........................      $   39.6   $        --     $  39.6
  Senior secured notes due 2009..........................................         283.0            --       283.0
  Other..................................................................           2.4            --         2.4
                                                                               --------   -----------     -------
     Total debt..........................................................         325.0            --       325.0
Redeemable preferred stock and profit participation certificates.........         694.8        (694.8)(a)      --
Stockholder's equity (deficit)...........................................        (629.8)        694.8 (a)    65.0
                                                                               --------   -----------     -------
     Total capitalization................................................      $  390.0   $        --     $ 390.0
                                                                               ========   ===========     =======

----------

(a) Represents the elimination, by way of redemption or conversion in July 2002 into our common stock of $695 million of our redeemable preferred stock and profit participation certificates in one or more non-cash transactions, the ultimate result of which was that our stockholder's equity increased by an amount equal to the carrying value of such redeemable preferred stock and profit participation certificates redeemed or converted.

         Immediately prior to the completion of the offering of the old notes, we had approximately $695 million of outstanding redeemable preferred stock and profit participation certificates (including cumulative and unpaid dividends thereon), all of which were held by Kronos and were redeemable at our option or Kronos' option. See note 16 to the consolidated financial statements included elsewhere in this prospectus. Following the completion of the offering of the old notes, in July 2002 we redeemed in non-cash transactions all such profit participation certificates in exchange for a portion of our outstanding notes receivable from affiliates (as discussed in the immediately following paragraph), and we converted the redeemable preferred stock into our common stock. The ultimate result of these transactions is that our stockholder's equity increased by an amount equal to the carrying value of all such redeemable preferred stock and profit participation certificates redeemed or converted into our common stock. See "Capitalization," "Unaudited Pro Forma Financial Data" and
note 22 to the consolidated financial statements included elsewhere in this prospectus.

         Immediately prior to the completion of the offering of the old notes, we had approximately $753 million of outstanding notes receivable from affiliates, all of which were owed by either Kronos or NL Industries. Settlement of such notes receivable was not currently contemplated in the then foreseeable future, and consequently such notes receivable from affiliates were reported in our consolidated balance sheet as a reduction of our stockholder's equity in accordance with GAAP. See note 17 to the consolidated financial statements included elsewhere in this prospectus. Following the completion of the offering of the old notes, in July 2002 we transferred such notes receivable from affiliates to Kronos in non-cash transactions (by using a portion of them to redeem all of our outstanding profit participation certificates and using the remainder as consideration to redeem a portion of our outstanding common stock) in July 2002. Our reported stockholder's equity has not been affected to the extent that such notes receivable were used to redeem common stock. See "Capitalization," "Unaudited Pro Forma Financial Data" and
note 22 to the consolidated financial statements included elsewhere in this prospectus.

                       UNAUDITED PRO FORMA FINANCIAL DATA

         The following unaudited pro forma financial data is based on our historical financial statements and reflects, as applicable, the following:

         o the issuance of E.285 million (approximately $283 million) of old notes;

         o borrowings outstanding of approximately E.40 million (approximately $40 million) under our subsidiaries' new E.80 million revolving credit facility;

         o the repayment in full of all outstanding principal on our 11.75% second-tier senior mirror note ($169 million at June 28, 2002) and related accrued interest ($6 million at June 28,
                  2002);

         o the repayment in full of short-term notes payable to third parties ($53 million at June 28, 2002);

         o the repayment of other of our existing affiliate indebtedness ($112 million at June 28, 2002);

         o the elimination, by way of redemption and conversion into our common stock, of our redeemable preferred stock and profit participation certificates held by Kronos ($695 million at June 30, 2002) in non-cash transactions in July 2002, the ultimate result of which was that our stockholder's equity increased by an amount equal to the carrying value of such redeemable preferred stock and profit participation certificates redeemed or converted; and

         o the elimination of our notes receivable from Kronos and NL Industries ($753 million at June 30, 2002) in July 2002.

         Pro forma adjustments to historical financial statements include adjustments that we deem appropriate, reflecting items of recurring significance and that are factually supported based on currently available information. We assumed that the last two transactions described above occurred on June 30, 2002 for purposes of preparing the pro forma condensed consolidated balance sheet as of that date, and we assumed that all of the transactions described above occurred on January 1, 2001 for purposes of preparing the pro forma condensed consolidated statement of earnings for the year ended December 31, 2001 and the six months ended June 30, 2002. The pro forma financial statements may not be indicative of what actually would have been, nor do the pro forma financial statements purport to present our consolidated financial results for future periods.

         The unaudited pro forma financial data have been derived from our historical consolidated financial statements. The pro forma adjustments, as described in the notes that follow, are based upon available information and upon certain assumptions that management believes to be reasonable. You should read this information in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The unaudited pro forma financial data are included for comparative purposes only.

         Amounts in U.S. dollars have been translated from euro at the rate of
E.1.00 to $.99, in the unaudited pro forma condensed consolidated balance sheet and at the rate of E.1.00 to $.90 and $.89 for the respective unaudited pro forma condensed statements of income for the year ended December 31, 2001 and the six months ended June 30, 2002.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               AS OF JUNE 30, 2002

                                                                                         PRO FORMA        PRO
                                                                              ACTUAL    ADJUSTMENTS      FORMA
                                                                             --------   -----------     -------
                                                                                        (in millions)
ASSETS:
Cash, cash equivalents and restricted cash equivalents...................    $   17.6   $        --     $  17.6
Accounts and notes receivable............................................       101.3            --       101.3
Inventories..............................................................       113.7            --       113.7
Other current assets.....................................................         9.5            --         9.5
                                                                             --------   -----------     -------
     Total current assets................................................       242.1            --       242.1
                                                                             --------   -----------     -------
Prepaid pension cost.....................................................        18.2            --        18.2
Other noncurrent assets..................................................        12.5            --        12.5
Property and equipment, net..............................................       300.3            --       300.3
                                                                             ========    ==========     =======
     Total assets........................................................    $  573.1   $        --     $ 573.1
                                                                             ========    ==========     =======
LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT):
Current maturities of long-term debt.....................................    $    1.2   $        --     $   1.2
Accounts payable and accrued liabilities.................................        92.5            --        92.5
Other current liabilities................................................        10.8            --        10.8
                                                                             --------   -----------     -------
     Total current liabilities...........................................       104.5            --       104.5
                                                                             --------   -----------     -------
Long-term debt:
  Senior secured notes...................................................       283.0            --       283.0
  Revolving credit facility..............................................        39.6            --        39.6
  Other..................................................................         1.2            --         1.2
Deferred income taxes....................................................        48.3            --        48.3
Accrued pension cost.....................................................        18.6            --        18.6
Other noncurrent liabilities.............................................        12.6            --        12.6
                                                                             --------   -----------     -------
     Total noncurrent liabilities........................................       403.3            --       403.3
                                                                             --------   -----------     -------
          Total liabilities..............................................       507.8            --       507.8
                                                                             --------   -----------     -------
Minority interest........................................................         0.3            --         0.3
                                                                             --------   -----------     -------
Redeemable preferred stock and profit participation certificates.........       694.8        (694.8)(a)      --
                                                                             --------   -----------     -------
Stockholder's equity (deficit)...........................................      (629.8)        694.8 (a)    65.0
                                                                             --------   -----------     -------
          Total liabilities and stockholder's equity.....................    $  573.1   $        --     $ 573.1
                                                                             ========   ===========     =======

----------

(a) Represents the elimination, by way of redemption or conversion into our common stock of $695 million of our redeemable preferred stock and profit participation certificates in non-cash transactions in July 2002, the ultimate result of which was that our stockholder's equity increased by an amount equal to the carrying value of such redeemable preferred stock and profit participation certificates redeemed or converted.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 2001

                                                                           PRO FORMA        PRO FORMA          PRO
                                                                 ACTUAL   ADJUSTMENTS      ADJUSTMENTS        FORMA
                                                                --------  -----------      -----------       -------
                                                                                 (in millions)
Net sales..................................................     $  554.6  $        --      $        --       $ 554.6
Cost of sales..............................................        379.6           --               --         379.6
                                                                --------  -----------      -----------       -------
  Gross margin.............................................        175.0           --               --         175.0
Selling, general and administrative........................         66.9           --               --          66.9
Other income...............................................         15.7           --               --          15.7
                                                                --------  -----------      -----------       -------
  Operating income.........................................        123.8           --               --         123.8
Insurance recoveries, net..................................         17.5           --               --          17.5
Interest expense...........................................         (4.3)         4.1(a)         (25.4)(b)     (27.2)
                                                                                                  (1.6)(c)
Interest expense to affiliates.............................        (34.1)        34.1(d)            --            --
Interest income from affiliates............................         36.2        (36.2)(e)           --            --
Other, net.................................................         (1.5)          --               --          (1.5)
Currency transaction loss on affiliate loans...............         (9.4)         9.4(f)            --            --
                                                                --------  -----------      -----------       -------
Income before income taxes.................................        128.2         11.4            (27.0)        112.6
Income tax expense.........................................         14.5          0.6(g)          (0.8)(g)      14.3
                                                                --------  -----------      -----------       -------
Income from continuing operations..........................     $  113.7  $      10.8      $     (26.2)      $  98.3
                                                                ========  ===========      ===========       =======

----------

(a) Represents the elimination of interest expense associated with the repayment of short-term notes payable to third parties.

(b)      Represents interest expense (8.875% interest rate) associated with the
         E.285 million principal amount of the old notes ($22.7 million) and our subsidiaries' new variable rate (assumed 7.86%) E.80 million revolving credit facility of which an average $34.4 million is assumed to be outstanding during the period ($2.7 million).

(c) Represents amortization of underwriting fees, commitment fees and other offering costs totaling $9.3 million, amortized over the respective life of the agreements (old notes-$8.1 million and seven years; revolving credit facility-$1.2 million and three years).

(d) Represents the elimination of interest expense associated with our notes payable to affiliates.

(e) Represents elimination of interest income on notes receivable from affiliates due to the transfer of such notes receivable to Kronos in non-cash transactions.

(f) Represents elimination of currency transaction gains (losses) on affiliate loans.

(g) Related tax effect calculated using respective statutory rates in jurisdictions where repayments or borrowings occur. Substantially all of the pre-tax effect of the pro forma adjustments relates to KII itself. We have a significant amount of net operating loss carryforwards in Germany, the benefit of which has not previously been recognized in accordance with GAAP. Accordingly, the pro forma tax effect differs from the amount that would be expected by applying the statutory tax rate to the amount of the pre-tax pro forma adjustments due to such carryforwards.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                         SIX MONTHS ENDED JUNE 30, 2002

                                                                       PRO FORMA        PRO FORMA          PRO
                                                             ACTUAL   ADJUSTMENTS      ADJUSTMENTS        FORMA
                                                            --------  -----------      -----------       -------
                                                                             (in millions)
Net sales...............................................    $  285.7  $        --      $        --       $ 285.7
Cost of sales...........................................       224.7           --               --         224.7
                                                            --------  -----------      -----------       -------
  Gross margin..........................................        61.0           --               --          61.0
Selling, general and administrative.....................        33.4           --               --          33.4
Other income............................................         3.1           --               --           3.1
                                                            --------  -----------      -----------       -------
  Operating income......................................        30.7           --               --          30.7
Interest expense........................................        (1.7)         1.6(a)         (12.6)(b)     (13.5)
                                                                               --             (0.8)(c)
Interest expense to affiliates..........................       (18.7)        18.7(d)            --            --
Interest income from affiliates.........................        19.2        (19.2)(e)           --            --
Currency transaction gain on affiliate loans............        15.8        (15.8)(f)           --            --
                                                            --------  -----------      -----------       -------
Income before income taxes..............................        45.3        (14.7)           (13.4)         17.2
Income tax expense......................................         7.7          0.2(g)          (0.4)(g)       7.5
                                                            --------  -----------      -----------       -------
Income from continuing operations.......................    $   37.6  $     (14.9)     $     (13.0)      $   9.7
                                                            ========  ===========      ===========       =======

----------

(a) Represents the elimination of interest expense associated with the repayment of short-term notes payable to third parties.

(b)      Represents interest expense (8.875% interest rate) associated with the
         E.285 million principal amount of the old notes ($11.3 million) and our subsidiaries' new variable rate (assumed 7.86%) E.80 million revolving credit facility of which an average $34.4 million is assumed to be outstanding during the period ($1.3 million).

(c) Represents amortization of underwriting fees, commitment fees and other offering costs totaling $9.3 million, amortized over the respective life of the agreements (old notes-$8.1 million and seven years; revolving credit facility-$1.2 million and three years).

(d) Represents the elimination of interest expense associated with our notes payable to affiliates.

(e) Represents elimination of interest income on notes receivable from affiliates due to the transfer of such notes receivable to Kronos in non-cash transactions.

(f) Represents elimination of currency transaction gains (losses) on affiliate loans.

(g) Related tax effect calculated using respective statutory rates in jurisdictions where repayments or borrowings occur. Substantially all of the pre-tax effect of the pro forma adjustments relates to KII itself. We have a significant amount of net operating loss carryforwards in Germany, the benefit of which has not previously been recognized in accordance with GAAP. Accordingly, the pro forma tax effect differs from the amount that would be expected by applying the statutory tax rate to the amount of the pre-tax pro forma adjustments due to such carryforwards.

                  SELECTED HISTORICAL FINANCIAL AND OTHER DATA

         The historical income statement and cash flow data for the years ended December 31, 1999, 2000 and 2001, and the historical balance sheet data as of December 31, 2000 and 2001, have been derived from our audited consolidated financial statements. The historical income statement and cash flow data for the years ended December 31, 1997 and 1998 and the six-month periods ended June 30, 2001 and 2002, and the historical balance sheet data as of December 31, 1997, 1998 and 1999 and as of June 30, 2001 and 2002, have been derived from our unaudited consolidated financial statements. The selected historical financial and other data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus (except for the consolidated financial statements as of December 31, 1997, 1998 and 1999, and for the years ended December 31, 1997 and 1998, which are not included in this prospectus).


                                                                                                                 SIX MONTHS
                                                               YEAR ENDED DECEMBER 31,                          ENDED JUNE 30,
                                           -----------------------------------------------------------      ---------------------
                                             1997          1998          1999       2000        2001          2001         2002
                                           --------      --------      --------   --------    --------      --------     --------
                                                                    (in millions, except financial ratios)
STATEMENT OF INCOME DATA:
Net sales ..............................   $  601.8      $  631.6      $  620.3   $  620.5    $  554.6      $  299.4     $  285.7
Cost of sales ..........................      485.1         457.3         469.2      413.5       379.6         199.2        224.7
                                           --------      --------      --------   --------    --------      --------     --------
                                              116.7         174.3         151.1      207.0       175.0         100.2         61.0
Selling, general and administrative ....       85.7          78.1          79.9       72.5        66.9          33.7         33.4
Other income ...........................       12.2           3.8          19.3       11.6        15.7           5.2          3.1
                                           --------      --------      --------   --------    --------      --------     --------
   Operating income(a) .................       43.2         100.0          90.5      146.1       123.8          71.7         30.7
Interest income from affiliates ........        5.9           4.7           1.5       23.1        36.2          15.9         19.2
Insurance recoveries, net ..............         --            --            --         --        17.5           1.9           --
Currency transaction gains (losses)
   on affiliate loans ..................      (60.5)         27.0         (36.9)     (15.6)       (9.4)        (15.0)        15.8
Other, net .............................         --            --            --         --        (1.5)           --           --
Interest expense .......................      (12.5)        (11.1)         (7.6)      (1.9)       (4.3)         (2.2)        (1.7)
Interest expense to affiliates .........      (58.6)        (57.2)        (29.9)     (28.7)      (34.1)        (13.9)       (18.7)
                                           --------      --------      --------   --------    --------      --------     --------
Income (loss) before income taxes and
   discontinued operations .............      (82.5)         63.4          17.6      123.0       128.2          58.4         45.3
Income tax expense (benefit) ...........        6.1          24.8         (24.3)      42.9        14.5          17.3          7.7
                                           --------      --------      --------   --------    --------      --------     --------
Income (loss) before discontinued
   operations ..........................      (88.6)         38.6          41.9       80.1       113.7          41.1         37.6
Discontinued operations ................         --           1.0            --         --          --            --           --
                                           --------      --------      --------   --------    --------      --------     --------
    Net income (loss) ..................   $  (88.6)     $   39.6      $   41.9   $   80.1    $  113.7      $   41.1     $   37.6
                                           ========      ========      ========   ========    ========      ========     ========
OTHER DATA:
Depreciation and amortization ..........   $   29.9      $   29.7      $   28.4   $   24.1    $   24.1      $   12.2     $   12.8
Capital expenditures(b) ................       26.3          19.6          29.2       26.7        26.1          12.4          7.9
EBITDA(c) ..............................       73.1         129.7         118.9      170.2       146.4          83.9         43.5
Ratio of EBITDA to interest ............        1.0x          1.9x          3.2x       5.6x        3.8x          5.2x         2.1x
Ratio of total debt to EBITDA ..........       10.5x          4.5x          2.5x       1.6x        3.6x          N/A          N/A
Ratio of total debt to total
   capitalization ......................        2.4x          1.5x          0.9x       0.8x        1.4x          1.5x          .8x
Ratio of earnings to fixed
   charges(d) ..........................         --           1.8x          1.3x       3.5x        1.8x          3.0x         1.5x
Pro forma ratio of earnings to fixed
   charges(d) ..........................                                                           4.9x          N/A          2.2x
CASH FLOW DATA:
Net cash provided by operating
   activities ..........................   $   20.3      $    8.9      $   77.6   $   97.8    $   75.4      $   18.2     $   35.8
Net cash used by investing activities ..      (23.3)        (17.6)        (26.9)     (26.6)      (27.9)        (11.2)       (10.8)
Net cash used by financing activities ..       (4.6)         (1.6)        (10.2)     (96.1)      (52.8)         (5.6)       (42.3)

                                                                                                                 SIX MONTHS
                                                               YEAR ENDED DECEMBER 31,                          ENDED JUNE 30,
                                           -----------------------------------------------------------      ---------------------
                                             1997          1998          1999       2000        2001          2001         2002
                                           --------      --------      --------   --------    --------      --------     --------
                                                                    (in millions, except financial ratios)
BALANCE SHEET DATA (AT PERIOD END):
Cash, cash equivalents and
 restricted cash equivalents .........     $   34.5      $   25.3      $   62.8   $   36.7    $   30.3      $   34.8     $   17.6
Working capital(e)....................         63.9          79.5          70.6       73.0       101.5         106.7        137.6
Total assets..........................        564.5         626.5         580.4      530.1       532.5         529.4        573.1
Notes payable.........................         14.0          36.4          57.1       70.0        46.2          59.0           --
Long-term debt including current
   maturities.........................        756.2         549.7         244.5      196.1       482.9         476.8        325.0
Total liabilities.....................      1,007.1         833.3         533.9      452.6       692.3         708.5        507.8
Redeemable preferred stock and profit
   participation certificates.........           --            --         489.1      504.9       617.4         516.4        694.8
Stockholder's deficit.................       (442.9)       (207.1)       (442.9)    (427.7)     (777.5)       (695.7)      (629.8)

----------

(a) Operating income is defined as income before income taxes, minority interest, interest expense, interest expense to affiliates, certain nonrecurring items and certain general corporate items. Corporate items excluded from operating income include corporate expense, interest income from affiliates, gains and losses from the disposal of long-lived assets outside of the ordinary course of business and currency transaction gains and losses related to our U.S. dollar-denominated note payable to Kronos. See note 3 to the consolidated financial statements included elsewhere in this prospectus.

(b) Capital expenditures in 2001 and the six months ended June 30, 2001 and 2002 exclude an aggregate of $22.3 million, $3.4 million and $2.2 million, respectively, related to the rebuilding of our Leverkusen, Germany sulfate plant destroyed by fire, substantially all of which was reimbursed by insurance proceeds. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Investing cash flow" and note 14 to the consolidated financial statements included elsewhere in this prospectus.

(c) EBITDA, as presented, represents operating income plus depreciation and amortization expense less other general corporate expenses, net, of $1.5 million in 2001. EBITDA is presented as a supplement to our operating income and cash flow from operations because we believe that EBITDA is a widely accepted financial indicator of cash flows and the ability to service debt. EBITDA should not be considered as an alternative to, or more meaningful than, operating income or net income determined under GAAP as an indicator of our operating performance, or cash flows from operating, investing and financing activities determined under GAAP as a measure of liquidity. EBITDA is not intended to depict funds available for reinvestment or other discretionary uses, as we have significant debt requirements and other commitments. Investors should consider certain factors in evaluating our EBITDA, including interest expense, income taxes, noncash income and expense items, changes in assets and liabilities, capital expenditures, and other items included in GAAP cash flows as well as future debt repayment requirements and other commitments, including those described in our consolidated financial statements included elsewhere in this prospectus. We believe that the trend of our EBITDA is consistent with the trend of our GAAP operating income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of operating income and cash flows during the last three years and our outlook. EBITDA as a measure of our performance may not be comparable to similarly titled captions of other companies due to potential differences in the method of calculation.

(d) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense, interest portion of rent expense, capitalized interest and preferred dividends and accretion. Our earnings were insufficient to cover total fixed charges in 1997. The coverage deficiency was $84.2 million.

(e)      Calculated as current assets less current liabilities.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         The accompanying "Management's Discussion and Analysis of Financial Condition and Results of Operations" is based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and reported amount of revenues and expenses during the reported period. On an on-going basis we evaluate our estimates, including those related to inventory reserves, the recoverability of other long-lived assets, pensions and the underlying actuarial assumptions related thereto, and the realization of deferred income tax assets and accruals for environmental remediation, income tax and other contingencies. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the reported amounts of assets, liabilities, revenues and expenses. Actual results may differ from previously-estimated amounts under different assumptions or conditions.

         We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

         o We provide reserves for estimated obsolescence or unmarketable finished goods inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand for our products and market conditions. If actual market conditions are less favorable than those projected by us, additional finished goods inventory reserves may be required. We provide reserves for tools and supplies inventory generally based on both historical and expected future usage requirements.

         o We recognize an impairment charge associated with our long-lived assets, including property and equipment, whenever we determine that recovery of such long-lived asset is not probable. Such determination is made in accordance with the applicable GAAP requirements associated with the long-lived asset, and is based upon, among other things, estimates of the amount of future net cash flows to be generated by the long-lived asset and estimates of the current fair value of the asset. Adverse changes in such estimates of future net cash flows or estimates of fair value could result in an inability to recover the carrying value of the long-lived asset, thereby possibly requiring an impairment charge to be recognized in the future.

         o We record a valuation allowance to reduce our deferred income tax assets to the amount that we believe to be realizable under the "more-likely-than-not" recognition criteria. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for a valuation allowance, it is possible that in the future we may change our estimate of the amount of the deferred income tax assets that would "more-likely-than-not" be realized, resulting in an adjustment to the deferred income tax asset valuation allowance that would either increase or decrease, as applicable, reported net income in the period such change in estimate was made.

         o We record an accrual for environmental, income tax and other contingencies when estimated future expenditures associated with such contingencies become probable, and the amounts can be reasonably estimated. However, new information may become available, or circumstances (such as applicable laws and regulations) may change, thereby resulting in an increase or decrease in the amount required to be accrued for such matters (and therefore a decrease or increase in reported net income in the period of such change).

RESULTS OF OPERATIONS

   GENERAL

         We derive the majority of our revenues, earnings and cash flow from the production and sale of TiO(2). As discussed below, average TiO(2) selling prices in billing currencies (which excludes the effects of foreign currency translation), were (i) decreasing during the first three quarters of 1999, (ii) generally increasing during the fourth quarter of 1999 and most of 2000, (iii) generally decreasing during most of 2001 and the first quarter of 2002 and (iv) generally increasing during the second quarter of 2002.

         Many factors influence TiO(2) pricing levels, including (i) industry capacity, (ii) worldwide demand growth, (iii) customer inventory levels and purchasing decisions, (iv) competitor actions and decisions and (v) relative changes in foreign currency exchange rates. We believe that the TiO(2) industry has long-term growth potential, as discussed in "Business -- Industry" and "-- Competition."

         The following table sets forth certain information concerning our results of operations for the years ended December 31, 1999, 2000 and 2001, and the first six months of 2001 and 2002.

                                                                                                 SIX MONTHS ENDED
                                                                    YEAR ENDED DECEMBER 31,           JUNE 30,
                                                                -----------------------------  -------------------
                                                                  1999      2000       2001      2001       2002
                                                                --------  --------   --------  ---------  --------
                                                                                   (in millions)
Net sales...................................................    $  620.3  $  620.5   $  554.6  $   299.4  $  285.7

Operating income............................................    $   90.5  $  146.1   $  123.8  $    71.7  $   30.7
General corporate items:
  Interest income from affiliates...........................         1.5      23.1       36.2       15.9      19.2
  Insurance recoveries, net.................................          --        --       17.5        1.9        --
  Currency transaction gain (loss)..........................       (36.9)    (15.6)      (9.4)     (15.0)     15.8
  Other, net................................................          --        --       (1.5)        --        --
  Interest expense..........................................       (37.5)    (30.6)     (38.4)     (16.1)    (20.4)
                                                                --------  --------   --------  ---------  --------
Income before income taxes..................................        17.6     123.0      128.2       58.4      45.3
Income tax expense (benefit)................................       (24.3)     42.9       14.5       17.3       7.7
                                                                --------  --------   --------  ---------  --------
     Net income.............................................    $   41.9  $   80.1   $  113.7  $    41.1  $   37.6
                                                                ========  ========   ========  =========  ========


         We believe that TiO(2) industry demand in the second half of 2002 should be better than the TiO(2) industry demand in the second half of 2001 due to worldwide economic conditions. Sales volume for our TiO(2) for the first half of 2002 increased 15% over the 2001 comparable period. We believe that this strong demand is primarily attributable to improved economic conditions, some seasonality and customers restocking their inventory levels ahead of the price increases noted below. We expect sales volume in the second half of 2002 to be lower than in the first half of 2002. Our TiO(2) production volume in 2002 is expected to approximate our 2002 TiO(2) sales volume. In January 2002, we announced price increases in all major markets of approximately 8% above existing December 2001 prices, a portion of which was realized in the second quarter with additional price increases expected to be realized in the third quarter of 2002. June 2002 prices in billing currencies were up 1% over the average for the first six months of 2002 prices. Also, in May 2002, we announced a second round of price increases of approximately 7% to 11% for certain regions of the world, including Europe. We are hopeful that we will realize a portion of the announced May 2002 price increases during the fourth quarter of 2002. The extent to which any price increase will be realized will depend on improving market conditions. We expect that second half 2002 prices will be higher than in the first half of 2002. However, because TiO(2) prices were declining in 2001 and through the first quarter of 2002, we believe that our average 2002 prices in billing currencies will be significantly below our average 2001 prices. Overall, we expect our TiO(2) operating income in 2002 will be significantly lower than 2001, primarily due to lower average TiO(2) selling prices. Our expectations as to our and the TiO(2) industry's future prospects are based upon a number of factors beyond our control, including worldwide growth of gross domestic product, competition in the marketplace, unexpected or earlier-than-expected capacity additions and technological advances. If actual developments differ from our expectations, our results of operations could be unfavorably affected.

   NET SALES AND OPERATING INCOME

     Six months ended June 30, 2001 and 2002

                                                                           SIX MONTHS ENDED
                                                                               JUNE 30,
                                                                         ---------------------
                                                                            2001         2002      % CHANGE
                                                                         --------     --------     --------
                                                                           (in millions, except metric tons)
    NET SALES AND OPERATING INCOME
      Net sales......................................................    $  299.4     $  285.7           -5%
      Operating income...............................................        71.7         30.7          -57%
      Operating income margin percentage.............................          24%          11%         N/A
    TIO(2) OPERATING STATISTICS
      Percent change in average selling price (in billing currencies)         N/A          N/A          -16%
      Sales volume (metric tons in thousands)........................         138          158          +15%
      Production volume (metric tons in thousands)...................         136          147           +8%
      Production rate as a percentage of capacity....................          90%          95%         N/A

         Our operating income in the first six months of 2002 decreased $41 million or 57% from the first six months of 2001 primarily due to lower average selling prices partially offset by higher sales and production volumes. Our operating income in the first half of 2001 included $5.0 million of business interruption insurance proceeds related to the fire at our Leverkusen, Germany plant in 2001 described below.

         Our average selling price in billing currencies (which excludes the effects of foreign currency translation) during the first six months of 2002 was 16% lower than the first six months of 2001. Compared with the first six months of 2001, prices in billing currencies were lower in all major markets. The average selling price in billing currencies in June 2002 was approximately 1% higher than the average selling price for the first six months of 2002. Average selling prices in billing currencies continued to decline early in the first half of 2002 and began to increase late in the first half of 2002 with June prices 2% lower than December 2001 prices.

         Our sales volume in the first six months of 2002 increased 15% from the first six months of 2001. Finished goods inventory decreased 11,100 metric tons during the first six months of 2002 and inventory levels at the end of June represented about one and one-half months of sales.

         Our production volume in the first six months of 2002 increased 8% from the 2001 prior period with operating rates at 95% in the first six months of 2002 compared with 90% capacity in the first six months of 2001. The increase from the prior year period was due in part to lost sulfate-process and chloride-process production in 2001 as a result of the Leverkusen fire.

         A fire on March 20, 2001 damaged a section of our Leverkusen, Germany 35,000 metric ton sulfate-process TiO(2) plant and, as a result, production of TiO(2) at the Leverkusen facility was halted. The fire did not enter our adjacent 125,000 metric ton chloride-process TiO(2) plant, but did damage certain support equipment necessary to operate that plant. The damage to the support equipment resulted in a temporary shutdown of the chloride plant. The chloride plant became fully operational in April 2001 and the sulfate plant became approximately 50% operational in September 2001 and fully operational in late October 2001.

         During the second quarter of 2001, our insurance carriers approved a partial payment of $10.5 million ($9 million received as of June 30, 2001) for property damage costs and business interruption losses caused by the Leverkusen fire. Five million dollars of this payment represented partial compensation for business interruption losses which was recorded as a reduction of cost of sales to offset unallocated period costs that resulted from lost production. The remaining $5.5 million represented property damage recoveries against clean-up costs, resulting in a net gain of $1.9 million. We settled our insurance claim involving the Leverkusen fire for $56.4 million during the fourth quarter of 2001 of which $27.3 million related to business interruption (which included the $5 million partial payment described above) and $29.1 million related to property damages, clean-up costs and other extra expenses. $19.3 million of the $27.3 million of business interruption proceeds was recognized as a component of operating income in the fourth quarter of 2001 of which $16.6 million was attributable to recovery of unallocated period costs and lost margin related to the first, second and third quarters of 2001. No additional insurance recoveries related to the Leverkusen fire are expected to be received in 2002.

         Compared to the year-earlier period, cost of sales as a percentage of net sales increased in the first six months of 2002 primarily due to lower average selling prices in billing currencies, partially offset by higher production volume. Excluding the effects of foreign currency translation, which slightly decreased our expenses in the first six months of 2002 compared to year-earlier period, our selling, general and administrative expenses in the first six months of 2002 were comparable to the first six months of 2001.

         The majority of our sales and operating costs are denominated in currencies other than the U.S. dollar. Fluctuations in the value of the U.S. dollar relative to other currencies, primarily a slightly stronger U.S. dollar, on average, compared to the euro in the first six months of 2002 versus the year-earlier period, decreased the dollar value of sales in the first six months of 2002 when compared to the year-earlier period by approximately 1%. When translated from billing currencies to U.S. dollars using currency exchange rates prevailing during the respective periods, our first half 2002 average selling price in U.S. dollars was 17% lower than in the first six months of 2001. The effect of the stronger U.S. dollar on our operating costs that are not denominated in U.S. dollars slightly reduced operating costs in the first six months of 2002 compared to the year-earlier period. Sales to export markets are typically denominated in U.S. dollars and a weaker U.S. dollar decreases margins on these sales at our subsidiaries. In addition, we revalued certain export trade receivables and certain monetary assets held by our subsidiaries whose functional currency is not the U.S. dollar and based on the weakening U.S. dollar late in the first half of 2002, we reported a revaluation loss for the first six months of 2002. As a result, the net impact of currency exchange rate fluctuations decreased operating income by $2.9 million in the first six months of 2002 when compared to the year earlier period.

     Years ended December 31, 1999, 2000 and 2001

                                                              YEAR ENDED DECEMBER 31,             % CHANGE
                                                           -----------------------------     -----------------
                                                                                              1999-      2000-
                                                            1999       2000       2001        2000       2001
                                                           -------    -------    -------     ------     ------
                                                                  (in millions, except metric tons)
    NET SALES AND OPERATING INCOME
      Net sales..........................................  $ 620.3    $ 620.5    $ 554.6         --        (11)%
      Operating income...................................  $  90.5    $ 146.1    $ 123.8         61%       (15)%
      Operating income margin percentage.................       15%        24%        22%       N/A        N/A
    TiO(2) OPERATING STATISTICS
      Percent change in average selling prices (in
       billing currencies)...............................      N/A        N/A        N/A          7%        (2)%
      Sales volume (metric tons in thousands)............      291        294        265          1%       (10)%
      Production volume (metric tons in thousands).......      272        297        269          9%        (9)%
      Production rate as a percent of capacity...........       90%       100%        89%       N/A        N/A

         Our operating income for 2000 was higher than 1999 due to higher average TiO(2) selling prices in billing currencies and higher production and sales volumes. Our operating income in 2001, including business interruption proceeds of approximately $27 million, was lower than 2000, primarily due to lower average TiO(2) selling prices in billing currencies and lower sales and production volumes.

         Average TiO(2) selling prices in billing currencies during 2001 were 2% lower than 2000, with lower prices in all major regions. Pigment prices decreased from the preceding quarter during each quarter of 2001, reversing the upward trend that began in the fourth quarter of 1999 and continued through the fourth quarter of 2000. The rate of price declines increased in the fourth quarter of 2001 to 5% over the third quarter of 2001, and December 2001 prices were 2% lower than the average selling price for the quarter. The average selling price in billing currencies in December 2001 was 13% below the December 2000 average selling price. The most significant price erosion during this time period occurred in the European and export markets. Average TiO(2) selling prices in billing currencies in 2000 were 7% higher than 1999, with higher prices in all major regions.

         Industry-wide demand was weak throughout 2001 as compared to 2000 and 1999 levels. Sales volume of 265,000 metric tons of TiO(2) in 2001 was 10% lower than 2000, primarily due to lower European sales. Sales volume in 2000 was 1% higher than 1999. Industry-wide demand was weak in early 1999. Demand in the second half of 1999 and the first three quarters of 2000 was stronger than comparable year-earlier periods we believe as a result of, among other things, customers buying in advance of anticipated price increases. Demand softened in the fourth quarter of 2000 and weakened throughout 2001.

         Our production volume in 2000 increased 9% compared with 272,000 metric tons produced in 1999. Operating rates in 1999 were 90%. Production volume was curtailed in the beginning of the first quarter of 1999 in order to manage inventory levels. Our production volume was 269,000 metric tons in 2001, a decrease of 9% from 297,000 metric tons produced in 2000. Operating rates were down in 2001 from near full capacity in 2000, primarily due to lost production resulting from the Leverkusen fire and our decision to curtail production in the fourth quarter of 2001. Finished goods inventory levels increased in the fourth quarter of 2001, and at the end of 2001 represented approximately two months of sales.

         A fire on March 20, 2001 damaged a section of our Leverkusen, Germany 35,000 metric ton sulfate-process TiO(2) plant and, as a result, production of TiO(2) at the Leverkusen facility was halted. The fire did not enter our adjacent 125,000 metric ton chloride-process TiO(2) plant, but did damage certain support equipment necessary to operate that plant. The damage to the support equipment resulted in a temporary shutdown of the chloride plant. The chloride plant became fully operational in April 2001 and the sulfate plant became approximately 50% operational in September 2001 and fully operational in late October 2001.

         We settled our insurance claim involving the Leverkusen fire for $56.4 million during the fourth quarter of 2001 ($46.9 million received as of December 31, 2001, with the remaining $9.5 million received in January 2002), of which $27.3 million related to business interruption and $29.1 million related to property damage, clean-up costs and other extra expenses. We recognized a $17.5 million pre-tax gain in 2001 related to the property damage recovery after deducting $11.6 million of clean-up costs and other extra expenses incurred and the carrying value of assets destroyed in the fire. The gain was excluded from the determination of operating income. The $27.3 million of business interruption proceeds recognized in 2001 were allocated between other income, excluding corporate, which reflected recovery of lost margin ($7.2 million) and as a reduction of cost of sales to offset unallocated period costs ($20.1 million). We do not expect to receive any additional insurance recoveries related to the Leverkusen fire, and there was no impact on our results of operations in the first six months of 2002.

         Excluding the effects of foreign currency translation, which reduced our expenses in both 2000 and 2001 compared to the year-earlier periods, our cost of sales in 2001 was lower than 2000 due to lower sales volume partially offset by higher unit costs, which resulted primarily from lower production levels. The effects of lower TiO(2) sales volume and production volume were partially offset by business interruption proceeds. Our cost of sales in 2000 was lower than 1999 primarily due to lower unit costs, which resulted primarily from higher production levels. Cost of sales, as a percentage of net sales, increased in 2001 primarily due to the impact on net sales of lower average selling prices and higher unit costs partially offset by business interruption insurance recoveries, and decreased in 2000 primarily due to the impact on net sales of higher average selling prices and lower unit costs.

         Excluding the effects of foreign currency translation, which reduced our expenses in both 2000 and 2001 compared to the year-earlier periods, selling, general and administrative expenses ("SG&A"), excluding corporate expenses, decreased in 2001 from the year-earlier period due to lower variable compensation expense and lower selling and distribution expenses associated with lower 2001 sales volume. SG&A, excluding corporate expenses, increased in 2000 from the year-earlier period primarily due to higher variable compensation expense and higher selling and distribution expenses associated with higher 2000 sales volumes. SG&A, excluding corporate expenses, as a percentage of net sales, was 13% in 1999 and 12% in each of 2000 and 2001. See discussion of corporate expenses below.

         The majority of our sales and operating costs are subject to currency exchange rate fluctuations which may impact reported earnings and may affect the comparability of period-to-period revenues and expenses expressed in U.S. dollars. A significant amount of our sales (79% in 2001) are denominated in currencies other than the U.S. dollar, principally the euro and other major European currencies. Certain purchases of raw materials, primarily titanium-containing feedstocks for our chloride process plants, are denominated in U.S. dollars, while labor and other production costs are primarily denominated in local currencies. Fluctuations in the value of the U.S. dollar relative to other currencies, primarily a stronger U.S. dollar compared to the euro, decreased sales during 2000 and 2001, respectively, compared with the year-earlier period. When translated to U.S. dollars using currency exchange rates prevailing during the respective periods, our average selling prices for 2000 increased 14% from 1999. Our average selling prices in U.S. dollars for 2001 decreased 2% from 2000. The effect of the stronger U.S. dollar on our operating costs that are not denominated in U.S. dollars reduced operating costs in 2000 and 2001 compared with the respective prior year. In addition, sales to export markets are typically denominated in U.S. dollars and a stronger U.S. dollar improves margins on these sales. The favorable margin on export sales tends to offset the unfavorable effect of translating local currency profits to U.S. dollars when the dollar is stronger. As a result, the net impact of currency exchange rate fluctuations decreased operating income in 2000 and 2001 by approximately 19% and 7% when compared to the year-earlier periods.

   GENERAL CORPORATE

         The following table sets forth certain information regarding general corporate income (expense):

                                                                                                 SIX MONTHS ENDED
                                                                    YEAR ENDED DECEMBER 31,           JUNE 30,
                                                                ------------------------------  -------------------
                                                                  1999       2000       2001      2001       2002
                                                                --------   --------   --------  ---------  --------
                                                                                   (in millions)
   Interest income from affiliates..........................    $    1.5   $   23.1   $   36.2  $    15.9  $   19.2
   Insurance recoveries, net................................          --         --       17.5        1.9        --
   Currency transaction gains (losses) on affiliate loans...       (36.9)     (15.6)      (9.4)     (15.0)     15.8
   Other, net...............................................          --         --       (1.5)        --        --
   Interest expense-bank debt...............................        (7.6)      (1.9)      (4.3)      (2.2)     (1.7)
   Interest expense-affiliate debt..........................       (29.9)     (28.7)     (34.1)     (13.9)    (18.7)
                                                                --------   --------   --------  ---------  --------
                                                                $  (72.9)  $  (23.1)  $    4.4  $   (13.3) $   14.6
                                                                ========   ========   ========  =========  ========

         We have certain loans to affiliates, more fully described in note 17 to the consolidated financial statements included elsewhere in this prospectus. Interest income on such notes receivable from affiliates was higher in 2000 and 2001 compared to the respective prior year, and was higher in the first six months of 2002 compared to the same period in 2001, due primarily to higher average balances of outstanding loans to affiliates. Subsequent to completion of the offering of the old notes (and as more fully described above in "Prospectus Summary -- Certain Transactions and Refinancing" and note 22 to the consolidated financial statements included elsewhere in this prospectus), we transferred such notes receivable from affiliates to Kronos on July 30, 2002, and accordingly we will no longer report interest income on such loans to affiliates.

         The insurance recoveries, net in the first six months of 2001 and the full year 2001 related to insurance proceeds received from property damage resulting from the Leverkusen fire, as the insurance proceeds received exceeded the carrying value of the assets destroyed and the clean-up costs and extra expense incurred. See note 14 to the consolidated financial statements included elsewhere in this prospectus.

         We have certain loans from affiliates that are denominated in U.S. dollars. Under GAAP, changes in the euro-equivalent of such indebtedness is recognized in our earnings as a foreign currency transaction gain or loss. The amount of such currency transaction gain or loss is dependent upon the relative change in the exchange rate between the euro and the U.S. dollar during each period, and the amount of such U.S. dollar-denominated indebtedness outstanding. See note 8 to the consolidated financial statements included elsewhere in this prospectus. As more fully described above in "Prospectus Summary -- Certain Transactions and Refinancing, and Note 8 to the consolidated financial statements included elsewhere in this prospectus" such U.S. dollar-denominated loans from affiliates was repaid using a portion of the proceeds of the offering of the old notes, and accordingly we will no longer report such currency transaction gains or losses related to such loans from affiliates.

         Other corporate expenses, net in 2001 of $1.5 million, related to German real estate transfer taxes associated with a legal restructuring of our German operations.

         Interest expense in 2000 declined compared to 1999 due to reduced levels of outstanding euro-bank debt. Interest expense in 2001 was higher than 2000 primarily due to higher levels of bank debt and affiliate debt. Interest expense in the first six months of 2002 was higher than the comparable period in 2001 due to a higher level of outstanding affiliate indebtedness and the amount paid to extinguish affiliate indebtedness in June 2002 included interest for the month of July 2002 (approximately $1.5 million), partially offset by reduced levels of short term notes payable. See notes 7 and 8 to the consolidated financial statements included elsewhere in this prospectus. As more fully described above in "Prospectus Summary -- Certain Transactions and Refinancing," a portion of such loans from affiliates was repaid using the proceeds of the offering of the old notes and accordingly we will no longer report interest expense on such loans from affiliates.

   PROVISION FOR INCOME TAXES

         The principal reasons for the difference between the U.S. Federal statutory income tax rates and our effective income tax rates are explained in note 13 to the consolidated financial statements included elsewhere in this prospectus. Our operations are conducted in numerous jurisdictions, and the geographic mix of income can significantly impact our effective income tax rate. In 1999, our effective tax rate varied from the normally expected rate due predominantly to the recognition of certain deductible tax attributes which previously did not meet the "more-likely-than-not" recognition criteria. In 2000, our effective income tax rate varied from the normally expected rate primarily due to the geographic mix of income and changes in the German income tax "base" rate. In 2001 and the first half of 2002, our effective income tax rate varied from the normally expected rate primarily due to the recognition of certain German income tax attributes which previously did not meet the "more-likely-than-not" recognition criteria. In each of 1999, 2000 and 2001, no income tax benefit has been provided on certain currency transaction losses. Also in 1999 and 2000, we recognized certain one-time benefits related to German tax settlements. In the first half of 2002, no income taxes were provided on certain currency transaction gains.

   RELATED PARTY TRANSACTIONS

         We are a party to certain transactions with related parties. See "Liquidity and Capital Resources -- Investing Cash Flows," "Certain Relationships and Related Transactions" and note 15 to the consolidated financial statements included elsewhere in this prospectus.

LIQUIDITY AND CAPITAL RESOURCES

   CONSOLIDATED CASH FLOWS

                                                                                                 SIX MONTHS ENDED
                                                                    YEAR ENDED DECEMBER 31,           JUNE 30,
                                                                ------------------------------  -------------------
                                                                  1999       2000       2001      2001       2002
                                                                --------   --------   --------  ---------  --------
                                                                                   (in millions)
NET CASH PROVIDED (USED) BY:
Operating activities:
  Net income..............................................      $   41.9   $   80.1   $  113.7   $   41.1   $  37.6
  Depreciation and amortization...........................          28.4       24.1       24.1       12.2      12.8
  Noncash currency transaction loss (gain)................          36.9       15.6        9.4       15.0     (13.1)
  Noncash interest income from affiliates.................            --      (23.1)     (25.0)     (13.8)    (18.3)
  Noncash interest expense to affiliates..................            --         --         --         --       5.5
  Insurance recoveries, net...............................            --         --      (17.5)      (1.9)       --
  Deferred income taxes...................................         (42.1)       5.2       (6.6)        .6       5.1
  Change in assets and liabilities, net...................          12.7       (2.5)     (21.0)     (33.4)      8.7
  Other, net..............................................          (0.2)      (1.6)      (1.7)      (1.6)     (2.5)
                                                                --------   --------   --------  ---------  --------
                                                                    77.6       97.8       75.4       18.2      35.8
                                                                --------   --------   --------  ---------  --------

                                                                                                 SIX MONTHS ENDED
                                                                    YEAR ENDED DECEMBER 31,           JUNE 30,
                                                                ------------------------------  -------------------
                                                                  1999       2000       2001      2001       2002
                                                                --------   --------   --------  ---------  --------
                                                                                   (in millions)
Investing activities:
  Capital expenditures....................................         (29.2)     (26.7)     (48.4)     (15.8)    (10.1)
  Property damaged by fire, net...........................            --         --       20.2        4.5        --
  Other, net..............................................           2.3        0.1        0.3         .1      (0.7)
                                                                --------   --------   --------  ---------  --------
                                                                   (26.9)     (26.6)     (27.9)     (11.2)    (10.8)
                                                                --------   --------   --------  ---------  --------
Financing activities:
  Net borrowings (repayments).............................      $  (73.8)  $   15.7   $  (21.0)  $   (5.6) $  265.6
  Affiliate net borrowings (repayments)...................          52.0      (93.0)        --         --    (301.4)
  Transactions with affiliates............................          11.6      (18.8)     (35.6)        --       2.9
  Deferred financing costs................................            --         --         --         --      (9.3)
  Other, net..............................................            --         --        3.8         --       (.1)
                                                                --------   --------   --------  ---------  --------
                                                                   (10.2)     (96.1)     (52.8)      (5.6)    (42.3)
                                                                --------   --------   --------  ---------  --------
Net cash provided (used) by operating,
  investing and financing activities......................      $   40.5   $  (24.9)  $   (5.3) $     1.4  $  (17.3)
                                                                ========   ========   ========  =========  ========


   OPERATING CASH FLOWS

         Certain items included in the determination of net income do not represent current operating inflows or outflows of cash. For example, insurance recoveries, net of $17.5 million in 2001 are excluded from the determination of operating cash flow. These insurance proceeds are shown in the statement of cash flows under investing activities to partially offset the cash outflow impact of capital expenditures related to the Leverkusen sulfate plant reconstruction. Certain other items included in the determination of net income have an impact on cash flows from operating activities, but the impact of such items on cash will differ from their impact on net income.

         The TiO(2) industry is cyclical and changes in economic conditions significantly impact our earnings and operating cash flows. Cash flow from operations is considered our primary source of liquidity. Changes in TiO(2) pricing, production volume and customer demand, among other things, could significantly affect our liquidity. Operating cash flows, before changes in assets and liabilities, in 2000 compared with 1999 were favorably affected by $55.6 million higher operating income, $5.7 million of lower non-affiliate cash interest expense, partially offset by $19.8 million of higher current tax expense. Operating cash flows, before changes in assets and liabilities, in 2001 compared with 2000 were unfavorably affected by $22.3 million of lower operating income, $2.4 million of higher non-affiliate cash interest expense and $1.5 million of higher corporate expenses, partially offset by $16.6 million of lower current tax expense and $5.8 million of lower cash interest expense, net to affiliates.

         Cash flow from operations, before changes in assets and liabilities, decreased $24.5 million in the first six months of 2002 from the comparable period primarily due to $41.0 million of lower operating income, partially offset by $14.0 million of lower current tax expense.

         Changes in our assets and liabilities (excluding the effect of currency translation) in 2000 compared with 1999 were unfavorably affected by higher inventories of $28.4 million and $5.0 million of lower accounts payable and accrued liabilities, partially offset by lower accounts and notes receivable balances of $12.3 million and $7.9 million of higher affiliate balances.

         Changes in our assets and liabilities (excluding the effect of currency translation) in 2001 compared with 2000 were unfavorably affected by higher affiliate balances of $21.4 million, partially offset by $5.5 million lower accounts and notes receivable balances.

         The net cash used to fund changes in our inventories, receivables and payables (excluding the effect of currency translation) in the first six months of 2002 was less than the first six months of 2001, with $16.9 million lower inventory balances, $15.2 million lower accounts and notes receivable balances, which included the collection of $11.1 million of insurance proceeds, and $16.0 million lower net affiliate balances, partially offset by decreases in taxes payable of $10.2 million.

   INVESTING CASH FLOWS

         Our capital expenditures were $29.2 million, $26.7 million and $48.4 million in 1999, 2000 and 2001, respectively. Capital expenditures in 1999 were higher compared with 2000 due to $6.0 million of expenditures for a landfill expansion for our Belgian facility. Capital expenditures in 2001 include an aggregate of $22.3 million for the rebuilding of our Leverkusen, Germany sulfate plant. We received $23.4 million of insurance proceeds for property damage resulting from the Leverkusen fire and paid $3.2 million of expenses related to repairs and clean-up costs.

         Capital expenditures of $10.1 million in the first six months of 2002 included approximately $2.2 million related to ongoing reconstruction of the Leverkusen, Germany sulfate plant. We expect to complete all reconstruction by December 31, 2002. In the second quarter of 2001, we received $5.5 million of insurance proceeds for property damage resulting from the Leverkusen fire and we paid $1.0 million of expenses related to repairs and clean-up costs.

         As of June 30, 2002, we had $1.6 million of restricted cash equivalents, which was collateralizing certain environmental remediation obligations. We expect to replace such restricted cash deposit with a letter of credit issued under our subsidiaries' new revolving credit facility described below during the fourth quarter of 2002.

         Our capital expenditures during the past three years include an aggregate of $22.0 million ($4.7 million in 2001) for our ongoing environmental protection and compliance programs. Our estimated 2002 and 2003 capital expenditures are expected to be $28.5 million and $26.5 million, respectively, and include $3.8 million and $3.6 million, respectively, in the area of environmental protection and compliance. Included in the 2002 capital expenditure estimate is $4.0 million to complete reconstruction of the Leverkusen, Germany sulfate plant.

   FINANCING CASH FLOWS

         In the first quarter of 1999, we prepaid the remaining balance of DM107 million ($60 million when paid) of a term loan that was part of our previous DM bank credit facility, principally by drawing DM100 million ($56 million when drawn) on the revolving portion of the DM credit facility. In the second and third quarters of 1999, we repaid DM60 million ($33 million when paid) of the DM revolving credit facility. The revolver's outstanding balance of DM120 million was further reduced in October 1999 by DM20 million ($11 million when paid). In December 1999, we borrowed $26 million of short-term unsecured euro-denominated bank debt and used the proceeds along with cash on hand to prepay the remaining balance of DM100 million ($52 million when paid) of the revolving portion of the DM credit facility. The DM credit facility was then terminated, which released collateral and eliminated certain restrictive loan covenants.

         During 1999, we borrowed $52 million from an affiliate. During 2000 and the first three months of 2002, we repaid $93 million and $25 million, respectively, of loans from affiliates (a portion of the 2000 repayment was funded through new third-party borrowings discussed above). As discussed above under "Prospectus Summary -- Certain Transactions and Refinancing," we will repay a portion of our remaining balance of loans from affiliates using the proceeds of this offering, and the remainder of our loans from affiliates will be contributed to our equity upon completion of this offering.

         In 2000, we repaid E.30.9 million ($28.9 million when paid) of our short-term debt with cash flow from operations. Also, in December 2000, we borrowed $43 million of short-term non-U.S. dollar-denominated bank debt and used the proceeds along with cash on hand to repay certain loans to affiliates.

         In 2001, we repaid E.24 million ($21.4 million when paid) respectively, of our short-term bank debt with excess cash flow from operations.

         In March 2002 we repaid $25 million in principal amount of affiliate indebtedness to Kronos. In June 2002 we repaid $169 million principal amount, plus accrued interest of affiliate indebtedness to Kronos with proceeds from the notes offering discussed below. See note 8 to the consolidated financial statements included elsewhere in this prospectus. Further, in June 2002, we repaid E.113.8 million ($111.8 million), including interest, of the euro-denominated note payable to Kronos with proceeds from the offering of the old notes discussed below. See note 8 to the consolidated financial statements included elsewhere in this prospectus.

         In June 2002 we issued E.285 million ($280 million when issued and $283 million at June 30, 2002) principal amount of old notes. The old notes are collateralized by first priority liens on 65% of the common stock or other equity interests of certain of our first-tier subsidiaries. The old notes were issued pursuant to an indenture which contains a number of covenants and restrictions which, among other things, restricts our ability and our subsidiaries to incur debt, incur liens, pay dividends or merge or consolidate with, or sell or transfer all or substantially all of our assets to, another entity. See note 7 to the consolidated financial statements included elsewhere in this prospectus.

         In June 2002 our operating subsidiaries in Germany, Belgium and Norway, entered into a three-year E.80 million secured revolving credit facility. The credit facility is available in multiple currencies, including U.S. dollars, euros and Norwegian kroner. As of June 30, 2002, E.13 million ($13 million) and NOK 200 million ($26 million) was borrowed at closing, and along with available cash, was used to repay and terminate our short term notes payable ($53.2 million when repaid). See note 7 to the consolidated financial statements included elsewhere in this prospectus.

         Deferred financing costs of $9.3 million for the old notes and the credit facility are being amortized over the life of the respective agreements and are included in other noncurrent assets as of June 30, 2002.

         Unused lines of credit available for borrowing under our non-U.S. credit facilities approximated $8 million and $42 million at December 31, 2001 and June 30, 2002, respectively, (including $40 million under our subsidiaries' credit facility at June 30, 2002).

         Cash flows related to capital contributions and other transactions with affiliates aggregated a net cash inflow of $11.6 million in 1999, a net cash outflow of $18.8 million in 2000, a net cash outflow of $31.8 million in 2001, and a net cash inflow of $2.9 million in the first six months of 2002 (nil for the first six months of 2001). Such amounts relate principally to cash flows related to dividends or loans we received from, or capital contributions or loans we made to, our former Canadian operations, or affiliates (such loans being reported as a reduction of our stockholder's equity, and therefore considered financing cash flows). As discussed above under "Prospectus Summary -- Certain Transactions and Refinancing," we transferred our Canadian operations to Kronos in April 2002, and accordingly we will no longer report any such capital transaction cash flows related to such Canadian operations subsequent to April 2002. Also as discussed above under "Prospectus Summary -- Certain Transactions and Refinancing," settlement of such notes receivable from affiliates is not currently contemplated in the foreseeable future. In July 2002 we transferred such notes receivable from affiliates to Kronos in one or more non-cash transactions, and as a result we will no longer report cash flows related to such notes receivable from affiliates after July 30, 2002. See note 22 to the consolidated financial statements included elsewhere in this prospectus.

   CASH, CASH EQUIVALENTS AND RESTRICTED CASH EQUIVALENTS

         At June 30, 2002, we had cash and cash equivalents aggregating $16.0 million and an additional $1.6 million of restricted cash equivalents. Based upon our expectations for the TiO(2) industry and anticipated demands on our cash resources as discussed herein, we expect to have sufficient liquidity to meet our near-term obligations including operations, capital expenditures and debt service. To the extent that actual developments differ from our expectations, our liquidity could be adversely affected.

   INCOME TAX CONTINGENCIES

         Certain of our tax returns in various U.S. and non-U.S. jurisdictions are being examined and tax authorities have proposed or may propose tax deficiencies, including penalties and interest. See note 13 to the consolidated financial statements included elsewhere in this prospectus.

         A reduction in the German "base" income tax rate from 30% to 25%, enacted in October 2000, became effective January 1, 2001. The reduction in the German income tax rate resulted in $5.7 million of additional deferred income tax expense in the fourth quarter of 2000 due to a reduction of our deferred income tax asset related to certain German tax attributes. We do not expect our future current income tax expense to be affected by the rate change in Germany.

         We received tax assessments from the Norwegian tax authorities proposing tax deficiencies, including related interest, of NOK39.3 million pertaining to 1994 and 1996. We were unsuccessful in appealing the tax assessments and in June 2001 paid NOK39.3 million ($4.3 million when paid) to the Norwegian tax authorities. We were adequately reserved for this contingency. The lien on our Fredrikstad, Norway TiO(2) plant in favor of the Norwegian tax authorities has been released.

         We have received preliminary tax assessments for the years 1991 to 1997 from the Belgian tax authorities proposing tax deficiencies, including related interest, of approximately E.10.4 million ($9.2 million at December 31, 2001 and $10.3 million at June 30, 2002). We have filed protests against the assessments for the years 1991 to 1997. We are in discussions with the Belgian tax authorities and believe that a significant portion of the assessments is without merit.

         No assurance can be given that our tax matters will be favorably resolved due to the inherent uncertainties involved in court and tax proceedings. We believe that we have provided adequate accruals for additional taxes and related interest expense which may ultimately result from all such examinations. We further believe that the ultimate disposition of such examinations should not have a material adverse effect on our consolidated financial position, results of operations or liquidity.

         We recognized a $40 million noncash income tax benefit in 1999 comprised of a favorable resolution of our tax contingency in Germany ($14 million) and a net reduction in our deferred income tax valuation allowance due to a change in estimate of our ability to utilize certain income tax attributes under the "more-likely-than-not" recognition criteria ($26 million).

         The $26 million net reduction in our deferred income tax valuation allowance in 1999 is comprised of (i) a $50 million decrease in the valuation allowance to recognize the benefit of certain deductible income tax attributes which we now believe meet the recognition criteria as a result of, among other things, a corporate restructuring of our German subsidiaries offset by (ii) a $24 million increase in the valuation allowance to reduce the previously recognized benefit of certain other deductible income tax attributes which we now believe do not meet the recognition criteria due to a change in German tax law.

         During the fourth quarter of 2001 and the first six months of 2002, we recognized income tax benefits of $23.2 million and $1.8 million, respectively, attributable to decreases in the valuation allowance due to a change in estimate of our ability to utilize certain German income tax attributes that did not previously meet the "more-likely-than-not" recognition criteria.

         At December 31, 2001 and June 30, 2002, we had approximately $317 million and $355 million, respectively, of income tax loss carryforwards in Germany with no expiration date. At December 31, 2001 and June 30, 2002, we had deferred tax valuation allowance totaling $121.7 million and $143.3 million, respectively.

   REDEEMABLE PREFERRED STOCK, PROFIT PARTICIPATION CERTIFICATES AND NOTES RECEIVABLE FROM AFFILIATES

         We had issued and outstanding Series A and Series B redeemable preferred stock and profit participation certificates totaling $617.4 million and $694.8 million at December 31, 2001 and June 30, 2002, respectively, including cumulative and unpaid dividends. The Series A redeemable preferred stock was issued to Kronos in February 1999 as a result of a capital contribution to us through the reduction of our affiliate notes payable to NL Industries and Kronos. The Series B redeemable preferred stock was issued to Kronos in February 1999 as a result of a contribution of intellectual property by Kronos to us. The intellectual property was contributed to us at Kronos' carryover basis of zero due to common control of us and Kronos. The profit participation certificates were issued to Kronos in December 1999 as part of a recapitalization. We had $700.8 million and $753.0 million of outstanding notes receivable from affiliates at December 31, 2001 and June 30, 2002, respectively. Settlement of such notes receivable was not currently contemplated in the then foreseeable future, and consequently such notes receivable from affiliates were reported in our consolidated balance sheet as a reduction of our stockholder's equity in accordance with GAAP. These notes arose between us, NL Industries and Kronos through a series of transactions with affiliates, a substantial portion of which were noncash in nature. We periodically convert accrued interest receivable from affiliates to notes receivable from affiliates.

         See "Certain Transactions and Refinancing" and "Capitalization." Further, see note 22 to the consolidated financial statements included elsewhere in this prospectus for the effect of our recapitalization in July 2002.

   FOREIGN OPERATIONS

         As discussed above, our operations are located outside the United States for which the functional currency is not the U.S. dollar. As a result, the reported amount of our assets and liabilities (and income and expenses) related to our non-U.S. operations, and therefore our consolidated net assets will fluctuate based upon changes in currency exchange rates. At June 30, 2002, we had substantial net assets denominated in the euro, Norwegian kroner and United Kingdom pound sterling.

   EURO CURRENCY

         Beginning January 1, 1999, certain members of the European Union ("EU"), including Germany, Belgium, the Netherlands and France, adopted a new European currency unit (the "euro") as their common legal currency. Following the introduction of the euro, the participating countries' national currencies remained legal tender as denominations of the euro from January 1, 1999 through January 1, 2002, and the exchange rates between the euro and such national currency units were fixed. Beginning January 1, 2002, national currency units were exchanged for euros and the euro became the primary legal tender currency.

         We conduct substantially all of our operations in Europe. As of January 1, 2001, the functional currency of our German, Belgian, Dutch and French operations have been converted to the euro from their respective national currencies.

    SUMMARY OF DEBT AND OTHER CONTRACTUAL COMMITMENTS

         As more fully described in the notes to the consolidated financial statements included elsewhere in this prospectus, we are party to various debt, lease and other agreements which contractually and unconditionally commit us to pay certain amounts in the future. See notes 7, 8 and 18 to the consolidated financial statements included elsewhere in this prospectus. The following table summarizes such contractual commitments as of June 30, 2002 that are unconditional both in terms of timing and amount by the type and date of payment.

                                                        UNCONDITIONAL PAYMENT DUE DATE
                                                   -----------------------------------------
                                                                                    2007 AND
CONTRACTUAL COMMITMENT                              2002    2003-2004   2005-2006    AFTER      TOTAL
----------------------                             ------   ---------   ---------   --------   --------
                                                                       (in millions)
Indebtedness:
   8 7/8% Senior Secured Notes due 2009.......     $   --   $      --   $      --   $  283.0   $  283.0
   New credit facility of subsidiaries........         --          --        39.6         --       39.6
   Other indebtedness.........................        1.0         1.2          .2         --        2.4
                                                   ------   ---------   ---------   --------   --------
                                                      1.0         1.2        39.8      283.0      325.0
                                                   ------   ---------   ---------   --------   --------
Property and equipment........................        3.9          --          --         --        3.9
Operating leases..............................        1.0         2.5         1.8       19.0       24.3
                                                   ------   ---------   ---------   --------   --------
                                                   $  5.9   $     3.7   $    41.6   $  302.0   $  353.2
                                                   ======   =========   =========   ========   ========

         The U.S. dollar amount shown for the old notes is presented based on the issuance of E.285 million on June 28, 2002 and is presented at its U.S dollar equivalent at June 30, 2002 using that date's exchange rate of E.1.00 to $.99. The U.S dollar amount shown for our new E.80 million credit facility of subsidiaries is based on the amount drawn at closing on June 28, 2002, at its U.S dollar equivalent at June 30, 2002 using that date's exchange rate of
E.1.00 to $.99. The proceeds from our new credit facility and available cash were used to repay short-term notes payable to third parties ($53.2 million when repaid). The table excludes our 11.75% second-tier senior mirror note ($194 million at December 31, 2001 and $169 million at June 28, 2002) that was deemed repaid in full with proceeds from the old notes. Our remaining note payable to affiliate of $286.4 million at December 31, 2001 was partially prepaid in April 2002 using as consideration an equivalent amount of KII's euro-denominated note receivable from NL. See notes 7 and 8 to the consolidated financial statements included elsewhere in this prospectus. The remaining balance was repaid with proceeds from the issuance of E.285 million of old notes.

         In addition, Kronos USA is party to certain agreements that contractually and unconditionally commit Kronos USA to pay certain amounts in the future. We, and certain of our affiliates, purchase chloride feedstock underlying these long-term supply contracts from Kronos USA and are more fully described in note 18 to the consolidated financial statements included elsewhere in this prospectus.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    GENERAL

         We are exposed to market risk from changes in currency exchange rates and interest rates. We have not generally entered into forward or option contracts to manage such market risks, nor have we entered into any such contract or other type of derivative instrument for trading purposes. We are not a party to any forward or derivative option contracts related to currency exchange rates or interest rates at December 31, 2000 or 2001, or June 30, 2002. See notes 2 and 19 to the consolidated financial statements included elsewhere in this prospectus.

    INTEREST RATES

         We are exposed to market risk from changes in interest rates, primarily related to indebtedness. At December 31, 2001, our aggregate indebtedness was split between 91% of fixed-rate instruments to affiliates and 9% of variable-rate borrowings with third parties (2000 - 73% fixed-rate to affiliates and 27% variable-rate to third parties). The large percentage of fixed-rate debt instruments minimizes earnings volatility which would result from changes in interest rates. The following table presents principal amounts and weighted-average interest rates, by contractual maturity dates, for our aggregate indebtedness at December 31, 2000 and 2001. At December 31, 2001, 60% of our fixed-rate indebtedness was denominated in euros with the remaining 40% in U.S. dollars (2000 - 100% of our fixed-rate indebtedness denominated in U.S. dollars). Our outstanding variable-rate indebtedness was denominated in either euros or Norwegian kroner. Information shown below for such euro- and Norwegian kroner-denominated indebtedness is presented in its U.S. dollar equivalent at December 31, 2001 using that date's exchange rate of E.1.00 to $.88 (2000 -
E.1.00 to $.93) and 9.02 Norwegian kroner per U.S. dollar (2000 - 8.90 kroner per U.S. dollar). Certain Norwegian kroner-denominated capital leases totaling $2.1 million in 2000 and $2.5 million in 2001 have been excluded from the table below.

                                                         CONTRACTUAL MATURITY DATE
                                               --------------------------------------------  FAIR VALUE AT
                                                                                             DECEMBER 31,
                                                2001     2002     2003     2010      TOTAL       2000
                                               ------   ------   ------   ------    -------  -------------
                                                          (in millions, except percentages)
December 31, 2000:
Fixed-rate debt (U.S. dollar-denominated):
    Principal amount........................   $   --   $   --   $194.0   $   --    $ 194.0    $   195.9
    Weighted-average interest rate..........       --       --    11.75%      --      11.75%
Variable-rate debt (Non-U.S. dollar-
  denominated):
    Principal amount - euro-denominated.....   $ 47.5   $   --   $   --   $   --    $  47.5    $    47.5
    Weighted-average interest rate..........      5.3%      --       --       --        5.3%
    Principal amount - Norwegian
       kroner denominated...................   $ 22.5   $   --   $   --   $   --    $  22.5    $    22.5
    Weighted-average interest rate..........      7.9%      --       --       --        7.9%

                                                         CONTRACTUAL MATURITY DATE
                                               -------------------------------------------- FAIR VALUE AT
                                                                                             DECEMBER 31,
                                                2001     2002     2003     2010     TOTAL        2001
                                               ------   ------   ------   ------   -------  -------------
                                                          (in millions, except percentages)
December 31, 2001:
Fixed-rate debt (U.S. dollar-denominated):
    Principal amount........................            $   --   $194.0   $   --   $ 194.0    $   194.9
    Weighted-average interest rate..........                --    11.75%      --     11.75%
Fixed-rate debt (euro-denominated):
    Principal amount........................                --       --   $286.4   $ 286.4    $   286.4
    Weighted-average interest rate..........                --       --      6.0%      6.0%
Variable-rate debt (Non-U.S. dollar -
  denominated):
    Principal amount - euro-denominated.....            $ 24.0   $   --   $   --   $  24.0    $    24.0
    Weighted-average interest rate..........               3.8%      --       --       3.8%
    Principal amount - Norwegian
      kroner denominated....................            $ 22.2   $   --   $   --   $  22.2    $    22.2
    Weighted-average interest rate..........               7.3%      --       --       7.3%

         The following table presents principal amounts and weighted-average interest rates, by contractual maturity dates, for our aggregate indebtedness at June 30, 2002. Information shown below for such euro- and kroner-denominated indebtedness is presented in its U.S. dollar equivalent at June 30, 2002 using that date's exchange rate of E.1.00 to $.99 and 7.48 Norwegian kroner per U.S. dollar. Further, we have assumed that the fair value of these financial instruments approximates carrying value. Certain Norwegian kroner-denominated capital leases totaling $2.4 million at June 30, 2002 have been excluded from the table below.

                                               CONTRACTUAL MATURITY DATE
                                               --------------------------     FAIR VALUE
                                                                              AT JUNE 30,
                                                2005     2009      TOTAL         2002
                                               ------   ------    -------     -----------
                                                    (in millions, except percentages)
June 30, 2002:
Fixed-rate debt (euro- denominated):
    Principal amount........................   $   --   $283.0    $ 283.0      $   283.0
    Weighted-average interest rate..........       --    8.875%     8.875%
Variable-rate debt (non-U.S. dollar-
  denominated):
    Principal amount-euro denominated.......   $ 12.9   $   --    $  12.9      $    12.9
    Weighted-average interest rate..........     5.15%      --       5.15%
    Principal amount-Norwegian
      kroner denominated....................   $ 26.7       --    $  26.7      $    26.7
    Weighted-average interest rate..........     8.80%      --       8.80%

    CURRENCY EXCHANGE RATES

         We are exposed to market risk arising from changes in currency exchange rates as a result of manufacturing and selling our products worldwide. Earnings are primarily affected by fluctuations in the value of the U.S. dollar relative to the euro, Norwegian kroner and the United Kingdom pound sterling. See "Foreign operations" above.

         At December 31, 2001, we had certain loans from affiliates that are denominated in U.S. dollars ($194 million). Under U.S. GAAP, changes in the euro-equivalent of such indebtedness is recognized in our earnings as a foreign currency transaction gain or loss. The amount of such currency transaction gain or loss is dependent upon the relative change in the exchange rate between the euro and the U.S. dollar during each period, and the amount of such U.S. dollar-denominated indebtedness outstanding. As such U.S. dollar-denominated loans from affiliates was repaid using a portion of the proceeds of this offering ($169 million at June 28, 2002), we will no longer report such currency transaction gains or losses related to such loans from affiliates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- General Corporate."

         At December 31, 2001, we had $310.4 million of indebtedness denominated in euros (2000 - $47.5 million) and $22.2 million of indebtedness denominated in Norwegian kroner (2000 - $22.5 million). The potential increase in the U.S. dollar equivalent of the principal amount outstanding resulting from a hypothetical 10% adverse change in exchange rates would have been approximately $31.0 million (2000 - $7.0 million). We have $295.9 million of indebtedness denominated in euros and $26.7 million of indebtedness denominated in Norwegian kroner at June 30, 2002. The potential increase in the U.S. dollar equivalent of the principal amount outstanding resulting from a hypothetical 10% adverse change in exchange rates would have been approximately $32.2 million at June 30, 2002.

   NEW ACCOUNTING PRINCIPLES NOT YET ADOPTED

         See note 2 to the consolidated financial statements included elsewhere in this prospectus.

   OTHER

         We periodically evaluate our liquidity requirements, alternative uses of capital, capital needs and availability of resources in view of, among other things, our debt service and capital expenditure requirements and estimated future operating cash flows. As a result of this process, we in the past have sought, and in the future may seek, to reduce, refinance, repurchase or restructure indebtedness; raise additional capital; restructure ownership interests; sell interests in subsidiaries or other assets; or take a combination of such steps or other steps to manage our liquidity and capital resources. In the normal course of our business, we may review opportunities for acquisitions, divestitures, joint ventures or other business combinations in the chemical or other industries. In the event of any acquisition or joint venture transaction, we may consider using available cash, issuing equity securities or increasing our indebtedness to the extent permitted by the agreements governing our existing debt. See note 7 to the consolidated financial statements included elsewhere in this prospectus.

                                    BUSINESS

GENERAL

         We are the second largest producer of TiO(2) in Europe, with an estimated 18% share of European TiO(2) sales volume. We are the leading producer and marketer of TiO(2) in Germany, with an estimated 25% share of sales volume in 2001, and are among the leading marketers of TiO(2) in the Benelux and Scandinavian markets. TiO(2) is a pigment used to whiten, brighten and add opacity to thousands of commonly used products, such as paints, plastics and paper, as well as fibers, rubber, ceramics, inks and cosmetics. There are currently no effective substitutes for TiO(2) for use in these applications. We market over 40 different TiO(2) grades to over 4,000 customers in over 100 countries. We market our products through a dedicated sales force in Europe and provide our customers with significant technical and application-related services. Our predecessor companies were the first producers of TiO(2) in the world, and we have achieved and maintained our market position through our long-term customer relationships, our new product development efforts, our commitment to product quality and by offering extensive technical and sales services.

         We currently manufacture TiO(2) in five plants in Europe (two in Leverkusen, Germany; one in Nordenham, Germany; one in Langerbrugge, Belgium; and one in Fredrikstad, Norway), and sell and distribute TiO(2) from our plants and sales and distribution facilities located throughout Europe. Our plants are currently capable of producing approximately 313,000 metric tons of TiO(2) per year. Projected annual capacity is expected to increase to approximately 328,000 metric tons in 2004 as a result of additional debottlenecking that can be achieved through low cost capital investment.

PRODUCTS AND OPERATIONS

         Some of the principal applications for our products include:

         TiO(2) FOR PAINTS AND COATINGS. Our TiO(2) is used to provide opacity, hiding power, durability, tinting strength and brightness in industrial coatings, as well as for paints and coatings for home interiors and exteriors, automobiles, aircraft, machines, appliances, traffic paint and other special purpose coatings. The amount of TiO(2) used in paints and coatings varies widely depending on the opacity, color and quality desired. Generally, the higher the opacity requirement of the coating, the greater the TiO(2) content. Recent trends toward white and pastel-colored surface coatings and extended warranties for appliances and other surface coated consumer durable items have resulted in higher usage in some applications.

         TiO(2) FOR PLASTICS. We produce TiO(2) pigments that improve the physical and optical properties in plastics, including whiteness and opacity. TiO(2) is used to provide opacity in items such as plastic grocery bags, vinyl window and door profiles and vinyl siding, as well as in agricultural and packaging film to provide opacity and allow the film to be printed for informational or advertising purposes. TiO(2) also provides hiding power, neutral undertone, brightness and durability for housewares, appliances, toys, computer cases and food packages. TiO(2)'s high brightness, along with its opacity, is used in some engineering plastics to help mask their undesirable natural color.

         TiO(2) FOR PAPER. Our TiO(2) is used in the production of paper to provide whiteness, brightness, color stability and opacity. TiO(2) is used in the production of several types of paper, including filled paper, coated paper and laminate (decorative) paper. In filled paper applications, TiO(2) is added directly to the pulp and becomes part of the sheet itself. TiO(2) is particularly useful in filled paper applications because of its ability to improve the physical appearance of paper without significant negative impact on other performance characteristics as a result of the minimal quantities required. Without TiO(2), high opacity, lightweight papers could not be produced. TiO(2) is used in paper coatings for production of high gloss papers. TiO(2) is also used in paper laminates, where several layers of paper are laminated together using melamine resin under high temperature and pressure. The top layer of paper contains as much as 50% TiO(2) and is the layer that is printed with decorative patterns. Paper laminates are used to replace materials such as wood and tile for such applications as counter tops, furniture and wallboard. TiO(2) is beneficial in these applications because it assists in preventing the material from fading or changing color after prolonged exposure to sunlight and other weathering agents.


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         TiO(2) FOR INKS AND TEXTILES. We produce TiO(2) to improve the opacity and hiding power of printing inks. TiO(2) allows inks to achieve very high print quality while not interfering with the technical requirements of printing machinery, including speed and high temperatures. Our TiO(2) is also used in textile applications. TiO(2) functions as an opacifying, brightening and delustering agent. In man-made fibers such as rayon and polyester, TiO(2) corrects undesirable characteristics such as glossy and translucent appearance. Without the presence of TiO(2), these materials would be unsuitable for use in many textile applications.

         TiO(2) FOR OTHER APPLICATIONS. We produce high purity sulfate process anatase TiO(2) used to provide opacity, whiteness and brightness in a variety of cosmetic and personal care products, such as skin cream, lipstick, eye shadow and toothpaste. Our TiO(2) is also found in food products, such as candy and confectionary, and in pet foods where it is used to obtain uniformity of color and appearance. In pharmaceuticals, our TiO(2) is used commonly as a colorant in pill and capsule coatings as well as in liquid medicines to provide uniformity of color and appearance. Kronos purified anatase grades meet the applicable requirements of the CTFA (Cosmetics, Toiletries and Fragrances Association), USP and BP (United States Pharmacopoeia and British Pharmacopoeia) and the FDA (United States Food and Drug Administration).

         TiO(2) is produced in two crystalline forms: rutile and anatase. Rutile TiO(2) is a more tightly bound crystal that has a higher refractive index than anatase TiO(2) and therefore better opacification and tinting strength in many applications. Although many end-use applications can use either form of TiO(2), rutile TiO(2) is the preferred form for use in certain coatings, plastics and ink applications. Anatase TiO(2) has a bluer undertone and is less abrasive than rutile TiO(2), and it is often preferred for use in paper, ceramics, rubber and man-made fibers.

         While we believe that currently there are no effective substitutes for TiO(2) for use in the above applications, extenders such as kaolin clays, calcium carbonate and polymeric opacifiers are used in a number of our markets. Generally, extenders are used to reduce to some extent the use of higher-cost TiO(2). The use of extenders has not significantly changed TiO(2) consumption over the past decade because, to date, extenders generally have failed to match the performance characteristics of TiO(2). As a result, we believe that the use of extenders will not materially alter the growth of the TiO(2) business in the foreseeable future.

         We currently produce over 40 different TiO(2) grades, sold under the Kronos(TM) trademark, which provide a variety of performance properties to meet customers' specific requirements. Our major customers include domestic and international paint, plastics and paper manufacturers.

         We are also engaged in the mining and sale of ilmenite ore, a raw material used as a feedstock by certain TiO(2) plants. Our mining operations have an estimated annual production capacity of approximately 900,000 metric tons, and we have estimated ilmenite reserves of at least 20 years at the current rate of usage. In 2000 and 2001, we sold approximately 699,000 and 793,000 metric tons of ilmenite, respectively, of which 304,000 and 243,000 metric tons were used internally in our sulfate-process TiO(2) plants, respectively, and 395,000 and 550,000 metric tons were sold to third-party customers, respectively. The decrease in our internal usage in 2001 was primarily due to a fire that occurred on March 20, 2001 that damaged a section of our Leverkusen, Germany sulfate-process TiO(2) plant and temporarily halted production at that plant. Approximately 4% of our consolidated net sales in 2000 and 7% in 2001 represented ilmenite sales to external customers.

         In addition, we are engaged in the manufacture and sale of iron-based water treatment chemicals worldwide (derived from co-products of pigment production processes). Our water treatment chemicals (marketed under the name ecochem(TM)) are used as treatment and conditioning agents for industrial effluents and municipal wastewater, and in the manufacture of iron pigments. Sales of water treatment chemicals were approximately 5% of our revenue in both 2000 and 2001.

THE TiO(2) INDUSTRY

         The global TiO(2) industry is concentrated. We, along with our North American affiliates and our five largest competitors (E.I. du Pont de Nemours & Co.; Millennium Chemicals, Inc.; Huntsman International Holdings LLC; Kerr-McGee Corporation; and Ishihara Sangyo Kaisha, Ltd.) account for approximately 80% of worldwide TiO(2) production volume and approximately 86% of Western European TiO(2) production volume. The TiO(2) industry has substantial requirements for entry, including proprietary production technology and significant capital


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investment. Currently, total global capacity is approximately 4.4 million metric tons, according to International Business Management Associates. Based upon current selling prices, the long lead times required for planning, obtaining government approvals and construction and the fact that no new plants are currently under construction, additional greenfield capacity is not expected in the next three to five years. While we believe that current selling prices do not support new greenfield capacity, it is likely that producers will continue to increase capacity over the next several years through incremental debottlenecking of existing facilities. According to International Business Management Associates, prices of TiO(2) are expected to be positively impacted by limited investment in new capacity over the next three to five years.

         TiO(2) is considered a "quality-of-life" product with demand affected by underlying global macroeconomic variables such as GDP growth, consumer disposable income and population. According to International Business Management Associates, since 1980, growth in TiO(2) consumption has averaged 2.9% per year and did not decline during any two consecutive years. Although short-term influences, such as customer and producer stocking and destocking activities, may have distorted TiO(2)'s growth trend, over the long-term, GDP growth has historically been the primary underlying factor influencing growth in TiO(2) demand. Additionally, the TiO(2) industry experiences some seasonality in its sales as paint sales generally peak during the spring and summer months in the northern hemisphere, resulting in greater TiO(2) sales volume during the first half of the year. Per capita consumption of TiO(2) in the United States and Western Europe far exceeds that in other areas of the world and these regions are expected to continue to be the largest consumers of TiO(2). TiO(2) demand in other regions of the world could increase as these economies develop to the point that "quality-of-life" products using TiO(2) become in greater demand.

         The selling price of TiO(2) is significantly affected by industry capacity and demand, with the last cyclical peak for TiO(2) prices having occurred in late 2000 and the highest peak pricing for TiO(2) having occurred in 1990. Since late 2000 through early in the first quarter of 2002, weak economic conditions worldwide have resulted in lower customer purchasing. Accordingly, TiO(2) producers reduced their operating rates, and the selling prices of TiO(2) declined. For example, our current TiO(2) prices in billing currencies are approximately 8% below the five-year average and approximately 25% below their historical high. Our average selling prices in billing currencies in June 2002 were approximately 16% lower than prices in November 2000.

         In January 2002, we announced price increases in all major markets of approximately 8% above existing December 2001 prices, a portion of which was realized in the second quarter with additional price increases expected to be realized in the third quarter of 2002. June 2002 prices in billing currencies were up 1% over the average for the first six months of 2002 prices. Sales volume for our TiO(2) in the first half of 2002 increased 15% over the 2001 comparable period. We believe that this strong demand is primarily attributable to improved economic conditions, some seasonality and customers restocking their inventory levels ahead of these price increases. We expect sales volume in the second half of 2002 to be lower than in the first half of 2002. Also, in May 2002, we announced a second round of price increases of approximately 7% to 11% for certain regions of the world, including Europe. We are hopeful that we will realize a portion of the announced price increases during the fourth quarter of 2002. The extent to which any price increase will be realized will depend on improving market conditions.

         TiO(2) is manufactured using either the chloride or sulfate production process. Although most end-use applications can use pigments produced by either process, chloride process pigments are generally preferred in certain coatings and plastics applications and sulfate process pigments are generally preferred for paper, fibers and ceramics applications. Due to environmental factors and customer considerations, the proportion of TiO(2) industry sales represented by chloride process pigments has increased relative to sulfate process pigments. In general, the chloride process is less intensive than the sulfate process in terms of capital investment, labor and energy. Approximately 60% of global production capacity (and approximately 62% of our production capacity) is based on chloride process technology with the remainder thereof based upon the sulfate process.

OUR COMPETITIVE STRENGTHS

         We believe that we have the following competitive strengths:

         LEADING MARKET POSITIONS. We enjoy a leading market position in TiO(2), which gives us an advantage over many of our competitors. Our predecessor companies were the first TiO(2) producers in the world and have


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manufactured TiO(2) for 86 years. We are the second largest producer of TiO(2)
in Europe and the largest in Germany, which has the largest economy in Europe. We are also among the leading sellers of TiO(2) in the Scandinavian, Benelux, Austrian and Swiss markets. We have a global presence through our parent, Kronos, which sells our products in North America. We believe that our strong presence in Western Europe strategically positions us to take advantage of growth within the Eastern European markets.

         STRONG CUSTOMER BASE. Our experience in and commitment to the TiO(2) industry are known by our customers. We enjoy a high level of customer loyalty, which helps us maintain our leading market positions. We have developed many long-term customer relationships through our broad product offerings, packaging flexibility, strong technical support and customer service. We currently have over 4,000 customers, with the top ten customers accounting for approximately 23% of our sales and no individual customer accounting for more than 6% of our sales. We also collaborate with our customers to develop new TiO(2) grades for key applications.

         BROAD PRODUCT RANGE. We have one of the broadest product offerings in the TiO(2) industry. We supply grades made via both the chloride and the sulfate processes. We offer over 40 different TiO(2) grades, including rutile, anatase and non-pigmentary grades, surface treated and non-surface treated grades and dry and paper slurry grades. We offer a variety of packaging options to meet our customers' needs, including 25 kilogram plastic and paper bags, Intermediate Bulk Containers in various sizes, bulk deliveries of dry pigments to our customers' silos and slurried pigments to the paper industry. We use our product offering and packaging flexibility to help differentiate ourselves from the competition.

         HIGH PERFORMANCE PRODUCTS. We have several key grades within our product range that we believe have superior performance characteristics. We supply the leading chloride grade used in the manufacture of PVC profiles in Europe, which are used to construct window frames, doorframes, window shades and siding. This grade, with over 30 years of proven performance, holds over 50% of the market for European PVC profiles. Other applications where we believe we hold a performance advantage include chloride grades for paper laminate applications and engineering plastics and sulfate grades for photographic films; purified anatase grades for the food, pharmaceutical and cosmetics markets; and specialty anatase grades for the dry cell battery, capacitor, textile and fiber markets. We believe that our customer relationships, the breadth of our product offerings and the performance of our grades in several applications make it difficult for competitive grades to win the favor of our customers.

         PROPRIETARY CHLORIDE PRODUCTION TECHNOLOGY. We are the leading European chloride process manufacturer, with annual chloride process capacity of approximately 194,000 metric tons using proprietary technology. Certain of our customers, including many in the paint and plastics industries, generally prefer chloride process pigments in part due to higher durability, high temperature tolerance and blue tone characteristics. Proprietary production technology is also an important barrier to entry in the TiO(2) industry, as companies that possess such chloride technology are reluctant to license it to competitors. Through debottlenecking, we have increased our chloride capacity by 40% since 1994, including a debottlenecking project between 1996 and 1998 at our Leverkusen, Germany facility, which added 20,000 metric tons of capacity. Approximately 62% of our product is produced with this technology, while only 22% of competitors' capacity in Europe utilizes the chloride process.

         EXPERIENCED MANAGEMENT TEAM. We are managed by an experienced and motivated group of senior executive officers, with an average of 21 years of experience in the chemical industry. In addition to our strong executive management team, we have an experienced group of operating managers who work to maintain our strong TiO(2) position.

         CAPTIVE ILMENITE ORE MINING OPERATIONS. Our captive mining operations provide us a reliable source of TiO(2) feedstock for our sulfate process production plants at reduced cost, providing 100% of the ore required for these plants. Nearly 40% of our mine's production is used internally, and the balance is sold to other pigment and titanium slag producers at competitive prices yielding profitable margins.

OUR STRATEGY

         Our strategy is to increase value by:



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

         o maximizing our earnings, cash flows and return on capital employed by reducing costs, increasing efficiencies and optimizing existing assets; and

         o increasing our competitiveness by expanding our size and market presence through internal growth initiatives and technology innovation.

         Specifically, to meet our goals, we strive to:

         IMPROVE OPERATING EFFICIENCIES AND MARGINS. We believe that our operations are among the most efficient in the industry. We continue to focus on increasing manufacturing efficiencies through selected capital projects, process improvement and best practices, in order to lower unit costs and improve our margins. Our research and development, including process technology, focuses on improving production processes, yields and qualities. These operating efficiencies have been accomplished through aggressive operator training, innovative technology changes and constant equipment improvements. For example, we continue to improve our chloride plants' on-stream efficiency, and we anticipate further maintenance cost reductions by extending by 40% to 50% the time that the plants' chlorinators are in use, yielding annual maintenance savings of approximately $4 million. We also have a newly designed acid scrubber and newly designed pigment bag filter, which are expected to add approximately nine additional production days per year per line. This is equivalent to approximately 4,500 metric tons per year. Prudent personnel cost reductions are a continuous effort, which over approximately the last six years have resulted in an approximate 13% reduction in manufacturing and support staff personnel, yielding annual savings of approximately $11 million. These cost reduction programs have resulted in a significant improvement in our fixed cost structure during a time when our production capacity has increased over 20%, leading to a significant improvement in our margins. We intend to continue to use our manufacturing expertise to lower costs, improve efficiency and enhance the performance and reliability of our product line.

         GROW THROUGH TECHNOLOGY AND INNOVATION. We continue to improve the consistency of our grades and develop new grades for existing and new applications to meet the needs of our customers and increase product life cycles. For example, we have enhanced our product consistency and added new grades for plastics, coatings, fiber and paper laminate applications. Specifically, in plastics applications, one grade targeted for the growing engineering plastic segment provides excellent masking of the natural yellowness of engineering plastics at high temperatures. Two other plastic grades were designed for use in a range of polyolefin plastic resin applications, as they impart a desirable blue undertone to these resins. We have also developed a new paper laminate grade that we expect to introduce later this year designed to deliver higher opacity in this fast growing market segment.

         DEBOTTLENECK EXISTING FACILITIES. Increasing our production capacity with only moderate capital outlays continues to be a major goal. Without any new plant or new line construction, our production capacity has increased 20% over the last six years and we believe that our capacity can reach approximately 328,000 metric tons during 2004 as a result of additional debottlenecking that can be achieved through low cost capital investment.

MANUFACTURING PROCESS AND RAW MATERIALS

         We manufacture TiO(2) using both the chloride process and the sulfate process. Approximately 62% of our current production capacity is based on our chloride process, which generates less waste than the sulfate process. The sulfate process is a batch chemical process that uses sulfuric acid to extract TiO(2). Sulfate technology normally produces either anatase or rutile pigment. The chloride process is a continuous process that utilizes chlorine to extract rutile TiO(2). In general, the chloride process is also less intensive than the sulfate process in terms of capital investment, labor and energy. Because much of the chlorine is recycled and higher titanium-containing feedstock is used, the chloride process produces less waste. Once an intermediate TiO(2) pigment has been produced by either the chloride or sulfate process, it is "finished" into products with specific performance characteristics for particular end-use applications through proprietary processes involving various chemical surface treatments and intensive milling and micronizing.

         Due to environmental factors and customer considerations, the proportion of TiO(2) industry sales represented by chloride-process pigments has increased relative to sulfate-process pigments and, in 2001, chloride-process production facilities represented approximately 60% of global industry capacity.


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


         A fire on March 20, 2001 damaged a section of our Leverkusen, Germany 35,000 metric ton sulfate-process TiO(2) plant and, as a result, production of TiO(2) at the Leverkusen facility was temporarily halted. The fire did not enter our adjacent chloride-process TiO(2) plant, but did damage certain support equipment necessary to operate that plant. The damage to the support equipment resulted in a temporary shutdown of the chloride-process TiO(2) plant. On April 8, 2001, repairs to the damaged support equipment were substantially completed and full production resumed at the chloride-process TiO(2) plant. The sulfate-process TiO(2) plant became approximately 50% operational in September 2001 and became fully operational in late October 2001. The damages to property and the business interruption losses caused by the fire were covered by insurance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" and note 14 to our consolidated financial statements included elsewhere in this prospectus.

         We produced 136,000 and 147,000 metric tons of TiO(2) in each of the six months ended June 30, 2001 and 2002, respectively. We produced 272,000, 297,000 and 269,000 metric tons of TiO(2) in 1999, 2000 and 2001, respectively. Our average production capacity utilization rate in 2001 was down from near full capacity in 2000, primarily due to lost production volume resulting from the Leverkusen fire and our decision to curtail production in the fourth quarter of 2001 as demand remained soft. We believe that our current annual attainable production capacity is approximately 313,000 metric tons. We expect that with low cost capital investment, our production capacity will be increased by approximately 12,000 metric tons primarily at our chloride facilities and 3,000 metric tons at our sulfate facilities, bringing our capacity to approximately 328,000 metric tons during 2004.

         The primary raw materials used in the TiO(2) chloride production process are titanium-containing feedstock derived from beach sand ilmenite, natural rutile ore, chlorine and coke. Chlorine and coke are available from a number of suppliers. Titanium-containing feedstock suitable for use in the chloride process is available from a limited number of suppliers around the world, principally located in Australia, South Africa, Canada, India and the United States.

         Through our affiliates we purchase slag refined from ilmenite sand from Richards Bay Iron and Titanium (Proprietary) Limited (South Africa), a 51%-owned subsidiary of Rio Tinto plc (U.K.), under a long-term supply contract that expires at the end of 2006. Natural rutile ore is purchased by our affiliates primarily from Iluka Resources, Limited (Australia), a company formed through the merger of Westralian Sands Limited (Australia) and RGC Mineral Sands, Ltd., under a long-term supply contract that expires at the end of 2004. We, through our affiliates, do not expect to encounter difficulties obtaining long-term extensions to existing supply contracts or replacement contracts prior to the expiration of the contracts. We expect to meet our chloride feedstock requirements over the next several years from raw materials purchased under these contracts and extensions thereof.

         The primary raw materials used in the TiO(2) sulfate production process are titanium-containing feedstock derived primarily from rock and beach sand ilmenite and sulfuric acid. Sulfuric acid is available from a number of suppliers. Titanium-containing feedstock suitable for use in the sulfate process is available from a limited number of suppliers around the world. Currently, the principal active sources are located in Norway, Canada, Australia, India and South Africa. Ore from our ilmenite mine is expected to supply all or substantially all of our sulfate-process feedstock requirements for the foreseeable future.

         We believe that the availability of titanium-containing feedstock for both the chloride and sulfate processes is adequate for the next several years. We do not expect to experience any interruptions of our raw material supplies because of our long-term supply contracts. However, political and economic instability in certain countries from which we purchase our raw material supplies could adversely affect the availability of feedstock. Any interruption of supply or any price increase of raw materials could have a material adverse effect on our business, financial conditions, results of operations or cash flows. See "Risk Factors -- We have a limited number of suppliers for some our raw materials, which could negatively affect us."

ORGANIZATION AND RELATIONSHIP WITH OUR PARENT COMPANY

         We are a Delaware corporation registered in the commercial register of the Federal Republic of Germany. Because our principal place of business is in Germany, we are treated as a resident corporation of Germany for German tax purposes. We conduct our operations primarily through our principal wholly-owned subsidiaries, Kronos Germany, Kronos Belgium, Kronos Norway, Kronos UK and Kronos Denmark, and our 94%-owned


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subsidiary, Kronos France. We are a wholly-owned subsidiary of Kronos, which in turn is a wholly-owned subsidiary of NL Industries, the world's fifth largest producer of TiO(2). Kronos conducts its North American operations through its principal wholly-owned subsidiaries, Kronos Louisiana, Kronos USA and Kronos Canada (collectively, "Kronos' North American Subsidiaries").

         NL Industries is a New Jersey corporation incorporated in 1891. The common stock of NL Industries is listed on the New York Stock Exchange, Inc. and NL Industries files annual, quarterly and current reports, proxy statements and other information with the SEC. We were formed in 1988, and our principal subsidiaries, Kronos Germany, Kronos Belgium and Kronos Norway, were initially formed in 1927, 1954 and 1916, respectively. Kronos' North American Subsidiaries process and sell TiO(2) in North America, and we and our subsidiaries sell TiO(2) in North America through Kronos' North American Subsidiaries pursuant to certain buy/sell agreements described below under "Certain Relationships and Related Transactions." Kronos' North American Subsidiaries also sell TiO(2) in Europe through us and our subsidiaries pursuant to such agreements. We and our subsidiaries are also parties to other intercorporate agreements with NL Industries and its affiliates, which agreements are described below under "Certain Relationships and Related Transactions."

COMPETITION

         The global markets in which we operate our business are highly competitive. Competition is based on a number of factors, such as price, product quality and service. Although certain TiO(2) grades are considered specialty pigments, the majority of our grades and substantially all of our production are considered commodity pigments with price generally being the most significant competitive factor. We are the second largest producer of TiO(2) in Europe, the leading producer and marketer of TiO(2) in Germany and among the leading marketers of TiO(2) in the Benelux and Scandinavian markets. See "Risk Factors -- We sell our products in a mature and highly competitive industry and face price pressure in the markets in which we operate."

         Our principal competitors in Europe are: E.I. du Pont de Nemours & Co.; Millennium Chemicals, Inc.; Huntsman International Holdings LLC; Kerr-McGee Corporation; and Kemira Pigments. Our five largest competitors have estimated individual shares of worldwide TiO(2) production capacity ranging from 23% to 5%, and, together with us and the Kronos North American Subsidiaries, an estimated aggregate 80% share of worldwide TiO(2) production volume. Huntsman International Holdings LLC is the largest producer in Europe.

         Capacity additions through construction of greenfield plants in the worldwide TiO(2) market require significant capital investment and substantial lead time, typically three to five years. No greenfield plants are currently under construction, but industry capacity can be expected to increase as we and our competitors debottleneck existing plants. In addition to potential capacity additions, certain competitors have announced that they have either idled or shut down facilities.

         No assurance can be given that future increases in TiO(2) industry production capacity and future average annual demand growth rates for TiO(2) will conform to our expectations. If actual developments differ from our expectations, our and the TiO(2) industry's performance could be unfavorably affected.

RESEARCH AND DEVELOPMENT

         Our expenditures for research and development and certain technical support programs have averaged approximately $6 million annually during the past three years. Research and development activities are conducted principally at our Leverkusen, Germany facility. Such activities are directed primarily toward improving both the chloride and sulfate production processes, improving product quality and strengthening our competitive position by developing new pigment applications.

PATENTS AND TRADEMARKS

         We believe that patents held for products and production processes are important to us and to our continuing business activities. We and our affiliates continually seek patent protection for our technical


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


developments, principally in the United States, Canada and Europe, and from time to time enter into licensing arrangements with third parties.

         There can be no assurance that any of our patents will not be challenged, invalidated, circumvented or rendered unenforceable. See "Risk Factors -- If our patents are declared invalid or our trade secrets become known to our competitors, our ability to compete may be adversely affected."

         Our major trademarks, including Kronos(TM) and ecochem(TM), are protected by registration in Europe, the United States and elsewhere with respect to the products we manufacture and sell.

OPERATIONS

         We have operated in European markets since the 1920s. Our current production capacity is located in Europe with our net property and equipment aggregating $300.3 million at June 30, 2002. Our European operations include production facilities in Germany, Belgium and Norway. Approximately $425 million of our 2001 consolidated sales were to European customers and approximately $130 million of our 2001 consolidated sales were to customers in areas other than Europe. Sales to customers in the U.S. through Kronos' North American Subsidiaries pursuant to buy/sell agreements aggregated $32 million in 2001. Our operations are subject to, among other things, currency exchange rate fluctuations and our results of operations have, in the past, been both favorably and unfavorably affected by fluctuations in currency exchange rates. Effects of fluctuations in currency exchange rates on our results of operations are discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Our manufacturing and mining operations are also subject to extensive and diverse environmental regulation in each of the foreign countries in which we operate. See "Regulatory and Environmental Matters" below and "Risk Factors -- We are subject to many environmental and safety regulations that may result in unanticipated costs or liabilities." In addition, political and economic uncertainties in certain of the countries in which we operate may expose us to risk of loss.

CUSTOMER BASE AND SEASONALITY

         We believe that neither our aggregate sales nor those of any of our principal product groups are concentrated in or materially dependent upon any single customer or small group of customers. Our ten largest customers accounted for approximately 23% of net sales in 2001. Neither our business as a whole nor that of any of our principal product groups is seasonal to any significant extent. Due in part to the increase in paint production in the spring to meet the spring and summer painting season demand, TiO(2) sales are generally higher in the first half of the year than in the second half of the year.

EMPLOYEES

         As of June 30, 2002, we had approximately 1,950 employees, with approximately 1,200, 300 and 430 employees in Germany, Belgium and Norway, respectively, and approximately 20 employees elsewhere in Europe. Hourly employees in production facilities worldwide are represented by a variety of labor unions, with labor agreements having various expiration dates. We believe that our labor relations are good.

REGULATORY AND ENVIRONMENTAL MATTERS

         Certain of our businesses are and have been engaged in the handling, manufacture or use of substances or compounds that may be considered toxic or hazardous within the meaning of applicable environmental laws. As with other companies engaged in similar businesses, certain of our past and current operations and products have the potential to cause environmental or other damage. We have implemented and continue to implement various policies and programs in an effort to minimize these risks. Our policy is to maintain compliance with applicable environmental laws and regulations at all of our facilities and to strive to improve our environmental performance. It is possible that future developments, such as stricter requirements of environmental laws and enforcement policies thereunder, revisions of existing permits or discovery of previously unknown conditions, could adversely affect our


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production, handling, use, storage, transportation, sale or disposal of such substances as well as our consolidated financial position, results of operations or liquidity.

         Our production facilities operate in an environmental regulatory framework in which governmental authorities typically are granted broad discretionary powers that allow them to issue operating permits required for the plants to operate. We believe that all of our plants are in substantial compliance with such permits and other applicable environmental requirements.

         Although the laws regulating operations of industrial facilities in Europe vary from country to country, a common regulatory base is provided by the European Union (the "EU"). Germany and Belgium are members of the EU and follow its initiatives. Norway, although not a member, generally patterns its environmental regulatory actions after the EU. We believe that we have all required permits and are in substantial compliance with applicable EU requirements, including EU Directive 92/112/EEC regarding establishment of procedures for reduction and eventual elimination of pollution caused by waste from the TiO(2) industry.

         At all of our plant facilities other than Fredrikstad, Norway, we recycle our spent acid wastes either through contracts with third parties or using our own facilities. We have a contract with a third party to treat spent acid wastes of our German sulfate-process plants. With regard to our Nordenham, Germany plant, either party may terminate the contract after giving four years advance notice. Under certain circumstances, we may terminate the contract after giving six months notice, with respect to treatment of effluents from the Leverkusen, Germany plant.

         We landfill waste we generate at our Nordenham, Germany and Langerbrugge, Belgium plants, and mine tailings waste generated at our facility in Norway. We maintain reserves, as required under GAAP, to cover the anticipated cost of closure of these landfills, which were approximately $.4 million as of June 30, 2002. These requirements for our landfills are expected to increase in the future in view of recently adopted EU requirements.

         We are also responsible for certain closure costs at landfills used and formerly used by our Leverkusen, Germany TiO(2) plants. We have a reserve of approximately $6 million related to such landfills.

         Our capital expenditures related to our ongoing environmental protection and improvement programs were approximately $4.7 million in 2001, and are currently expected to be approximately $3.8 million in 2002 and $3.6 million in 2003.

PRINCIPAL SHAREHOLDERS

         We are a wholly-owned subsidiary of Kronos, which, in turn, is a wholly-owned subsidiary of NL Industries. At June 30, 2002, Valhi, Inc. and Tremont Corporation, each of which is an affiliate of Contran Corporation, held approximately 62% and 21%, respectively, of NL Industries' outstanding common stock. At June 30, 2002, Contran Corporation and its subsidiaries held approximately 93% of Valhi, Inc.'s outstanding common stock, and a company 80% owned by Valhi, Inc. and 20% owned by NL Industries held approximately 80% of Tremont Corporation's outstanding common stock. Substantially all of Contran Corporation's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons, of which Mr. Simmons is the sole trustee. Mr. Simmons, the Chairman of the Board of NL Industries, Chairman of the Board and Chief Executive Officer of Contran Corporation, Chairman of the Board of Valhi, Inc. and a director of Tremont Corporation, may be deemed to control each of such companies. For a discussion of potential conflicts of interest that may arise in connection with our ownership structure, see "Risk Factors -- Kronos and its affiliates may have conflicts of interest with us, and these conflicts could adversely affect our business." See also note 22 to the consolidated financial statements included elsewhere in this prospectus.

PROPERTIES

         We currently operate five TiO(2) plants in Europe (two in Leverkusen, Germany; one in Nordenham, Germany; one in Langerbrugge, Belgium; and one in Fredrikstad, Norway). Our principal German operating subsidiary leases the land under our Leverkusen TiO(2) production facility pursuant to a lease expiring in 2050. The Leverkusen facility, with about 50% of our current TiO(2) production capacity, is located within an extensive manufacturing complex owned by Bayer AG. Rent for the Leverkusen facility is established by agreement with Bayer AG to be an amount agreed to be reasonable by the parties for periods of at least two years at a time. Under a separate supplies and services agreement expiring in 2011, Bayer provides some raw materials including chlorine and sulfuric acid, auxiliary and operating materials and utilities services necessary to operate the Leverkusen facility. Currently, both the lease and the supplies and services agreement have certain restrictions regarding our ability to transfer ownership or use of the Leverkusen facility.

         All of our principal production facilities described above are owned, except for the land under the Leverkusen facility. We have a governmental concession with an unlimited term to operate our ilmenite mine in Norway.

         We lease corporate and administrative offices located in Leverkusen, Germany and Brussels, Belgium as well as various sales offices located in France, the Netherlands, Denmark and the U.K.

LEGAL PROCEEDINGS

         Kronos Belgium and various of its employees are the subject of an investigation by Belgian authorities relating to an accident resulting in two fatalities that occurred in our Langerbrugge, Belgium facility in October 2000. The initial stage of this investigation, which could ultimately result in civil and criminal sanctions against Kronos Belgium, has been completed. It is anticipated that this matter will continue in the investigative phase until the end of 2002 or early 2003. We are also involved in various other claims and disputes incidental to our business. While the resolution of the matters described in this paragraph cannot be predicted with certainty, we believe that the final outcome of such matters will not have a material adverse effect on our financial position, results of operations or liquidity.

                                   MANAGEMENT

         The table below sets forth information about our directors and officers as of August 31, 2002.

NAME                                     AGE   PRINCIPAL POSITIONS AND DIRECTORSHIPS
----                                     ---   -------------------------------------
Dr. Lawrence A. Wigdor..............      60   Chief Executive Officer
Dr. Ulfert Fiand....................      54   President, Manufacturing and Technology and Director
Dr. Henry Basson....................      60   President, Sales and Marketing and Director
Dr. Ulrich Rothe....................      52   Senior Vice President, Technology
Robert D. Hardy.....................      41   Vice President and Chief Financial Officer
Volker Roth.........................      57   Vice President, Controller, Secretary and Director
Andrew Kasprowiak...................      56   Vice President, Treasurer and Director
Dieter Rohrbeck.....................      46   Vice President, Human Resources and General Counsel
Joerg Kohlbecker....................      53   Director, Environmental, Health and Safety
Werner Thiel........................      57   President, Kronos Ecochem Division

         Dr. Lawrence A. Wigdor has served as our Chief Executive Officer since 2002. Dr. Wigdor has served as President and Chief Executive Officer of Kronos and Executive Vice President of NL Industries since prior to 1996.

         Dr. Ulfert Fiand has served as our President of Manufacturing and Technology and Director since 2001. Dr. Fiand joined our company in 1988, and has served as Group Leader and Director of Chloride Process Technology, Director of Process Technology, and VP Production & Process Technology.

         Dr. Henry Basson has served as our President of Sales and Marketing and Director since 1997. From 1992 to 1997, Dr. Basson was President of Rheox Europe, a former subsidiary of NL Industries. Prior to 1992, Dr. Basson held positions in Sales, Marketing and General Management at Rohm and Haas Company.

         Dr. Ulrich Rothe has served as our Senior Vice President of Technology since 2001. Since prior to 1996, Dr. Rothe served as our Process Technology Project Chemist, Project Manager and Superintendent for Waste Acid Concentration Plant and Director of Process Technology.

         Robert D. Hardy has served as our Vice President and Chief Financial Officer since 2002. Since prior to 1996, Mr. Hardy has served in various positions with Kronos and currently serves as Vice President and Chief Financial Officer of NL Industries and Kronos.

         Volker Roth has served as our Vice President, Controller and Secretary and Director since 1992. Mr. Roth also serves as Company Manager of Unterstutzungskasse Kronos Titan, GmbH and Kronos Chemie, GmbH, subsidiaries of Kronos.

         Andrew Kasprowiak joined us and our affiliates in 1986 and has served as our Vice President, Treasurer and Director since 1998. Prior to this time, he served in various positions with our affiliates, including General Manager and European Treasurer of Kronos World Services NV/SA.

         Dieter Rohrbeck has served as our Vice President of Human Resources and General Counsel since joining us in 1998. Mr. Rohrbeck previously held various positions in the German iron and steel industry since 1984, including human resources manager since July 1993 for certain divisions of Thyssen Krupp Steel AG.

         Joerg Kohlbecker has served as our Director of Environmental, Health and Safety since 1992. Prior to this time, Mr. Kohlbecker served as Computer Engineer for Applications for Mobil Oil, sales engineer for Bellmer GmbH & Co. KG and Senior Process Engineer for Krupp Koppers.

         Werner Thiel has served as the President of our Kronos Ecochem Division (formerly the Water Treatment Chemicals Division) since 1989.

COMPENSATION OF DIRECTORS

         During 2001, no fees were paid to any director for service as a director. Directors are reimbursed for reasonable expenses incurred in attending board of directors and committee meetings.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION OF EXECUTIVE OFFICERS

         The summary compensation table set forth below provides summary information regarding annual and long-term compensation awarded to, earned by or paid to or on behalf of our Chief Executive Officer and each of our other four most highly compensated executive officers for services rendered to us during the years ended December 31, 1999, 2000 and 2001.

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM
                                                                                              COMPENSATION
                                                                                              ------------
                                                                                                 AWARDS
                                                                                              ------------
                                                                  ANNUAL COMPENSATION(1)      SECURITIES
                                                                  ----------------------       UNDERLYING
                                                                   SALARY                     OPTIONS/SARS
NAME AND PRINCIPAL POSITION                             YEAR        (1)        BONUS             (#)(2)
---------------------------                             ----      --------  ------------      ------------
Dr. Lawrence A. Wigdor...........................       2001      $      0  $    600,000(3)      100,000
  Chief Executive Officer                               2000             0     1,500,000         100,000
                                                        1999             0             0          99,000

Robert D. Hardy..................................       2001             0       250,000(3)       50,000
  Vice President and Chief                              2000             0             0          30,000
  Financial Officer                                     1999             0             0          30,000

Dr. Ulfert Fiand.................................       2001       117,520       182,111           6,000
  President, Manufacturing                              2000       113,977        43,596           5,000
  and Technology                                        1999       116,956        22,941           5,000

Dr. Henry Basson.................................       2001       154,747        76,755           6,000
  President, Sales and                                  2000       159,097       129,186           5,000
  Marketing                                             1999       176,670        87,204           7,500

Volker Roth......................................       2001       104,005        86,514           2,000
  Vice President, Controller                            2000       108,729        23,935           1,500
  and Secretary                                         1999       120,868        15,705               0

----------

(1) Each of Dr. Wigdor and Mr. Hardy is also an executive officer of NL Industries and Kronos and divides his business time among us and NL Industries and other affiliates of NL Industries. As an executive officer of NL Industries, each of Dr. Wigdor and Mr. Hardy receives salary, bonus and other compensation from NL Industries. Dr. Wigdor and Mr. Hardy are generally not compensated directly by us or our subsidiaries. For the years 1999, 2000 and 2001, no portion of Dr. Wigdor's and Mr. Hardy's salary was allocated to us. Beginning in 2002, a portion of Dr. Wigdor's and Mr. Hardy's salary will be charged to us based on business time devoted.

(2) Represents options to purchase shares of common stock of NL Industries. None of these options for Dr. Wigdor or Mr. Hardy were charged to us, nor do we expect that any such options will be charged to us in the future. We are charged by NL Industries for options exercised by Dr. Fiand, Dr. Basson and Mr. Roth based upon the market price of NL Industries common stock at the date of exercise.

(3)      Represents amounts paid by NL Industries and allocated to us.

STOCK OPTION GRANTS

         The following table provides information with respect to the individual stock option grants to purchase shares of common stock of NL Industries made to the persons named in the summary compensation table under NL Industries' 1998 Long-Term Incentive Plan (the "Incentive Plan") during 2001.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                            INDIVIDUAL GRANTS
                                            ------------------------------------------------
                                                          PERCENT OF
                                                             TOTAL                              POTENTIAL REALIZABLE
                                                           OPTIONS/                               VALUE AT ASSUMED
                                             NUMBER OF       SARS      EXERCISE                 ANNUAL RATES OF STOCK
                                            SECURITIES     GRANTED     OR BASE                 PRICE APPRECIATION FOR
                                            UNDERLYING        TO        PRICE                      OPTION TERM(3)
                                            OPTION/SARS   EMPLOYEES   ($/SHARE)   EXPIRATION   -----------------------
NAME                                          (#)(1)     FISCAL YEAR     (2)         DATE         5%($)       10%($)
----                                        -----------  -----------  ---------   ----------   ----------   ----------
Dr. Lawrence A. Wigdor.................       100,000       47.62%     $20.11       2/7/11     $1,264,707   $3,205,016
Robert D. Hardy........................        50,000       23.81%     $20.11       2/7/11        632,354    1,602,508
Dr. Ulfert Fiand.......................         6,000        2.86%     $20.11       2/7/11         75,882      192,301
Dr. Henry Basson.......................         6,000        2.86%     $20.11       2/7/11         75,882      192,301
Volker Roth............................         2,000        0.95%     $20.11       2/7/11         25,294       64,100

----------

(1) Options vest over five years from the date of grant at a rate of 40% on the second anniversary of the date of grant and 20% on each of the next three succeeding anniversary dates. Options expire on the tenth anniversary date of the date of grant.

(2) The exercise price is equal to the mean of the high and low prices of NL Industries' common stock on the New York Stock Exchange Composite Tape on the date of grant.

(3) Pursuant to the rules of the SEC, these amounts reflect the calculations at assumed 5% and 10% annual appreciation rates. Such calculations are not intended to forecast future appreciation, if any, and do not necessarily reflect the actual value, if any, that may be realized. The actual value of such options, if any, would be realized only upon the exercise of such options and depends upon the future performance of NL Industries' common stock. No assurance can be made that the amounts reflected in these columns will be achieved. The potential realizable value was computed as the difference between the appreciated value (at the end of the ten-year term of the options) of NL Industries common stock into which these options are exercisable and the aggregate exercise price of these options. The appreciated value per share at the end of the ten-year term would be $32.76 and $52.16 at the assumed 5% and 10% rates, respectively, with respect to these options.

STOCK OPTION EXERCISES AND HOLDINGS

         The following table provides information with respect to the persons named in the summary compensation table concerning the exercise of options during 2001 and the value of unexercised options held as of December 31, 2001. The options described in the following table are options to purchase shares of common stock of NL Industries pursuant to the Incentive Plan. No stock appreciation rights were granted during 2001.

          AGGREGATED OPTION/SAR EXERCISES IN 2001 AND DECEMBER 31, 2001
                                OPTION/SAR VALUES

                                                                                    NUMBER OF
                                                                                   SECURITIES           VALUE OF
                                                                                   UNDERLYING          UNEXERCISED
                                                                                   UNEXERCISED        IN-THE-MONEY
                                                                                  OPTIONS/SARS        OPTIONS/SARS
                                                       SHARES                      AT 12/31/01         AT 12/31/01
                                                     ACQUIRED ON     VALUE        EXERCISABLE/        EXERCISABLE/
NAME                                                 EXERCISE(#)  REALIZED($)   UNEXERCISABLE(#)    UNEXERCISABLE($)
----                                                 -----------  -----------   ----------------    ----------------
Dr. Lawrence A. Wigdor.........................             0             0      163,600/310,400     118,549/227,914
Robert D. Hardy................................             0             0       43,000/116,000      45,124/ 87,847
Dr. Ulfert Fiand...............................         2,300        21,416            0/ 14,000           0/ 17,226
Dr. Henry Basson...............................             0             0       11,800/ 19,500      26,002/ 26,660
Volker Roth....................................             0             0            0/  3,500           0/  1,560

PENSION PLAN

         The following table provides information with respect to estimated annual benefits payable upon retirement under The Kronos, Inc. (Belgium) Group Insurance Plan (the "Pension Plan"), which provides lifetime retirement benefits to eligible employees of Kronos in Belgium. Dr. Basson is the only named executive officer covered by the Pension Plan.

                               PENSION PLAN TABLE

                                                                                    YEARS OF SERVICE
                                                                  ---------------------------------------------------
                                                                     15         20         25         30         35
                                                                  -------    -------    -------    -------    -------
REMUNERATION                                                                        (IN U.S. DOLLARS)
------------
125,000........................................................    31,560     42,079     52,599     63,119     73,639
150,000........................................................    39,060     52,079     65,099     78,119     91,139
175,000........................................................    46,560     62,079     77,599     93,119    108,639
200,000........................................................    54,060     72,079     90,099    108,119    126,139
225,000........................................................    61,560     82,079    102,599    123,119    143,639
250,000........................................................    69,060     92,079    115,099    138,119    161,139
300,000........................................................    84,060    112,079    140,099    168,119    196,139
400,000........................................................   114,060    152,079    190,099    228,119    266,139
450,000........................................................   129,060    172,079    215,099    258,119    301,139
500,000........................................................   144,060    192,079    240,099    288,119    336,139

         Under the Pension Plan, each employee contributes 1% of 13.9 times his or her gross monthly salary up to the social security wage base plus 5% of any salary in excess of this amount. The Pension Plan provides a benefit equal to
(a) 70% or the average of such participant's annual salary (including additional vacation pay and bonus) over the last three full years immediately preceding retirement, less such participant's single person basic social security benefit, multiplied by (b) a fraction, the numerator of which is such participant's years of service up to 35 years and the denominator of which is 35. Benefits are payable upon retirement and the attainment of ages specified in Pension Plan. Dr. Basson has an estimated 9.75 years of service credited under the Pension Plan. Benefits under the Pension Plan are computed as an annual straight life annuity. The benefits listed in the pension plan table set forth above are net of basic social security benefits.

         Dr. Fiand and Mr. Roth are eligible to receive their pension through Kronos Germany through the Bayer Pensionskasse and the Supplemental Pension Promise. All of our employees in Germany (including wage earners) who have contributed for five years and are less than 55 years of age are covered by the Bayer Pensionskasse. Each employee contributes 2% of eligible earnings excluding bonus, up to the social security contribution ceiling (currently E.54,000) and the Bayer Pensionskasse provides a benefit of 44% of such employee's accumulated contributions (with a minimum benefit of approximately E.13 per month). All of our employees in Germany who have completed 10 years of service are also covered by the Supplemental Pension Promise. Kronos Germany accrues 11.25% of participants' eligible annual earnings excluding bonus in excess of the social security contribution ceiling, up to a maximum of E.98,500. The Supplemental Pension Promise provides an annual retirement benefit of 20% of all accruals made by Kronos Germany. Benefits for both plans are payable upon retirement and the attainment of ages specified in the plans. No amounts were paid or distributed under these plans to Dr. Fiand or Mr. Roth in 2001. The estimated accrued annual benefits payable upon normal retirement at normal retirement age for Dr. Fiand and Mr. Roth are E.23,440 and E.30,431, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Compensation for the named executive officers is set by the management development and compensation committee of the board of directors of NL Industries. None of the named executive officers served on this committee during 2001.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         As discussed above under "Business -- Principal Shareholders," we may be deemed to be controlled by Harold C. Simmons. It is our policy to engage in transactions with related parties on terms, in our opinion, no less favorable to us than could be obtained from unrelated parties. See note 15 to the consolidated financial statements included elsewhere in this prospectus.

         The Indenture governing the notes contains certain restrictions on our ability to enter into transactions with affiliates. See "Description of the New Notes."

         We share certain services and resources with Kronos and NL Industries, and we rely on Kronos to supply some of our raw materials and to purchase a portion of our products.

         Certain of our sales are made to Kronos' North American Subsidiaries. Such sales, consisting primarily of TiO(2), were $57 million in 1999, $54 million in 2000 and $39 million in 2001, and were $22 million in the first six months of 2001 and $27 million in the first six months of 2002. The transfer price for such TiO(2) sales is an amount equal to 95% of the North American trade price less certain selling expenses and approximates the selling price that would have been paid if the same product had been sold to our third-party distributors.

         We purchase a nominal amount of TiO(2) from Kronos' North American Subsidiaries. Such purchases were $5 million in 1999, $7 million in 2000 and $1 million in 2001, and were nil in the first six months of 2001 and 2002. The transfer price for such TiO(2) purchases are determined in a manner similar to our sales of TiO(2) to affiliates.

         We purchase rutile feedstock used as a raw material in all of our chloride process TiO(2) facilities from Kronos USA for use in our facilities for an amount equal to the amount paid by Kronos to the third-party supplier plus a 2.5% administrative fee. Such feedstock purchases were $88 million in 1999, $89 million in 2000 and $92 million in 2001, and were $43 million in the first six months of 2001 and $35 million in the first six months of 2002.

         We own certain technology and trademarks used in our TiO(2) business. We have granted a perpetual license to Kronos' North American Subsidiaries to use such technology and trademarks in their TiO(2) operations. Such license is royalty-free other than with respect to Kronos Canada, from which we receive a royalty based upon specified percentages of sales generated by Kronos Canada. Royalty income from Kronos Canada was $6 million in each of 1999 and 2000, $5 million in 2001, and was $3 million in each of the first six months of 2001 and 2002.

         Kronos' North American Subsidiaries and certain other affiliates provide certain management, financial, tax planning, risk management and other administrative services to us on a fee basis. Such charges are based upon estimates of the time devoted by the employees of the provider of the services to our affairs, and the compensation of such persons. Because of the number of companies affiliated with NL Industries, we believe that we benefit from cost savings and economies of scale gained by not having certain management, financial and administrative staffs duplicated at each entity, thus allowing certain individuals to provide services to multiple companies but only be compensated by one entity. Management fees we paid pursuant to these agreements were $0.7 million in 1999, $0.2 million in each of 2000 and 2001, and were $0.1 million in the first six months of 2001 and $0.6 million in the first six months of 2002. In addition, Dr. Wigdor and Mr. Hardy, each of whom is one of our officers, are also officers of NL Industries and Kronos. From time to time, our employees may also provide certain engineering services to Kronos' Canadian operations for which we are compensated based on a time-and-materials basis. The amount received for providing such services has not been material.

         We and Kronos are both members of NL Industries' consolidated U.S. federal income tax group. As such, we are a party to an income tax sharing agreement with Kronos. Effective January 1, 2001, the NL Industries tax group, including us, is included in the consolidated U.S. federal income tax group of Contran. As a member of the Contran tax group, NL Industries is a party to a separate tax sharing agreement with Valhi. NL Industries' tax sharing agreement with Valhi provides that NL Industries calculate its liability for U.S. income taxes on a separate-company basis using the tax elections made by Contran. During 2002, our tax sharing agreement with Kronos was amended pursuant to which our liability for U.S. income taxes is computed on a separate-company basis using tax elections consistent with Kronos' tax elections. We will make distributions to or receive contributions from Kronos in the amounts we would have paid to or received from the U.S. Internal Revenue Service had we not been a member of the NL Industries tax group, but rather a separate taxpayer. Any contribution we would receive from Kronos under the amended tax sharing agreement is limited to amounts we previously paid to Kronos under such agreement. We have never paid any distributions to Kronos nor have we received any contributions from Kronos under our tax sharing agreement with them. We would not have reported a different provision for income taxes in 1999, 2000 and 2001 if the provision for income taxes in such periods had been computed in accordance with the tax allocation policy contained in our amended tax sharing agreement with Kronos. See note 2 to the consolidated financial statements included elsewhere in this prospectus.

         We have certain indebtedness owed to NL Industries and its affiliates. Such indebtedness is discussed in note 8 to the consolidated financial statements included elsewhere in this prospectus. Interest expense on such indebtedness was $30 million in 1999, $29 million in 2000 and $34 million in 2001, and was $14 million in the first six months of 2001 and $19 million in the first six months of 2002.

         We are party to master global Contran and NL Industries insurance coverage policies with regard to property, business interruption, excess liability and other coverages. The costs associated with these policies aggregated $2.9 million, $3.1 million and $7.1 million in 1999, 2000 and 2001, respectively.

         The amounts receivable from and payable to affiliates are summarized in note 15 to the consolidated financial statements included elsewhere in this prospectus.

              DESCRIPTION OF OUR SUBSIDIARIES' NEW CREDIT FACILITY

         On June 25, 2002, two subsidiaries of Kronos Norway (Kronos Titan A/S and Titania A/S), Kronos Germany and Kronos Belgium (collectively the "Bank Borrowers") have entered into a new senior secured credit facility (the "New Credit Facility") with a syndicate of banks led by Deutsche Bank AG.

GENERAL

         The New Credit Facility provides for up to E.80 million in revolving credit loans available to refinance our outstanding indebtedness and provide for our ongoing operating needs. At June 30, 2002, the Bank Borrowers had approximately E.40 million available for additional borrowing under that facility. The New Credit Facility replaced existing bank arrangements in place, and matures in three years.

GUARANTEES; SECURITY

         The Bank Borrowers are subject to covenants under the New Credit Facility, as will certain current and future subsidiaries, if any. Kronos Norway, Kronos Germany and Kronos Belgium have guaranteed all outstanding borrowings under the New Credit Facility. The New Credit Facility is secured primarily by the working capital assets of the Bank Borrowers and a pledge of the shares of Kronos Norway.

INTEREST; FEES

         Interest under the New Credit Facility is payable at rates per annum equal to EURIBOR plus 175 basis points. Unused commitment fees are due quarterly. Undrawn commitment fees are 75 basis points per annum.

CONDITIONS AND EVENTS OF DEFAULT

         The New Credit Facility contains affirmative and negative covenants customary for agreements of this type, including, among others, covenants restricting our ability to (i) incur additional indebtedness, (ii) create liens on our assets, (iii) make certain investments and loans, (iv) consolidate, merge or sell assets and (v) change the character of our business.

         We are required to comply with certain financial tests and maintain certain financial ratios. These financial tests and ratios include requirements to maintain (i) a maximum leverage ratio and (ii) a minimum interest coverage ratio (as defined in the loan documentation).

         The New Credit Facility also includes customary events of default. Events of default under the New Credit Facility include non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties in any material respect, bankruptcy and insolvency events, cross-defaults and a default in the event of a change of control (as defined). An event of default under the facility will permit the lenders to accelerate the maturity of indebtedness under the facility, and may result in cross-defaults under other indebtedness of us or our subsidiaries.

                          DESCRIPTION OF THE NEW NOTES

         The Company issued the old notes, and will issue the new notes, under an indenture (the "Indenture") between itself and The Bank of New York, as Trustee (the "Trustee"). The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the new notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). We have filed the Indenture as an exhibit to the registration statement of which this prospectus is a part and incorporate by reference that exhibit into this prospectus. You can find definitions of certain capitalized terms used in this description under "-- Certain Definitions." For purposes of this section, references to the "Company" include only KII and not its Subsidiaries.

         The new notes will be senior obligations of the Company, ranking equally in right of payment with the old notes and all our other senior indebtedness. The new notes will be secured by a senior Lien on 65% of the Capital Stock of each of the first-tier operating Subsidiaries of the Company, which is the same collateral that secures the old notes.

         The Company will issue the new notes in fully registered form in denominations of E.1,000 and integral multiples thereof. The Trustee will initially act as Paying Agent and Registrar for the new notes. The new notes may be presented for registration or transfer and exchange at the offices of the Registrar. The Company may change any Paying Agent and Registrar without notice to holders of the notes (the "Holders"). The Company will pay principal (and premium, if any) on the new notes at the Trustee's corporate office in New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders. So long as the new notes are listed on the Luxembourg Stock Exchange, the Company will maintain a special agent or, as the case may be, a paying and transfer agent in Luxembourg. Any new notes that remain outstanding after the completion of the exchange offer, together with the new notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture.

PRINCIPAL, MATURITY AND INTEREST

         An aggregate principal amount of E.285 million of new notes will be issued in the exchange offer. The new notes will mature on June 30, 2009. Additional Notes may be issued from time to time, subject to the limitations set forth under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness." Interest on the new notes will accrue at the rate of 8 7/8% per annum and will be payable semiannually in cash on each June 30 and December 30 commencing on December 30, 2002, to the persons who are registered Holders at the close of business on the June 15 and December 15 immediately preceding the applicable interest payment date. Interest on the new notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.

         The new notes will not be entitled to the benefit of any mandatory sinking fund.

REDEMPTION

         Optional Redemption. Except as described below, the new notes are not redeemable before December 30, 2005. Thereafter, the Company may redeem the new notes at its option, in whole or in part, upon not less than 30 nor more than 60 days notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period (or, in the case of the period commencing on December 30, 2008, six-month period) commencing on December 30 of the year set forth below:

         YEAR                                                                                     PERCENTAGE
         ----                                                                                    -----------
         2005................................................................................     104.437%
         2006................................................................................     102.958%
         2007................................................................................     101.479%
         2008 and thereafter.................................................................     100.000%

         In addition, the Company must pay accrued and unpaid interest on the notes redeemed.

         Optional Redemption upon Public Equity Offerings. At any time, or from time to time, on or prior to June 30, 2005, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to 35% of the principal amount of the notes issued under the Indenture at a redemption price of 108.875% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

              (1) at least 65% of the principal amount of notes issued under the Indenture remains outstanding immediately after any such redemption; and

              (2) the Company makes such redemption not more than 90 days after the consummation of any such Public Equity Offering.

         "Public Equity Offering" means an underwritten public offering of Qualified Capital Stock of the Company, Kronos or NL Industries pursuant to a registration statement filed with the SEC in accordance with the Securities Act (or pursuant to a similar or reasonably equivalent process in the European Union or in any one or more states that are members of the European Union as of the Issue Date or in Norway); provided that, in the event of a Public Equity Offering by Kronos or NL Industries, such issuer directly or indirectly contributes to the equity capital of the Company the portion of the net cash proceeds of such Public Equity Offering necessary to pay the aggregate redemption price (plus accrued interest to the date of redemption) of the notes to be redeemed pursuant to the preceding paragraph.

         Optional Redemption upon a Change of Control. At any time on or prior to December 30, 2005, the notes may also be redeemed or purchased (by the Company or any other Person) in whole but not in part, at the Company's option, upon the occurrence of a Change of Control, at a price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to the date of redemption or purchase (the "Redemption Date") (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption or purchase may be made upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the Redemption Date (but in no event shall such notice be mailed more than 180 days after the occurrence of such Change of Control). The Company may provide in such notice that payment of such price and performance of the Company's obligations with respect to such redemption or purchase may be performed by another Person. Any such notice may be given prior to the occurrence of the related Change of Control, and any such redemption, purchase or notice may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of the related Change of Control.

         "Applicable Premium" means, with respect to a note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such note and (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such note on December 30, 2005 (such redemption price being that described in the first paragraph of this "Redemption" section) plus (2) all required remaining scheduled interest payments due on such note through December 30, 2005, computed using a discount rate equal to the Adjusted Bund Rate, over
(B) the principal amount of such note on such Redemption Date. Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee.

         "Adjusted Bund Rate" means, with respect to any Redemption Date, the mid-market yield, under the heading which represents the average for the immediately prior week, appearing on Reuters page AABBUND01, or its successor, for the maturity corresponding to June 30, 2009 (if no maturity date is within three months before or after June 30, 2009, yields for the two published maturities most closely corresponding to June 30, 2009 shall be determined and the Bund yield shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), plus 0.50%. The Bund Rate shall be calculated on the third Business Day preceding such Redemption Date.

SELECTION AND NOTICE OF REDEMPTION

         In the event that the Company chooses to redeem less than all of the notes, selection of the notes for redemption will be made by the Trustee either:

                  (1) in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

                  (2) on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

         No notes of a principal amount of E.1,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of a Public Equity Offering, the Trustee will select the notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of Euroclear and Clearstream). Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. In the event notes are to be redeemed, the Company will also publish a notice of redemption in accordance with the procedures described under "-- Notices." On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

HOLDING COMPANY STRUCTURE

         The Company's assets consist primarily of investments in its operating Subsidiaries. The Company's cash flow and its ability to service Indebtedness, including the Company's ability to pay the interest on and principal of the notes, depends upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, partnership distributions, advances or payments on account of intercompany obligations, to service its debt obligations. In addition, the claims of the Holders are subject to the prior payment of all liabilities (whether or not for borrowed money) and to any preferred stock interest of such Subsidiaries of the Company. There can be no assurance that, after providing for all prior claims, there would be sufficient assets available from the Company and its Subsidiaries to satisfy the claims of the Holders of notes. See "Risk Factors -- If our subsidiaries do not make sufficient distributions to us, then we will not be able to make payments on our debt, including the new notes" and "Risk Factors -- The new notes are secured only by the pledge of 65% of the stock or other equity interests of certain of our first-tier subsidiaries, and assets of our subsidiaries will first be applied to repay indebtedness and liabilities of our subsidiaries and may not be sufficient to repay the new notes."

         In addition to the foregoing, the new notes will be structurally subordinated in right of payment to all of the Indebtedness and other liabilities of the Company's Subsidiaries, which, as of June, 30 2002, were approximately $218.5 million (including approximately $49.9 million in deferred income taxes) recorded on our historical balance sheet. Furthermore, the Indebtedness of certain of the Company's Subsidiaries under the Credit Agreement is secured by Liens on substantially all current assets of such Subsidiaries. The new notes will not have the benefit of this collateral, nor any other assets of the Company's Subsidiaries. Accordingly, if an event of default occurs under the Credit Agreement, the lenders under the Credit Agreement will have a right to such assets and may foreclose upon their collateral. In that case, such assets would first be used to repay in full amounts outstanding under the Credit Agreement and may not be available to repay the new notes. In the event of a bankruptcy event affecting any of the Subsidiaries, local bankruptcy law would be likely to apply. In general, such local bankruptcy law affords significant protection for senior secured creditors and there can be no assurances that, in the event of bankruptcy events affecting Subsidiaries of the Company, senior secured creditors could take actions that would materially and adversely affect the value of the Company's ongoing business and the equity value of such Subsidiaries. The remaining value, if any, of the Company's assets may not be sufficient to repay the new notes.

SECURITY

         The new notes will be secured only by the pledge of 65% of the Capital Stock of the Company's first-tier operating Subsidiaries, which is the same collateral that secures the old notes. Each of the pledges securing the new notes will be in favor of either the Trustee or a collateral agent appointed under the Indenture and will be governed by the local law of the jurisdiction where each of our pledged Subsidiaries are formed; those jurisdictions are Denmark, France, Germany and the United Kingdom. As a result, the validity of those pledges, and the ability of the Trustee or a collateral agent, as applicable, or the Holders to realize any benefit associated with the pledged shares, may be limited under applicable local law as any action to enforce the stock pledges must be taken under the laws of the applicable jurisdiction and such laws may differ in significant respects from the laws of the United States. Furthermore, the rights of the Trustee or a collateral agent, as applicable, or the Holders to foreclose upon and sell the pledged shares upon the occurrence of a default will be subject to limitations under applicable local bankruptcy laws if a bankruptcy proceeding were commenced against the Company or its Subsidiaries. Any delay or inability to realize any benefit associated with the Lien in any jurisdiction or the application of local bankruptcy laws that are contrary to Holders' interests could have a material adverse effect on the Lien we have granted on certain of the Company's first-tier Subsidiaries and could result in an inability to realize the full value of the share pledges entered into in connection with the issuance of the notes.

CHANGE OF CONTROL

         Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price in cash equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

         Within 60 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). In the event of a Change of Control, the Company will also publish a notice of the offer to purchase in accordance with the procedures described under "-- Notices." Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

         The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

         If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

         Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

         The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

CERTAIN COVENANTS

         The Indenture contains, among others, the following covenants:

         Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Restricted Subsidiaries that is, or, upon such incurrence, becomes, a Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) and any Restricted Subsidiary of the Company that is not or will not, upon such incurrence, become a Guarantor may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.5 to 1.0.

         The Company and any Restricted Subsidiary that is a Guarantor will not incur any Indebtedness that is expressly subordinated to any senior Indebtedness of the Company or any such Guarantor unless such Indebtedness is also expressly subordinated on the same basis to the notes or any such guarantees.

         Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

                  (1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock;

                  (2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

                  (3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes; or

                  (4) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment");

if at the time of such Restricted Payment or immediately after giving effect thereto,

         (i) a Default or an Event of Default shall have occurred and be continuing; or

         (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided, however, that for purposes of this clause (ii), the Consolidated Fixed Charge Coverage Ratio of the Company, after giving effect to such Restricted Payment, must be greater than 3.0 to 1.0; or

         (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall exceed the sum of:

                  (v) 75% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

                  (w) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Restricted Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company or warrants, options or other rights to acquire Qualified Capital Stock of the Company (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock); plus

                  (x) without duplication of any amounts included in clause
         (iii)(w) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock (excluding, in the case of clause (iii)(w) and this clause (iii)(x), any net cash proceeds from a Public Equity Offering to the extent used to redeem the notes in compliance with the provisions set forth under "Redemption -- Optional Redemption upon Public Equity Offerings"); plus

                  (y) without duplication, the sum of:

                           (1) the aggregate amount returned in cash on or with
                  respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments;

                           (2) the net cash proceeds received by the Company or
                  any of its Restricted Subsidiaries from the disposition of all or any portion of Investments (other than Permitted Investments) made subsequent to the Issue Date other than to a Restricted Subsidiary of the Company; and

                           (3) upon redesignation of an Unrestricted Subsidiary
                  as a Restricted Subsidiary, the fair market value of such Subsidiary; provided, however, that the sum of amounts governed by clauses (1), (2) and (3) above shall first be included under this clause (y) and, to the extent that the sum of clauses (1), (2) and (3) above exceeds the aggregate amount of all Investments (other than Permitted Investments) made subsequent to the Issue Date, shall be included under clause
                  (v) above as included in Consolidated Net Income; plus

                  (z) $25 million.

         Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

                  (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

                  (2) the acquisition or redemption of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

                  (3) the acquisition or redemption of any Indebtedness of the Company that is subordinate or junior in right of payment to the notes either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of (a) a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or (b) if no Default or Event of Default shall have occurred and be continuing, Refinancing Indebtedness;

                  (4) so long as no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of Common Stock of the Company (or options or warrants to purchase such Common Stock) from directors, officers and employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability, retirement or termination of employment of such directors, officers and employees, in an aggregate amount not to exceed $3 million in any calendar year;

                  (5) on or before 200 days after the Issue Date, the partial or complete redemption of any one or more of (i) the 738 shares of the Company's outstanding Series A Preferred Stock, $100 par value, (ii) the 647 shares of the Company's outstanding Series B Preferred Stock, $100 par value, and (iii) the 5,500,000 shares of the Company's outstanding Profit Participation Certificates, DM100 par value, in each case including any accrued and unpaid dividends thereon, using as consideration the Company's notes or loans receivable from its Affiliates and existing as of the Issue Date (including accrued and unpaid interest thereon);

                  (6) on or before 200 days from the Issue Date, the partial or complete conversion into Qualified Capital Stock of the Company of any one or more of (i) the 738 shares of the Company's outstanding Series A Preferred Stock, $100 par value, (ii) the 647 shares of the Company's outstanding Series B Preferred Stock, $100 par value, and (iii) the 5,500,000 shares of the Company's outstanding Profit Participation Certificates, DM100 par value, in each case including any accrued and unpaid dividends thereon;

                  (7) on or before 200 days from the Issue Date, the dividend or other transfer by the Company to Kronos of all or a portion of the Company's notes or loans receivable from its Affiliates and existing as of the Issue Date (including accrued and unpaid interest thereon);

                  (8) on or before 200 days from the Issue Date, the redemption of any Qualified Capital Stock of the Company, using as consideration all or a portion of the Company's notes receivable from Affiliates and existing as of the Issue Date (including accrued and unpaid interest thereon); and

                  (9) one or more Restricted Payments of the net proceeds from the issuance and sale of the notes, on or promptly after the Issue Date as set forth in, and for the purposes described under, "Use of Proceeds" and, if any net proceeds remain after such Restricted Payment(s), additional Restricted Payment(s), promptly after the Issue Date, in an aggregate amount up to the amount of such remaining net proceeds from such issuance and sale.

         In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2)(ii) (to the extent included in the calculation of net cash proceeds in clause (iii)(w) above), 3(ii)(a) (to the extent included in the calculation of net cash proceeds in clause (iii)(w) above) and (4) shall be included in such calculation and amounts expended pursuant to clauses (2)(i), (2)(ii) (to the extent not included in the calculation of net cash proceeds in clause (iii)(w) above), (3)(i),
(3)(ii)(a) (to the extent not included in the calculation of net cash proceeds in clause (iii)(w) above), 3(ii)(b), (5), (6), (7), (8) and (9) shall be excluded from such calculation, in each case without duplication.

         Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

                  (1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors);

                  (2) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; provided, however, that for the purposes of this provision, the amount of any liability that would be shown on a consolidated balance sheet of the Company or such Restricted Subsidiary, as the case may be, in accordance with GAAP and immediately prior to the time of such Asset Sale, other than liabilities that are by their terms expressly subordinated to the notes, that are assumed by the transferee of any such Asset Sale, will be deemed to be cash; and

                  (3) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either:

                           (a) to prepay any secured senior Indebtedness of the
                  Company or senior Indebtedness of a Restricted Subsidiary and, in the case of any such senior Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility;

                           (b) to acquire or otherwise make an investment or
                  enter into a binding commitment to acquire or otherwise make an investment in properties and assets (including Capital Stock) that replace the properties and assets (including Capital Stock) that were the subject of such Asset Sale or in properties and assets (including Capital Stock) that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets"); and/or

                           (c) a combination of prepayment and investment
                  permitted by the foregoing clauses (3)(a) and (3)(b).

         On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), the aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that amount of notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

         Notwithstanding the foregoing provision, the Company and its Restricted Subsidiaries may consummate an Asset Sale without complying with such provision to the extent that (1) at least 80% of the consideration for such Asset Sale constitutes Replacement Assets and (2) such Asset Sale is for fair market value. Any consideration that does not constitute Replacement Assets that is received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted under this paragraph will constitute Net Cash Proceeds and will be subject to the provisions set forth in the preceding paragraph.

         The Company or such Restricted Subsidiary may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $20 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $20 million, shall be applied as required pursuant to this paragraph).


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
         In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "-- Merger, Consolidation and Sale of Assets," which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

         Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their notes in whole or in part in integral multiples of E.1,000 in exchange for cash. To the extent Holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

         The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

         After consummation of any Net Proceeds Offers, any Net Proceeds Offer Amount not applied to any such purchase may be used by the Company for any purpose permitted by the other provisions of the Indenture.

         To the extent that any or all of the Net Cash Proceeds related to an Asset Sale of a Restricted Subsidiary are prohibited or delayed by applicable law from being repatriated (in the form of dividends, loans or otherwise) to the Company, the portion of such Net Cash Proceeds so affected shall not be required to be applied at the time provided above, but may be retained by the applicable Restricted Subsidiary so long, but only so long, as such applicable law will not permit repatriation to the Company (the Company having agreed to cause the applicable Restricted Subsidiary to promptly take all actions required by the applicable law to permit such repatriation). After such repatriation of any such affected Net Cash Proceeds is permitted under such applicable law, such repatriation shall be immediately effected and such repatriated Net Cash Proceeds will be applied in a manner as described in this covenant.

         Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

                  (1) pay dividends or make any other distributions on or in respect of its Capital Stock;

                  (2) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

                  (3) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company,

except, in each case, for such encumbrances or restrictions existing under or by reason of:

                  (a) applicable law;

                  (b) the notes or the Indenture;


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


                  (c) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company;

                  (d) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to properties or assets other than the properties or assets so acquired;

                  (e) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date and any amendments, extensions, renewals or substitutions thereof provided that the terms of such amendments, extensions, renewals or substitutions are not materially more restrictive in the aggregate as determined by the Board of Directors of the Company in its good faith judgment;

                  (f) customary restrictions in the Credit Agreement, to the extent and in the manner in effect on the date of effectiveness thereof, and customary restrictions in other agreements governing Permitted Indebtedness to the extent such restrictions would not reasonably be expected to have an adverse effect on the ability of the Company to timely pay the principal and interest on the notes;

                  (g) customary restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

                  (h) customary restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale;

                  (i) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

                  (j) in the case of a joint venture or similar entity 50% owned by the Company or a Restricted Subsidiary, customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business; or

                  (k) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (d), (e) or (f) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are not materially more restrictive in the aggregate as determined by the Board of Directors of the Company in its good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b), (d), (e) or (f).

         Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company.

         Limitation on Liens. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom, unless:

                  (1) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the notes, the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

                  (2) in all other cases, the notes are equally and ratably secured, except for:


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


                           (a) Liens existing as of the Issue Date to the extent
                  and in the manner such Liens are in effect on the Issue Date and any amendments, extensions, renewals or substitutions thereof provided that the property subject to such Liens as amended, extended, renewed or substituted is not materially different from that initially subject to such Liens as determined by the Board of Directors of the Company in their good faith judgment;

                           (b) Liens securing Indebtedness under the Credit
                  Agreement;

                           (c) Liens securing senior Indebtedness incurred
                  pursuant to clauses (11) or (12) of the definition of Permitted Indebtedness;

                           (d) Liens securing the notes and any Guarantees;

                           (e) Liens of the Company or a Wholly Owned Restricted
                  Subsidiary of the Company on assets of any Restricted Subsidiary of the Company;

                           (f) Liens securing Indebtedness incurred to Refinance
                  any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred without violation of the Indenture; provided, however, that such Liens do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

                           (g) Permitted Liens.

         Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

                  (1) either:

                           (a) the Company shall be the surviving or continuing
                  corporation; or

                           (b) the Person (if other than the Company) formed by
                  such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"):

                           (x) shall be a corporation organized and validly
                  existing under the laws of the United States, any State thereof or the District of Columbia; and

                           (y) shall expressly assume, by supplemental indenture
                  (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes and the performance of every covenant of the notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed;

                  (2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be,
         (a) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and (b) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "-- Limitation on Incurrence of Additional Indebtedness" covenant;

                  (3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

                  (4) the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

          For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

          The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the notes with the same effect as if such surviving entity had been named as such.

          Without limiting any of the activities and transactions that Kronos Titan-GmbH & Co. OHG, a partnership, may engage in or undertake consistent with the Indenture, Kronos Titan-GmbH & Co. OHG may through a merger, consolidation or other business combination transaction continue or succeed as a corporation incorporated under the laws of Germany; provided that such transaction does not adversely affect the Lien on the Capital Stock of Kronos Titan-GmbH & Co. OHG for the benefit of the Holders.

          Notwithstanding the foregoing, neither the Company nor any Subsidiary will consolidate or merge with NL Industries or any successor to NL Industries.

          Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of "-- Limitation on Asset Sales") will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

                  (1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the European Union, any state that is a member of the European Union on the Issue Date, the United States, any State thereof, the District of Columbia or Norway;

                  (2) such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee;

                  (3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

                  (4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company
         (a) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and (b) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "-- Limitation on Incurrence of Additional Indebtedness" covenant.

         Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor need only comply with clause (4) of the first paragraph of this covenant.

         Limitations on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

         All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $2 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $12.5 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

         The restrictions set forth in the first paragraph of this covenant shall not apply to, and the term "Affiliate Transactions" shall not include, any of the following (each of the following being a "Permitted Affiliate Transaction"):

                  (1) reasonable fees and compensation paid to and indemnity provided on behalf of officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management;

                  (2) transactions to the extent exclusively between or among the Company and any of its Restricted Subsidiaries or to the extent exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture;

                  (3) arrangements under the Company's transfer pricing guidelines, the Services Agreement, dated as of January 1, 1995 (and amended as of April 1, 2002) among NL Industries, Kronos (US), Inc. and the Company, the Tax Agreement, dated as of May 28, 2002, by and between Kronos and the Company, the United States Sales Agreement, effective as of January 1, 1995, among Kronos (US), Inc., Rheox, Inc., the Company, Kronos Limited, Societe Industrielle du Titane, S.A., Kronos Titan-GmbH, Kronos Canada, Inc., Kronos B.V., Kronos Europe S.A./N.V., Kronos Titan A/S, Rheox Limited, Rheox GmbH, Abbey Chemicals Limited, Bentone-Chemie GmbH and Rheox Canada, a division of Rheox, Inc., the United States Sales Agreement, effective as of January 1, 1995, among Kronos (US), Inc., Rheox, Inc., the Company, Kronos Europe S.A./N.V., Kronos Canada, Inc., Kronos Titan GmbH, Rheox Limited, Rheox GmbH and Kronos Titan A/S, the Assignment and Assumption Agreement, dated as of January 1, 1999, by and between Kronos (US), Inc. and the Company, the Amended and Restated Technology Transfer and License Agreement, dated as of May 30, 1990, between Kronos and Kronos Titan-GmbH, the Amended and Restated Technology, the Patent and Trademark License Agreement, dated as of May 30, 1990, by and between Kronos (US), Inc. and Kronos Europe S.A./N.V., the Amended and Restated Technology, Patent and Trademark License Agreement, dated as of May 30, 1990, by and between Kronos (USA), Inc. and Kronos Canada, Inc., the Cross License Agreement, effective January 1, 1999, between Kronos Inc. (formerly known as Kronos (USA), Inc.) and the Company and the Trademark Use Agreement, dated as of May 30, 1990, between Kronos, Inc. (now Kronos (US), Inc.), Kronos (USA), Inc. (now Kronos, Inc.),


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


         Kronos Titan-GmbH and Kronos Titan A/S and amended effective as of October 16, 1993 and January 1, 1999, in each case as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date or is required by law or regulatory authority;

                  (4) purchases and sales of product and raw materials, insurance arrangements and payments, all of the foregoing in the ordinary course of business consistent with past practice or as may be necessary to accommodate legal, regulatory or other changes in the business of the Company and its Restricted Subsidiaries; and

                  (5) Restricted Payments (or Permitted Investments set forth in clauses (4), (7) and (12) of the definition thereof) permitted by the Indenture.

         Limitation of Guarantees by Restricted Subsidiaries. The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Company or any other Restricted Subsidiary of the Company (other than: (1) Indebtedness and other obligations under the Credit Agreement; (2) Permitted Indebtedness of a Restricted Subsidiary of the Company; (3) Indebtedness under Currency Agreements or Commodity Agreements in reliance on clause (5) of the definition of Permitted Indebtedness; or (4) Interest Swap Obligations incurred in reliance on clause
(4) of the definition of Permitted Indebtedness), unless, in any such case:

                  (1) such Restricted Subsidiary executes and delivers a supplemental indenture to the Indenture, providing a guarantee of payment of the notes by such Restricted Subsidiary; and

                  (2) if such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the notes (or a Guarantee of the notes), the guarantee or other instrument provided by such Restricted Subsidiary in respect of such subordinated Indebtedness shall be subordinated to the Guarantee pursuant to subordination provisions no less favorable to the Holders of the notes than those contained in such other Indebtedness.

         Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the notes shall (and shall provide by its terms that it shall) be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon:

                  (1) the unconditional release of such Restricted Subsidiary from its assumption, guarantee or other liability in respect of the Indebtedness in connection with which such Guarantee was executed and delivered pursuant to the preceding paragraph; or

                  (2) any sale or other disposition (by merger or otherwise) to any Person which is not a Restricted Subsidiary of the Company of all of the Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary; provided that (a) such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the Indenture and (b) such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Indebtedness so guaranteed.

         Provision of Security. The Company will not form, acquire or maintain any direct Restricted Subsidiary (other than Kronos Chemie-GmbH and Kronos World Services, S.A./N.V., so long as each such company shall have gross assets of less than $3 million (net of assets contributed thereto for the express purposes of expunging contingent liabilities), and any other direct Restricted Subsidiary having gross assets of less than $1 million), unless, concurrently with the formation, acquisition or maintenance of such Subsidiary, the Company shall execute and deliver, or cause to be executed and delivered, to the Trustee for the benefit of Holders, one or more pledge agreements, in form and substance reasonably satisfactory to the Trustee, pursuant to which not less than 65% of the

Capital Stock of such Subsidiary is pledged to the Trustee for the benefit of the Holders and the Company shall, concurrently therewith, execute and deliver all documents, instruments and agreements in form and substance reasonably satisfactory to the Trustee reasonably necessary in the opinion of the Trustee to grant and maintain at all times a fully perfected senior Lien on the collateral pledged pursuant to such pledge agreements.

         Conduct of Business. The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar or reasonably related to, or ancillary or complementary to, the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

         Reports to Holders. The Indenture provides that, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company will furnish the Holders of notes (or make publicly available through the SEC's electronic data gathering and retrieval ("EDGAR") database):

                  (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants; and

                  (2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the SEC's rules and regulations.

         In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. So long as the new notes are listed on the Luxembourg Stock Exchange, copies of such reports shall be available at the specified office of the Paying Agent and Transfer Agent in Luxembourg. In addition, the Company has agreed that, for so long as any notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

         Release of Security Upon Satisfaction of Conditions. The Company will have the right to obtain a release of items of Collateral from the Lien of the Collateral Documents (the "Released Collateral") subject to a sale or disposition in accordance with the Indenture (including, without limitation, the "-- Limitation on Transactions with Affiliates" covenant) and the Trustee will release the Released Collateral from the Lien of the relevant Collateral Documents and reconvey the Released Collateral to the Company immediately prior to such sale or disposition upon compliance with the condition that the Company deliver to the Trustee the following:

                  (a) an officers' certificate of the Company stating that (i) all Net Cash Proceeds, if any, from the sale of any of the Released Collateral will be applied pursuant to the provisions of the Indenture in respect of Asset Sales, (ii) there is no Default or Event of Default in effect and continuing on the date thereof, (iii) the release of the Collateral and the sale or disposition will not result in a Default or Event of Default under the Indenture and (v) all conditions precedent in the Indenture relating to the release in question have been complied with; and

                  (b) all documentation, if any, required by the TIA prior to the release of the Released Collateral by the Trustee.


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
         The Indenture provides that the Company shall be entitled to obtain a full release of all of the Collateral following legal defeasance or covenant defeasance of the Indenture as described below under "-- Legal Defeasance and Covenant Defeasance."

EVENTS OF DEFAULT

        The following events are defined in the Indenture as "Events of Default":

                  (1) the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days;

                  (2) the failure to pay the principal on any notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

                  (3) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 45 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

                  (4) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $20 million or more at any time;

                  (5) the repudiation by the Company of any of its obligations under any Collateral Document, or the unenforceability of any Collateral Document against the Company if such unenforceability reasonably would be expected to result in a material adverse effect on the Liens granted by the Company pursuant to such Collateral Documents;

                  (6) one or more judgments in an aggregate amount in excess of $20 million shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; or

                  (7) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries.

         If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable.

         If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.


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         The Indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the Holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences:

                  (1) if the rescission would not conflict with any judgment or decree;

                  (2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

                  (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

                  (4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

                  (5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

         The Holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

         Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

         Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

         The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

                  (1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

                  (2) the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

                  (3) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith; and


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


                  (4) the Legal Defeasance provisions of the Indenture.

         In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

         In order to exercise either Legal Defeasance or Covenant Defeasance:

                 (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in Euros or Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be and, in the event that the Trustee at any time determines the amount on deposit is insufficient to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, additional cash in Euros or Government Securities, or a combination thereof, in such amounts as will be, together with prior deposit(s), sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

                 (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

                 (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

                 (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens to secure such borrowing and such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

                 (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (other than a breach, violation or default resulting from the borrowing of funds to be applied to such borrowing and such deposit and the granting of Liens to secure such deposit);

                 (6) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;


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


                 (7) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent specified in the Indenture providing for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

                  (8) the Company shall have delivered to the Trustee an opinion of counsel to the effect that:

                           (a) either (i) the Company has irrevocably assigned
                  all of its ownership interest in the trust funds to the Trustee or (ii) the Trustee has a valid perfected security interest in the trust fund; and

                           (b) assuming no intervening bankruptcy of the Company
                  between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to avoidance as a preference under Section 547 of the U.S. Bankruptcy Code.

         Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

SATISFACTION AND DISCHARGE

         The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when:

                  (1) either:

                           (a) all the notes theretofore authenticated and
                  delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

                           (b) all notes not theretofore delivered to the
                  Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

                  (2) the Company has paid all other sums payable under the Indenture by the Company; and

                  (3) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

         From time to time, the Company and the Trustee, without the consent of the Holders, may amend the Indenture or Collateral Documents for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture or Collateral Documents may be made with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

                  (1) reduce the amount of notes whose Holders must consent to an amendment;

                  (2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

                  (3) reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or reduce the redemption price therefor;

                  (4) make any notes payable in money other than that stated in the notes;

                  (5) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of notes to waive Defaults or Events of Default;

                  (6) after the Company's obligation to purchase notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto; or

                  (7) modify or change any provision of the Indenture or the related definitions affecting the ranking of the Indebtedness evidenced by the notes.

GOVERNING LAW

         The Indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

         The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

         The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

NOTICES

         All notices shall be deemed to have been given by (1) the mailing by first-class mail, postage prepaid, of such notices to Holders of the notes at their registered addresses as recorded in the Register; and (2) so long as the new notes are listed on the Luxembourg Stock Exchange and it is required by the rules of the Luxembourg Stock Exchange, publication of such notice to the holders of the new notes in English in a leading newspaper having


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general circulation in Luxembourg (which is expected to be the Luxemburger Wort)
or, if such publication is not practicable, in one other leading English language daily newspaper with general circulation in Europe, such newspaper being published on each business day in morning editions, whether or not it shall be published on Saturday, Sunday or holiday editions.

CERTAIN DEFINITIONS

         Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

         "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation, except for Indebtedness of a Person or any of its Subsidiaries that is repaid at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges with or into the Company or any of its Restricted Subsidiaries other than from the assets of the Company and its other Restricted Subsidiaries.

         "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

         "Asset Acquisition" means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or of any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

         "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of: (1) any Capital Stock of any Restricted Subsidiary of the Company; or (2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that asset sales or other dispositions shall not include: (a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $2 million; (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "Merger, Consolidation and Sale of Assets"; (c) sales or grants of licenses to use the patents, trade secrets, know-how and other intellectual property of the Company or any of its Restricted Subsidiaries to the extent that any such license does not prohibit the Company or any of its Restricted Subsidiaries from using any material technologies licensed or require the Company or any of its Restricted Subsidiaries to pay fees (other than de minimis fees) for use of any material technologies; (d) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof; (e) disposals or replacements of obsolete, surplus or unused equipment in the ordinary course of business; (f) any Restricted Payment not prohibited by the "Limitation on Restricted Payments" covenant or that constitutes a Permitted Investment; (g) the sale, lease, conveyance, disposition or other transfer of assets or Capital Stock of Kronos Invest A/S or Capital Stock of Tinfoss Titan & Iron A/S to the extent the aggregate consideration therefrom is less than $10 million; and (h) Permitted Affiliate Transactions.


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


         "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

         "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

         "Capital Stock" means:

                  (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

                  (2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

         "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

         "Cash Equivalents" means:

                  (1) marketable direct obligations issued by, or unconditionally guaranteed by, the government of any member of the European Union on the Issue Date or Norway or the United States government or issued by any agency of any of the foregoing governments and backed by the full faith and credit of any such member of the European Union on the Issue Date or Norway or the United States, in each case maturing within one year from the date of acquisition thereof;

                  (2) marketable direct obligations issued by any member of the European Union on the Issue Date or Norway or any state of the United States of America or the District of Columbia or any political subdivision of any such state or District or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's");

                  (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

                  (4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof and having, at the time of acquisition, a rating of at least A-1 from S&P or at least P-1 from Moody's and issued by any bank organized under the laws of any member of the European Union on the Issue Date or Norway or the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250 million;

                  (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

                  (6) Investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.


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


         "Change of Control" means the occurrence of one or more of the following events:

                  (1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons (other than the Permitted Holders) for purposes of
         Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture);

                  (2) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

                  (3) any Person or Group (other than the Permitted Holders) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

                  (4) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been (A) approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved or (B) approved by the Permitted Holders so long as the Permitted Holders then beneficially own a majority of the Capital Stock of the Company.

         "Collateral" means, collectively, all of the property described under "Security," together with all property that is from time to time subject to the Lien of the Collateral Documents.

         "Collateral Documents" means, collectively, the pledge agreements and all other security agreements or instruments evidencing or creating any security interests in favor of the Trustee for the benefit of the Holders in all or any portion of the Collateral, in each case, as amended, amended and restated, extended, renewed, supplemented or otherwise modified from time to time, in accordance with the terms thereof and the Indenture.

         "Commodity Agreements" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any of its Restricted Subsidiaries and designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually at that time used in the ordinary course of business of the Company or its Restricted Subsidiaries.

         "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

         "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

                  (1) Consolidated Net Income; and

                  (2) to the extent Consolidated Net Income has been reduced thereby:

                           (a) all income taxes of such Person and its
                  Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

                           (b) Consolidated Interest Expense; and

                           (c) Consolidated Non-cash Charges;


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


         all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

         "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

                  (1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

                  (2) any asset sales (other than disposals or replacements of obsolete or unused equipment in the ordinary course of business) or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

         Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

                  (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

                  (2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

         "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

                  (1) Consolidated Interest Expense; plus

                  (2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of


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


         which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

         "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

                  (1) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount and amortization or write-off of deferred financing costs; (b) the net cash costs under Interest Swap Obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; and

                  (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

         "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

                  (1) after-tax gains from Asset Sales (without regard to the $2 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

                  (2) after-tax items classified as extraordinary gains in accordance with GAAP;

                  (3) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person;

                  (4) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise; provided, however, that if the Restricted Subsidiary is able despite any such restriction to distribute income or otherwise transfer cash to the referent Person by way of an intercompany loan or otherwise, then such income or cash, to the extent of such ability, shall not be excluded pursuant to this clause (4);

                  (5) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referent Person by such Person;

                  (6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); provided, however, that such income or loss shall be included in Consolidated Net Income for the purpose of calculating Consolidated Net Income of the Company in clause (iii)(v) of the "Limitation on Restricted Payments" covenant;

                  (7) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

                  (8) non-cash charges relating to compensation expense in connection with benefits provided under employee stock option plans, restricted stock option plans and other employee stock purchase or stock incentive plans; and


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


              (9) income or loss attributable solely to fluctuations in currency values and related tax effects, in either case related to notes and accounts payable existing prior to or as of the Issue Date and payable to Affiliates of the Company.

         "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

         "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

         "Credit Agreement" means the E.80 million Facility Agreement, dated June 25, 2002, among Kronos Titan GmbH & Co. OHG, Kronos Europe S.A./N.V., Kronos Titan A/S and Titania A/S, the lenders party thereto in their capacities as lenders thereunder, and Deutsche Bank AG, as agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the "Limitation on Incurrence of Additional Indebtedness" covenant above) or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

         "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

         "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

         "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the notes.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

         "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.


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


         "Government Securities" means securities issued or directly and fully guaranteed or insured by the government of any member of the European Union on the Issue Date rated AAA or above.

         "Guarantor" means each of the Company's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

         "Indebtedness" means with respect to any Person, without duplication:

                  (1) all Obligations of such Person for borrowed money;

                  (2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

                  (3) all Capitalized Lease Obligations of such Person;

                  (4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding from all of the foregoing trade accounts payable and other accrued liabilities arising in the ordinary course of business;

                  (5) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

                  (6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause
         (8) below;

                  (7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

                  (8) Obligations under Currency Agreements, Interest Swap Obligations of such Person and Commodity Agreements; and

                  (9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

         For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

         "Independent Financial Advisor" means a firm: (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (2) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

         "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

         "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude (i) extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be, provided that nothing in this clause shall prevent the Company or any Restricted Subsidiary from providing such concessionary trade terms as management deems reasonable in the circumstances; and (ii) loans or extensions of credit which otherwise are Permitted Affiliate Transactions. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, at least 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

         "Issue Date" means June 28, 2002, the date of original issuance of the old notes.

         "Kronos" means Kronos, Inc., a Delaware corporation.

         "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

         "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

                  (1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

                  (2) taxes paid or payable or reasonably reserved for after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

                  (3) repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale; and

                  (4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

         "Net Proceeds Offer" shall have the meaning set forth under "-- Limitation on Asset Sales."

         "Net Proceeds Offer Trigger Date" shall have the meaning set forth under "-- Limitation on Asset Sales."

         "NL Industries" means NL Industries, Inc., a New Jersey corporation, and its successors.


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
         "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "Permitted Affiliate Transaction" shall have the meaning set forth under "Limitations on Transactions with Affiliates."

         "Permitted Holder(s)" means (1) Harold C. Simmons ("Simmons"), (2) any trust established primarily for the benefit of Simmons or members of his family (including his spouse and/or his descendants (whether natural or adopted)) or both ("Simmons Trust"), (3) trustees, acting in such capacity, or beneficiaries of a Simmons Trust to the extent of the beneficial interest therein and for so long as such Simmons Trust exists ("Simmons Beneficiaries and Trustees"), (4) NL Industries, (5) any employee plan or pension fund of NL Industries, the Company or any of their Subsidiaries, (6) any Person holding Capital Stock for or pursuant to the terms of any such plan or fund and (7) any Person controlled by, or any group made up of, any one or more of the Persons specified in (1) through
(6) above.

         "Permitted Indebtedness" means, without duplication, each of the following:

                  (1) Indebtedness under the notes in an aggregate principal amount not to exceed E.285 million and Guarantees in respect thereof;

                  (2) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed
         E.80 million less the amount of any principal payments made by the Company under the Credit Agreement with the Net Cash Proceeds of any Asset Sale (which are accompanied by a corresponding permanent commitment reduction) pursuant to clause 3(a) of the first sentence of "-- Limitation on Asset Sales" or under clause (3) of the definition of Net Cash Proceeds);

                  (3) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date;

                  (4) Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on its outstanding Indebtedness to the extent the notional principal amount of such Interest Swap Obligation does not, at the time of the incurrence thereof, exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

                  (5) Indebtedness under Commodity Agreements and Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness or trade payables (as applicable) of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

                  (6) Indebtedness of a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Restricted Subsidiary of the Company, in each case subject to no Lien held by a Person other than the Company or a Restricted Subsidiary of the Company or lenders in respect of the Credit Agreement or other Permitted Indebtedness; provided that if as of any date any Person other than the Company or a Restricted Subsidiary of the Company owns or holds any such Indebtedness or any Person other than the Company or a Restricted Subsidiary of the Company or lenders in respect of the Credit Agreement or other Permitted Indebtedness holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness pursuant to this clause (6);

                  (7) Indebtedness of the Company to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Restricted Subsidiary of the Company, in each case subject to no Lien other than a Lien of the lenders in respect of the Credit Agreement or other Permitted Indebtedness of such


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


         Restricted Subsidiary; provided that if as of any date any Person other than a Restricted Subsidiary of the Company owns or holds any such Indebtedness or any Person other than the lenders in respect of the Credit Agreement or other Permitted Indebtedness of such Restricted Subsidiary holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company pursuant to this clause (7);

                  (8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

                  (9) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of bid, payment or performance bonds, bankers' acceptances, workers' compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) and commercial letters of credit, in all such cases in the ordinary course of business;

                  (10) Refinancing Indebtedness;

                  (11) additional Indebtedness of the Company in an aggregate principal amount not to exceed $20 million at any one time outstanding;

                  (12) additional Indebtedness of one or more Restricted Subsidiaries of the Company in an aggregate principal amount not to exceed $20 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement);

                  (13) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of customary purchase price adjustments in connection with the acquisition or disposition of assets; and

                  (14) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business not to exceed $15 million at any one time outstanding.

         For purposes of determining compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (14) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with such covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock, and changes in the amount outstanding due solely to fluctuations in currency exchange rates, will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "Limitations on Incurrence of Additional Indebtedness" covenant.

         "Permitted Investments" means, without duplication:

                  (1) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company;

                  (2) Investments in the Company by any Restricted Subsidiary of the Company;

                  (3) Investments in cash and Cash Equivalents;


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


                  (4) loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes;

                  (5) Commodity Agreements, Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture;

                  (6) additional Investments not to exceed $20 million at any one time outstanding;

                  (7) Investments existing on the Issue Date;

                  (8) Investments resulting from settlements or compromises of accounts receivable or trade payables in the ordinary course of business, Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlements of delinquent obligations of such trade creditors or customers;

                  (9) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received or investments deemed made in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

                  (10) Investments represented by guarantees that are otherwise permitted under the Indenture;

                  (11) Investments the payment for which is Qualified Capital Stock of the Company; and

                  (12) Investments by the Company consisting of loans to one or more officers, directors or other employees of the Company or any of its Subsidiaries in connection with such officers', directors' or employees' acquisition of shares of Capital Stock of the Company or its Affiliates, pursuant to the exercise of stock options or in connection with other equity-based compensation.

         "Permitted Liens" means the following types of Liens:

                  (1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

                  (2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

                  (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, performance bonds, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), or to secure letters of credit, bankers' acceptances, payment obligations in connection with self-insurance or similar obligations and bank overdrafts (and letters of credit in respect thereof), in each case in the ordinary course of business;

                  (4) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;


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


                  (5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

                  (6) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

                  (7) purchase money Liens to finance the construction, acquisition, repair of or improvements or additions to property or assets of the Company or any Restricted Subsidiary of the Company, in each case in the ordinary course of business; provided, however, that
         (a) the related purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired and (b) the Lien securing such Indebtedness shall be created within 90 days of such construction, acquisition, repair, improvement or addition;

                  (8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

                  (9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit in the ordinary course of business and products and proceeds thereof;

                  (10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

                  (11) Liens securing Interest Swap Obligations that relate to Indebtedness that is otherwise permitted under the Indenture;

                  (12) Liens securing Indebtedness under Commodity Agreements or Currency Agreements;

                  (13) Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that:

                           (a) such Liens secured such Acquired Indebtedness at
                  the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

                           (b) such Liens do not extend to or cover any property
                  or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company;

                  (14) leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

                  (15) banker's Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

                  (16) Liens arising from filing Uniform Commercial Code financing statements (or similar or equivalent notice-type filings in jurisdictions in which the Uniform Commercial Code has not been adopted or adopted in substantial part) regarding leases;


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                  (17) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

                  (18) Liens in favor of the Company securing Indebtedness owed to the Company by one or more of its Subsidiaries;

                  (19) rights of customers with respect to inventory which arise from deposits and progress payments made in the ordinary course of business; and

                  (20) escrow agreements and similar arrangements with respect to Indebtedness permitted to be incurred by the Company or its Restricted Subsidiaries pursuant to clause (13) of the definition of Permitted Indebtedness.

         "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

         "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

         "Purchase Money Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

         "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

         "Redemption Date" shall have the meaning set forth under "Redemption -- Optional Redemption upon Change of Control."

         "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

         "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness existing on the Issue Date or incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clause (2), (4), (5), (6), (7),
(8), (9), (11), (12), (13) or (14) of the definition of Permitted Indebtedness), in each case that does not:

                  (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or

                  (2) create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the notes, then such Refinancing Indebtedness shall be subordinate to the notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

         "Replacement Assets" has the meaning set forth under "-- Limitation on Asset Sales."

         "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.


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         "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

         "Significant Subsidiary," with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

         "Subsidiary," with respect to any Person, means:

                  (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

                  (2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

         "Unrestricted Subsidiary" of any Person means:

                  (1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

                  (2) any Subsidiary of an Unrestricted Subsidiary.

         The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that:

                  (1) the Company certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and

                  (2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

         The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

                  (1) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; and

                  (2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii)


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the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

         "Wholly Owned Restricted Subsidiary" of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

         "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person; provided, however, that each of Societe Industrielle du Titane and Kronos Titan-GmbH & Co. OHG shall be deemed to be a Wholly Owned Subsidiary for all purposes of the Indenture so long as the ownership of outstanding voting securities of such Subsidiary by the Permitted Holders does not decrease after the Issue Date (other than in respect of directors' qualifying shares or in respect of an immaterial amount of shares required to be owned by other Persons pursuant to applicable law).

                               REGISTRATION RIGHTS

         We and the initial purchasers entered into a registration rights agreement on June 28, 2002 pursuant to which we agreed that we will, at our expense, for the benefit of the holders of the old notes, (i) within 120 days after June 28, 2002 (the "Filing Date"), file an exchange offer registration statement on an appropriate registration form with respect to a registered offer to exchange the old notes for new notes, which new notes will have terms substantially identical in all material respects to the old notes (except that the new notes will not contain terms with respect to transfer restrictions) and
(ii) cause the exchange offer registration statement to be declared effective under the Securities Act within 270 days after June 28, 2002. Upon the exchange offer registration statement being declared effective, we will offer the new notes in exchange for surrender of the old notes. We will keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the old notes. For each of the old notes surrendered to us pursuant to the exchange offer, the holder who surrendered such old note will receive a new note having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue (A) from the later of (i) the last interest payment date on which interest was paid on the old note surrendered in exchange therefor, or
(ii) if the old note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date, or (B) if no interest has been paid on such old note, from June 28, 2002.

         If (i) because of any change in law or in currently prevailing interpretations of the Staff of the SEC, we are not permitted to effect an exchange offer, (ii) the exchange offer is not consummated within 300 days of June 28, 2002 or (iii) in certain circumstances, certain holders of unregistered new notes so request, or (iv) in the case of any holder that participates in the exchange offer, such holder does not receive new notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as our affiliate within the meaning of the Securities Act), then in each case, we will (x) promptly deliver to the holders and the Trustee written notice thereof and (y) at our sole expense, (a) as promptly as practicable, file a shelf registration statement covering resales of the notes, and (b) use our best efforts to keep effective the shelf registration statement until the earliest of two years after June 28, 2002, such time as all of the applicable notes have been sold thereunder. We will, in the event that a shelf registration statement is filed, provide to each holder copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the notes has become effective and take certain other actions as are required to permit unrestricted resales of the old notes. A holder that sells notes pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations).

         If we fail to meet the targets listed above, then additional interest will become payable in respect of the old notes as follows:


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                  (i) if (A) neither the exchange offer registration statement nor the shelf registration statement is filed with the SEC on or prior to 120 days after June 28, 2002 or (B) notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a shelf registration statement and such shelf registration statement is not filed on or prior to the date required by the registration rights agreement, then commencing on the day after either such required filing date, additional interest will accrue on the principal amount of the notes at a rate of 0.25% per annum for the first 90 days immediately following each such filing date, such additional interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

                  (ii) if (A) neither the exchange offer registration statement nor a shelf registration statement is declared effective by the SEC on or prior to 270 days after June 28, 2002 or (B) notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a shelf registration statement and such shelf registration statement is not declared effective by the SEC on or prior to the date required by the registration rights agreement, then, commencing on the day after either such required effective date, additional interest will accrue on the principal amount of the notes at a rate of 0.25% per annum for the first 90 days immediately following such date, such additional interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

                  (iii) if (A) we have not exchanged new notes for all old notes validly tendered in accordance with the terms of the exchange offer on or prior to the 300th day after June 28, 2002 or (B) if applicable, the shelf registration statement has been declared effective and such shelf registration statement ceases to be effective at any time prior to the second anniversary of June 28, 2002 (other than after such time as all notes have been disposed of thereunder), then additional interest will accrue on the principal amount of the notes at a rate of 0.25% per annum for the first 90 days commencing on (x) the 300th day after June 28, 2002, in the case of (A) above, or (y) the day such shelf registration statement ceases to be effective, in the case of (B) above, such additional interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period;

         provided, however, that the additional interest rate on the old notes may not accrue under more than one of the foregoing clauses (i) -- (iii) at any one time and at no time shall the aggregate amount of additional interest accruing exceed in the aggregate 0.75% per annum; provided, further, that (1) upon the filing of the exchange offer registration statement or a shelf registration statement (in the case of clause (i) above), (2) upon the effectiveness of the exchange offer registration statement or a shelf registration statement (in the case of clause (ii) above), or (3) upon the exchange of new notes for all old notes tendered (in the case of clause (iii)
(A) above), or upon the effectiveness of the shelf registration statement that had ceased to remain effective (in the case of clause (iii) (B) above), additional interest on the old notes as a result of such clause (or the relevant subclause thereof), as the case may be, will cease to accrue.

         Any amounts of additional interest due pursuant to clause (i), (ii) or
(iii) above will be payable in cash on the same original interest payment dates as the notes.

                          BOOK-ENTRY; DELIVERY AND FORM

         The new notes to be issued in this exchange offer will be issued in registered, global form in minimum denominations of E.1,000 and integral multiples thereof. The new notes will be represented by one or more global notes in fully registered form without interest coupons and will be deposited with The Bank of New York, London Branch, as common depositary for Euroclear and Clearstream (the "Common Depositary"), and registered in the name of a nominee of the Common Depositary. The notes will not be eligible for clearance through The Depository Trust Company.

         All holders of new notes who exchanged their old notes in this exchange offer will hold their interests through the global note regardless of whether they purchased their interests pursuant to Rule 144A or Regulation S. Except in the limited circumstances described below, owners of beneficial interests in the global note will not be entitled to receive physical delivery of certificated notes. Transfers of beneficial interests in the global note will be subject to the applicable rules and procedures of Euroclear and Clearstream and their respective direct or indirect participants, which rules and procedures may change from time to time.


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Global Note

         The following description of the operations and procedures of Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

         Upon the issuance of the global note, the Common Depositary will credit, on its internal system, the respective principal amount of the beneficial interests represented by such global notes to the accounts of Euroclear or Clearstream, as the case may be. Euroclear or Clearstream, as the case may be, will credit, on its internal systems, the respective principal amounts of the individual beneficial interests in such global notes to the accounts of persons who have accounts with Euroclear or Clearstream, as the case may be. Ownership of beneficial interests in the global note will be limited to participants or persons who hold interests through participants in Euroclear or Clearstream, as the case may be. Ownership of beneficial interests in the global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by Euroclear or Clearstream, as the case may be, or their nominees (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

         AS LONG AS THE COMMON DEPOSITARY, OR ITS NOMINEE, IS THE REGISTERED HOLDER OF A GLOBAL NOTE, THE COMMON DEPOSITARY OR SUCH NOMINEE, AS THE CASE MAY BE, WILL BE CONSIDERED THE SOLE OWNER AND HOLDER OF THE NEW NOTES REPRESENTED BY SUCH GLOBAL NOTE FOR ALL PURPOSES UNDER THE INDENTURE AND THE NOTES. Unless (1) Euroclear or Clearstream notifies us that it is unwilling or unable to continue as a clearing agency, (2) the Common Depositary notifies us that it is unwilling or unable to continue as Common Depositary and a successor Common Depositary is not appointed within 120 days of such notice or (3) in the case of any new note, an event of default has occurred and is continuing with respect to such note, owners of beneficial interests in a global note will not be entitled to have any portions of such global note registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the owners or holders of the global note (or any notes represented thereby) under the indenture or the new notes. In addition, no beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with Euroclear's and Clearstream's applicable procedures (in addition to those under the indenture referred to herein).

         Investors may hold their interests in the global note through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests in the global note on behalf of their participants through customers' securities accounts in their respective names on the books of the Common Depositary. All interests in the global note may be subject to the procedures and requirements of Euroclear and Clearstream.

         Payments of the principal of and interest on the global note will be made to the order of the Common Depositary or its nominee as the registered owner thereof. Neither KII, the Trustee, the Common Depositary nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         We expect that the Common Depositary, in its capacity as paying agent, upon receipt of any payment or principal or interest in respect of a global note representing any new notes held by it or its nominee, will immediately credit the accounts of Euroclear or Clearstream, as the case may be, which in turn will immediately credit accounts of participants in Euroclear or Clearstream, as the case may be, with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note for such new notes as shown on the records of Euroclear or Clearstream, as the case may be. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

         Because Euroclear and Clearstream can act only on behalf of their respective participants, who in turn act on behalf of indirect participants and certain banks, the ability of a holder of a beneficial interest in a global note to


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


pledge such interest to persons or entities that do not participate in the Euroclear or Clearstream systems, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some countries and some U.S. states require that certain persons take physical delivery of securities in certificated form. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited.

         Transfers of interests in a global note between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

         Euroclear and Clearstream have advised us that they will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account with Euroclear or Clearstream, as the case may be, interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, Euroclear and Clearstream reserve the right to exchange the global note for legended notes in certificated form, and to distribute such notes to their respective participants.

         Euroclear and Clearstream have advised us as follows: Euroclear and Clearstream each hold securities for their account holders and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders, thereby eliminating the need for physical movements of certificates and any risk from lack of simultaneous transfers of securities.

         Euroclear and Clearstream each provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream each also deal with domestic securities markets in several countries through established depository and custodial relationships. The respective systems of Euroclear and Clearstream have established an electronic bridge between their two systems across which their respective account holders may settle trades with each other.

         Account holders in both Euroclear and Clearstream are world-wide financial institutions including underwriters, securities brokers and dealers, trust companies and clearing corporations. Indirect access of both Euroclear and Clearstream is available to other institutions that clear through or maintain a custodial relationship with an account holder of either system.

         An account holder's overall contractual relations with either Euroclear or Clearstream are governed by the respective rules and operation procedures of Euroclear or Clearstream and any applicable laws. Both Euroclear and Clearstream act under such rules and operating procedures only on behalf of their respective account holders, and have no record of or relationship with persons holding through their respective account holders.

         Although Euroclear and Clearstream currently follow the foregoing procedures to facilitate transfers of interests in global notes among participants of Euroclear and Clearstream, they are under no obligation to do so, and such procedures may be discontinued or modified at any time. Neither we nor the Trustee will have any responsibility for the performance by Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

         If any depositary is at any time unwilling or unable to continue as a depositary for the notes for the reasons set forth above, we will issue certificates for such notes in definitive, fully registered, non-global form without interest coupons in exchange for the global note. Certificates for notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by Euroclear, Clearstream or the Common Depositary (in accordance with their customary procedures). Upon transfer or partial redemption of any note, new certificates may be obtained from the Transfer Agent in Luxembourg.

         Notwithstanding any statement herein, we and the Trustee reserve the right to impose such transfer, certification, exchange or other requirements, and to require such restrictive legends on certificates evidencing notes,


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as they may determine are necessary to ensure compliance with the securities laws of the United States and the states therein and any other applicable laws or as Euroclear or Clearstream may require.

Same-Day Settlement and Payment

         The indenture requires that payments in respect of the notes represented by a global note, including principal, premium, if any, interest and liquidated damages, if any, be made by wire transfer of immediately available funds to the accounts specified by the global note holder. With respect to notes in certificated form, we will make all payments of principal, premium, if any, interest and liquidated damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. Certificated notes may be surrendered for payment at the offices of the Trustee or, so long as the notes are listed on the Luxembourg Stock Exchange, the Paying Agent in Luxembourg on the maturity date of the notes. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

                           CERTAIN TAX CONSIDERATIONS

UNITED STATES TAX CONSIDERATIONS

         The following discussion is a summary of some material United States federal income tax considerations relevant to the exchange of old notes for new notes in the exchange offer and the subsequent ownership and disposition of the new notes, but does not purport to be a complete analysis of all potential tax considerations relating to the notes. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, rulings of the Internal Revenue Service (the "IRS") and judicial decisions in existence on the date hereof, all of which are subject to change. Any such change could apply retroactively and could affect adversely the tax consequences described below. We have obtained an opinion from our counsel, Locke Liddell & Sapp LLP, with respect to the anticipated material United States federal income tax consequences of the exchange offer and the ownership and disposition of the new notes, which are summarized below. No advance tax ruling has been sought or obtained from the IRS regarding the tax consequences of the transactions described herein and there can be no assurance that the IRS will not challenge one or more of the tax consequences described in this prospectus.

         For purposes of this discussion, a U.S. Person is:

         o an individual who is a citizen of the United States or who is resident in the United States for United States federal income tax purposes;

         o a corporation (including any entity treated as a corporation for United States federal income tax purposes), that is organized under the laws of the United States or any state thereof;

         o an estate the income of which is subject to United States federal income taxation regardless of its source; or

         o a trust that is subject to the supervision of a court within the United States and is subject to the control of one or more United States persons as described in Section 7701(a)(30) of the Code, or that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

         For purposes of this discussion, a U.S. Holder is a beneficial owner of the notes who or which is a U.S. Person and a Non-U.S. Holder is a beneficial owner of the notes other than a U.S. Holder.

         This summary does not discuss all United States federal tax considerations, such as estate and gift tax consequences to U.S. Holders, that may be relevant to a Holder in light of its particular circumstances. This summary does not address the federal income tax consequences that may be relevant to certain Holders that may be subject to special treatment (including, without limitation, Holders subject to the alternative minimum tax, banks,


                                      108
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insurance companies, tax-exempt organizations, financial institutions, small business investment companies, partnerships or other pass-through entities, dealers in securities or currencies, broker-dealers, persons who hold notes as part of a straddle, hedging, constructive sale, or conversion transaction, and U.S. Holders whose functional currency is not the U.S. dollar). Furthermore, this summary does not address any aspects of state, local or other taxation. This summary is limited to those Holders who purchased notes in the initial offering at the initial offering price and who hold notes as "capital assets" within the meaning of Section 1221 of the Code. In the case of any Non-U.S. Holder who is an individual, the following discussion assumes that this individual was not a former United States citizen, and was not formerly a resident of the United States for United States federal income tax purposes.

         If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A Holder of notes that is a partnership and partners in such partnership should consult their tax advisors about the United States federal income tax consequences of holding and disposing of the notes.

         THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR HOLDER. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF EXCHANGING, HOLDING AND DISPOSING OF THE NOTES AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTIONS.

Exchange of Notes

         The exchange of old notes for new notes in the exchange offer will not constitute a taxable event. As a result:

         o no Holder should recognize taxable gain or loss as a result of exchanging old notes for new notes pursuant to the exchange offer;

         o each Holder's holding period of the new notes should include the holding period of the old notes exchanged; and

         o each Holder's adjusted tax basis of the new notes should be the same as the adjusted tax basis of the old notes exchanged immediately before such exchange.

Consequences to U.S. Holders

         Stated Interest. Stated interest on the notes will be taxable to a U.S. Holder as ordinary income at the time the interest accrues or is received in accordance with the U.S. Holder's method of accounting for United States federal income tax purposes.

         We intend to take the position for United States federal income tax purposes that any redemption premium paid upon a change in control should be taxable to a U.S. Holder as ordinary income when received or accrued in accordance with the U.S. Holder's method of accounting for federal income tax purposes. This position is based in part on our determination that, as of the date of issuance of the notes, the possibility that any such additional payment will actually be made is a "remote" or "incidental" contingency within the meaning of applicable Treasury regulations. Our determination that the possibility is a remote or incidental contingency is binding on each U.S. Holder, unless the U.S. Holder explicitly discloses to the IRS, on its federal income tax return for the year during which the note is acquired, that the U.S. Holder is taking a different position. Regardless of our position, however, the IRS may assert that the possibility that such an additional payment will actually be made is not a remote or incidental contingency. If such an assertion by the IRS is successful, the timing and character of the U.S. Holder's income from the notes may be affected.


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


         The interest on the notes will be paid in euros rather than in United States dollars. In general, a U.S. Holder that uses the cash method of accounting will be required to include in income the United States dollar value of the amount of interest income received, whether or not the payment is received in United States dollars or converted into United States dollars. The United States dollar value of the amount of interest received is the amount of foreign currency interest paid, translated at the spot rate on the date of receipt. The U.S. Holder will not have exchange gain or loss on the interest payment, but may have exchange gain or loss when the U.S. Holder disposes of any foreign currency received.

         A U.S. Holder that uses the accrual method of accounting is generally required to include in income the United States dollar value of interest accrued during the accrual period. Accrual basis U.S. Holders may determine the amount of income recognized with respect to such interest in accordance with either of two methods. Under the first method, the U.S. dollar value of accrued interest is translated at the average rate for the interest accrual period (or, with respect to an accrual period that spans two taxable years, the average rate for the partial period within the taxable year). For this purpose, the average rate is the simple average of spot rates of exchange for each business day of such period or other average exchange rate for the period reasonably derived and consistently applied by the U.S. Holder. Under the second method, a U.S. Holder can elect to accrue interest at the spot rate on the last day of an interest accrual period (in the case of a partial accrual period, the last day of the taxable year) or, if the last day of an interest accrual period is within five business days of the receipt or payment, the spot rate on the date of receipt or payment. Any such election will apply to all debt instruments held by the U.S. Holder both at the beginning of the first taxable year to which the election applies and thereafter acquired, and may not be revoked without the consent of the IRS. An accrual basis U.S. Holder will recognize exchange gain or loss on the receipt of a foreign currency interest payment if the exchange rate on the date payment is received differs from the rate applicable to the previous accrual of that interest income. The foreign currency gain or loss of a U.S. Holder will generally be treated as United States sourced ordinary income or loss.

         Disposition of Notes. In the case of a sale or other disposition (including a retirement) of a note, a U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount received (other than any amount representing accrued but unpaid stated interest, which is taxable as ordinary income) and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the U.S. Holder's cost of the note in United States dollars, reduced by the amount in United States dollars of any payments (other than stated interest) made on such note. Except as described below with respect to currency exchange gain or loss, gain or loss recognized by a U.S. Holder on a sale or other disposition of a note generally will constitute capital gain or loss. Capital gains of non-corporate taxpayers from the sale or other disposition of a note held for more than one year are eligible for reduced rates of United States federal income taxation. The deductibility of a capital loss realized on the sale or other disposition of a note may be subject to limitations.

         With respect to the sale or other disposition (including a retirement) of a note denominated in euros, the amount realized in euros will be considered to be (1) first, the payment of accrued but unpaid interest (on which exchange gain or loss will be recognized as described in the section entitled "Stated Interest" above), and (2) second, a payment of principal. With respect to such payment of principal, gain or loss will be computed in euros and translated on the date of sale or other disposition. Additionally, exchange gain or loss will be separately computed in euros on the amount of principal to the extent that the rate of exchange on the date of sale or other disposition differs from the rate of exchange on the date the note was acquired. Exchange gain or loss computed on accrued interest and principal will be realized, however, only to the extent of total gain or loss realized on the transaction.

         In the case of a note denominated in euros, the cost of the note to the U.S. Holder will be the United States dollar value of the purchase price in euros translated at the spot rate for the date of purchase. The conversion of United States dollars into euros and the immediate use of that currency to purchase a note generally will not result in a taxable gain or loss for a U.S. Holder.

         Backup Withholding and Information Reporting. We, our paying agent or a broker may be required to provide the IRS with certain information, including the name, address and taxpayer identification number of U.S. Holders, the aggregate amount of principal and interest (and premium, if any) and sales proceeds paid to that Holder during the calendar year, and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain U.S. Holders including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts. In the event that a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or is notified by the IRS that it has failed to properly report payments of interest and dividends, we, our paying agent or a broker may be required to "backup" withhold tax (at a rate equal to 30% for tax years beginning before January 1, 2004, 29% for tax years beginning between January 1, 2004 through December 31, 2006, and 28% for tax years beginning on January 1, 2006 and thereafter) on each payment of interest and principal (and premium, if any) and sales proceeds on or with respect to the notes.

         Backup withholding is not an additional tax; any amounts so withheld may be credited against the United States federal income tax liability of the Holder or refunded if the amounts withheld exceed such liability, provided that the required information is furnished to the IRS.

Consequences to Non-U.S. Holders

         Interest Income. Interest earned on a note by a Non-U.S. Holder will be considered "portfolio interest," and will not be subject to United States federal income tax or withholding, if:

         o the certification requirements described generally below are satisfied and the Non-U.S. Holder is not (i) a "controlled foreign corporation" that is related to us as described in
                  Section 881(c)(3)(C) of the Code, (ii) a bank receiving the interest on a loan made in the ordinary course of its business, or (iii) a person who owns, directly or under the attribution rules of Section 871(h)(3)(C) of the Code, 10% or more of the total combined voting power of all our stock;

         o the interest is not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder; and

         o we do not have actual knowledge or reason to know that the beneficial Holder is a U.S. Person and we can reliably associate the interest payment with the certification documents provided to us.

         The certification requirements will be satisfied if either (i) the beneficial owner of the note timely certifies to us or our paying agent, under penalties of perjury, that such owner is a Non-U.S. Holder and provides its name and address, or (ii) a custodian, broker, nominee, or other intermediary acting as an agent for the beneficial owner (such as a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business) that holds the notes in such capacity timely certifies to us or our paying agent, under penalties of perjury, that such statement has been received from the beneficial owner of the notes by such intermediary, or by any other financial institution between such intermediary and the beneficial owner, and furnishes to us or our paying agent a copy thereof. The foregoing certification may be provided on a properly completed IRS Form W-8BEN or W-8IMY, as applicable, or any successor forms, duly executed under penalties of perjury. With respect to the certification requirement for notes that are held by an entity that is classified for United States federal income tax purposes as a foreign partnership, the applicable Treasury Regulations provide that, unless the foreign partnership has entered into a withholding agreement with the IRS, the foreign partnership will be required, in addition to providing an intermediary Form W-8IMY, to attach an appropriate certification by each partner.

         Any interest earned on a note, and any gain realized on a sale or other disposition (including a retirement) of a note, that is effectively connected with the conduct of a trade or business within the United States by a Non-U.S. Holder will be subject to United States federal income tax at regular graduated rates as if the Non-U.S. Holder were a U.S. Holder. In addition, if the Non-U.S. Holder is a corporation, the Non-U.S. Holder may also be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) imposed on any such effectively connected earnings and profits. However, such income will not be subject to United States federal income tax withholding if the Non-U.S. Holder furnishes a properly completed IRS Form W-8ECI to us or our paying agent.

         Any payments to a Non-U.S. Holder of interest that do not qualify for the "portfolio interest" exemption, and that are not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, will be subject to United States federal income tax and withholding at a rate of 30% (or at a lower rate under an applicable tax treaty).


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


         Disposition of Notes. Any gain recognized by a Non-U.S. Holder on a sale or other disposition (including a retirement) of a note will not be subject to United States federal income tax or withholding if (i) the gain is not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, and (ii) in the case of a Non-U.S. Holder who is an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the individual does not have a "tax home" in the United States and the gain is not attributable to an office or other fixed place of business maintained in the United States by the individual.

         Estate Tax Consequences. Any note that is owned by an individual who is not a citizen or resident (as specially defined for United States federal estate tax purposes) of the United States at the date of death will not be included in such individual's estate for United States federal estate tax purposes, unless the individual owns, directly or indirectly, 10% or more of the voting power of all our stock, or, at the time of such individual's death, payments in respect of the notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

         Backup Withholding and Information Reporting. We must report annually to the IRS and to each Non-U.S. Holder any interest on the notes that is subject to withholding or that is exempt from U.S. withholding tax pursuant to a tax treaty or the "portfolio interest" exemption. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

         In the case of payments of principal on the notes, backup withholding and information reporting will not apply if the Non-U.S. Holder has made the requisite certification, described in the section entitled "Interest Income" above or otherwise establishes an exemption, provided that neither we nor our paying agent has actual knowledge that (i) the holder is a U.S. Holder, or (ii) the conditions of any other exemption are not, in fact, satisfied.

         The payment of the proceeds on the disposition of a note to or through the U.S. office of a broker generally will be subject to information reporting and potential backup withholding unless a holder either certifies its status as a Non-U.S. Holder under penalties of perjury on IRS Form W-8BEN (or a suitable substitute form) and meets certain other conditions or otherwise establishes an exemption. If the foreign office of a foreign broker (as defined in applicable Treasury regulations) pays the proceeds of the sale of a note to the seller thereof, backup withholding and information reporting generally will not apply. Information reporting requirements (but not backup withholding) will apply, however, to a payment of the proceeds of the sale of a note by (1) a foreign office of a custodian, nominee, other agent or broker that is a U.S. Person, (2) a foreign custodian, nominee, other agent or broker that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) a foreign custodian, nominee, other agent or broker that is a controlled foreign corporation for United States federal income tax purposes or (4) a foreign partnership if at any time during its tax year one or more of its partners are U.S. Persons who, in the aggregate, hold more than 50% of the income or capital interest of the partnership or if, at any time during its taxable year, the partnership is engaged in the conduct of a trade or business within the United States, unless the custodian, nominee, other agent, broker or foreign partnership has documentary evidence in its records that the holder is not a U.S. Person and certain other conditions are met or the holder otherwise establishes an exemption.

         Backup withholding is not an additional tax; any amounts so withheld may be credited against the United States federal income tax liability of the holder or refunded if the amounts withheld exceed such liability, provided that the required information is furnished to the IRS.

LUXEMBOURG TAX CONSIDERATIONS

         The following discussion is a summary of some of the material Luxembourg income tax consequences relevant to the acquisition, ownership and disposition of the notes offered by this prospectus for a non-resident Holder of a note. This summary is based on Luxembourg laws, regulations, rulings and decisions now in effect, all of which are subject to change.

         THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR HOLDER. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX

ADVISORS REGARDING THE LUXEMBOURG INCOME TAX CONSEQUENCES OF EXCHANGING, HOLDING AND DISPOSING OF THE NOTES AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTIONS.

   Withholding Tax

         Under Luxembourg tax laws currently in effect, there is no withholding tax on payments of principal, interest, accrued but unpaid interest or accretions of yield to maturity in respect of the notes, nor is any Luxembourg withholding tax payable by such Holders on redemption or repurchase of the notes. There is no income tax due upon redemption or repurchase of, or on capital gains on the sale of, any notes held by a non-resident, as long as the notes are not held through a permanent establishment in Luxembourg.

         No stamp, value added, registration or similar taxes or duties will, under present Luxembourg law, be payable in Luxembourg by the Holders of notes in connection with the issuance of the notes.

GERMAN TAX CONSIDERATIONS

         The following discussion is a summary of some of the material German income tax consequences relevant to the acquisition, ownership and disposition of notes for a resident and non-resident Holder of a note. This summary is based on German laws, regulations, rulings and decisions now in effect, all of which are subject to change.

         THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR HOLDER. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE GERMAN INCOME TAX CONSEQUENCES OF EXCHANGING, HOLDING AND DISPOSING OF THE NOTES AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTIONS.

   Tax Residents

         Payments of interest on the notes, including interest having accrued up to the sale of a note and credited separately ("Accrued Interest") to persons who are tax residents of Germany (i.e., persons whose residence, habitual abode, statutory seat or place of effective management and control is located in Germany) are subject to German corporate income tax (plus a solidarity surcharge of 5.5% thereon (Solidaritaetszurschlag)). Such interest is also subject to trade tax if the notes form part of the property of a German trade or business.

         Any original issue discount ("OID") in excess of certain threshold amounts is taxed as interest income in the year the note is sold or redeemed, provided the note can be classified as a financial innovation (Finanzinnovation), including, among other things, zero coupon notes or discounted notes. However, if the note is part of property of a trade or business in Germany, the OID amount must be taken into account pro rata as interest income over the term of the note and may also be subject to trade tax. Because the stated redemption price of the notes is not expected to exceed the issue price by more than a de minimis amount, no portion of the OID, if any, on the notes will be taxable to a German Holder as interest income on a current or amortized basis. The remainder of this discussion assumes that there will not be OID on the notes.

         Capital gains from the disposal of notes by German-resident corporate Holders of notes will be subject to corporate income tax (plus a solidarity surcharge at a rate of 5.5% thereon) and trade tax.

         If the notes are held in a custodial account that the holder maintains with a German branch of a German or non-German financial or financial services institution (the "Disbursing Agent"), a 30% withholding tax on interest payments (Zinsabschlagstieuer), plus a 5.5% solidarity surcharge on such tax, will be levied, resulting in a total tax charge of 31.65% of the gross interest payment. Withholding tax is also imposed on Accrued Interest.

         In computing the tax to be withheld, the Disbursing Agent may deduct from the basis of the withholding tax any Accrued Interest paid by the holder of a note to the Disbursing Agent during the same calendar year. No


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


withholding tax will be deducted if the holder of the note has submitted to the Disbursing Agent a certificate of non-assessment
(Nichtveranlagungsbescheinigung) issued by the relevant local tax office.

         Withholding tax and the solidarity surcharge thereon are credited as prepayments against the German corporate income tax and the solidarity surcharge liability of the German resident. Amounts overwithheld will entitle the holder to a refund, based on an assessment to tax.

   Nonresidents

         Interest, including Accrued Interest, and capital gains with respect to a note held by a German nonresident are not subject to German taxation, unless:

         (1) the note forms part of the business property of a permanent establishment, including a permanent representative, or a fixed base maintained in Germany by the Holder; or

         (2) the interest income otherwise constitutes German-source income (such as income from the letting and leasing of certain property located in Germany).

         In situations (1) and (2), a tax regime similar to that explained above under "Tax Residents" applies. Capital gains from the disposition of the Notes are, however, only taxable in situation (1).

         Nonresidents of Germany are, in general, exempt from German withholding tax on interest and the solidarity surcharge thereon. However, where the interest is subject to German taxation as set forth in the preceding paragraph and the notes are held in a custodial account with a disbursing agent, withholding tax is levied as explained above under "Tax Residents."

   Other Taxes

         No stamp, issue, registration or similar taxes or duties will be payable in Germany in connection with the issuance, delivery or execution of the notes. Currently, a net assets tax is not levied in Germany.

                              PLAN OF DISTRIBUTION

         If you are a broker-dealer and hold old notes for your own account as a result of market-making activities or other trading activities and you receive new notes in exchange for old notes in the exchange offer, then you may be a statutory underwriter and must acknowledge that you will deliver a prospectus in connection with any resale of these new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We acknowledge and, unless you are a broker-dealer, you must acknowledge that you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in a distribution of new notes. For a period of 120 days after the consummation of the exchange offer, we will make this prospectus, as amended and supplements, available to any broker-dealer for use in connection with any such resale.

         We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of these new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of 120 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal.

         We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes other than commissions or concessions of any broker-dealers and will indemnify the holders of the new notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act. We note, however, that, in the opinion of the SEC, indemnification against liabilities arising under federal securities laws is against public policy and may be unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, we file periodic reports, registration statements and other information with the SEC. You may read and copy our reports, registration statements and other information we file with the SEC at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. In addition, reports and other filings are available to the public on the SEC's web site at http://www.sec.gov.

         If for any reason we are not subject to the reporting requirements of the Exchange Act in the future, we will still be required under the indenture governing the notes to furnish the holders of the notes with certain financial and reporting information. See "Description of the New Notes -- Certain Covenants -- Reports to Holders" for a description of the information that we are required to provide.

                           GENERAL LISTING INFORMATION

         We will apply to list the new notes on the Luxembourg Stock Exchange in accordance with its rules once the exchange offer has been completed. Prior to the listing, a legal notice relating to the issuance of the new notes and our certificate of incorporation will be deposited with the Chief Registrar of the District Court of Luxembourg (Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg), where these documents are available for inspection and where copies of these documents may be obtained free of charge on request.

         As long as the notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, copies of our certificate of incorporation and the indenture and the registration rights agreement relating to the new notes may be inspected, and our most recent audited annual consolidated financial statements and unaudited quarterly consolidated financial statements may be obtained, on any business day free of charge, at the office of the paying agent in Luxembourg.

         Our board of directors approved the issuance of the new notes on June 17, 2002.

         Except as disclosed in this prospectus, we are not involved in, or have any knowledge of a threat of, any litigation, administrative proceeding or arbitration which, in our judgment, is or may be material in the context of the issuance of the notes.

         Except as disclosed in this prospectus, there has been no material adverse change in our consolidated financial position since June 30, 2002.

         The new notes have been accepted for clearance through Euroclear and Clearstream with a Common Code of 015591412 and an International Securities Identification Number of XS0155914129.

                                  LEGAL MATTERS

         Certain legal matters with regard to the validity of the new notes will be passed upon for us by Locke Liddell & Sapp LLP, Dallas, Texas.

                                     EXPERTS

         The consolidated financial statements of Kronos International, Inc. and its subsidiaries as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001, included in this prospectus, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of Kronos Titan GmbH & Co. OHG and its subsidiary as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers GmbH, Wirtschaftsprufungsgesellschaft, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of Kronos Denmark ApS and its subsidiaries as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                          INDEX OF FINANCIAL STATEMENTS

                                                                                                             PAGES
                                                                                                             -----
FINANCIAL STATEMENTS OF KRONOS INTERNATIONAL, INC.
Report of Independent Accountants...................................................................          F-2
Consolidated Balance Sheets -- December 31, 2000 and 2001 and June 30, 2002 (unaudited).............        F-3/F-4
Consolidated Statements of Income -- Years ended December 31, 1999, 2000 and 2001; Six months ended
   June 30, 2001 (unaudited) and 2002 (unaudited)...................................................          F-5
Consolidated Statements of Comprehensive Income -- Years ended December 31, 1999, 2000 and 2001; Six
   months ended June 30, 2001 (unaudited) and 2002 (unaudited)......................................          F-6
Consolidated Statements of Redeemable Preferred Stock, Profit Participation Certificates and Common
   Stockholder's Equity (Deficit) -- Years ended December 31, 1999, 2000 and 2001; Six months ended
   June 30, 2002 (unaudited)........................................................................          F-7
Consolidated Statements of Cash Flows -- Years ended December 31, 1999, 2000 and 2001; Six months
   ended June 30, 2001 (unaudited) and 2002 (unaudited).............................................        F-8/F-9
Notes to Consolidated Financial Statements..........................................................       F-10/F-32



FINANCIAL STATEMENTS OF KRONOS TITAN GMBH & CO. OHG.................................................       FA-1/FA-28

FINANCIAL STATEMENTS OF KRONOS DENMARK APS..........................................................       FB-1/FB-28

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Common Stockholder of Kronos International, Inc.:

         In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, redeemable preferred stock, profit participation certificates and common stockholder's equity (deficit) and cash flows present fairly, in all material respects, the financial position of Kronos International, Inc. and Subsidiaries at December 31, 2000 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         As discussed in Note 1, the accompanying financial statements exclude the accounts of Kronos Canada, Inc., formerly a wholly owned subsidiary that was sold to Kronos, Inc. on April 30, 2002.





PricewaterhouseCoopers LLP

Houston, Texas
May 9, 2002

                   KRONOS INTERNATIONAL, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                  DECEMBER 31,
                                                            -------------------------      JUNE 30,
                                                               2000           2001           2002
                                                            ----------     ----------     ----------
                                                                                          (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents ...........................     $   36,731     $   30,343     $   16,011
  Restricted cash equivalents .........................             --             --          1,554
  Accounts and notes receivable .......................         90,118         87,422        101,280
  Receivable from affiliates ..........................          1,833          1,134          3,404
  Refundable income taxes .............................          1,677          1,347          2,844
  Inventories .........................................        118,657        121,316        113,660
  Prepaid expenses ....................................          1,385          1,548          2,702
  Deferred income taxes ...............................            858            497            597
                                                            ----------     ----------     ----------
     Total current assets .............................        251,259        243,607        242,052
                                                            ----------     ----------     ----------
Other assets:
  Prepaid pension cost ................................         16,509         14,696         18,174
  Other ...............................................          2,943          5,615         12,581
                                                            ----------     ----------     ----------
     Total other assets ...............................         19,452         20,311         30,755
                                                            ----------     ----------     ----------
Property and equipment:
  Land ................................................         21,345         20,996         23,695
  Buildings ...........................................         93,704         96,874        109,384
  Machinery and equipment .............................        431,534        441,216        502,255
  Mining properties ...................................         47,652         48,167         58,069
  Construction in progress ............................          3,541          2,995          7,895
                                                            ----------     ----------     ----------
                                                               597,776        610,248        701,298
  Less accumulated depreciation and depletion .........        338,358        341,649        401,021
                                                            ----------     ----------     ----------
     Net property and equipment .......................        259,418        268,599        300,277
                                                            ----------     ----------     ----------
                                                            $  530,129     $  532,517     $  573,084
                                                            ==========     ==========     ==========

                   KRONOS INTERNATIONAL, INC. AND SUBSIDIARIES

                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                   DECEMBER 31,
                                                                           ------------------------------        JUNE 30,
                                                                              2000              2001               2002
                                                                           ------------      ------------      ------------
                                                                                                               (UNAUDITED)
LIABILITIES AND COMMON STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
   Notes payable .....................................................     $     69,970      $     46,201      $         --
   Current maturities of long-term debt ..............................              730             1,033             1,225
   Accounts payable and accrued liabilities ..........................           76,990            78,846            92,465
   Payable to affiliates .............................................           22,602             7,929             3,233
   Income taxes ......................................................            6,157             6,597             5,824
   Deferred income taxes .............................................            1,822             1,530             1,732
                                                                           ------------      ------------      ------------
   Total current liabilities .........................................          178,271           142,136           104,479
                                                                           ------------      ------------      ------------

Noncurrent liabilities:
   Long-term debt ....................................................            1,363             1,465           323,823
   Notes payable to Kronos, Inc. .....................................          194,000           480,363                --
   Deferred income taxes .............................................           46,643            37,783            48,317
   Accrued pension cost ..............................................           18,904            18,696            18,644
   Other .............................................................           13,375            11,846            12,474
                                                                           ------------      ------------      ------------
     Total noncurrent liabilities ....................................          274,285           550,153           403,258
                                                                           ------------      ------------      ------------
Minority interest ....................................................              299               284               336
                                                                           ------------      ------------      ------------
Redeemable preferred stock and profit participation
   certificates ......................................................          474,374           571,119           640,631
   Accrued dividends .................................................           30,569            46,290            54,150
                                                                           ------------      ------------      ------------
     Total redeemable preferred stock and profit participation
        certificates .................................................          504,943           617,409           694,781
                                                                           ------------      ------------      ------------
Common stockholder's equity (deficit):
   Common stock -- $100 par value; 100,000 shares authorized;
      3,196 shares issued ............................................              320               320               320
   Additional paid-in capital ........................................        1,966,464         1,870,935         2,010,563
   Retained earnings (deficit) .......................................       (1,884,071)       (1,774,150)       (1,736,573)
   Notes receivable from affiliates ..................................         (343,777)         (700,843)         (753,007)
   Accumulated other comprehensive loss:
     Currency translation adjustment .................................         (166,605)         (169,758)         (147,104)
     Pension liabilities .............................................               --            (3,969)           (3,969)
                                                                           ------------      ------------      ------------
Total common stockholder's equity (deficit) ..........................         (427,669)         (777,465)         (629,770)
                                                                           ------------      ------------      ------------
                                                                           $    530,129      $    532,517      $    573,084
                                                                           ============      ============      ============
Commitments and contingencies (Notes 13 and 18)



          See accompanying notes to consolidated financial statements.

                   KRONOS INTERNATIONAL, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                                                              SIX MONTHS ENDED
                                                                   YEARS ENDED DECEMBER 31,                       JUNE 30,
                                                         ------------------------------------------      --------------------------
                                                            1999            2000            2001            2001            2002
                                                         ----------      ----------      ----------      ----------      ----------
                                                                                                                 (UNAUDITED)
Revenues and other income:
  Net sales ........................................     $  620,324      $  620,525      $  554,637      $  299,410      $  285,714
  Interest income from affiliates ..................          1,585          23,069          36,220          15,891          19,157
  Insurance recoveries, net ........................             --              --          17,468           1,929              --
  Other income (loss), net .........................        (17,626)         (3,835)          6,201          (9,791)         18,930
                                                         ----------      ----------      ----------      ----------      ----------
                                                            604,283         639,759         614,526         307,439         323,801
                                                         ----------      ----------      ----------      ----------      ----------

Costs and expenses:
  Cost of sales ....................................        469,224         413,475         379,558         199,200         224,668
  Selling, general and administrative ..............         79,923          72,534          68,277          33,730          33,401
  Interest .........................................          7,562           1,942           4,305           2,232           1,697
  Interest expense to affiliates ...................         29,876          28,724          34,145          13,875          18,699
                                                         ----------      ----------      ----------      ----------      ----------
                                                            586,585         516,675         486,285         249,037         278,465
                                                         ----------      ----------      ----------      ----------      ----------
  Income before income taxes and minority
   interest ........................................         17,698         123,084         128,241          58,402          45,336
Income tax expense (benefit) .......................        (24,255)         42,888          14,497          17,255           7,732
                                                         ----------      ----------      ----------      ----------      ----------
  Income before minority interest ..................         41,953          80,196         113,744          41,147          37,604
Minority interest ..................................             48              47              16               9              27
                                                         ----------      ----------      ----------      ----------      ----------

    Net income .....................................         41,905          80,149         113,728          41,138          37,577
Dividends and accretion applicable to
   redeemable preferred stock and profit
   participation certificates ......................        (18,603)        (15,867)       (112,466)        (11,489)        (77,372)
                                                         ----------      ----------      ----------      ----------      ----------

    Net income (loss) available to common stock ....     $   23,302      $   64,282      $    1,262      $   29,649      $  (39,795)
                                                         ==========      ==========      ==========      ==========      ==========



          See accompanying notes to consolidated financial statements.

                   KRONOS INTERNATIONAL, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                 (IN THOUSANDS)

                                                                                                             SIX MONTHS ENDED
                                                                  YEARS ENDED DECEMBER 31,                       JUNE 30,
                                                         -----------------------------------------      --------------------------
                                                            1999           2000            2001            2001            2002
                                                         ----------     ----------      ----------      ----------      ----------
                                                                                                                (UNAUDITED)
Net income .........................................     $   41,905     $   80,149      $  113,728      $   41,138      $   37,577
Other comprehensive income (loss), net of tax:
      Minimum pension liabilities adjustment .......             --             --          (3,969)             --              --
      Currency translation adjustment ..............         13,684        (12,239)         (3,153)         (1,217)         22,654
                                                         ----------     ----------      ----------      ----------      ----------
        Total other comprehensive income (loss) ....         13,684        (12,239)         (7,122)         (1,217)         22,654
                                                         ----------     ----------      ----------      ----------      ----------
                                                         $   55,589     $   67,910      $  106,606      $   39,921      $   60,231
                                                         ==========     ==========      ==========      ==========      ==========



          See accompanying notes to consolidated financial statements.

                   KRONOS INTERNATIONAL, INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK,
                  PROFIT PARTICIPATION CERTIFICATES AND COMMON
                         STOCKHOLDER'S EQUITY (DEFICIT)
                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001
                   SIX MONTHS ENDED JUNE 30, 2002 (UNAUDITED)
                                 (IN THOUSANDS)

                                                                  COMMON STOCKHOLDER'S EQUITY (DEFICIT)
                                         ----------------------------------------------------------------------------------------
                           REDEEMABLE                                                       ACCUMULATED OTHER
                            PREFERRED                                                       COMPREHENSIVE LOSS          TOTAL
                            STOCK AND                                         NOTES      -------------------------     COMMON
                             PROFIT              ADDITIONAL     RETAINED    RECEIVABLE    CURRENCY                  STOCKHOLDER'S
                          PARTICIPATION  COMMON   PAID-IN       EARNINGS       FROM      TRANSLATION     PENSION       EQUITY
                          CERTIFICATES   STOCK    CAPITAL      (DEFICIT)    AFFILIATES   ADJUSTMENTS   LIABILITIES    (DEFICIT)
                          -------------  ------  ----------   -----------   ----------   -----------   -----------  -------------
Balance at
   December 31, 1998 .... $          --  $  320  $1,693,981   $(1,697,215)  $  (36,182)  $  (168,050)  $        --  $    (207,146)
Net income ..............            --      --          --        41,905           --            --            --         41,905
Other comprehensive
   income ...............            --      --          --            --           --        13,684            --         13,684
Change in notes
  receivable from
  affiliates ............            --      --          --            --       36,182            --            --         36,182
Issuance of
  redeemable preferred
  stock and profit
  participation shares ..       470,473      --          --      (284,295)          --            --            --       (284,295)
Preferred dividends
  and accretion .........        18,603      --     (18,603)           --           --            --            --        (18,603)

Common dividends
  declared ..............            --      --          --       (24,615)          --            --            --        (24,615)
                          -------------  ------  ----------   -----------   ----------   -----------   -----------  -------------

Balance at
  December 31, 1999 .....       489,076     320   1,675,378    (1,964,220)          --      (154,366)           --       (442,888)
Net income ..............            --      --          --        80,149           --            --            --         80,149
Other comprehensive
  loss ..................            --      --          --            --           --       (12,239)           --        (12,239)
Change in notes
  receivable from
  affiliates ............            --      --          --            --      (64,840)           --            --        (64,840)
Preferred dividends
  and accretion .........        15,867      --     (15,867)           --           --            --            --        (15,867)
Capital contribution:
   NL Capital
    Corporation merger ..            --      --     291,910            --     (278,937)           --            --         12,973

   Other ................            --      --      15,043            --           --            --            --         15,043
                          -------------  ------  ----------   -----------   ----------   -----------   -----------  -------------

Balance at
  December 31, 2000 .....       504,943     320   1,966,464    (1,884,071)    (343,777)     (166,605)           --       (427,669)
Net income ..............            --      --          --       113,728           --            --            --        113,728
Other comprehensive
  loss, net of tax ......            --      --          --            --           --        (3,153)       (3,969)        (7,122)
Change in notes
  receivable from
  affiliates ............            --      --          --            --     (357,066)           --            --       (357,066)
Preferred dividends
  and accretion .........       112,466      --    (112,466)           --           --            --            --       (112,466)
Capital contribution ....            --      --      16,937            --           --            --            --         16,937
Common dividends
  declared ..............            --      --          --        (3,807)          --            --            --         (3,807)
                          -------------  ------  ----------   -----------   ----------   -----------   -----------  -------------

Balance at
   December 31, 2001 ....       617,409     320   1,870,935    (1,774,150)    (700,843)     (169,758)       (3,969)      (777,465)
Net income ..............            --      --          --        37,577           --            --            --         37,577
Other comprehensive
  income, net of tax ....            --      --          --            --           --        22,654            --         22,654
Change in notes
  receivable from
  affiliates ............            --      --          --            --      164,836            --            --        164,836
Preferred dividends
  and accretion .........        77,372      --     (77,372)           --           --            --            --        (77,372)
Capital contribution ....            --      --     217,000            --     (217,000)           --            --             --
                          -------------  ------  ----------   -----------   ----------   -----------   -----------  -------------
Balance at June 30,
  2002 (unaudited) ...... $     694,781  $  320  $2,010,563   $(1,736,573)  $ (753,007)  $  (147,104)  $    (3,969) $    (629,770)
                          =============  ======  ==========   ===========   ==========   ===========   ===========  =============


          See accompanying notes to consolidated financial statements.

                   KRONOS INTERNATIONAL, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                    SIX MONTHS ENDED
                                                              YEARS ENDED DECEMBER 31,                   JUNE 30,
                                                       --------------------------------------    ------------------------
                                                          1999          2000          2001          2001          2002
                                                       ----------    ----------    ----------    ----------    ----------
                                                                                                       (UNAUDITED)
Cash flows from operating activities:
   Net income ......................................   $   41,905    $   80,149    $  113,728    $   41,138    $   37,577
   Depreciation, depletion and amortization ........       28,377        24,108        24,119        12,175        12,837
   Noncash currency transaction (gain) loss ........       36,881        15,591         9,355        14,992       (13,121)
   Noncash interest income from affiliates .........           --       (23,069)      (25,044)      (13,815)      (18,254)
   Noncash interest expense to affiliates ..........           --            --            --            --         5,521
   Noncash interest expense ........................        2,168            --            --            --            --
   Deferred income taxes ...........................      (42,088)        5,226        (6,565)          604         5,096
   Minority interest ...............................           48            47            16             9            27
   Net (gain) loss from disposition of property
     and equipment .................................          225         1,404           548           240          (597)
   Pension, net ....................................       (2,602)       (3,162)       (2,342)       (1,882)       (2,001)
   Insurance recoveries, net .......................           --            --       (17,468)       (1,929)           --
                                                       ----------    ----------    ----------    ----------    ----------
                                                           64,914       100,294        96,347        51,532        27,085

   Change in assets and liabilities:
     Accounts and notes receivable .................      (19,619)       (7,312)       (1,797)      (17,576)       (2,395)
     Inventories ...................................       20,523        (7,859)       (7,617)        3,841        20,703
     Prepaid expenses ..............................          (16)         (293)          128          (927)         (759)
     Accounts payable and accrued liabilities ......        6,840         1,885         4,088        (3,183)       (2,179)
     Income taxes ..................................        4,960         6,069           386         7,186        (2,987)
     Accounts with affiliates ......................          143         8,046       (13,332)      (22,291)       (6,282)
     Other noncurrent assets .......................        1,082          (464)       (1,885)           68         3,271
     Other noncurrent liabilities ..................       (1,225)       (2,595)         (932)         (475)         (681)
                                                       ----------    ----------    ----------    ----------    ----------
   Net cash provided by operating activities .......       77,602        97,771        75,386        18,175        35,776
                                                       ----------    ----------    ----------    ----------    ----------

Cash flows from investing activities:
   Capital expenditures ............................      (29,205)      (26,663)      (48,417)      (15,782)      (10,078)
   Property damaged by fire:
     Insurance proceeds ............................           --            --        23,361         5,500            --
     Other, net ....................................           --            --        (3,205)       (1,000)           --
   Proceeds from disposition of property and
     equipment .....................................        2,330           110           364            34           832
   Change in restricted cash equivalents ...........           --            --            --            --        (1,554)
   Other, net ......................................           --           (33)           --            --            --
                                                       ----------    ----------    ----------    ----------    ----------
   Net cash used by investing activities ...........      (26,875)      (26,586)      (27,897)      (11,248)      (10,800)
                                                       ==========    ==========    ==========    ==========    ==========

                   KRONOS INTERNATIONAL, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS - (CONTINUED)
                                 (IN THOUSANDS)


                                                                                                      SIX MONTHS
                                                            YEARS ENDED DECEMBER 31,                ENDED JUNE 30,
                                                     --------------------------------------    ------------------------
                                                        1999          2000          2001          2001          2002
                                                     ----------    ----------    ----------    ----------    ----------
                                                                                                     (UNAUDITED)
Cash flows from financing activities:
   Indebtedness:
     Borrowings ..................................   $   82,038    $   44,923    $    1,437    $    1,437    $  319,275
     Principal payments ..........................     (155,787)      (29,162)      (22,428)       (6,990)      (53,688)
     Deferred financing costs ....................           --            --            --            --        (9,342)
   Loans from affiliates:
     Loans .......................................       52,000            --            --            --            --
     Repayments ..................................           --       (93,000)           --            --      (301,432)
   Capital contribution ..........................           --            --         3,815             8            --
   Dividends paid ................................          (30)           --            --            --            --
   Other capital transactions with affiliates,
     net .........................................       11,567       (18,831)      (35,631)           --         2,925
   Distributions to minority interest ............           (6)           (6)           (5)           (5)          (11)
                                                     ----------    ----------    ----------    ----------    ----------
Net cash used by financing activities ............      (10,218)      (96,076)      (52,812)       (5,550)      (42,273)
                                                     ----------    ----------    ----------    ----------    ----------

Cash and cash equivalents:
   Net change during the period from:
     Operating, investing and financing
       activities ................................       40,509       (24,891)       (5,323)        1,377       (17,297)
     Currency translation ........................       (2,988)       (1,159)       (1,065)       (3,298)        2,965
   Balance at beginning of period ................       25,260        62,781        36,731        36,731        30,343
                                                     ----------    ----------    ----------    ----------    ----------
   Balance at end of period ......................   $   62,781    $   36,731    $   30,343    $   34,810    $   16,011
                                                     ==========    ==========    ==========    ==========    ==========

Supplemental disclosures:
   Cash paid for:
     Interest ....................................   $   35,606    $   32,290    $   38,607    $   13,813    $   19,835
     Income taxes ................................       12,491        25,544        20,690         9,465         5,623



          See accompanying notes to consolidated financial statements.

                   KRONOS INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION:

         Kronos International, Inc. ("KII") is incorporated in the state of Delaware, U.S.A., with its seat of management in Leverkusen, Germany. KII is a wholly owned subsidiary of Kronos, Inc. ("Kronos"), a wholly owned subsidiary of NL Industries, Inc. ("NL"). NL conducts its titanium dioxide pigments ("TiO(2)") operations through Kronos. KII conducts Kronos' European TiO(2) operations. At June 30, 2002, Valhi, Inc. ("Valhi") and Tremont Corporation ("Tremont"), each affiliates of Contran Corporation ("Contran"), held approximately 62% and 21%, respectively, of NL's outstanding common stock. Valhi and Tremont held approximately 61% and 21%, respectively, of NL's outstanding common stock at December 31, 2001. At June 30, 2002, Contran and its subsidiaries held approximately 93% of Valhi's outstanding common stock, and Tremont Group, Inc. ("Tremont Group"), which is 80%-owned by Valhi and 20%-owned by NL, held approximately 80% of Tremont's outstanding common stock. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons, of which Mr. Simmons is the sole trustee. Mr. Simmons, the Chairman of the Board of NL, Chairman of the Board and Chief Executive Officer of Contran, the Chairman of the Board of Valhi and a director of Tremont, may be deemed to control each of such companies and KII. See Note 22.

         KII's current operations are conducted primarily through its German, Belgian and Norwegian subsidiaries with three TiO(2) plants in Germany, one TiO(2) plant in Belgium and one TiO(2) plant and an ilmenite ore mining operation in Norway. KII also operates TiO(2) sales and distribution facilities in England, France, Denmark and the Netherlands. Prior to April 30, 2002, KII also conducted operations in Canada through Kronos Canada, Inc. ("KC"), its wholly owned subsidiary. Effective April 30, 2002, in anticipation of a proposed debt securities offering, KII sold 100% of KC's capital stock to Kronos in exchange for a promissory note receivable in the amount of $217 million bearing interest of 7.87% per annum with a maturity date of April 30, 2012. KII has accounted for the disposition of KC as a change in accounting entity. Accordingly, KII's consolidated financial statements have been retroactively restated to exclude the assets, liabilities, results of operations and cash flows of KC for all periods presented. KII's cash dividends received from KC and cash capital contributions to KC prior to April 30, 2002 are reflected as part of "other capital transactions with affiliates, net" in the accompanying consolidated statement of cash flows. The effect of the change in accounting entity as a result of the sale of KC to Kronos was to reduce KII's net income by the following amounts:

                                  YEARS ENDED DECEMBER 31,
                            ------------------------------------
                               1999         2000         2001
                            ----------   ----------   ----------
                                       (IN THOUSANDS)
    Net income ..........   $   11,365   $   14,155   $   10,133

         Information included in the consolidated financial statements and related notes to the consolidated financial statements as of June 30, 2002 and for the six months ended June 30, 2001 and 2002, is unaudited. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to state fairly the information for the interim periods have been made. The results of operations for the interim periods are not necessarily indicative of the operating results for a full year or of future operations. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the U.S. ("GAAP") have been condensed or omitted for the interim periods.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   PRINCIPLES OF CONSOLIDATION AND MANAGEMENT'S ESTIMATES

         The accompanying consolidated financial statements include the accounts of KII and its majority-owned subsidiaries (collectively, the "Company") and have been prepared in accordance with GAAP with the U.S. dollar as the reporting currency. The Company also prepares financial statements on other bases, as required in countries in which such entities are resident. All material intercompany accounts and balances have been eliminated.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results may differ from previously estimated amounts under different assumptions or conditions.

   TRANSLATION OF FOREIGN CURRENCIES

         The functional currencies of the Company include the euro, the Norwegian kroner and the United Kingdom pound sterling. Assets and liabilities of the Company are translated to U.S. dollars at year-end rates of exchange and revenues and expenses are translated at weighted average exchange rates prevailing during the year. Resulting translation adjustments are included in other comprehensive income (loss), net of related income taxes, if applicable. Currency transaction gains and losses are recognized in income currently and include amounts related to KII's U.S. dollar-denominated note payable to Kronos that has been remeasured into the non-U.S. dollar functional currency of KII. See Note 8.

   CASH EQUIVALENTS

         Cash equivalents include bank deposits with original maturities of three months or less.

   INVENTORIES

         Inventories are stated at the lower of cost (principally average cost) or market. Amounts are removed from inventories at average cost.

   PROPERTY, EQUIPMENT, DEPRECIATION AND DEPLETION

         Property and equipment are stated at cost. Interest costs related to major, long-term capital projects are capitalized as a component of construction costs. Expenditures for maintenance, repairs and minor renewals are expensed; expenditures for major improvements are capitalized.

         Depreciation is computed principally by the straight-line method over the estimated useful lives of ten to forty years for buildings and three to twenty years for machinery and equipment. Depletion of mining properties is computed by the unit-of-production and straight-line methods.

         When events or changes in circumstances indicate that assets may be impaired, an evaluation is performed to determine if an impairment exists. Such events or changes in circumstances include, among other things, (i) significant current and prior periods or current and projected periods with operating losses, (ii) a significant decrease in the market value of an asset or (iii) a significant change in the extent or manner in which an asset is used. All relevant factors are considered. The test for impairment is performed by comparing the estimated future undiscounted cash flows (exclusive of interest expense) associated with the asset to the asset's net carrying value to determine if a write-down to market value or discounted cash flow value is required. Effective January 1, 2002, the Company assesses the impairment of other long-lived assets (such as property and equipment and mining properties) in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144 as discussed under "Other" below.

   LONG-TERM DEBT AND NOTES PAYABLE TO AFFILIATES

     Where applicable, long-term debt and notes payable to affiliates are stated net of unamortized original issue discount ("OID"). OID is amortized over the period during which cash interest payments are not required and deferred financing costs are amortized over the term of the applicable issue, both by the interest method.

     EMPLOYEE BENEFIT PLANS

         Accounting and funding policies for retirement plans are described in
Note 10.

         The Company accounts for stock-based employee compensation in accordance with Accounting Principles Board Opinion ("APBO") No. 25, "Accounting for Stock Issued to Employees," and its various interpretations. Under APBO No. 25, no compensation cost is generally recognized for fixed stock options in which the exercise price is not less than the market price on the grant date. Compensation cost recognized by the Company in accordance with APBO No. 25 was nil in each of 1999, 2000 and 2001. The Company is charged by NL for stock options exercised by employees of the Company and the amount of expense recognized by the Company was nil, $.2 million and nil in 1999, 2000 and 2001, respectively. See Note 17.

   ENVIRONMENTAL REMEDIATION COSTS

         Environmental remediation costs are accrued when estimated future expenditures are probable and reasonably estimable. The estimated future expenditures generally are not discounted to present value. Recoveries of remediation costs from other parties, if any, are reported as receivables when their receipt is deemed probable. At December 31, 2000 and 2001, no receivables for recoveries have been recognized.

   NET SALES

         The Company adopted the Securities and Exchange Commission's ("SEC") Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," as amended, in 2000. Revenue generally is realized or realizable and earned when all of the requirements of SAB No. 101 are met, including when title and the risks and rewards of ownership passes to the customer (generally at the time the product is shipped to the customer). The impact of adopting SAB No. 101 was not material. Fees charged to customers for shipping and handling are included in net sales.

   REPAIR AND MAINTENANCE COSTS

         The Company performs planned major maintenance activities throughout the year. Repair and maintenance costs estimated to be incurred in connection with planned major maintenance activities are accrued in advance and are included in cost of goods sold.

   SHIPPING AND HANDLING COSTS

         Shipping and handling costs are included in selling, general and administrative expense and were $37 million in 1999, $33 million in each of 2000 and 2001, and $17 million and $16 million for the six months ended June 30, 2001 and 2002, respectively.

   INCOME TAXES

         KII is a member of NL's consolidated U.S. federal income tax group (the "NL Tax Group"). KII is a party to a U.S. federal income tax sharing agreement (the "Kronos Tax Agreement"). Effective January 1, 2001, the NL Tax Group, including KII, is included in the consolidated U.S. federal income tax group of Contran (the "Contran Tax Group"). As a member of the Contran Tax Group, NL is a party to a separate tax sharing agreement (the "Contran Tax Agreement"). The Contran Tax Agreement provides that NL calculate its liability for U.S. income taxes on a separate-company basis using the tax elections made by Contran. During 2002 the Kronos Tax Agreement was amended (the "Amended Kronos Tax Agreement"). The Amended Kronos Tax Agreement provides that Kronos calculate KII's liability for U.S. income taxes on a separate-company basis using tax elections consistent with Kronos' tax elections. Pursuant to the Amended Kronos Tax Agreement, KII is to make distributions to or receive contributions from Kronos in the amounts it would have paid to or received from the U.S. Internal Revenue Service had it not been a member of the NL Tax Group, but rather a separate taxpayer. Contributions under the Amended Kronos Tax Agreement are limited to amounts previously distributed under the agreement. No distributions have yet been made or received under the Amended Kronos Tax Agreement. KII would not have reported a different provision for income taxes in 1999, 2000 and 2001 if the provision for income taxes in such periods had been computed in accordance with the tax allocation policy contained in the Amended Kronos Tax Agreement.

         Deferred income tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the income tax and financial reporting carrying amounts of assets and liabilities, including investments in subsidiaries not included in the NL Tax Group. The Company periodically evaluates its deferred tax assets in the various taxing jurisdictions in which it operates and adjusts any related valuation allowance. The Company's valuation allowance is equal to the amount of deferred tax assets which the Company believes do not meet the "more-likely-than-not" recognition criteria.

   DERIVATIVES AND HEDGING ACTIVITIES

         The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, effective January 1, 2001. SFAS No. 133 establishes accounting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Under SFAS No. 133, all derivatives are recognized as either assets or liabilities and measured at fair value. The accounting for changes in fair value of derivatives is dependent upon the intended use of the derivative. As permitted by the transition requirements of SFAS No. 133, as amended, the Company exempted from the scope of SFAS No. 133 all host contracts containing embedded derivatives which were issued or acquired prior to January 1, 1999. The Company is not a party to any significant derivative or hedging instrument covered by SFAS No. 133 at December 31, 2001, and there was no impact on the Company's financial statements from adopting SFAS No. 133.

         The Company periodically uses interest rate swaps, currency swaps and other types of contracts to manage interest rate and foreign exchange risk with respect to financial assets or liabilities. The Company has not entered into these contracts for trading or speculative purposes in the past, nor does it currently anticipate doing so in the future. The Company was not a party to any such contracts during 1999, 2000 and 2001.

   OTHER

         Effective July 1, 2001, the Company adopted SFAS No. 141, "Business Combinations," for all business combinations initiated on or after July 1, 2001, and all purchase business combinations (including step acquisitions). Under SFAS No. 141, all business combinations are accounted for by the purchase method, and the pooling-of-interests method is prohibited.

         The Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective January 1, 2002. SFAS No. 144 retains the fundamental provisions of existing GAAP with respect to the recognition and measurement of long-lived asset impairment contained in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." However, SFAS No. 144 provides new guidance intended to address certain significant implementation issues associated with SFAS No. 121, including expanded guidance with respect to appropriate cash flows to be used to determine whether recognition of any long-lived asset impairment is required, and if required how to measure the amount of the impairment. SFAS No. 144 also requires that any net assets to be disposed of by sale to be reported at the lower of carrying value or fair value less cost to sell, and expands the reporting of discontinued operations to include any component of an entity with operations and cash flows that can be clearly distinguished from the rest of the entity. The adoption of SFAS No. 144 effective January 1, 2002 did not have a material effect on the Company's consolidated financial position, results of operations or liquidity.

         The Company adopted SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections" effective April 1, 2002. SFAS No. 145, among other things, eliminated the prior requirement that all gains and losses from the early extinguishment of debt were to be classified as an extraordinary item. Upon adoption of SFAS No. 145, gains and losses from the early extinguishment of debt are now classified as an extraordinary item only if they meet the "unusual and infrequent" criteria contained in Accounting Principles Board Opinion ("APBO") No. 30. In addition, upon adoption of SFAS No. 145, all gains and losses from the early extinguishment of debt that had previously been classified as an extraordinary item are to be reassessed to determine if they would have met the "unusual and infrequent" criteria of APBO No. 30; any such gain or loss that would not have met the APBO No. 30 criteria are retroactively reclassified and reported as a component of income before extraordinary item. The Company had not previously recognized any gains and losses from the early extinguishment of debt, thus there was no impact on the Company upon adoption.

   NEW ACCOUNTING PRINCIPLES NOT YET ADOPTED

         The Company will adopt SFAS No. 143, "Accounting for Asset Retirement Obligations," no later than January 1, 2003. Under SFAS No. 143, the fair value of a liability for an asset retirement obligation covered under the scope of SFAS No. 143 would be recognized in the period in which the liability is incurred, with an offsetting increase in the carrying amount of the related long-lived asset. Over time, the liability would be accreted to its present value, and the capitalized cost would be depreciated over the useful life of the related asset. Upon settlement of the liability, an entity would either settle the obligation for its recorded amount or incur a gain or loss upon settlement. The Company is still studying this standard to determine, among other things, whether it has any asset retirement obligations which are covered under the scope of SFAS No. 143, and the effect, if any, to the Company of adopting SFAS No. 143 has not yet been determined.

         The Company will adopt SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," no later than January 1, 2003 for exit or disposal activities initiated on or after the date of adoption. Under SFAS No. 146, costs associated with exit activities, as defined, that are covered by the scope of SFAS No. 146 will be recognized and measured initially at fair value, generally in the period in which the liability is incurred. Costs covered by the scope of SFAS No. 146 include termination benefits provided to employees, costs to consolidate facilities or relocate employees, and costs to terminate contracts (other than a capital lease). Under existing GAAP, a liability for such an exit cost is recognized at the date an exit plan is adopted, which may or may not be the date at which the liability has been incurred.

NOTE 3 -- BUSINESS AND GEOGRAPHIC SEGMENTS:

         The Company's operations are conducted in one operating business segment -- the production and sale of TiO(2). Titanium dioxide pigments are used to whiten, brighten and add opacity to thousands of commonly used products, such as paints, plastics and paper, as well as fibers, rubber, ceramics, inks and cosmetics. All of the Company's net assets are located in Europe and are attributable to the TiO(2) reportable operating segment.

         The Company evaluates its TiO(2) segment performance based on operating income. Operating income is defined as income before income taxes, minority interest, interest expense, interest expense to affiliates, certain nonrecurring items and certain general corporate items. Corporate items excluded from operating income include corporate expense, interest income from affiliates, gains and losses from the disposal of long-lived assets outside the ordinary course of business, and currency transaction gains and losses related to KII's U.S. dollar-denominated note payable to Kronos discussed in Note 8. The accounting policies of the TiO(2) segment are the same as those described in
Note 2. Interest income included in the calculation of TiO(2) operating income is disclosed in Note 11 as "Trade interest income."

                                                                                                             SIX MONTHS ENDED
                                                                         YEARS ENDED DECEMBER 31,                JUNE 30,
                                                                   ------------------------------------   -----------------------
                                                                      1999         2000         2001         2001         2002
                                                                   ----------   ----------   ----------   ----------   ----------
                                                                                                                (UNAUDITED)
                                                                                           (IN THOUSANDS)
Business segment -- TiO(2)
   Net sales ....................................................  $  620,324   $  620,525   $  554,637   $  299,410   $  285,714
   Other income, excluding corporate ............................      19,255       11,756       15,556        5,201        3,091
                                                                   ----------   ----------   ----------   ----------   ----------
                                                                      639,579      632,281      570,193      304,611      288,805
   Cost of sales ................................................     469,224      413,475      379,558      199,200      224,668

   Selling, general and administrative, excluding corporate .....      79,923       72,534       66,789       33,730       33,401
                                                                   ----------   ----------   ----------   ----------   ----------
   Operating income .............................................      90,432      146,272      123,846       71,681       30,736
   Insurance recoveries, net ....................................          --           --       17,468        1,929           --
                                                                   ----------   ----------   ----------   ----------   ----------
   Income before corporate items, income taxes and
     minority interest ..........................................      90,432      146,272      141,314       73,610       30,736
   General corporate income (expense):
     Currency transaction gain (loss), net ......................     (36,881)     (15,591)      (9,355)     (14,992)      15,839
     Income (expense), net ......................................          --           --       (1,488)          --           --
     Interest expense ...........................................      (7,562)      (1,942)      (4,305)      (2,232)      (1,697)
     Interest expense to affiliates .............................     (29,876)     (28,724)     (34,145)     (13,875)     (18,699)
     Interest income from affiliates ............................       1,585       23,069       36,220       15,891       19,157
                                                                   ----------   ----------   ----------   ----------   ----------
Income before income taxes and minority interest ................  $   17,698   $  123,084   $  128,241   $   58,402   $   45,336
                                                                   ==========   ==========   ==========   ==========   ==========
Geographic areas
   Net sales -- point of origin:
     Germany ....................................................  $  459,467   $  444,050   $  398,470   $  214,045   $  202,598
     Belgium ....................................................     138,671      137,829      126,782       70,964       66,294
     Norway .....................................................      88,277       98,300      102,843       55,808       50,889
     Other ......................................................      90,442       92,691       82,320       44,603       42,966
     Eliminations ...............................................    (156,533)    (152,345)    (155,778)     (86,010)     (77,033)
                                                                   ----------   ----------   ----------   ----------   ----------
                                                                   $  620,324   $  620,525   $  554,637   $  299,410   $  285,714
                                                                   ==========   ==========   ==========   ==========   ==========
   Net sales -- point of destination:
     Europe .....................................................  $  478,320   $  479,637   $  424,888   $  230,162   $  217,548
     United States ..............................................      46,379       41,375       32,052       17,419       22,127
     Latin America ..............................................      20,539       14,064       16,039        9,189        6,096
     Asia .......................................................      40,995       41,470       42,686       22,072       23,810
     Other ......................................................      34,091       43,979       38,972       20,568       16,133
                                                                   ----------   ----------   ----------   ----------   ----------
                                                                   $  620,324   $  620,525   $  554,637   $  299,410   $  285,714
                                                                   ==========   ==========   ==========   ==========   ==========

NOTE 4 -- ACCOUNTS AND NOTES RECEIVABLE:

                                                      DECEMBER 31,
                                                ------------------------      JUNE 30,
                                                   2000          2001          2002
                                                ----------    ----------    ----------
                                                                            (UNAUDITED)
                                                            (IN THOUSANDS)
Trade receivables ...........................   $   75,899    $   65,417    $   94,848
Insurance claims receivable .................        2,236        11,505           452
Recoverable VAT and other receivables .......       13,645        12,126         7,886
Allowance for doubtful accounts .............       (1,662)       (1,626)       (1,906)
                                                ----------    ----------    ----------
                                                $   90,118    $   87,422    $  101,280
                                                ==========    ==========    ==========

NOTE 5 -- INVENTORIES:

                                  DECEMBER 31,
                            -----------------------    JUNE 30,
                               2000         2001         2002
                            ----------   ----------   ----------
                                                      (UNAUDITED)
                                       (IN THOUSANDS)
Raw materials ...........   $   38,014   $   33,911   $   28,170
Work in process .........        5,261        6,421        7,667
Finished products .......       55,368       61,191       54,297
Supplies ................       20,014       19,793       23,526
                            ----------   ----------   ----------
                            $  118,657   $  121,316   $  113,660
                            ==========   ==========   ==========

NOTE 6 -- ACCOUNTS PAYABLE AND ACCRUED LIABILITIES:

                                  DECEMBER 31,
                            -----------------------    JUNE 30,
                               2000         2001         2002
                            ----------   ----------   ----------
                                                      (UNAUDITED)
                                       (IN THOUSANDS)
Accounts payable ........   $   34,505   $   36,974   $   40,972
                            ----------   ----------   ----------
Accrued liabilities:
  Employee benefits .....       17,664       16,227       17,699
  Other .................       24,821       25,645       33,794
                            ----------   ----------   ----------
                                42,485       41,872       51,493
                            ----------   ----------   ----------
                            $   76,990   $   78,846   $   92,465
                            ==========   ==========   ==========

NOTE 7 -- NOTES PAYABLE AND LONG-TERM DEBT:

                                           DECEMBER 31,
                                      -----------------------    JUNE 30,
                                         2000         2001         2002
                                      ----------   ----------   ----------
                                                                (UNAUDITED)
                                                 (IN THOUSANDS)
Notes payable .....................   $   69,970   $   46,201   $       --
                                      ==========   ==========   ==========
Long-term debt:
  8.875% Senior Secured Notes .....   $       --   $       --   $  283,005
  Revolving credit facility .......           --           --       39,649
   Other ..........................        2,093        2,498        2,394
                                      ----------   ----------   ----------
                                           2,093        2,498      325,048
Less current maturities ...........          730        1,033        1,225
                                      ----------   ----------   ----------
                                      $    1,363   $    1,465   $  323,823
                                      ==========   ==========   ==========

         Notes payable as of December 31, 2001 consisted of short-term borrowings denominated in non-U.S. currencies due within one year from non-U.S. banks. Borrowings totaled $70 million (E51 million and NOK 200 million) at December 31, 2000 and $46 million (E27 million and NOK 200 million) at
December 31, 2001. Weighted average interest rates on the euro-denominated note payable and the Norwegian kroner-denominated note payable were 5.33% and 7.92%, respectively, at December 31, 2000 and 3.84% and 7.27%, respectively, at December 31, 2001. Notes payable totaling $53.2 million were repaid on June 28, 2002 with proceeds from the revolving credit facility and available cash, and the agreements were terminated. See description of revolving credit facility below.

         In June 2002 KII issued E285 million ($280 million when issued and $283 million at June 30, 2002) principal amount of 8.875% Senior Secured Notes (the "Notes") due 2009. The Notes are collateralized by first priority liens on 65% of the common stock or other equity interests of certain of KII's first-tier subsidiaries. The Notes are issued pursuant to an indenture which contains a number of covenants and restrictions which, among other things, restricts the ability of KII and its subsidiaries to incur debt, incur liens, pay dividends or merge or consolidate with, or sell or transfer all or substantially all of their assets to, another entity. The Notes are redeemable, at KII's option, on or after December 30, 2005 at redemption prices ranging from 104.437% of the principal amount, declining to 100% on or after December 30, 2008. In addition, on or before June 30, 2005, KII may redeem up to 35% of its Notes with the net proceeds of a qualified public equity offering at 108.875% of the principal amount. In the event of a change of control of KII, as defined, KII would be required to make an offer to purchase its Notes at 101% of the principal amount. KII would also be required to make an offer to purchase a specified portion of its Notes at par value in the event KII generates a certain amount of net proceeds from the sale of assets outside the ordinary course of business, and such net proceeds are not otherwise used for specified purposes within a specified time period. At June 30, 2002, KII was in compliance with all the covenants. The Notes require cash interest payments on June 30 and December 30, commencing on December 30, 2002. KII has agreed to make an offer to exchange the Notes for registered publicly traded notes that have substantially identical terms as the Notes. In the event that KII does not (i) file a registration statement regarding such an exchange offer with the Securities and Exchange Commission, (ii) cause the registration statement to be declared effective, and
(iii) complete the exchange offer to exchange the Notes, in each case within specified time limits, the interest rate on the Notes would increase by up to ..75% per year.

         In June 2002 KII's operating subsidiaries in Germany, Belgium and Norway, entered into a three-year E80 million secured revolving credit facility ("Credit Facility"). The Credit Facility is available in multiple currencies, including U.S. dollars, euros and Norwegian kroner. As of June 30, 2002, E13 million ($13 million) and NOK 200 million ($26 million) was borrowed at closing, and along with available cash, was used to repay and terminate KII's short term notes payable. E40 million was available for future working capital requirements and general corporate purposes of the borrowers at June 30, 2002. Borrowings bear interest at the applicable interbank market rate plus 1.75%. As of June 30, 2002, the interest rate was 5.15% and 8.80% on the euro and Norwegian kroner borrowings, respectively, and the weighted average interest rate was 7.61%.

         The Credit Facility is collateralized by accounts receivable and inventory of the borrowers, plus a limited pledge of certain other assets of the Belgian borrower. The Credit Facility contains, among others, various restrictive covenants, including restrictions on incurring liens, asset sales, additional financial indebtedness, mergers, investments and acquisitions, transactions with affiliates and dividends. The Company has a E5 million sub-limit for issuing letters of credit with no letters of credit issued at June 30, 2002. The borrowers were in compliance with all the covenants as of June 30, 2002.

         Deferred financing costs of $9.3 million for the Notes and the Credit Facility are being amortized over the life of the respective agreements and are included in other noncurrent assets as of June 30, 2002.

         Unused lines of credit available for borrowing under the Company's non-U.S. credit facilities approximated $8 million and $42 million at December 31, 2001 and June 30, 2002, respectively, (including $40 million under the Credit Facility at June 30, 2002).

         The aggregate maturities of long-term debt as of December 31, 2001 are shown in the table below (excluding the effects of the Notes offering and Credit Facility).

                                       DECEMBER 31,
YEARS ENDING DECEMBER 31,                  2001
-------------------------              ------------
                                      (IN THOUSANDS)
2002 ...................               $      1,033
2003 ...................                      1,008
2004 ...................                        216
2005 ...................                        115
2006 ...................                        112
2007 ...................                         14
                                       ------------
                                       $      2,498
                                       ============

NOTE 8 -- NOTES PAYABLE TO KRONOS, INC.:

                                                   DECEMBER 31,
                                             -----------------------    JUNE 30,
                                                2000         2001         2002
                                             ----------   ----------   ----------
                                                                       (UNAUDITED)
                                                        (IN THOUSANDS)
11.75% Second Tier Senior Mirror Note ....   $  194,000   $  194,000   $       --
Euro-denominated note ....................           --      286,363           --
                                             ----------   ----------   ----------
                                             $  194,000   $  480,363   $       --
                                             ==========   ==========   ==========

         NL had $194 million of 11.75% Senior Secured Notes due 2003 (the "NL Notes") at December 31, 2000 and 2001. KII had a Second-Tier Senior Mirror Note (the "KII Mirror Note") payable to Kronos, which had a First-Tier Senior Mirror Note (the "Kronos Mirror Note") payable to NL. The terms of the KII Mirror Note and the Kronos Mirror Note were identical to the terms of the NL Notes with respect to the maturity dates and interest rates with interest paid semi-annually. The NL Notes were collateralized by a first priority lien on the common stock, and redeemable preferred stock and profit participation certificates of KII, the KII Mirror Note, the Kronos Mirror Note and other collateral pledged by NL and Kronos. An acceleration with respect to the principal amount of the NL Notes would have resulted in an automatic acceleration of the KII Mirror Note and the Kronos Mirror Note. In 2000 NL redeemed $50 million (par value) of the NL Notes using cash provided by KII, prepaying $50 million (par value) of the KII Mirror Note.

         On March 22, 2002, NL redeemed $25 million principal amount of the NL Notes at the current call price of 100%, and as a result $25 million principal amount of the KII Mirror Note was repaid. In addition, immediately following the closing of the Notes offering (see Note 7), KII effectively loaned to NL sufficient funds for NL to redeem in full the remaining $169 million principal amount of the NL Notes. In accordance with the terms of the indenture governing the NL Notes, on June 28, 2002, NL irrevocably placed on deposit with the trustee funds in an amount sufficient to pay in full the redemption price plus all accrued and unpaid interest due on the July 28, 2002 redemption date. Immediately thereafter, NL was released from its obligations under such indenture, the indenture was discharged and all collateral was released to NL. Because NL had been released as being the primary obligor under the indenture as of June 30, 2002, the NL Notes were derecognized as of that date along with the funds placed on deposit with the trustee to effect the July 28, 2002 redemption. KII recognized a loss on the early extinguishment of debt of approximately $1.5 million in the second quarter of 2002, consisting primarily of the interest on the KII Mirror Note for the period from July 1 to July 28, 2002. Such loss was recognized as a component of interest expense. The Kronos Mirror Note and the KII Mirror Note were deemed repaid in accordance with the terms and conditions of such agreements, and the agreements were canceled.

         The quoted market price of the NL Notes per $100 principal amount was $101 and $100.47 at December 31, 2000 and December 31, 2001, respectively, which the Company believed was a reasonable approximation of the fair value of the KII Mirror Note for the periods presented.

         The euro-denominated note payable to Kronos (E323.9 million at December 31, 2001) was originally due In 2010 and bore interest at 6% payable monthly. The euro note payable to Kronos was established in 2001 as a result of a series of noncash transactions between KII, NL and Kronos. A portion of the note payable (E217.6 million, including interest of E6.3 million) was prepaid in April 2002, using as consideration an equivalent amount of KII's euro-denominated note receivable from NL. See Note 17. The remaining balance of E113.8 million (including interest) was repaid as of June 28, 2002 with proceeds from the E285 million Notes offering described in Note 7 and the note agreement was canceled.

NOTE 9 -- OTHER NONCURRENT LIABILITIES:

                                       DECEMBER 31,
                                 -----------------------    JUNE 30,
                                    2000         2001         2002
                                 ----------   ----------   ----------
                                                           (UNAUDITED)
                                            (IN THOUSANDS)
Environmental costs ..........   $    7,630   $    5,662   $    6,110
Employee benefits ............        3,841        3,476        3,842
Insurance claims expense .....        1,002          821          414
Other ........................          902        1,887        2,108
                                 ----------   ----------   ----------
                                 $   13,375   $   11,846   $   12,474
                                 ==========   ==========   ==========

NOTE 10 -- EMPLOYEE BENEFIT PLANS:

   COMPANY-SPONSORED PENSION PLANS

         The Company maintains various defined benefit pension plans covering substantially all employees. Personnel are covered by plans in their respective countries.

         Certain actuarial assumptions used in measuring the defined benefit pension assets, liabilities and expenses are presented below.

                                                           YEARS ENDED DECEMBER 31,
                                                     ------------------------------------
                                                        1999         2000         2001
                                                     ----------   ----------   ----------
                                                                 (PERCENTAGES)
Discount rate ....................................   5.8 to 6.3   6.0 to 6.5   5.8 to 7.3
Rate of increase in future compensation levels ...   3.0 to 3.3   3.0 to 4.0   2.8 to 3.0
Long-term rate of return on plan assets ..........   6.0 to 9.0   7.0 to 8.0   6.8 to 7.8

         Plan assets are comprised primarily of investments in corporate equity and debt securities, short-term investments, mutual funds and group annuity contracts.

         SFAS No. 87, "Employers' Accounting for Pension Costs" requires that an additional pension liability be recognized when the unfunded accumulated pension benefit obligation exceeds the unfunded accrued pension liability. Variances from actuarially assumed rates will change the actuarial valuation of accrued pension liabilities, pension expense and funding requirements in future periods.

         The components of the net periodic defined benefit pension cost are set forth below.

                                                                      YEARS ENDED DECEMBER 31,
                                                               --------------------------------------
                                                                  1999          2000          2001
                                                               ----------    ----------    ----------
                                                                           (IN THOUSANDS)
Net periodic pension cost:
  Service cost benefits ....................................   $    3,118    $    3,114    $    3,087
  Interest cost on projected benefit obligation ("PBO") ....       11,051         9,793        10,268
  Expected return on plan assets ...........................      (10,056)       (9,746)       (9,676)
  Amortization of prior service cost .......................          267           238           201
  Amortization of net transition obligation ................          385           331           320
  Recognized actuarial losses ..............................        1,068           196           415
                                                               ----------    ----------    ----------
                                                               $    5,833    $    3,926    $    4,615
                                                               ==========    ==========    ==========

         The funded status of the Company's defined benefit pension plans is set forth below.

                                                      DECEMBER 31,
                                                ------------------------
                                                   2000          2001
                                                ----------    ----------
                                                    (IN THOUSANDS)
Change in PBO:
  Beginning of year .........................   $  183,509    $  172,762
  Service cost ..............................        3,114         3,087
  Interest ..................................        9,793        10,268
  Participant contributions .................          977           958
  Amendments ................................           --           106
  Actuarial loss (gain) .....................         (112)        6,241
  Benefits paid .............................       (9,668)      (11,274)
  Change in currency exchange rates .........      (14,851)       (1,562)
                                                ----------    ----------
     End of year ............................      172,762       180,586
                                                ==========    ==========
Change in fair value of plan assets:
  Beginning of year .........................      150,745       138,564
  Actual return on plan assets ..............        2,423         6,603
  Employer contributions ....................        7,088         6,957
  Participant contributions .................          977           958
  Benefits paid .............................       (9,668)      (11,274)
  Change in currency exchange rates .........      (13,001)       (4,650)
                                                ----------    ----------
     End of year ............................      138,564       137,158
                                                ==========    ==========
Funded status at year end:
  Plan assets less than PBO .................      (34,198)      (43,428)
  Unrecognized actuarial loss ...............       23,140        35,882
  Unrecognized prior service cost ...........        1,693         2,713
  Unrecognized net transition obligation ....        1,115           739
                                                ----------    ----------
                                                $   (8,250)   $   (4,094)
                                                ==========    ==========
Amounts recognized in the balance sheet:
  Prepaid pension cost ......................   $   16,509    $   14,696
  Accrued pension cost:
     Current ................................       (5,855)       (5,573)
     Noncurrent .............................      (18,904)      (18,696)
  Unrecognized net pension obligations ......           --           446
  Accumulated other comprehensive loss ......           --         5,033
                                                ----------    ----------
                                                $   (8,250)   $   (4,094)
                                                ==========    ==========

         Selected information related to the Company's defined benefit pension plans that have accumulated benefit obligations in excess of fair value of plan assets is presented below. At December 31, 2000 and 2001, 100% of the projected benefit obligations of such plans related to non-U.S. plans.

                                           DECEMBER 31,
                                      -----------------------
                                         2000         2001
                                      ----------   ----------
                                         (IN THOUSANDS)
Projected benefit obligation ......   $  137,684   $  141,269
Accumulated benefit obligation ....      121,311      129,884
Fair value of plan assets .........       99,114       99,339

   INCENTIVE BONUS PROGRAMS

         Certain employees are eligible to participate in the Company's various incentive bonus programs. The programs provide for annual payments, which may be in the form of cash or NL common stock. The amount of the annual payment paid to an employee, if any, is based on formulas involving the profitability of Kronos in relation to the annual operating plan and, for certain employees, individual performance.

NOTE 11 -- OTHER INCOME (EXPENSE), NET:

                                                                                              SIX MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31,                  JUNE 30,
                                                --------------------------------------    ------------------------
                                                   1999          2000          2001          2001          2002
                                                ----------    ----------    ----------    ----------    ----------
                                                                                                (UNAUDITED)
                                                                          (IN THOUSANDS)
Currency transaction gains (losses), net ....   $  (25,618)   $  (10,598)   $   (9,098)   $  (13,705)   $   14,921
Royalty income ..............................        5,922         5,801         5,421         3,103         2,890
Trade interest income .......................        2,077         1,544         2,148           970           539
Disposition of property and equipment .......         (225)       (1,404)         (548)         (240)          597
Insurance recoveries, net (see Note 14) .....           --            --         7,222            --            --
Other, net ..................................          218           822         1,056            81           (17)
                                                ----------    ----------    ----------    ----------    ----------
                                                $  (17,626)   $   (3,835)   $    6,201    $   (9,791)   $   18,930
                                                ==========    ==========    ==========    ==========    ==========

         Included in currency transaction gains (losses), net are noncash gains (losses) associated with the Company's notes payable to affiliates. See Note 8. Noncash currency transaction losses totaled $36.9 million, $15.6 million, $9.4 million and $15.0 million in 1999, 2000, 2001 and the first six months of 2001. Noncash currency transaction gains totaled $13.1 million in the first six months of 2002.

         The Company receives royalty income from KC for use of certain of the Company's intellectual property.

NOTE 12 -- OTHER ITEMS:

         Advertising costs are expensed as incurred and were $1 million in each of 1999, 2000 and 2001, and $.3 million for each of the six months ended June 30, 2001 and 2002, respectively.

         Research, development and certain sales technical support costs are expensed as incurred and approximated $6 million in each of 1999 and 2000, $5 million in 2001, and $3 million for each of the six months ended June 30, 2001 and 2002, respectively.

         Interest capitalized in connection with long-term capital projects was nil in 1999, 2000, 2001, and each of the six months ended June 30, 2001 and 2002, respectively.

NOTE 13 -- INCOME TAXES:

         The components of (i) income from continuing operations before income taxes and minority interest ("pretax income"), (ii) the difference between the provision for income taxes attributable to pretax income and the amounts that would be expected using the U.S. federal statutory income tax rate of 35%, (iii) the provision for income taxes and (iv) the comprehensive tax provision are presented below.

                                                                                                             SIX MONTHS ENDED
                                                                      YEARS ENDED DECEMBER 31,                   JUNE 30,
                                                               --------------------------------------    ------------------------
                                                                  1999          2000          2001          2001          2002
                                                               ----------    ----------    ----------    ----------    ----------
                                                                                                               (UNAUDITED)
                                                                                         (IN THOUSANDS)
Pretax income:
   Germany .................................................   $  (26,656)   $   63,051    $   88,359    $   28,965    $   33,060
   Other non-U.S. ..........................................       44,354        60,033        39,882        29,437        12,276
                                                               ----------    ----------    ----------    ----------    ----------
                                                               $   17,698    $  123,084    $  128,241    $   58,402    $   45,336
                                                               ==========    ==========    ==========    ==========    ==========
   Expected tax expense ....................................   $    6,194    $   43,079    $   44,884    $   20,441    $   15,868
   Non-U.S. tax rates ......................................        7,550        (6,253)       (8,365)       (2,450)         (677)
   Resolution of German income tax audits ..................      (13,844)       (5,500)           --            --            --
   Change in valuation allowance:
     Corporate restructuring in Germany and other ..........      (49,841)           --       (23,247)           --            --
     Change in German income tax law .......................       24,070            --            --            --            --
     Increase (decrease) in certain deductible
       temporary differences that the Company
       believes do not meet the
       "more-likely-than-not" recognition criteria .........      (12,223)         (375)           --        (4,627)       (1,783)
   Currency transaction gains and losses for which no
     income taxes are provided .............................       12,908         5,457         3,274         5,247        (4,592)
   Incremental tax on income of companies not
     included in the NL Tax Group ..........................          791            --            --            --            --
   German rate change adjustment of deferred taxes .........           --         5,695            --            --            --
   Other, net ..............................................          140           785        (2,049)       (1,356)       (1,084)
                                                               ----------    ----------    ----------    ----------    ----------
   Income tax expense (benefit) ............................   $  (24,255)   $   42,888    $   14,497    $   17,255    $    7,732
                                                               ==========    ==========    ==========    ==========    ==========

Provision for income taxes:
   Current income tax expense:
     Germany ...............................................   $    6,900    $   20,814    $   10,245    $    8,933    $   (1,362)
     Other non-U.S. ........................................       10,933        16,848        10,817         7,718         3,998
                                                               ----------    ----------    ----------    ----------    ----------
                                                                   17,833        37,662        21,062        16,651         2,636
                                                               ----------    ----------    ----------    ----------    ----------
   Deferred income tax expense (benefit):
     Germany ...............................................   $  (40,398)   $    6,099    $   (6,183)   $      617    $    5,632
     Other non-U.S. ........................................       (1,690)         (873)         (382)          (13)         (536)
                                                               ----------    ----------    ----------    ----------    ----------
                                                                  (42,088)        5,226        (6,565)          604         5,096
                                                               ----------    ----------    ----------    ----------    ----------
                                                               $  (24,255)   $   42,888    $   14,497    $   17,255    $    7,732
                                                               ==========    ==========    ==========    ==========    ==========
   Comprehensive provision (benefit) for income
     taxes allocable to:
     Pretax income .........................................   $  (24,255)   $   42,888    $   14,497    $   17,255    $    7,732
     Other comprehensive loss -- pension liabilities .......           --            --        (1,064)           --            --
                                                               ----------    ----------    ----------    ----------    ----------
                                                               $  (24,255)   $   42,888    $   13,433    $   17,255    $    7,732
                                                               ==========    ==========    ==========    ==========    ==========

         The components of the net deferred tax liability are summarized below.

                                                                     DECEMBER 31,                               JUNE 30,
                                                  ---------------------------------------------------   ------------------------
                                                            2000                       2001                       2002
                                                  ------------------------   ------------------------   ------------------------
                                                        DEFERRED TAX               DEFERRED TAX               DEFERRED TAX
                                                  ------------------------   ------------------------   ------------------------
                                                    ASSETS     LIABILITIES     ASSETS     LIABILITIES     ASSETS     LIABILITIES
                                                  ----------   -----------   ----------   -----------   ----------   -----------
                                                                                                              (UNAUDITED)
                                                                                  (IN THOUSANDS)
Tax effect of temporary differences relating to:
   Inventories .................................  $      838   $    (2,966)  $      477   $    (2,849)  $      575   $    (1,826)
   Property and equipment ......................      61,738       (16,721)      42,721       (15,980)      44,254       (18,207)
   Accrued (prepaid) pension cost ..............          --       (21,838)         258       (21,665)         254       (24,740)
   Accrued liabilities and other deductible
     differences ...............................       2,971            --        3,553            --        3,247            --
   Other taxable differences ...................          --       (31,436)          --       (23,673)          --       (27,045)
Tax loss and tax credit carryforwards ..........     115,612            --      100,709            --      118,347            --
Valuation allowance ............................    (155,572)           --     (121,681)           --     (143,359)           --
                                                  ----------   -----------   ----------   -----------   ----------   -----------
     Gross deferred tax assets (liabilities) ...      25,587       (72,961)      26,037       (64,167)      23,318       (71,818)
Reclassification, principally netting by tax
   jurisdiction ................................     (24,496)       24,496      (24,854)       24,854      (21,769)       21,769
                                                  ----------   -----------   ----------   -----------   ----------   -----------
   Net total deferred tax assets
     (liabilities) .............................       1,091       (48,465)       1,183       (39,313)       1,549       (50,049)
   Net current deferred tax assets
     (liabilities) .............................         858        (1,822)         497        (1,530)         597        (1,732)
                                                  ----------   -----------   ----------   -----------   ----------   -----------
   Net noncurrent deferred tax assets
     (liabilities) .............................  $      233   $   (46,643)  $      686   $   (37,783)  $      952   $   (48,317)
                                                  ==========   ===========   ==========   ===========   ==========   ===========

         Changes in the Company's deferred income tax valuation allowance during the past three years and the six months ended June 30, 2001 and 2002, respectively, are summarized below.

                                                                                                             SIX MONTHS ENDED
                                                                       YEARS ENDED DECEMBER 31,                  JUNE 30,
                                                               --------------------------------------    ------------------------
                                                                  1999          2000          2001          2001          2002
                                                               ----------    ----------    ----------    ----------    ----------
                                                                                                               (UNAUDITED)
                                                                                         (IN THOUSANDS)
Balance at beginning of year ...............................   $   71,280    $  196,627    $  155,572    $  155,572    $  121,681

Recognition of certain deductible tax attributes
   which previously did not meet the "more-likely-
   than-not" recognition criteria ..........................      (37,994)         (375)      (23,247)       (4,627)       (1,783)
Offset to the change in gross deferred income tax
   assets due principally to redeterminations of certain
   tax attributes and implementation of certain
   tax planning strategies .................................      178,056       (24,955)       (3,157)       (3,261)        8,873
Foreign currency translation ...............................      (14,715)      (15,725)       (7,487)      (11,699)       14,588
                                                               ----------    ----------    ----------    ----------    ----------

Balance at end of year .....................................   $  196,627    $  155,572    $  121,681    $  135,985    $  143,359
                                                               ==========    ==========    ==========    ==========    ==========

         Certain of the Company's tax returns in various U.S. and non-U.S. jurisdictions are being examined and tax authorities have proposed or may propose tax deficiencies, including penalties and interest.

         A reduction in the German "base" income tax rate from 30% to 25%, enacted in October 2000, became effective January 1, 2001. The reduction in the German income tax rate resulted in $5.7 million of additional deferred income tax expense in the fourth quarter of 2000 due to a reduction of the Company's deferred income tax asset related to certain German tax attributes. The Company does not expect its future current income tax expense to be affected by the rate change in Germany.

         The Company received tax assessments from the Norwegian tax authorities proposing tax deficiencies, including related interest, of NOK 39.3 million pertaining to 1994 and 1996. The Company was unsuccessful in appealing the tax assessments and in June 2001 paid NOK 39.3 million ($4.3 million when paid) to the Norwegian tax authorities. The Company was adequately reserved for this contingency. The lien on the Company's Fredrikstad, Norway TiO(2) plant in favor of the Norwegian tax authorities has been released.

         The Company has received preliminary tax assessments for the years 1991 to 1997 from the Belgian tax authorities proposing tax deficiencies, including related interest, of approximately E10.4 million ($9.2 million at December 31, 2001 and $10.3 million at June 30, 2002). The Company has filed protests to the assessments for the years 1991 to 1997. The Company is in discussions with the Belgian tax authorities and believes that a significant portion of the assessments is without merit.

         No assurance can be given that the Company's tax matters will be favorably resolved due to the inherent uncertainties involved in court and tax proceedings. The Company believes that it has provided adequate accruals for additional taxes and related interest expense which may ultimately result from all such examinations and believes that the ultimate disposition of such examinations should not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

         The Company recognized a $40 million noncash income tax benefit in 1999 comprised of a favorable resolution of the Company's tax contingency in Germany ($14 million) and a net reduction in the Company's deferred income tax valuation allowance due to a change in estimate of the Company's ability to utilize certain income tax attributes under the "more-likely-than-not" recognition criteria ($26 million).

         The $26 million net reduction in the Company's deferred income tax valuation allowance in 1999 is comprised of (i) a $50 million decrease in the valuation allowance to recognize the benefit of certain deductible income tax attributes which the Company now believes meet the recognition criteria as a result of, among other things, a corporate restructuring of the Company's German subsidiaries offset by (ii) a $24 million increase in the valuation allowance to reduce the previously recognized benefit of certain other deductible income tax attributes which the Company now believes do not meet the recognition criteria due to a change in German tax law.

         During the fourth quarter of 2001 and the first half of 2002, the Company recognized income tax benefits of $23.2 million and $1.8 million, respectively, attributable to decreases in the valuation allowance due to a change in estimate of the Company's ability to utilize certain German income tax attributes that did not previously meet the "more-likely-than-not" recognition criteria.

         At December 31, 2001 and June 30, 2002 the Company had approximately $317 million and $355 million, respectively, of income tax loss carryforwards in Germany with no expiration date. At December 31, 2001 and June 30, 2002, the Company had deferred tax valuation allowance totaling approximately $121.7 million and $143.3 million, respectively.

NOTE 14 -- LEVERKUSEN FIRE AND INSURANCE CLAIM:

         A fire on March 20, 2001 damaged a section of the Company's Leverkusen, Germany 35,000 metric ton sulfate-process TiO(2) plant ("Sulfate Plant") and, as a result, production of TiO(2) at the Leverkusen facility was halted. The fire did not enter the Company's adjacent 125,000 metric ton chloride-process TiO(2) plant ("Chloride Plant"), but did damage certain support equipment necessary to operate that plant. The damage to the support equipment resulted in a temporary shutdown of the Chloride Plant.

         On April 8, 2001, repairs to the damaged support equipment were substantially completed and full production resumed at the Chloride Plant. The Sulfate Plant became approximately 50% operational in September 2001 and became fully operational in late October 2001. The damages to property and the business interruption losses caused by the fire were covered by insurance as noted below, but the effect on the financial results of the Company on a quarter-to-quarter basis was impacted by the timing and amount of insurance recoveries.

         The Company settled its insurance claim involving the Leverkusen fire for approximately $56 million during the fourth quarter of 2001 ($46 million received as of December 31, 2001, with the remaining $9.5 million received in January 2002), of which approximately $27 million related to business interruption ($5 million received as of June 30, 2001) and approximately
$29 million related to property damage, clean-up costs and other extra expenses ($5.5 million received as of June 30, 2001). The Company recognized a $17.5 million pre-tax gain in 2001 ($1.9 million pre-tax gain recognized in the first six months of 2001) related to the property damage recovery after deducting $11.6 million of clean-up costs and other extra expenses incurred and the carrying value of assets destroyed in the fire. The gain was excluded from the determination of operating income. The $27 million of business interruption proceeds recognized in 2001 were allocated between other income, excluding corporate, which reflects recovery of lost margin ($7 million) and as a reduction of cost of sales to offset unallocated period costs ($20 million). No additional insurance recoveries related to the Leverkusen fire are expected to be received and there was no impact on the results of operations of the Company during the first six months of 2002.

NOTE 15 -- RELATED PARTY TRANSACTIONS:

         The Company may be deemed to be controlled by Harold C. Simmons. Corporations that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (a) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account, and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties and (b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases, and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions which resulted in the acquisition by one related party of a publicly held minority equity interest in another related party. While no transactions of the type described above are planned or proposed with respect to the Company other than as set forth in these financial statements, the Company from time to time considers, reviews and evaluates such transactions and understands that Contran, Valhi, NL, Kronos and related entities consider, review and evaluate, such transactions. Depending upon the business, tax and other objectives then relevant, and restrictions under the NL indenture and other agreements, it is possible that the Company might be a party to one or more such transactions in the future.

         The Company is a party to a cost sharing agreement with Kronos whereby Kronos provides certain management, financial, insurance and administrative services to the Company on a fee basis. The Company's expense was $.7 million in 1999, $.2 million in 2000 and 2001, and $.1 million and $.6 million for the six months ended June 30, 2001 and 2002, respectively.

         Sales of TiO(2) to Kronos (US), Inc. ("KUS"), an affiliate, were $46.3 million in 1999, $41.1 million in 2000, $32.0 million in 2001, and $17.4 million and $21.9 million for the six months ended June 30, 2001 and 2002, respectively. Sales of TiO(2) to KC were $10.4 million in 1999, $12.4 million in 2000, $7.2 million in 2001, and $4.9 million and $5.1 million for the six months ended June 30, 2001 and 2002, respectively.

         KUS purchases the rutile and slag feedstock used as a raw material in all of the Company's chloride process TiO(2) facilities. The Company purchases such feedstock from KUS for use in its facilities for an amount equal to the amount paid by KUS to the third-party supplier plus a 2.5% administrative fee. Such feedstock purchases were $88.2 million in 1999, $89.4 million in 2000, $91.5 million in 2001, and $42.9 million and $35.1 million in the six months ended June 30, 2001 and 2002, respectively.

         Purchases of TiO(2) from KUS were $3.7 million in 1999, $3.9 million in 2000, $1.2 million in 2001, and $1.2 million and nil for the six months ended June 30, 2001 and 2002, respectively. Purchases of TiO(2) from KC were $1.1 million in 1999, $3.4 million in 2000, $.1 million in 2001, and nil for each of the six months ended June 30, 2001 and 2002, respectively.

         Royalty income received from KC for use of certain of the Company's intellectual property was $5.9 million in 1999, $5.8 million in 2000, $5.4 million in 2001, and $3.1 million and $2.9 million for the six months ended June 30, 2001 and 2002, respectively.

         Interest income from affiliates related to notes receivable from affiliates was $1.6 million in 1999, $23.1 million in 2000, $36.2 million in 2001, and $15.9 million and $19.2 million for the six months ended June 30, 2001 and 2002, respectively.

         The Company is party to master global NL insurance coverage policies with regard to property, business interruption, excess liability, and other coverages. The costs associated with these policies aggregated $2.9 million, $3.1 million and $7.1 million in 1999, 2000 and 2001.

         Net amounts currently receivable from (payable to) affiliates are summarized in the following table.

                                  DECEMBER 31,
                            ------------------------     JUNE 30,
                               2000          2001          2002
                            ----------    ----------    ----------
                                                        (UNAUDITED)
                                        (IN THOUSANDS)
Receivable from:
  NL ....................   $      221    $       --    $    1,078
  KC ....................        1,612         1,084         2,266
  Other affiliates ......           --            50            60
                            ----------    ----------    ----------
                            $    1,833    $    1,134    $    3,404
                            ==========    ==========    ==========

Payable to:
  Kronos ................   $   (4,818)   $   (6,487)   $   (1,951)
  KUS ...................      (17,784)       (1,400)       (1,282)
  NL ....................           --           (42)           --
                            ----------    ----------    ----------
                            $  (22,602)   $   (7,929)   $   (3,233)
                            ==========    ==========    ==========

         Net amounts between the Company, KUS and KC were generally related to product purchases and sales, whereas affiliate balances with NL and Kronos were related primarily to accrued interest on affiliate loans. See Note 17 for discussion of notes receivable from affiliates.

NOTE 16 -- REDEEMABLE PREFERRED STOCK AND PROFIT PARTICIPATION CERTIFICATES:

         The Company's redeemable preferred stock and profit participation certificates structure at December 31, 2001 and 2000, and June 30, 2002, respectively, is summarized below:

         Preferred Stock -- $100 par value; 2,000 Shares Authorized:

              Series A (February 1999) -- 1,000 shares authorized, 738 shares issued and outstanding, designated nonvoting cumulative preferred stock, Series A, with an annual dividend rate of $11,354 per share (cumulative and unpaid dividends of $15.9 million, $24.3 million and $28.5 million at December 31, 2000 and 2001, and June 30, 2002, respectively), and with liquidation and redemption preferences of $257,361 per share plus accrued and unpaid dividends. The Series A shares ($189.9 million) were issued to Kronos in February 1999 as a result of a capital contribution to the Company via the reduction of affiliate notes payable to NL and Kronos. The Series A shares may be redeemed by the Company or Kronos on or after February 1, 2002. See Note 22.

              Series B (February 1999) -- 1,000 shares authorized, 647 shares issued and outstanding, designated nonvoting cumulative preferred stock, Series B, with an annual dividend rate of $11,347 per share (cumulative and unpaid dividends of $14.7 million, $22.0 million and $25.7 million at December 31, 2000 and 2001, and June 30, 2002, respectively) and with liquidation and redemption preferences of $257,193 per share plus accrued and unpaid dividends. The Series B shares were issued to Kronos in February 1999 in exchange for

     Kronos' contribution to the Company of its intellectual property and the shares were recorded at carryover basis in accordance with GAAP due to the common control of the Company and Kronos. The intellectual property was transferred to the Company and recorded at Kronos' carryover basis of zero. Thus, the original basis of the Series B shares was zero and the shares have been accreted to the redemption value of $166.4 million at June 30, 2002 using the interest method. The Series B shares may be redeemed by the Company or Kronos on or after February 1, 2002. See Note 22.

              Kronos waived its right to redeem the Series A and Series B redeemable preferred stock prior to November 1, 2003.

              Profit Participation Certificates ("PPCs") (December 1999) -- DM100 par value: 5,500,000 shares authorized, issued and outstanding, designated nonvoting cumulative preferred PPCs, with an annual dividend of 4% per share based on earnings of the Company and before any common stock dividends to Kronos. Kronos has waived its right to dividend distributions for all periods presented and through December 2002. The PPCs were issued to Kronos ($284.3 million) in December 1999 as part of a recapitalization of the Company. The PPC shares may be redeemed at the Company's or Kronos' option after due notice of one year is given at par value plus any accrued and unpaid dividends. See Note 22.

NOTE 17 -- CAPITAL STOCK AND NOTES RECEIVABLE FROM AFFILIATES:

   COMMON STOCK

         Common stock -- $100 par value: (voting) -- 100,000 shares authorized (3,196 shares issued and outstanding at December 31, 2000 and 2001, and June 30, 2002). See Note 22 on the conversion of the Series A and Series B redeemable preferred stock into 1,385 shares of KII common stock and the redemption of 1,613 shares of KII common stock in exchange for notes receivable from affiliates. At July 30, 2002, 2,968 shares of common stock were issued and outstanding upon completion of the recapitalization of the Company.

   COMMON STOCK OPTIONS

         The NL Industries, Inc. 1998 Long-Term Incentive Plan ("NL Option Plan") provides for the discretionary grant of restricted common stock, stock options, stock appreciation rights ("SARs") and other incentive compensation to officers and other key employees of the Company. Although certain stock options granted pursuant to a similar plan which preceded the NL Option Plan ("Predecessor Option Plan") remain outstanding at December 31, 2001, no additional options may be granted under the Predecessor Option Plan.

         Up to five million shares of NL common stock may be issued pursuant to the NL Option Plan and, at December 31, 2001, 3,663,000 shares were available for future grants. The NL Option Plan provides for the grant of options that qualify as incentive options and for options which are not so qualified. Generally, stock options and SARs (collectively, "options") are granted at a price equal to or greater than 100% of the market price at the date of grant, vest over a five-year period and expire ten years from the date of grant. Restricted stock, forfeitable unless certain periods of employment are completed, is held in escrow in the name of the grantee until the restriction period expires. No SARs have been granted under the NL Option Plan.

     Changes in outstanding options to purchase NL common stock granted to employees of the Company pursuant to the NL Option Plan and the Predecessor Option Plan are summarized in the table below.

                                                            EXERCISE PRICE PER     AMOUNT
                                                                   SHARE          PAYABLE
                                                            -------------------     UPON
                                                 SHARES       LOW        HIGH     EXERCISE
                                                --------    --------   --------   --------
                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Outstanding at December 31, 1998 ............         31    $   8.69   $  17.97   $    456
  Granted ...................................         22       11.28      11.28        243
                                                --------    --------   --------   --------
Outstanding at December 31, 1999 ............         53        8.69      17.97        699
  Granted ...................................         46       14.25      14.25        656
  Exercised .................................        (13)       8.69      17.97       (173)
                                                --------    --------   --------   --------
Outstanding at December 31, 2000 ............         86       11.28      17.97      1,182
  Granted ...................................         60       20.11      20.11      1,207
  Exercised .................................         (4)      11.28      14.25        (49)
                                                --------    --------   --------   --------
Outstanding at December 31, 2001 ............        142    $  11.28   $  20.11   $  2,340
                                                ========    ========   ========   ========

         At December 31, 1999, 2000 and 2001 options to purchase 12,600, 7,200 and 17,500 shares, respectively, were exercisable and options to purchase 26,400 shares become exercisable in 2002. Of the exercisable options, options to purchase 12,400 shares at December 31, 2001 had exercise prices less than NL's December 31, 2001 quoted market price of $15.27 per share. Outstanding options at December 31, 2001 expire at various dates through 2011, with a weighted-average remaining life of eight years.

         The pro forma information required by SFAS No. 123, "Accounting for Stock-Based Compensation," is based on an estimation of the fair value of options issued subsequent to January 1, 1995. The weighted-average fair values of options granted during 1999, 2000 and 2001 were $6.94, $4.83 and $7.52 per share, respectively. The fair values of employee stock options were calculated using the Black-Scholes stock option valuation model with the following weighted average assumptions for grants in 1999, 2000 and 2001: stock price volatility of 50%, 48% and 46% in 1999, 2000 and 2001, respectively; risk-free rate of return of 6% in 1999 and 5% in 2000 and 2001; dividend yield of 1.2% in 1999, 4.9% in 2000 and 4.0% in 2001; and an expected term of 9 years in 1999, 2000 and 2001. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

         The Company's pro forma net income available to common stock was as follows.

                                                             YEARS ENDED DECEMBER 31,
                                                          ------------------------------
                                                            1999       2000       2001
                                                          --------   --------   --------
                                                                  (IN THOUSANDS)
Net income available to common stock -- as reported ...   $ 23,302   $ 64,282   $  1,262
Net income available to common stock -- pro forma .....   $ 23,150   $ 64,026   $    959

NOTES RECEIVABLE FROM AFFILIATES

         Long-term notes receivable from affiliates are included as a component of equity in accordance with GAAP as settlement of the affiliate notes receivable balances is not currently contemplated within the foreseeable future. The notes are summarized in the following table.

                                                      DECEMBER 31,
                                                -----------------------    JUNE 30,
                                                   2000         2001         2002
                                                ----------   ----------   ----------
                                                                          (UNAUDITED)
                                                           (IN THOUSANDS)
Notes receivable from:
  NL:
     8.7% Fixed rate ........................   $   97,977   $  106,783   $  111,440
     6.0% Fixed rate euro-denominated .......           --      286,363      111,872
     6.0% Fixed rate ........................           --           --       20,166
     Variable rate ..........................      203,718      262,772      241,826
  Kronos:
     7.87% Fixed rate .......................           --           --      219,901
     7.0% Fixed rate ........................           --           --        2,078
     Variable rate ..........................       42,082       44,925       45,724
                                                ----------   ----------   ----------
                                                $  343,777   $  700,843   $  753,007
                                                ==========   ==========   ==========

         The 8.7% fixed-rate note receivable from NL matures in 2008 with interest payable quarterly. The 6.0% fixed-rate euro-denominated note receivable from NL (E323.9 million and E113.8 million at December 31, 2001 and June 30,
2002) matures in 2010 with interest payable monthly. The note receivable from NL was established in 2001 as a result of a series of noncash transactions between KII, NL and Kronos. The note receivable from NL was reduced in April 2002 to $101 million and correspondingly, KII's note payable to Kronos was also reduced to $101 million. See Note 8. The 6.0% fixed-rate notes receivable consist of two individual notes which mature in 2010 with interest payable semi-annually.

         Variable-rate notes receivable from NL consists of eight individual notes from NL of which five mature in 2003 and three mature in 2010, with interest rates ranging from U.S. LIBOR plus .625% to U.S. LIBOR plus 1.625% (6.789% to 7.789% at December 31, 2000, 2.5875% to 3.5875% at December 31, 2001,
and 2.575% to 3.575% at June 30, 2002, respectively) payable semi-annually.

         The Company has three notes receivable from Kronos. The 7.87% fixed-rate note receivable of $217 million matures in 2012, with interest payable quarterly, and arose from the sale of KC to Kronos in April 2002. See
Note 1. The 7.0% fixed-rate note receivable of $2.1 million matures in 2004 with interest payable semi-annually. The variable rate note receivable matures in 2003 and bears interest at U.S. LIBOR plus 1.625% (7.789% at December 31, 2000, and 3.5875% at December 31, 2001, and 3.575% at June 30, 2002) payable semi-annually.

         The Company periodically converts interest receivable from affiliates to notes receivable from affiliates. For the years ended 1999, 2000, 2001, and the six months ended June 30, 2001 and 2002, respectively, the interest transferred to notes receivable from affiliates totaled nil, $24.8 million, $25.0 million, $13.6 million and $12.6 million, respectively.

         See Note 22 for the exchange of notes receivable from affiliates as part of the recapitalization of the Company.

NOTE 18 -- COMMITMENTS AND CONTINGENCIES:

   LEASES

         The Company leases, pursuant to operating leases, various manufacturing and office space and transportation equipment. Most of the leases contain purchase and/or various term renewal options at fair market and fair rental values, respectively. In most cases management expects that, in the normal course of business, leases will be renewed or replaced by other leases.

         The Company's principal German operating subsidiary leases the land under its Leverkusen TiO(2) production facility pursuant to a lease expiring in 2050. The Leverkusen facility, with approximately two-thirds of the Company's current TiO(2) production capacity, is located within the lessor's extensive manufacturing complex.

Under a separate supplies and services agreement expiring 2011, the lessor provides some raw materials, auxiliary and operating materials and utilities services necessary to operate the Leverkusen facility. Currently, both the lease and the supplies and services agreements restrict the Company's ability to transfer ownership or use of the Leverkusen facility.

         Net rent expense aggregated $7 million in 1999, and $6 million in 2000 and 2001, respectively. At December 31, 2001, minimum rental commitments under the terms of noncancellable operating leases were as follows:

                                      DECEMBER 31, 2001
                                 ---------------------------
                                 REAL ESTATE     EQUIPMENT
                                 ------------   ------------
                                        (IN THOUSANDS)
YEARS ENDING DECEMBER 31,
2002 .........................   $      1,030   $        913
2003 .........................            899            475
2004 .........................            792            346
2005 .........................            795            141
2006 .........................            798             31
2007 and thereafter ..........         18,975             19
                                 ------------   ------------
                                 $     23,289   $      1,925
                                 ============   ============

   CAPITAL EXPENDITURES

         At December 31, 2001 the estimated cost to complete capital projects in process approximated $4 million to complete the reconstruction of the Leverkusen Sulfate Plant.

   PURCHASE COMMITMENTS

         KUS has long-term supply contracts that provide for certain affiliates' chloride feedstock requirements through 2003. The Company and certain of its affiliates purchase chloride feedstock underlying these long-term supply contracts from KUS. See Note 15. The agreements require KUS to purchase certain minimum quantities of feedstock with average minimum annual purchase commitments aggregating approximately $159 million.

   ENVIRONMENTAL, PRODUCT LIABILITY AND LITIGATION MATTERS

         The Company's operations are governed by various foreign environmental laws and regulations. Certain of the Company's businesses are and have been engaged in the handling, manufacture or use of substances or compounds that may be considered toxic or hazardous within the meaning of applicable environmental laws. As with other companies engaged in similar businesses, certain past and current operations and products of the Company have the potential to cause environmental or other damage. The Company has implemented and continues to implement various policies and programs in an effort to minimize these risks. The policy of the Company is to maintain compliance with applicable foreign environmental laws and regulations at all of its facilities and to strive to improve its environmental performance. It is possible that future developments, such as stricter requirements of environmental laws and enforcement policies thereunder, could adversely affect the Company's production, handling, use, storage, transportation, sale or disposal of such substances as well as the Company's consolidated financial position, results of operations or liquidity.

         The Company's production facilities operate in an environmental regulatory framework in which governmental authorities typically are granted broad discretionary powers which allow them to issue operating permits required for the plants to operate. The Company believes all of its plants are in substantial compliance with applicable environmental laws.

         The Company landfills waste generated at its Nordenham, Germany and Langerbrugge, Belgium plants and mine tailings waste generated at its facility in Norway. The Company maintains reserves, as required under GAAP, to cover the anticipated cost of closure of these landfills, which were approximately $.1 million and $.4 million as of December 31, 2001 and June 30, 2002, respectively.

         The Company is responsible for certain closure costs at landfills used and formerly used by its Leverkusen, Germany TiO(2) plants. The Company has a reserve of approximately $5 million and $6 million related to such landfills as of December 31, 2001 and June 30, 2002, respectively.

         The Company is also involved in various other environmental, contractual, product liability and other claims and disputes incidental to its business.

         The Company currently believes the disposition of all claims and disputes, individually or in the aggregate, should not have a material adverse effect on the Company's consolidated financial condition, results of operations or liquidity.

   CONCENTRATIONS OF CREDIT RISK

         Sales of TiO(2) accounted for approximately 90% of net sales during 1999, 2000 and 2001. The remaining sales result from the mining and sale of ilmenite ore (a raw material used in the sulfate pigment production process), and the manufacture and sale of iron-based water treatment chemicals (derived from co-products of the TiO(2) production processes). TiO(2) is generally sold to the paint, plastics and paper, as well as fibers, rubber, ceramics, inks and cosmetics markets. Such markets are generally considered "quality-of-life" markets whose demand for TiO(2) is influenced by the relative economic well-being of the various geographic regions. TiO(2) is sold to over 4,000 customers, with the top ten customers approximating 24% of net sales in 1999 and 2000, and 23% of net sales in 2001. Approximately 75% of the Company's TiO(2) sales by volume were to Europe in 1999, 2000 and 2001. Approximately 10% of sales by volume were to North America in 1999, 2000 and 2001.

NOTE 19 -- FINANCIAL INSTRUMENTS:

         Summarized below is the estimated fair value and related net carrying value of the Company's financial instruments.

                                                                   DECEMBER 31,
                                                     -----------------------------------------        JUNE 30,
                                                            2000                  2001                  2002
                                                     -------------------   -------------------   -------------------
                                                     CARRYING     FAIR     CARRYING     FAIR     CARRYING     FAIR
                                                      AMOUNT     VALUE      AMOUNT     VALUE      AMOUNT     VALUE
                                                     --------   --------   --------   --------   --------   --------
                                                                                                     (UNAUDITED)
                                                                              (IN MILLIONS)
Cash and cash equivalents ........................   $   36.7   $   36.7   $   30.3   $   30.3   $   17.6   $   17.6
Notes payable and long-term debt:
   Notes payable to Kronos -- KII Mirror Note ....   $  194.0   $  195.9   $  194.0   $  194.9   $     --   $     --
   Subordinated debt payable to Kronos ...........         --         --      286.4      286.4         --         --
   8.875% Senior Secured Notes ...................         --         --         --         --      283.0      283.0
   Variable rate debt ............................       72.1       72.1       48.7       48.7       42.0       42.0

         Fair value of the KII Mirror Note was based upon quoted market prices of the NL Notes at December 31, 2000 and 2001. The Company held no derivative financial instruments at December 31, 2000 and 2001, and June 30, 2002. See Note 8 for repayment of the KII Mirror Note.

NOTE 20 -- CAPITAL CONTRIBUTION:

         On January 31, 2000, NL contributed its investment of $291.9 million in NL Capital Corporation ("NLCC"), a wholly owned subsidiary of NL, to Kronos, which immediately contributed it to KII. NLCC then merged with KII (with KII being the surviving corporation in the merger.) The net assets acquired in the merger were recorded at predecessor carryover basis in accordance with GAAP due to the common control of KII and NLCC by NL. NLCC previously conducted NL's rheological additives business which was sold in 1998.

Substantially all of the net proceeds from the sale of the operational assets related to the rheological additives business were loaned to NL and Kronos. Subsequent to the sale, NLCC did not conduct any operations and its major assets held were such notes receivable from affiliates. Of the $291.9 million, $278.9 million represented noncurrent notes receivable from NL and Kronos, which were classified as a reduction of stockholder's equity at the time of the merger.

NOTE 21 -- QUARTERLY FINANCIAL DATA (UNAUDITED):

                                                                            QUARTERS ENDED
                                                          -------------------------------------------------
                                                           MARCH 31     JUNE 30      SEPT. 30     DEC. 31
                                                          ----------   ----------   ----------   ----------
                                                                            (IN THOUSANDS)
Year ended December 31, 2000:
  Net sales ...........................................   $  154,323   $  174,696   $  155,915   $  135,591
  Cost of sales .......................................      108,502      117,253       97,616       90,104
  Operating income ....................................       30,611       43,511       41,129       31,021
  Income before income taxes and minority interest ....       16,354       38,804       28,909       39,017
  Net income ..........................................        6,940       27,168       18,076       27,965
Year ended December 31, 2001:
  Net sales ...........................................   $  159,030   $  140,380   $  134,675   $  120,552
  Cost of sales .......................................      105,283       93,917       95,737       84,621
  Operating income ....................................       38,401       33,280       22,747       29,418
  Income before income taxes and minority interest ....       28,960       29,442       37,579       32,260
  Net income ..........................................       19,727       21,411       31,409       41,181

NOTE 22 - SUBSEQUENT EVENTS (UNAUDITED):

         In July 2002 Valhi proposed a merger of Tremont and Valhi pursuant to which stockholders of Tremont, other than Valhi (but including NL to the extent of NL's ownership interest in the Tremont shares held by Tremont Group), would receive between 2 and 2.5 shares of Valhi common stock for each Tremont share held. Tremont has formed a special committee of its board of directors consisting of members unrelated to Valhi to review the proposal. There can be no assurance that any such merger will be completed or completed under the proposed terms.

         In July 2002 KII and Kronos agreed to a recapitalization of the Company as contemplated in the E285 million Notes offering. See Note 7. In connection with the recapitalization agreement, KII converted the Series A (738 shares) and Series B (647 shares) redeemable preferred stock (including liquidation and redemption preferences and accrued and unpaid dividends) held by Kronos totaling $411.7 million ($410.5 million at June 30, 2002) into 1,385 shares of KII, $100 par value, common stock. As a result of the conversion, the Series A and B redeemable preferred stock certificates were canceled. Further, KII redeemed its PPCs held by Kronos totaling $284.3 million in exchange for various notes receivable from NL. As a result of the redemption, the PPCs were canceled. Finally, KII redeemed 1,613 shares of KII common stock held by Kronos in exchange for its remaining notes receivable from NL and Kronos totaling $479.4 million. See Notes 16 and 17. As a result of the recapitalization in July 2002, KII's common stockholder's equity increased a net $696.0 million.

                   KRONOS TITAN GMBH & CO. OHG AND SUBSIDIARY

                   Index of Consolidated Financial Statements


Financial Statements                                                                             Pages
--------------------                                                                             -----

Report of Independent Accountants                                                                FA-2

Consolidated Balance Sheets - December 31, 2000 and 2001 and
June 30, 2002 (unaudited)                                                                        FA-3 / FA-4

Consolidated Statements of Income - Years ended
December 31, 1999, 2000 and 2001 and Six months ended
June 30, 2001 (unaudited) and 2002 (unaudited)                                                   FA-5

Consolidated Statements of Comprehensive Income - Years ended
December 31, 1999, 2000 and 2001 and Six months ended
June 30, 2001 (unaudited) and 2002 (unaudited)                                                   FA-6

Consolidated Statements of Stockholders' Equity (Deficit) and
Partners' Capital (Deficit)- Years ended
December 31, 1999, 2000 and 2001 and Six months ended
June 30, 2002 (unaudited)                                                                        FA-7

Consolidated Statements of Cash Flows - Years ended
December 31, 1999, 2000 and 2001 and Six months ended
June 30, 2001 (unaudited) and 2002 (unaudited)                                                   FA-8 / FA-9

Notes to Consolidated Financial Statements                                                       FA-10 / FA-28

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Partners of Kronos Titan GmbH & Co. OHG:

         In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, stockholders' equity (deficit) and partners' capital (deficit) and cash flows present fairly, in all material respects, the financial position of Kronos Titan GmbH & Co. OHG and Subsidiary at December 31, 2000 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


PricewaterhouseCoopers GmbH
Wirtschaftsprufungsgesellschaft

September 23, 2002



/s/ Hans-Peter Kreibich                                /s/ Rainer Mertes
(Wirtschaftsprufer)                                   (Wirtschaftsprufer)

                   KRONOS TITAN GMBH & CO. OHG AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                                 (In thousands)


                                                                          December 31,
                                                                 -----------------------------       June 30,
         ASSETS                                                      2000             2001             2002
                                                                 ------------     ------------     ------------
                                                                                                    (Unaudited)

Current assets:
    Cash and cash equivalents                                    $      3,816     $      1,677     $      3,562
    Accounts and notes receivable                                      14,137           20,420           36,915
    Note receivable from Kronos Europe S.A./N.V.                           --           17,204               --
    Receivable from affiliates                                          7,959            3,137           27,865
    Inventories                                                        70,429           72,215           65,941
    Prepaid expenses                                                       51               --            1,250
                                                                 ------------     ------------     ------------

        Total current assets                                           96,392          114,653          135,533
                                                                 ------------     ------------     ------------

Other assets                                                            2,173            4,009            1,768
                                                                 ------------     ------------     ------------

Property and equipment:
    Land                                                                9,974            9,487           10,656
    Buildings                                                          66,305           69,568           79,042
    Machinery and equipment                                           296,010          299,959          341,272
    Construction in progress                                            2,267            2,457            3,817
                                                                 ------------     ------------     ------------
                                                                      374,556          381,471          434,787
    Less accumulated depreciation and depletion                       208,701          206,475          240,105
                                                                 ------------     ------------     ------------

        Net property and equipment                                    165,855          174,996          194,682
                                                                 ------------     ------------     ------------

                                                                 $    264,420     $    293,658     $    331,983
                                                                 ============     ============     ============

                   KRONOS TITAN GMBH & CO. OHG AND SUBSIDIARY

                                 (In thousands)


                                                                          December 31,
                                                                 -----------------------------       June 30,
         LIABILITIES AND PARTNERS' CAPITAL                           2000             2001             2002
                                                                 ------------     ------------     ------------
                                                                                                    (Unaudited)

Current liabilities:
    Accounts payable and accrued liabilities                     $     41,788     $     49,186     $     52,390
    Payable to affiliates                                              32,486            3,451           14,017
    Income taxes                                                          684              947               22
    Deferred income taxes                                                 601              671               74
                                                                 ------------     ------------     ------------

        Total current liabilities                                      75,559           54,255           66,503
                                                                 ------------     ------------     ------------

Noncurrent liabilities:
    Note payable to Kronos International, Inc.                        101,244           74,964           71,288
    Deferred income taxes                                              22,709           15,126           18,664
    Accrued pension cost                                               18,569           18,000           18,289
    Other                                                              11,813           10,439           10,934
                                                                 ------------     ------------     ------------

        Total noncurrent liabilities                                  154,335          118,529          119,175
                                                                 ------------     ------------     ------------

Partners' capital:
    Partners' capital                                                  17,489          108,865          118,634
    Accumulated other comprehensive loss:
        Currency translation adjustment                                17,037           14,958           30,620
        Pension liabilities                                                --           (2,949)          (2,949)
                                                                 ------------     ------------     ------------

        Total partners' capital                                        34,526          120,874          146,305
                                                                 ------------     ------------     ------------

                                                                 $    264,420     $    293,658     $    331,983
                                                                 ============     ============     ============

Commitments and contingencies (Notes 7, 12 and 16)


       See accompanying notes to consolidated financial statements.

                   KRONOS TITAN GMBH & CO. OHG AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

                                 (In thousands)


                                                                                                       Six months ended
                                                             Years ended December 31,                      June 30,
                                                   ------------------------------------------     --------------------------
                                                      1999            2000            2001           2001            2002
                                                   ----------      ----------      ----------     ----------      ----------
                                                                                                         (Unaudited)

Revenues and other income:
    Net sales                                      $  429,127      $  423,950      $  379,360     $  203,604      $  192,782
    Interest and other income from affiliates           2,400           1,648           2,135            552           1,513
    Insurance recoveries, net                              --              --          17,468          1,929              --
    Other income (expense), net                          (600)         (1,226)          7,717           (367)            135
                                                   ----------      ----------      ----------     ----------      ----------

                                                      430,927         424,372         406,680        205,718         194,430
                                                   ----------      ----------      ----------     ----------      ----------

Costs and expenses:
    Cost of sales                                     348,834         306,751         280,084        149,469         165,911
    Selling, general and administrative                33,757          31,251          31,166         15,030          15,184
    Interest                                               29              24              22              9              29
    Interest and other expense to affiliates           11,524          10,381           8,856          4,519           2,795
                                                   ----------      ----------      ----------     ----------      ----------

                                                      394,144         348,407         320,128        169,027         183,919
                                                   ----------      ----------      ----------     ----------      ----------

    Income before income taxes                         36,783          75,965          86,552         36,691          10,511

Income tax expense (benefit)                          (20,602)         13,772             745          5,792             742
                                                   ----------      ----------      ----------     ----------      ----------

    Net  income                                    $   57,385      $   62,193      $   85,807     $   30,899      $    9,769
                                                   ==========      ==========      ==========     ==========      ==========


       See accompanying notes to consolidated financial statements.

                   KRONOS TITAN GMBH & CO. OHG AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                 (In thousands)


                                                                                                          Six months ended
                                                               Years ended December 31,                       June 30,
                                                       ----------------------------------------      --------------------------
                                                          1999           2000           2001            2001            2002
                                                       ----------     ----------     ----------      ----------      ----------
                                                                                                            (Unaudited)

Net income                                             $   57,385     $   62,193     $   85,807      $   30,899      $    9,769

Other comprehensive income (loss), net of tax:
    Minimum pension liabilities adjustment                     --             --         (2,949)             --              --
    Currency translation adjustment                         3,994          3,670         (2,079)         (3,384)         15,662
                                                       ----------     ----------     ----------      ----------      ----------

        Total other comprehensive income (loss)             3,994          3,670         (5,028)         (3,384)         15,662
                                                       ----------     ----------     ----------      ----------      ----------

                                                       $   61,379     $   65,863     $   80,779      $   27,515      $   25,431
                                                       ==========     ==========     ==========      ==========      ==========


       See accompanying notes to consolidated financial statements.

                   KRONOS TITAN GMBH & CO. OHG AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   (DEFICIT) AND PARTNERS' CAPITAL (DEFICIT)
                  Years ended December 31, 1999, 2000 and 2001
                   Six months ended June 30, 2002 (Unaudited)
                                 (In thousands)

                                                                                                  Accumulated other
                                                                                              comprehensive income (loss)
                                                                                              ---------------------------
                                                  Additional    Retained                       Currency
                                         Common    paid-in      earnings        Partners'     translation      Pension
                                         stock     capital     (deficit)   capital (deficit)  adjustments    liabilities    Total
                                        --------  ----------  -----------  -----------------  -----------    -----------  ---------

Balance at December 31, 1998            $ 40,900   $  8,985    $ (91,277)      $      --       $   9,373      $     --    $ (32,019)

Net income                                    --         --        7,628          49,757              --            --       57,385
Conversion to partnership (see Note 1)   (40,900)    (8,985)      83,649         (33,764)             --            --           --
Other comprehensive income                    --         --           --              --           3,994            --        3,994
Distributions:
    Cash                                      --         --           --         (31,585)             --            --      (31,585)
    Noncash                                   --         --           --         (28,429)             --            --      (28,429)
                                        --------   --------    ---------       ---------       ---------      --------    ---------

Balance at December 31, 1999                  --         --           --         (44,021)         13,367            --      (30,654)

Net income                                    --         --           --          62,193              --            --       62,193
Other comprehensive income                    --         --           --              --           3,670            --        3,670
Cash distribution                             --         --           --            (683)             --            --         (683)
                                        --------   --------    ---------       ---------       ---------      --------    ---------

Balance at December 31, 2000                  --         --           --          17,489          17,037            --       34,526

Net income                                    --         --           --          85,807              --            --       85,807
Other comprehensive loss, net of tax          --         --           --              --          (2,079)       (2,949)      (5,028)
Cash distribution                             --         --           --         (11,097)             --            --      (11,097)
Cash contribution                             --         --           --          16,666              --            --       16,666
                                        --------   --------    ---------       ---------       ---------      --------    ---------

Balance at December 31, 2001                  --         --           --         108,865          14,958        (2,949)     120,874

Net income                                    --         --           --           9,769              --            --        9,769
Other comprehensive income                    --         --           --              --          15,662            --       15,662
                                        --------   --------    ---------       ---------       ---------      --------    ---------

Balance at June 30, 2002 (unaudited)    $     --   $     --    $      --       $ 118,634       $  30,620      $ (2,949)   $ 146,305
                                        ========   ========    =========       =========       =========      ========    =========


       See accompanying notes to consolidated financial statements.

                   KRONOS TITAN GMBH & CO. OHG AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                                                                                       Six months ended
                                                            Years ended December 31,                       June 30,
                                                  ------------------------------------------      --------------------------
                                                     1999            2000            2001            2001            2002
                                                  ----------      ----------      ----------      ----------      ----------
                                                                                                          (Unaudited)

Cash flows from operating activities:
    Net income                                    $   57,385      $   62,193      $   85,807      $   30,899      $    9,769
    Depreciation, depletion and amortization          16,096          14,256          14,056           7,180           7,799
    Deferred income taxes                            (31,075)            677          (6,273)            (73)            742
    Net loss from disposition of
      property and equipment                           1,182           1,350             512             255             162
    Pension, net                                      (1,451)         (2,759)         (2,846)         (1,454)         (1,279)
    Insurance recoveries, net                             --              --         (17,468)         (1,929)             --
                                                  ----------      ----------      ----------      ----------      ----------

                                                      42,137          75,717          73,788          34,878          17,193
    Change in assets and liabilities:
        Accounts and notes receivable                (11,867)         (1,398)         (7,147)         (1,615)        (13,476)
        Inventories                                   21,123          (9,268)         (4,730)          2,262          12,869
        Prepaid expenses                                 561            (146)            292          (1,170)         (1,093)
        Accounts payable and accrued
          liabilities                                    983           1,012           8,239           1,132          (1,817)
        Income taxes                                   7,161             860             162           3,505            (937)
        Accounts with affiliates                       3,164          (1,166)        (22,752)        (37,292)        (12,261)
        Other noncurrent assets                        1,800            (258)         (1,484)             53           2,731
        Other noncurrent liabilities                  (1,065)         (2,426)           (827)           (443)           (587)
                                                  ----------      ----------      ----------      ----------      ----------

            Net cash provided by operating
              activities                              63,997          62,927          45,541           1,310           2,622
                                                  ----------      ----------      ----------      ----------      ----------

Cash flows from investing activities:
    Capital expenditures                             (13,262)        (13,497)        (35,298)         (8,877)         (6,866)
    Loans to affiliates:
        Loans                                             --              --         (16,677)        (16,677)             --
        Collections                                       --              --              --              --          18,097
    Property damaged by fire:
        Insurance proceeds                                --              --          23,361           5,500              --
        Other, net                                        --              --          (3,205)         (1,000)             --
    Proceeds from disposition of property
      and equipment                                        5              30             262               5              --
                                                  ----------      ----------      ----------      ----------      ----------

            Net cash provided (used) by
              investing activities                   (13,257)        (13,467)        (31,557)        (21,049)         11,231
                                                  ----------      ----------      ----------      ----------      ----------

                   KRONOS TITAN GMBH & CO. OHG AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                 (In thousands)


                                                                                                       Six months ended
                                                            Years ended December 31,                       June 30,
                                                   ------------------------------------------      --------------------------
                                                      1999            2000            2001            2001            2002
                                                   ----------      ----------      ----------      ----------      ----------
                                                                                                          (Unaudited)

Cash flows from financing activities:
    Loans from affiliates:
        Loans                                      $   25,960      $       --      $       --      $       --      $       --
        Repayments                                         --         (90,743)        (21,406)             --         (12,090)
    Cash contributions                                     --              --          16,666          16,666              --
    Cash distributions                                (31,585)           (683)        (11,097)             --              --
    Indebtedness - deferred financing fees                 --              --              --              --            (410)
                                                   ----------      ----------      ----------      ----------      ----------

        Net cash provided (used) by
          financing activities                         (5,625)        (91,426)        (15,837)         16,666         (12,500)
                                                   ----------      ----------      ----------      ----------      ----------

Cash and cash equivalents:
    Net change during the year from:
        Operating, investing and financing
          activities                                   45,115         (41,966)         (1,853)         (3,073)          1,353
        Currency translation                               21             458            (286)           (376)            532
    Balance at beginning of period                        188          45,324           3,816           3,816           1,677
                                                   ----------      ----------      ----------      ----------      ----------

    Balance at end of period                       $   45,324      $    3,816      $    1,677      $      367      $    3,562
                                                   ==========      ==========      ==========      ==========      ==========

Supplemental disclosures:
    Cash paid for:
        Interest                                   $    9,843      $   10,402      $    8,689      $    4,526      $    2,782
        Income taxes                                    2,968          12,234           6,855           2,360             937
Noncash transactions-distribution of
  affiliate receivables                                28,429              --              --              --              --


          See accompanying notes to consolidated financial statements.

                   KRONOS TITAN GMBH & CO. OHG AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION:

         Kronos Titan GmbH & Co. OHG ("TG") is a German partnership that is majority owned (99.95%) by Kronos International, Inc. ("KII"). KII is a wholly owned subsidiary of Kronos, Inc. ("Kronos"), a wholly owned subsidiary of NL Industries, Inc. ("NL"). NL Industries Chemie GmbH, a wholly owned subsidiary of NL, holds the remaining 0.05% ownership interest in TG. NL conducts its titanium dioxide pigments ("TiO(2)") operations through Kronos. At December 31, 2001, Valhi, Inc. ("Valhi") and Tremont Corporation ("Tremont"), each affiliates of Contran Corporation ("Contran"), held approximately 61% and 21%, respectively, of NL's outstanding common stock (approximately 62% and 21%, respectively, at June 30, 2002). At December 31, 2001, Contran and its subsidiaries held approximately 94% of Valhi's outstanding common stock (approximately 93% at June 30, 2002), and a company 80% owned by Valhi and 20% owned by NL held approximately 80% of Tremont's outstanding common stock. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons, of which Mr. Simmons is the sole trustee. Mr. Simmons, the Chairman of the Board of NL and Valhi, the Chairman of the Board and Chief Executive Officer of Contran, and a director of Tremont, may be deemed to control each of such companies and TG.

         The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"), with the U.S. dollar as the reporting currency. TG also prepares financial statements on other bases, as required in Germany.

         As part of the restructuring of KII's German operations, KII implemented certain restructuring transactions in 1999 and 2001 (the "TG Restructuring"). The principle elements of the TG Restructuring are that prior to June 1999 Kronos Titan ("TGI") and NL Industries (Deutschland) GmbH ("NLD"), a majority owned subsidiary of KII, operated in corporate form under German law and in June 1999 TGI and NLD were converted to partnerships. In October 2001, through various legal transactions, TGI partnership was dissolved and TGI was merged into NLD with NLD surviving the merger. NLD was immediately renamed TG. There was no impact on TG's consolidated financial statements as a result of the merger of TGI into NLD since both companies were under common control.

         Information included in the consolidated financial statements and related notes to the consolidated financial statements as of June 30, 2002 and for the six months ended June 30, 2001 and 2002, is unaudited. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to state fairly the information for the interim periods have been made. The results of operations for the interim periods are not necessarily indicative of the operating results for a full year or of future operations. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted for the interim periods.

         TG is not a registrant with the U.S. Securities and Exchange Commission ("SEC") and is not subject to the SEC's periodic reporting requirements, except as may be required by Rule 3-16 of Regulation S-X.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of consolidation and management's estimates

         The accompanying consolidated financial statements include the accounts of TG and its wholly owned subsidiary (collectively, the "Company"). All material intercompany accounts and balances have been eliminated. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results may differ from previously estimated amounts under different assumptions or conditions.

Translation of foreign currencies

         The functional currency of the Company is the euro. Assets and liabilities of the Company are translated to U.S. dollars at year-end rates of exchange and revenues and expenses are translated at weighted average exchange rates prevailing during the year. Resulting translation adjustments are included in other comprehensive income (loss), net of related income taxes, if applicable. Currency transaction gains and losses are recognized in income currently.

Cash equivalents

         Cash equivalents include bank deposits with original maturities of three months or less.

Inventories

         Inventories are stated at the lower of cost (principally average cost) or market. Amounts are removed from inventories at average cost.

Property, equipment, depreciation and depletion

         Property and equipment are stated at cost. Interest costs related to major, long-term capital projects are capitalized as a component of construction costs. Expenditures for maintenance, repairs and minor renewals are expensed; expenditures for major improvements are capitalized.

         Depreciation is computed principally by the straight-line method over the estimated useful lives of ten to forty years for buildings and three to twenty years for machinery and equipment.

         When events or changes in circumstances indicate that assets may be impaired, an evaluation is performed to determine if an impairment exists. Such events or changes in circumstances include, among other things, (i) significant current and prior periods or current and projected periods with operating losses, (ii) a significant decrease in the market value of an asset or (iii) a significant change in the extent or manner in which an asset is used. All relevant factors are considered. The test for impairment is performed by comparing the estimated future undiscounted cash flows (exclusive of interest expense) associated with the asset to the asset's net carrying value to determine if a write-down to market value or discounted cash flow value is required. Effective January 1, 2002, the Company assesses the impairment of other long-lived assets (such as property and equipment and mining properties) in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144 as discussed under "Other" below.

Long-term debt and notes payable to affiliates

         Where applicable, long-term debt and notes payable to affiliates are stated net of unamortized original issue discount ("OID"). OID is amortized over the period during which cash interest payments are not required and deferred financing costs are amortized over the term of the applicable issue, both by the interest method.

Employee benefit plans

         Accounting and funding policies for retirement plans are described in
Note 9.

         The Company accounts for stock-based employee compensation in accordance with Accounting Principles Board Opinion ("APBO") No. 25, "Accounting for Stock Issued to Employees," and its various interpretations. Under APBO No. 25, no compensation cost is generally recognized for fixed stock options in which the exercise price is not less than the market price on the grant date. The Company is charged by NL for stock options exercised by employees of the Company. Compensation cost recognized by the Company in accordance with APBO No. 25 and the amount charged to the Company by NL for stock option exercises was nil in each of 1999, 2000 and 2001.

Environmental remediation costs

         Environmental remediation costs are accrued when estimated future expenditures are probable and reasonably estimable. The estimated future expenditures generally are not discounted to present value. Recoveries of remediation costs from other parties, if any, are reported as receivables when their receipt is deemed probable. At December 31, 2000 and 2001, no receivables for recoveries have been recognized.

Net sales

         The Company adopted the SEC's Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," as amended, in 2000. Revenue generally is realized or realizable and earned when all of the requirements of SAB No. 101 are met, including when title and the risks and rewards of ownership passes to the customer (generally at the time the product is shipped to the customer). The impact of adopting SAB No. 101 was not material. Fees charged to customers for shipping and handling are included in net sales.

Repair and maintenance costs

         The Company performs planned major maintenance activities throughout the year. Repair and maintenance costs estimated to be incurred in connection with planned major maintenance activities are accrued in advance and are included in cost of goods sold.

Shipping and handling costs

         Shipping and handling costs are included in selling, general and administrative expense and were $16.5 million in 1999, $13.9 million in 2000, $14.3 million in 2001, and $7.2 million and $7.1 million for each of the six months ended June 30, 2001 and 2002, respectively.

Income taxes

         As a partnership under German law, TG is not subject to corporate income taxes. In 1999 TG reversed its previously-recognized corporate deferred income tax liability through earnings (see Note 12) due to this change in tax status. Under German law, TG remains subject to trade income taxes. Deferred trade income tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the trade income tax and financial reporting carrying amounts of assets and liabilities. The Company periodically evaluates its deferred trade income tax assets and adjusts any related valuation allowance. The Company's valuation allowance is equal to the amount of deferred trade income tax assets which the Company believes do not meet the "more-likely-than-not" recognition criteria.

Derivatives and hedging activities

         The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, effective January 1, 2001. SFAS No. 133 establishes accounting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Under SFAS No. 133, all derivatives are recognized as either assets or liabilities and measured at fair value. The accounting for changes in fair value of derivatives is dependent upon the intended use of the derivative. As permitted by the transition requirements of SFAS No. 133, as amended, the Company exempted from the scope of SFAS No. 133 all host contracts containing embedded derivatives which were issued or acquired prior to January 1, 1999. The Company is not a party to any significant derivative or hedging instrument covered by SFAS No. 133 at December 31, 2001, and there was no impact on the Company's financial statements from adopting SFAS No. 133.

         The Company periodically uses interest rate swaps, currency swaps and other types of contracts to manage interest rate and foreign exchange risk with respect to financial assets or liabilities. The Company has not entered into these contracts for trading or speculative purposes in the past, nor does it currently anticipate doing so in the future. The Company was not a party to any such contracts during 1999, 2000 and 2001.

Other

         The Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective January 1, 2002. SFAS No. 144 retains the fundamental provisions of existing GAAP with respect to the recognition and measurement of long-lived asset impairment contained in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." However, SFAS No. 144 provides new guidance intended to address certain significant implementation issues associated with SFAS No. 121, including expanded guidance with respect to appropriate cash flows to be used to determine whether recognition of any long-lived asset impairment is required, and if required how to measure the amount of the impairment. SFAS No. 144 also requires that any net assets to be disposed of by sale to be reported at the lower of carrying value or fair value less cost to sell, and expands the reporting of discontinued operations to include any component of an entity with operations and cash flows that can be clearly distinguished from the rest of the entity. The adoption of SFAS No. 144 effective January 1, 2002 did not have a material effect on the Company's consolidated financial position, results of operations or liquidity.

         The Company adopted SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections" effective April 1, 2002. SFAS No. 145, among other things, eliminated the prior requirement that all gains and losses from the early extinguishment of debt were to be classified as an extraordinary item. Upon adoption of SFAS No. 145, gains and losses from the early extinguishment of debt are now classified as an extraordinary item only if they meet the "unusual and infrequent" criteria contained in Accounting Principles Board Opinion ("APBO") No. 30. In addition, upon adoption of SFAS No. 145, all gains and losses from the early extinguishment of debt that had previously been classified as an extraordinary item are to be reassessed to determine if they would have met the "unusual and infrequent" criteria of APBO No. 30; any such gain or loss that would not have met the APBO No. 30 criteria are retroactively reclassified and reported as a component of income before extraordinary item. The Company had not previously recognized any gains and losses from the early extinguishment of debt, thus there was no impact on the Company upon adoption.

New accounting principles not yet adopted

         The Company will adopt SFAS No. 143, "Accounting for Asset Retirement Obligations," no later than January 1, 2003. Under SFAS No. 143, the fair value of a liability for an asset retirement obligation covered under the scope of SFAS No. 143 would be recognized in the period in which the liability is incurred, with an offsetting increase in the carrying amount of the related long-lived asset. Over time, the liability would be accreted to its present value, and the capitalized cost would be depreciated over the useful life of the related asset. Upon settlement of the liability, an entity would either settle the obligation for its recorded amount or incur a gain or loss upon settlement. The Company is still studying this standard to determine, among other things, whether it has any asset retirement obligations which are covered under the scope of SFAS No. 143, and the effect, if any, to the Company of adopting SFAS No. 143 has not yet been determined.

         The Company will adopt SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," no later than January 1, 2003 for exit or disposal activities initiated on or after the date of adoption. Under SFAS No. 146, costs associated with exit activities, as defined, that are covered by the scope of SFAS No. 146 will be recognized and measured initially at fair value, generally in the period in which the liability is incurred. Costs covered by the scope of SFAS No. 146 include termination benefits provided to employees, costs to consolidate facilities or relocate employees, and costs to terminate contracts (other than a capital lease). Under existing GAAP, a liability for such an exit cost is recognized at the date an exit plan is adopted, which may or may not be the date at which the liability has been incurred.

NOTE 3 - ACCOUNTS AND NOTES RECEIVABLE:

                                                                         December 31,
                                                                 -----------------------------       June 30,
                                                                     2000             2001             2002
                                                                 ------------     ------------     ------------
                                                                                                    (Unaudited)
                                                                                 (In thousands)

Trade receivables                                                $      6,046     $      2,287     $     33,177
Insurance claims receivable (see Note 13)                               2,093           11,060               --
Recoverable VAT and other receivables                                   6,737            7,752            4,538
Allowance for doubtful accounts                                          (739)            (679)            (800)
                                                                 ------------     ------------     ------------

                                                                 $     14,137     $     20,420     $     36,915
                                                                 ============     ============     ============

         During 1999 and 2000, the Company was party to an accounts receivable factoring agreement with its affiliate, Kronos World Services S.A./N.V. ("KWS"). Beginning in February 2000 KII assumed the contract from KWS. KWS and KII (collectively the "Factoring Agent"), contracted with the Company whereby the Company factored its export accounts receivable without recourse for a fee of 0.85%. The Factoring Agent, upon non-recourse transfer from the Company, assumed all risk pertaining to the factored receivables, including, but not limited to, exchange control risks, risks pertaining to the bankruptcy of a customer and risks related to late payments.

         Effective June 2002, the KII factoring agreement was assigned to the Company regarding prospective export receivables, with the Company assuming all contractual rights and obligations of the agreement among KII and certain operating subsidiaries.

         Export receivables sold during 1999 and 2000 by the Company totaled $166.1 million and $166.3 million, respectively. Export receivables sold during 2001 and the first five months of 2002 by the Company totaled $151.4 million and $59.1 million, respectively. Export receivables purchased by the Company for the one month ended June 30, 2002 totaled $9.5 million.

NOTE 4 - NOTE RECEIVABLE FROM KRONOS EUROPE S.A./N.V. ("KEU"):

         The short-term euro-denominated note receivable from KEU (E.19.5 million or $17.2 million at December 31, 2001) is due within one year and bears interest at EURIBOR plus 0.5% (3.84% at December 31, 2001). The note was established in 2001 for general corporate purposes. The note was repaid in full in June 2002 and the agreement was canceled.

NOTE 5 - INVENTORIES:

                                                                         December 31,
                                                                 -----------------------------       June 30,
                                                                     2000             2001             2002
                                                                 ------------     ------------     ------------
                                                                                                    (Unaudited)
                                                                                 (In thousands)

Raw materials                                                    $     20,219     $     19,410     $     16,374
Work in process                                                         3,666            4,737            5,249
Finished products                                                      36,415           38,229           32,790
Supplies                                                               10,129            9,839           11,528
                                                                 ------------     ------------     ------------

                                                                 $     70,429     $     72,215     $     65,941
                                                                 ============     ============     ============

NOTE 6 - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES:

                                                                         December 31,
                                                                 -----------------------------       June 30,
                                                                     2000             2001             2002
                                                                 ------------     ------------     ------------
                                                                                                    (Unaudited)
                                                                                 (In thousands)

Accounts payable                                                 $     16,505     $     23,671     $     22,892
                                                                 ------------     ------------     ------------
Accrued liabilities:
    Employee benefits                                                   9,626            8,098            9,012
    Waste acid recovery                                                 6,832            6,596            7,844
    Other                                                               8,825           10,821           12,642
                                                                 ------------     ------------     ------------

                                                                       25,283           25,515           29,498
                                                                 ------------     ------------     ------------

                                                                 $     41,788     $     49,186     $     52,390
                                                                 ============     ============     ============

NOTE 7 - NOTE PAYABLE TO KRONOS INTERNATIONAL, INC. AND LONG-TERM DEBT:

         The noncurrent note payable to affiliate is payable to KII and was established in 1998 during a recapitalization of the Company. The euro-denominated note payable to KII (E.109.0 million and E.84.8 million, or $101.2 million and $75.0 million, at December 31, 2000 and 2001, respectively) is due in 2008 and bears interest at EURIBOR plus 1% (4.88% and 5.75% at December 31, 2000 and 2001, respectively), with interest payable annually.

         In June 2002 the Company and KII's operating subsidiaries in Belgium and Norway (KEU, Kronos Titan A/S - "TAS" and Titania A/S - "TIA"), referred to as the "Borrowers", entered into a three-year E.80 million secured revolving credit facility ("Credit Facility"). The Credit Facility is available in multiple currencies, including U.S. dollars, euros and Norwegian kroner. As of June 30, 2002, E.13 million ($13 million) and NOK 200 million ($26 million) was borrowed at closing, by the Belgian and Norwegian operating subsidiaries. At June 30, 2002, E.40 million was available for future working capital requirements and general corporate purposes of the Borrowers. Borrowings bear interest at the applicable interbank market rate plus 1.75%. As of June 30, 2002, the interest rate was 5.15% and 8.80% on the euro and Norwegian kroner borrowings, respectively, and the weighted average interest rate was 7.61%.

         The Credit Facility is collateralized by accounts receivable and inventory of the Borrowers, plus a limited pledge of certain other assets of the Belgian operating subsidiary. The Credit Facility contains, among others, various restrictive covenants, including restrictions on incurring liens, asset sales, additional financial indebtedness, mergers, investments and acquisitions, transactions with affiliates and dividends. The Company and KEU are unconditionally jointly and severally liable for any and all outstanding borrowings under the Credit Facility. The parent company of TAS and TIA, Kronos Norge A/S, is jointly and severally liable for any and all outstanding borrowings under the Credit Facility to the extent permitted by Norwegian law. The Company has a E.5 million sub-limit for issuing letters of credit with no letters of credit issued at June 30, 2002. The Borrowers were in compliance with all the covenants as of June 30, 2002.

         Deferred financing costs of $1.2 million for the Credit Facility ($.4 million recorded at the Company, with the remaining $.8 million recorded by the Belgian and Norwegian operating subsidiaries) are being amortized over the life of the Credit Facility and are included in other noncurrent assets as of June 30, 2002.

         Unused lines of credit available for borrowing under the Company's non-U.S. credit facilities approximated $40 million under the Credit Facility at June 30, 2002.

         In June 2002 KII issued E.285 million ($280 million when issued and $283 million at June 30, 2002) principal amount of 8.875% Senior Secured Notes (the "Notes") due 2009. The Notes are collateralized by first priority liens on 65% of the common stock or other equity interests of certain of KII's first-tier subsidiaries, including the Company. The Notes are issued pursuant to an indenture which contains a number of covenants and restrictions which, among other things, restricts the ability of KII and its subsidiaries, including the Company, to incur debt, incur liens, pay dividends or merge or consolidate with, or sell or transfer all or substantially all of their assets to, another entity.

NOTE 8 - OTHER NONCURRENT LIABILITIES:

                                                                         December 31,
                                                                 -----------------------------       June 30,
                                                                     2000             2001             2002
                                                                 ------------     ------------     ------------
                                                                                                    (Unaudited)
                                                                                 (In thousands)

Environmental costs                                              $      7,630     $      5,662     $      6,110
Employee benefits                                                       3,169            2,878            3,192
Insurance claims expense                                                  938              763              390
Other                                                                      76            1,136            1,242
                                                                 ------------     ------------     ------------

                                                                 $     11,813     $     10,439     $     10,934
                                                                 ============     ============     ============

NOTE 9 - EMPLOYEE BENEFIT PLANS:

Company-sponsored pension plans

         The Company maintains a defined benefit pension plan and certain other benefits covering substantially all employees.

         Certain actuarial assumptions used in measuring the defined benefit pension assets, liabilities and expenses are presented below.

                                                                 Years ended December 31,
                                                            ----------------------------------
                                                              1999         2000         2001
                                                            --------     --------     --------
                                                                       (Percentages)

Discount rate                                                    5.8          6.0          5.8
Rate of increase in future compensation levels                   3.0          3.0          2.8
Long-term rate of return on plan assets                          7.5          7.5          7.3

         Plan assets are comprised primarily of investments in corporate equity and debt securities, short-term investments, mutual funds and group annuity contracts.

         SFAS No. 87, "Employers' Accounting for Pension Costs" requires that an additional pension liability be recognized when the unfunded accumulated pension benefit obligation exceeds the unfunded accrued pension liability.

Variances from actuarially assumed rates will change the actuarial valuation of accrued pension liabilities, pension expense and funding requirements in future periods.

         The components of the net periodic defined benefit pension cost are set forth below.

                                                                           Years ended December 31,
                                                                 ----------------------------------------------
                                                                     1999             2000             2001
                                                                 ------------     ------------     ------------
                                                                                 (In thousands)

Net periodic pension cost:
    Service cost benefits                                        $      2,173     $      2,079     $      1,924
    Interest cost on projected benefit obligation ("PBO")               8,808            7,619            7,877
    Expected return on plan assets                                     (7,900)          (7,166)          (7,396)
    Amortization of net transition obligation                             240              208              201
    Recognized actuarial losses                                           818               --               --
                                                                 ------------     ------------     ------------

                                                                 $      4,139     $      2,740     $      2,606
                                                                 ============     ============     ============

         The funded status of the Company's defined benefit pension plan is set forth below.

                                                         December 31,
                                                  --------------------------
                                                     2000            2001
                                                  ----------      ----------
                                                        (In thousands)

Change in PBO:
    Beginning of year                             $  145,542      $  137,684
    Service cost                                       2,079           1,924
    Interest                                           7,619           7,877
    Participant contributions                            877             852
    Actuarial loss (gain)                                (74)          6,592
    Benefits paid                                     (7,169)         (8,707)
    Change in currency exchange rates                (11,190)         (6,750)
                                                  ----------      ----------

        End of year                                  137,684         139,472
                                                  ----------      ----------

Change in fair value of plan assets:
    Beginning of year                                108,057         100,458
    Actual return on plan assets                        (569)          5,422
    Employer contributions                             5,499           5,452
    Participant contributions                            877             852
    Benefits paid                                     (7,169)         (8,707)
    Change in currency exchange rates                 (6,237)         (4,773)
                                                  ----------      ----------

        End of year                                  100,458          98,704
                                                  ----------      ----------

Funded status at year end:
    Plan assets less than PBO                        (37,226)        (40,768)
    Unrecognized actuarial loss                       13,135          21,732
    Unrecognized net transition obligation               676             446
                                                  ----------      ----------

                                                  $  (23,415)     $  (18,590)
                                                  ==========      ==========

                                                         December 31,
                                                  --------------------------
                                                     2000            2001
                                                  ----------      ----------
                                                        (In thousands)

Amounts recognized in the balance sheet:
    Accrued pension cost:
        Current                                   $   (4,846)     $   (4,612)
        Noncurrent                                   (18,569)        (18,000)
    Unrecognized net pension obligations                  --             446
    Accumulated other comprehensive loss                  --           3,576
                                                  ----------      ----------

                                                  $  (23,415)     $  (18,590)
                                                  ==========      ==========

         Selected information related to the Company's defined benefit pension plan which has accumulated benefit obligations in excess of fair value of plan assets is presented below.

                                                         December 31,
                                                  --------------------------
                                                     2000            2001
                                                  ----------      ----------
                                                        (In thousands)

Projected benefit obligation                      $  137,684     $  139,472
Accumulated benefit obligation                       121,311        122,859
Fair value of plan assets                            100,458         98,704

Incentive bonus programs

         Certain employees are eligible to participate in the Company's various incentive bonus programs. The programs provide for annual payments, which may be in the form of cash or NL common stock. The amount of the annual payment paid to an employee, if any, is based on formulas involving the profitability of Kronos in relation to the annual operating plan and, for certain employees, individual performance.

NOTE 10 - OTHER INCOME (EXPENSE), NET:

                                                                           Years ended December 31,
                                                                 ----------------------------------------------
                                                                     1999             2000             2001
                                                                 ------------     ------------     ------------
                                                                                 (In thousands)

Currency transaction gains (losses), net                         $       (322)    $       (132)    $        631
Trade interest income                                                     904              256              376
Disposition of property and equipment                                  (1,182)          (1,350)            (512)
Insurance recoveries, net (see Note 13)                                    --               --            7,222
                                                                 ------------     ------------     ------------

                                                                 $       (600)    $     (1,226)    $      7,717
                                                                 ============     ============     ============

NOTE 11 - OTHER ITEMS:

         Advertising costs are expensed as incurred and were $.4 million in 1999, $.2 million in 2000 and $.3 million in 2001.

         Interest capitalized in connection with long-term capital projects was nil in each of 1999, 2000 and 2001.

NOTE 12 - INCOME TAXES:

         The components of (i) the difference between the provision for income taxes attributable to pretax income and the amounts that would be expected using the German statutory corporation tax rate of 25% (30% in 1999 and 2000), (ii) the provision for income taxes and (iii) the comprehensive tax provision are presented below.

                                                                           Years ended December 31,
                                                                 ----------------------------------------------
                                                                     1999             2000             2001
                                                                 ------------     ------------     ------------
                                                                                 (In thousands)

Pretax income                                                    $     36,783     $     75,965     $     86,552
                                                                 ============     ============     ============

Expected tax expense                                             $     11,035     $     22,790     $     21,638
Trade income tax                                                          810            7,205           12,825
Change in valuation allowance:
    Increase (decrease) in certain deductible
      temporary differences that the Company believes
      do not meet the "more-likely-than-not" recognition
      criteria                                                          7,733            6,906           (1,808)
    Recognition of certain deductible tax attributes which
      previously did not meet the "more-likely-than-not"
      recognition criteria                                                 --               --          (11,535)
Reversal of previously provided corporate deferred income
   taxes due to change in tax status                                  (33,890)              --               --
No corporation tax provision due to partnership structure              (7,393)         (23,247)         (21,638)
Other, net                                                              1,103              118            1,263
                                                                 ------------     ------------     ------------

        Income tax expense (benefit)                             $    (20,602)    $     13,772     $        745
                                                                 ============     ============     ============

Provision for income taxes:
    Current income tax expense                                   $     10,473     $     13,095     $      7,018
    Deferred income tax expense (benefit)                             (31,075)             677           (6,273)
                                                                 ------------     ------------     ------------

                                                                 $    (20,602)    $     13,772     $        745
                                                                 ============     ============     ============

Comprehensive provision (benefit) for income taxes
  allocable to:
    Pretax income                                                $    (20,602)    $     13,772     $        745
    Other comprehensive loss - pension liabilities                         --               --             (627)
                                                                 ------------     ------------     ------------

                                                                 $    (20,602)    $     13,772     $        118
                                                                 ============     ============     ============

         The components of the net deferred tax liability are summarized below.

                                                                                          December 31,
                                                                 --------------------------------------------------------------
                                                                            2000                             2001
                                                                 ----------------------------      ----------------------------
                                                                        Deferred tax                      Deferred tax
                                                                 ----------------------------      ----------------------------
                                                                   Assets         Liabilities        Assets         Liabilities
                                                                 -----------      -----------      -----------      -----------
                                                                                         (In thousands)

Tax effect of temporary differences relating to:
    Inventories                                                  $        --      $      (485)     $        --      $      (568)
    Property and equipment                                               402          (17,472)             541          (20,120)
    Prepaid pension cost                                                  --           (5,639)              --           (5,680)
    Other taxable differences                                             --             (116)              --           (1,505)
Tax loss and tax credit carryforwards                                 14,018               --           11,535               --
Valuation allowance                                                  (14,018)              --               --               --
                                                                 -----------      -----------      -----------      -----------

        Gross deferred tax assets (liabilities)                          402          (23,712)          12,076          (27,873)

Reclassification, principally netting by tax
  jurisdiction                                                          (402)             402          (12,076)          12,076
                                                                 -----------      -----------      -----------      -----------

        Net total deferred tax liabilities                                --          (23,310)              --          (15,797)
        Net current deferred tax liabilities                              --             (601)              --             (671)
                                                                 -----------      -----------      -----------      -----------

        Net noncurrent deferred tax liabilities                  $        --      $   (22,709)     $        --      $   (15,126)
                                                                 ===========      ===========      ===========      ===========

         Changes in the Company's deferred income tax valuation allowance are summarized below.

                                                                           Years ended December 31,
                                                                 ----------------------------------------------
                                                                     1999             2000             2001
                                                                 ------------     ------------     ------------
                                                                                 (In thousands)

Balance at beginning of year                                     $         --     $      7,733     $     14,018

Increase (decrease) in certain deductible tax attributes
  which the Company believes do not meet the
  "more-likely-than-not" recognition criteria                           7,733            6,906           (1,808)
Recognition of certain deductible tax attributes which
  previously did not meet the "more-likely-than-not"
  recognition criteria                                                     --               --          (11,535)
Foreign currency translation                                               --             (621)            (675)
                                                                 ------------     ------------     ------------

Balance at end of year                                           $      7,733     $     14,018     $         --
                                                                 ============     ============     ============

         Certain of the Company's tax returns are being examined and the German tax authorities may propose tax deficiencies, including penalties and interest.

         A reduction in the German "base" income tax rate from 30% to 25%, enacted in October 2000, became effective January 1, 2001. The reduction in the German income tax rate did not impact income tax expense in the fourth quarter of 2000 due to the Company's tax exempt structure.

         No assurance can be given that the Company's tax matters will be favorably resolved due to the inherent uncertainties involved in court and tax proceedings. The Company believes that it has provided adequate accruals for additional taxes and related interest expense which may ultimately result from all such examinations and believes that the ultimate disposition of such examinations should not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

         On June 28, 1999, the Company changed its legal form from a corporation to a partnership and is no longer subject to corporation tax. As a result of this change the Company recognized an income tax benefit of $33.9 million in the second quarter of 1999 from the reversal of its deferred corporation tax liability. The net difference between the corporation tax bases and the reported amount of the Company's assets and liabilities is $156.7 million at December 31, 2001. See Note 1.

         During the fourth quarter of 2001, the Company recognized a $11.5 million trade income tax benefit attributable to a decrease in the valuation allowance due to a change in estimate of the Company's ability to utilize certain German trade income tax attributes that did not previously meet the "more-likely-than-not" recognition criteria.

         At December 31, 2001, the Company had approximately $65.8 million of trade income tax loss carryforwards in Germany with no expiration date.

NOTE 13 - LEVERKUSEN FIRE AND INSURANCE CLAIM:

         A fire on March 20, 2001 damaged a section of the Company's Leverkusen, Germany 35,000 metric ton sulfate-process TiO(2) plant ("Sulfate Plant") and, as a result, production of TiO(2) at the Leverkusen facility was halted. The fire did not enter the Company's adjacent 125,000 metric ton chloride-process TiO(2) plant ("Chloride Plant"), but did damage certain support equipment necessary to operate that plant. The damage to the support equipment resulted in a temporary shutdown of the Chloride Plant.

         On April 8, 2001, repairs to the damaged support equipment were substantially completed and full production resumed at the Chloride Plant. The Sulfate Plant became approximately 50% operational in September 2001 and became fully operational in late October 2001. The damages to property and the business interruption losses caused by the fire were covered by insurance as noted below, but the effect on the financial results of the Company on a quarter-to-quarter basis was impacted by the timing and amount of insurance recoveries.

         During the second quarter of 2001, the Company's insurance carriers approved a partial payment of $10.5 million ($9 million received as of June 30, 2001) for property damage costs and business interruption losses caused by the Leverkusen fire. Five million dollars of this payment represented partial compensation for business interruption losses which was recorded as a reduction of cost of sales to offset unallocated period costs that resulted from lost production. The remaining $5.5 million represented property damage recoveries against clean-up costs, resulting in a net gain of $1.9 million. The Company reached an agreement and settled its insurance claim involving the Leverkusen fire for $56.4 million during the fourth quarter of 2001 ($46.9 million received as of December 31, 2001, with the remaining $9.5 million received in January
2002), of which $27.3 million related to business interruption and $29.1 million related to property damage, clean-up costs and other extra expenses. The Company recognized a $17.5 million pre-tax gain in 2001 related to the property damage recovery after deducting $11.6 million of clean-up costs and other extra expenses incurred and the carrying value of assets destroyed in the fire. The gain was excluded from the determination of operating income. The $27.3 million of business interruption proceeds recognized in 2001 were allocated between other income, excluding corporate, which reflects recovery of lost margin ($7.2 million) and as a reduction of cost of sales to offset unallocated period costs ($20.1 million). No additional insurance recoveries related to the Leverkusen fire are expected to be received in 2002.

NOTE 14 - RELATED PARTY TRANSACTIONS:

         The Company may be deemed to be controlled by Harold C. Simmons. Corporations that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (a) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account, and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties and (b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases, and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions which resulted in the acquisition by one related party of a publicly held minority equity interest in another related party. While no transactions of the type described above are planned or proposed with respect to the Company other than as set forth in these financial statements, the Company from time to time considers, reviews and evaluates such transactions and understands that Contran, Valhi, NL, Kronos, KII and related entities consider, review and evaluate, such transactions. Depending upon the business, tax and other objectives then relevant, and restrictions under the KII indenture, the Credit Facility and other agreements, it is possible that the Company might be a party to one or more such transactions in the future.

         The Company is a party to a cost sharing agreement with Kronos, KII and KEU, whereby Kronos, KII and KEU provide certain management, financial, insurance and administrative services to the Company on a fee basis. The Company's expense was approximately $4.4 million in 1999, $3.8 million in 2000 and $3.6 million in 2001.

         The Company charges affiliates for certain administrative costs, which totaled approximately $6.7 million, $5.7 million and $5.3 million in 1999, 2000 and 2001, respectively. These charges to affiliates were reflected primarily as a reduction of selling, general and administrative expense.

         The Company is also party to master global insurance coverage policies with NL with regard to property, business interruption, excess liability, and other coverages. The costs associated with these policies aggregated $2.0 million, $2.3 million and $6.0 million in 1999, 2000 and 2001, respectively.

         Intercompany sales to (purchases from) affiliates of TiO(2) are summarized in the following table.

                                                                     Years ended December 31,
                                                            ------------------------------------------
                                                               1999            2000            2001
                                                            ----------      ----------      ----------
                                                                          (In thousands)

Sales to:
    Kronos (US), Inc. ("KUS")                               $   29,950      $   27,253      $   19,821
    Societe Industrielle Du Titane, S.A. ("SIT")                26,408          29,521          26,202
    KEU                                                         23,289          17,406          22,345
    Kronos Limited ("KUK")                                      19,225          13,607          14,887
    Kronos Canada, Inc. ("KC")                                   8,717           7,467           4,638
    Other affiliates                                             3,317           7,090           9,274
                                                            ----------      ----------      ----------

                                                            $  110,906      $  102,344      $   97,167
                                                            ==========      ==========      ==========

Purchases from:
    KEU                                                     $  (30,609)     $  (32,512)     $  (34,346)
    TAS                                                         (2,019)         (2,053)         (8,497)
    KC                                                            (432)         (3,377)            (85)
                                                            ----------      ----------      ----------

                                                            $  (33,060)     $  (37,942)     $  (42,928)
                                                            ==========      ==========      ==========

         KUS purchases the rutile and slag feedstock used as a raw material in the Company's chloride process TiO(2) facility. The Company purchases such feedstock from KUS for use in its facility for an amount equal to the amount paid by KUS to the third-party supplier plus a 2.5% administrative fee. Such feedstock purchases were $57.3 million in 1999, $61.0 million in 2000 and $59.5 million in 2001.

         The Company sells water treatment chemicals (derived from co-products of the TiO(2) production processes) to KII. Such water treatment chemical sales were $8.9 million in 1999, $8.1 million in 2000 and $7.1 million in 2001.

         The Company was party to a long-term ilmenite supply contract with TIA, an affiliate, that provides for the Company's sulfate feedstock requirements through December 31, 2001. Such feedstock purchases were $9.5 million in 1999, $9.9 million in 2000 and $7.3 million in 2001. The Company continues to purchase ilmenite from TIA on a year-by-year basis.

         Interest expense to affiliates related to the note payable to KII was $8.4 million in 1999, $8.5 million in 2000 and $7.2 million in 2001 (see Note
7). Interest income from affiliates related to the note receivable from KEU was nil in each of 1999 and 2000, and $.5 million in 2001 (see Note 4). Included in other affiliate income and other affiliate expense was other affiliate interest income/expense, factoring fees and service fees.

         Net amounts currently receivable from (payable to) affiliates are summarized in the following table.

                                                                          December 31,
                                                                 -----------------------------       June 30,
                                                                     2000             2001             2002
                                                                 ------------     ------------     ------------
                                                                                                    (Unaudited)
                                                                                 (In thousands)

Receivable from:
    KUK                                                          $        692     $      1,328     $      1,325
    KII                                                                    --               --           23,098
    SIT                                                                 1,551              714            2,213
    KWS                                                                 4,697               --               --
    Other affiliates                                                    1,019            1,095            1,229
                                                                 ------------     ------------     ------------

                                                                 $      7,959     $      3,137     $     27,865
                                                                 ============     ============     ============

Payable to:
    KII                                                          $    (28,929)    $     (1,033)    $         --
    KEU                                                                  (745)              --           (5,612)
    TAS                                                                    --             (203)          (2,759)
    KUS                                                                (1,620)          (1,670)          (1,951)
    TIA                                                                (1,187)            (545)          (3,695)
    Kronos Denmark                                                         (5)              --               --
                                                                 ------------     ------------     ------------

                                                                 $    (32,486)    $     (3,451)    $    (14,017)
                                                                 ============     ============     ============

         Amounts receivable from affiliates were generally related to product sales (including water treatment chemical sales to KII) and accounts receivable factoring (through May 2002), whereas amounts payable to affiliates were related primarily to raw material purchases, and accounts receivable factoring beginning June 2002. See Notes 3, 4 and 7 for discussion of accounts receivable factoring and notes receivable from (payable to) affiliates.

NOTE 15 - COMMON STOCK OPTIONS:

Common stock options

         The NL Industries, Inc. 1998 Long-Term Incentive Plan ("NL Option Plan") provides for the discretionary grant of restricted common stock, stock options, stock appreciation rights ("SARs") and other incentive compensation to officers and other key employees of the Company. Although certain stock options granted pursuant to a similar plan which preceded the NL Option Plan ("Predecessor Option Plan") remain outstanding at December 31, 2001, no additional options may be granted under the Predecessor Option Plan.

         Up to five million shares of NL common stock may be issued pursuant to the NL Option Plan and, at December 31, 2001, 3,663,000 shares were available for future grants. The NL Option Plan provides for the grant of options that qualify as incentive options and for options which are not so qualified. Generally, stock options and SARs (collectively, "options") are granted at a price equal to or greater than 100% of the market price at the date of grant, vest over a five year period and expire ten years from the date of grant. Restricted stock, forfeitable unless certain periods of employment are completed, is held in escrow in the name of the grantee until the restriction period expires. No SARs have been granted under the NL Option Plan.

         Changes in outstanding options granted to employees of the Company pursuant to the NL Option Plan and the Predecessor Option Plan are summarized in the table below.


                                                                         Exercise price             Amount
                                                                           per share                payable
                                                                  ---------------------------        upon
                                                   Shares            Low             High          exercise
                                                 -----------      -----------     -----------     -----------
                                                           (In thousands, except per share amounts)

Outstanding at December 31, 1998 and 1999                  2      $     14.25     $     14.25     $        21

    Granted                                                4            14.25           14.25              64
    Exercised                                             (1)           14.25           14.25             (17)
                                                 -----------      -----------     -----------     -----------

Outstanding at December 31, 2000                           5            14.25           14.25              68

    Granted                                                6            20.11           20.11             121
                                                 -----------      -----------     -----------     -----------

Outstanding at December 31, 2001                          11      $     14.25     $     20.11     $       189
                                                 ===========      ===========     ===========     ===========

         At December 31, 1999, 2000 and 2001 options to purchase 900, nil and 300 shares, respectively, were exercisable and options to purchase 1,800 shares become exercisable in 2002. Of the exercisable options, options to purchase 300 shares at December 31, 2001 had exercise prices less than NL's December 31, 2001 quoted market price of $15.27 per share. Outstanding options at December 31, 2001 expire at various dates through 2011, with a weighted-average remaining life of nine years.

         The pro forma information required by SFAS No. 123, "Accounting for Stock-Based Compensation," is based on an estimation of the fair value of options issued subsequent to January 1, 1995. The weighted-average fair values of options granted during 1999, 2000 and 2001 were $6.94, $4.83 and $7.52 per share, respectively. The fair values of employee stock options were calculated using the Black-Scholes stock option valuation model with the following weighted average assumptions for grants in 1999, 2000 and 2001: stock price volatility of 50%, 48% and 46% in 1999, 2000 and 2001, respectively; risk-free rate of return of 6% in 1999 and 5% in 2000 and 2001; dividend yield of 1.2% in 1999, 4.9% in 2000 and 4.0% in 2001; and an expected term of 9 years in 1999, 2000 and 2001. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

         The Company's pro forma net income was as follows.

                                                                           Years ended December 31,
                                                                 ----------------------------------------------
                                                                     1999             2000             2001
                                                                 ------------     ------------     ------------
                                                                     (In thousands, except per share amounts)

Net income - as reported                                         $     57,385     $     62,193     $     85,807
Net income - pro forma                                           $     57,385     $     62,168     $     85,777

NOTE 16 - COMMITMENTS AND CONTINGENCIES:

Leases

         The Company leases, pursuant to operating leases, various manufacturing and office space and transportation equipment. Most of the leases contain purchase and/or various term renewal options at fair market and fair rental values, respectively. In most cases management expects that, in the normal course of business, leases will be renewed or replaced by other leases.

         The Company leases the land under its Leverkusen TiO(2) production facility pursuant to a lease expiring in 2050. The Leverkusen facility, with approximately two-thirds of the Company's current TiO(2) production capacity, is located within the lessor's extensive manufacturing complex. Under a separate supplies and services agreement expiring 2011, the lessor provides some raw materials, auxiliary and operating materials and utilities services necessary to operate the Leverkusen facility with a minimum annual cost of approximately $9.7 million. Currently, both the lease and the supplies and services agreements restrict the Company's ability to transfer ownership or use of the Leverkusen facility.

         Net rent expense aggregated $4 million in each of 1999, 2000 and 2001. At December 31, 2001, minimum rental commitments under the terms of noncancellable operating leases were as follows:

                                             Real Estate      Equipment
                                             -----------     -----------
                                                   (In thousands)

Years ending December 31,
     2002                                    $       771     $       613
     2003                                            648             263
     2004                                            648             201
     2005                                            648              75
     2006                                            648              14
     2007 and thereafter                          18,622              20
                                             -----------     -----------

                                             $    21,985     $     1,186
                                             ===========     ===========

Capital expenditures

         At December 31, 2001 the estimated cost to complete capital projects in process approximated $4 million to complete the reconstruction of the Leverkusen Sulfate Plant.

Purchase commitments

         KUS has long-term supply contracts that provide for certain affiliates' chloride feedstock requirements through 2003. The Company purchases chloride feedstock underlying these long-term supply contracts from KUS. See Note 14. The agreements require KUS to purchase certain minimum quantities of feedstock with average minimum annual purchase commitments aggregating approximately $159 million.

Environmental, product liability and litigation matters

         The Company's operations are governed by various environmental laws and regulations. Certain of the Company's businesses are and have been engaged in the handling, manufacture or use of substances or compounds that may be considered toxic or hazardous within the meaning of applicable environmental laws. As with other companies engaged in similar businesses, certain past and current operations and products of the Company have the potential to cause environmental or other damage. The Company has implemented and continues to implement various policies and programs in an effort to minimize these risks. The policy of the Company is to maintain compliance with applicable foreign environmental laws and regulations at all of its facilities and to strive to improve its environmental performance. It is possible that future developments, such as stricter requirements of environmental laws and enforcement policies thereunder, could adversely affect the Company's production, handling, use, storage, transportation, sale or disposal of such substances as well as the Company's consolidated financial position, results of operations or liquidity.

         The Company's production facilities operate in an environmental regulatory framework in which governmental authorities typically are granted broad discretionary powers which allow them to issue operating permits required for the plants to operate. The Company believes all of its plants are in substantial compliance with applicable environmental laws.

         Germany is a member of the European Union (the "EU") and follows its initiatives. The Company believes that it has all required permits and is in substantial compliance with applicable EU requirements, including EU Directive 92/112/EEC regarding establishment of procedures for reduction and eventual elimination of pollution caused by waste from the TiO(2) industry.

         The Company has a contract with a third party to treat spent acid waste from its sulfate-process plants. With regard to the Company's Nordenham, Germany plant, either party may terminate the contract after giving four years advance notice. Under certain circumstances, the Company may terminate the contract after giving six months notice, with respect to treatment of effluents from the Leverkusen, Germany plant. The estimated minimum annual cost under the agreement is approximately $13.1 million.

         The Company is responsible for certain closure costs at landfills used and formerly used by its Leverkusen, Germany TiO(2) plants. The Company has a reserve of approximately $5 million related to such landfills as of December 31, 2001.

         The Company is also involved in various other environmental, contractual, product liability and other claims and disputes incidental to its business.

         The Company currently believes the disposition of all claims and disputes, individually or in the aggregate, should not have a material adverse effect on the Company's consolidated financial condition, results of operations or liquidity.

Concentrations of credit risk

         Sales of TiO(2) accounted for approximately 98% of net sales during each of 1999, 2000 and 2001. The remaining sales result from the manufacture and sale of iron-based water treatment chemicals (derived from co-products of the TiO(2) production processes). TiO(2) is generally sold to the paint, plastics and paper, as well as fibers, rubber, ceramics, inks and cosmetics markets. Such markets are generally considered "quality-of-life" markets whose demand for TiO(2) is influenced by the relative economic well-being of the various geographic regions. TiO(2) is sold to over 1,000 customers, with the top ten external customers approximating 18% of net sales in 1999, 16% of net sales in 2000 and 18% of net sales in 2001. Approximately 75% of the Company's TiO(2) sales by volume were to Europe in each of 1999, 2000 and 2001. Approximately 9% in 1999, 8% in 2000 and 6% in 2001 of sales by volume were to North America.

NOTE 17 - FINANCIAL INSTRUMENTS:

         Summarized below is the estimated fair value and related net carrying value of the Company's financial instruments.

                                                            December 31,
                                      -----------------------------------------------------------
                                                 2000                             2001
                                      ---------------------------     ---------------------------
                                       Carrying          Fair           Carrying         Fair
                                        Amount           Value           Amount          Value
                                      -----------     -----------     -----------     -----------
                                                             (In millions)

Cash and cash equivalents             $       3.8     $       3.8     $       1.7     $       1.7
Note receivable from KEU                       --              --            17.2            17.2

Note payable to KII                         101.2           101.2            75.0            75.0

         The Company held no derivative financial instruments at December 31, 2000 and 2001.

NOTE 18 - QUARTERLY FINANCIAL DATA (UNAUDITED):

                                                                  Quarters ended
                                             -----------------------------------------------------------
                                              March 31         June 30         Sept. 30        Dec. 31
                                             -----------     -----------     -----------     -----------
                                                                   (In thousands)

Year ended December 31, 2000:
    Net sales                                $   106,898     $   109,840     $   115,831     $    91,381
    Cost of sales                                 82,423          76,112          81,974          66,242
    Operating income                              15,786          25,023          25,617          18,296
    Income before income taxes                    13,547          23,114          22,703          16,601
    Net income                                    11,673          19,082          18,359          13,079

Year ended December 31, 2001:
    Net sales                                $   106,912     $    96,692     $    93,155     $    82,601
    Cost of sales                                 76,920          72,549          71,126          59,489
    Operating income                              22,271          16,467          14,705          23,872
    Income before income taxes                    20,111          16,580          17,325          32,536
    Net income                                    16,102          14,797          13,760          41,148

                       KRONOS DENMARK APS AND SUBSIDIARIES

                   Index of Consolidated Financial Statements


Financial Statements                                                                            Pages
--------------------                                                                            -----

Report of Independent Accountants                                                                FB-2

Consolidated Balance Sheets - December 31, 2000 and 2001 and
  June 30, 2002 (unaudited)                                                                      FB-3 / FB-4

Consolidated Statements of Income - Years ended December 31, 1999, 2000 and 2001 and Six months ended
  June 30, 2001 (unaudited) and 2002 (unaudited)                                                 FB-5

Consolidated Statements of Comprehensive Income - Years ended December 31, 1999,
  2000 and 2001 and Six months ended June 30,
  2001 (unaudited) and 2002 (unaudited)                                                          FB-6

Consolidated Statements of Stockholder's Equity - Years ended December 31, 1999,
  2000 and 2001 and Six months ended
  June 30, 2002 (unaudited)                                                                      FB-7

Consolidated Statements of Cash Flows - Years ended December 31, 1999, 2000 and
  2001 and Six months ended
  June 30, 2001 (unaudited) and 2002 (unaudited)                                                 FB-8 / FB-9

Notes to Consolidated Financial Statements                                                       FB-10 / FB-28

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholder of Kronos Denmark ApS:

         In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, stockholder's equity and cash flows present fairly, in all material respects, the financial position of Kronos Denmark ApS and Subsidiaries at December 31, 2000 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         As described in Note 1 to the consolidated financial statements, certain restructuring transactions occurred during the year ended December 31, 1999. The consolidated financial statements of Kronos Denmark ApS and Subsidiaries as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001 present the effects of these restructuring transactions as if they had occurred on December 31, 1998.




PricewaterhouseCoopers
Copenhagen, Denmark

September 20, 2002

/s/ Carsten Gerner                           /s/ Soren Skov Larsen
State Authorized Public Accountant           State Authorized Public Accountant

                       KRONOS DENMARK APS AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                        (In thousands, except share data)


                                                           December 31,
                                                   ----------------------------      June 30,
         ASSETS                                        2000            2001            2002
                                                   ------------    ------------    ------------
                                                                                    (Unaudited)

Current assets:
    Cash and cash equivalents                      $      2,628    $      5,430    $      2,104
    Restricted cash equivalents                              --              --           1,554
    Accounts and notes receivable                         8,362          10,142          13,037
    Receivable from affiliates                           11,418             977          14,356
    Refundable income taxes                                 136           1,116           1,540
    Inventories                                          48,592          48,320          45,654
    Prepaid expenses                                      1,290           1,474           1,361
    Deferred income taxes                                   100              33              18
                                                   ------------    ------------    ------------

        Total current assets                             72,526          67,492          79,624
                                                   ------------    ------------    ------------


Other assets:
    Prepaid pension cost                                 15,972          14,696          18,174
    Other                                                   223             642           1,579
                                                   ------------    ------------    ------------

        Total other assets                               16,195          15,338          19,753
                                                   ------------    ------------    ------------


Property and equipment:
    Land                                                 11,371          11,508          13,039
    Buildings                                            26,822          26,758          29,723
    Machinery and equipment                             110,574         115,946         134,486
    Mining properties                                    47,652          48,167          58,071
    Construction in progress                              1,115             410           3,893
                                                   ------------    ------------    ------------
                                                        197,534         202,789         239,212
    Less accumulated depreciation and depletion         112,409         117,348         141,846
                                                   ------------    ------------    ------------

        Net property and equipment                       85,125          85,441          97,366
                                                   ------------    ------------    ------------

                                                   $    173,846    $    168,271    $    196,743
                                                   ============    ============    ============

                       KRONOS DENMARK APS AND SUBSIDIARIES

                     CONSOLIDATED BALANCE SHEETS (CONTINUED)

                        (In thousands, except share data)


                                                                          December 31,
                                                                 -----------------------------       June 30,
         LIABILITIES AND STOCKHOLDER'S EQUITY                        2000             2001             2002
                                                                 ------------     ------------     ------------
                                                                                                    (Unaudited)
Current liabilities:
    Notes payable                                                $     22,480     $     22,180     $         --
    Current maturities of long-term debt                                  730            1,033            1,225
    Accounts payable and accrued liabilities                           26,106           20,996           28,874
    Note payable to Kronos Titan GmbH                                      --           17,204               --
    Payable to affiliates                                              13,409            5,435            1,067
    Income taxes                                                        5,985            5,261            5,211
    Deferred income taxes                                               1,754            1,480            1,676
                                                                 ------------     ------------     ------------

        Total current liabilities                                      70,464           73,589           38,053
                                                                 ------------     ------------     ------------

Noncurrent liabilities:
    Long-term debt                                                      1,363            1,465           40,818
    Deferred income taxes                                              26,880           25,953           28,772
    Other                                                                 826              750              865
                                                                 ------------     ------------     ------------

        Total noncurrent liabilities                                   29,069           28,168           70,455
                                                                 ------------     ------------     ------------

Stockholder's equity:
    Common stock - 100 Danish kroner par value; 10,000 shares
      authorized; 10,000 shares issued                                    136              136              136
    Additional paid-in capital                                        206,425          216,996          216,996
    Retained deficit                                                 (103,367)        (118,335)        (109,947)
    Accumulated other comprehensive loss - currency
      translation adjustment                                          (28,881)         (32,283)         (18,950)
                                                                 ------------     ------------     ------------

        Total stockholder's equity                                     74,313           66,514           88,235
                                                                 ------------     ------------     ------------

                                                                 $    173,846     $    168,271     $    196,743
                                                                 ============     ============     ============

Commitments and contingencies (Notes 6, 11 and 14)




          See accompanying notes to consolidated financial statements.

                       KRONOS DENMARK APS AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

                                 (In thousands)


                                                                                       Six months ended
                                                     Years ended December 31,              June 30,
                                                 --------------------------------    --------------------
                                                   1999        2000        2001        2001        2002
                                                 --------    --------    --------    --------    --------
                                                                                        (Unaudited)

Revenues and other income:
    Net sales                                    $232,736    $239,830    $233,932    $128,731    $120,692
    Interest and other income from affiliates         291       3,749         813         393         255
    Other income, net                               1,353         528         490         141         879
                                                 --------    --------    --------    --------    --------

                                                  234,380     244,107     235,235     129,265     121,826
                                                 --------    --------    --------    --------    --------

Costs and expenses:
    Cost of sales                                 191,165     178,437     185,299      97,171      99,738
    Selling, general and administrative            16,913      18,373      15,617       8,025       7,948
    Interest                                          754         299       2,256       1,052         977
    Interest and other expense to affiliates        3,797       4,351       3,250       1,569       1,534
                                                 --------    --------    --------    --------    --------

                                                  212,629     201,460     206,422     107,817     110,197
                                                 --------    --------    --------    --------    --------

    Income before income taxes                     21,751      42,647      28,813      21,448      11,629

Income tax expense                                  8,227      15,146      10,374       7,338       3,241
                                                 --------    --------    --------    --------    --------


    Net  income                                  $ 13,524    $ 27,501    $ 18,439    $ 14,110    $  8,388
                                                 ========    ========    ========    ========    ========



          See accompanying notes to consolidated financial statements.

                       KRONOS DENMARK APS AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                 (In thousands)


                                                                                     Six months ended
                                                   Years ended December 31,              June 30,
                                            ----------------------------------     ---------------------
                                              1999         2000         2001         2001         2002
                                            --------     --------     --------     --------     --------
                                                                                       (Unaudited)

Net income                                  $ 13,524     $ 27,501     $ 18,439     $ 14,110     $  8,388
                                            --------     --------     --------     --------     --------

Other comprehensive income (loss) -
  currency translation adjustment             (4,890)     (19,052)      (3,402)      (5,063)      13,333
                                            --------     --------     --------     --------     --------

        Total other comprehensive income
          (loss)                              (4,890)     (19,052)      (3,402)      (5,063)      13,333
                                            --------     --------     --------     --------     --------

                                            $  8,634     $  8,449     $ 15,037     $  9,047     $ 21,721
                                            ========     ========     ========     ========     ========



          See accompanying notes to consolidated financial statements.

                       KRONOS DENMARK APS AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                  Years ended December 31, 1999, 2000 and 2001
                   Six months ended June 30, 2002 (Unaudited)
                                 (In thousands)

                                                                                                 Accumulated
                                                                                                    other
                                                                                                comprehensive
                                                                                      Notes          loss-
                                                       Additional     Retained      receivable     currency
                                           Common       paid-in       earnings         from       translation
                                           stock        capital       (deficit)     affiliates    adjustments       Total
                                         ---------     ---------     ----------     ----------  --------------    ---------

Balance at December 31, 1998             $     136     $  36,455     $  17,588      $      --      $  (4,939)     $  49,240

Net income                                      --            --        13,524             --             --         13,524
Other comprehensive loss                        --            --            --             --         (4,890)        (4,890)
Capital contributions:
    Cash                                        --        27,705            --             --             --         27,705
    Noncash                                     --       142,265            --       (142,265)            --             --
                                         ---------     ---------     ---------      ---------      ---------      ---------

Balance at December 31, 1999                   136       206,425        31,112       (142,265)        (9,829)        85,579

Net income                                      --            --        27,501             --             --         27,501
Other comprehensive loss                        --            --            --             --        (19,052)       (19,052)
Common dividends declared:
    Cash                                        --            --       (19,715)            --             --        (19,715)
    Noncash                                     --            --      (142,265)       142,265             --             --
                                         ---------     ---------     ---------      ---------      ---------      ---------

Balance at December 31, 2000                   136       206,425      (103,367)            --        (28,881)        74,313

Net income                                      --            --        18,439             --             --         18,439
Other comprehensive loss                        --            --            --             --         (3,402)        (3,402)
Capital contribution                            --        10,571            --             --             --         10,571
Common dividends declared                       --            --       (33,407)            --             --        (33,407)
                                         ---------     ---------     ---------      ---------      ---------      ---------

Balance at December 31, 2001                   136       216,996      (118,335)            --        (32,283)        66,514

Net income                                      --            --         8,388             --             --          8,388
Other comprehensive income                      --            --            --             --         13,333         13,333
                                         ---------     ---------     ---------      ---------      ---------      ---------

Balance at June 30, 2002 (unaudited)     $     136     $ 216,996     $(109,947)     $      --      $ (18,950)     $  88,235
                                         =========     =========     =========      =========      =========      =========



          See accompanying notes to consolidated financial statements.

                       KRONOS DENMARK APS AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                                                                        Six months ended
                                                   Years ended December 31,                 June 30,
                                              ----------------------------------     ---------------------
                                                1999         2000         2001         2001         2002
                                              --------     --------     --------     --------     --------
                                                                                          (Unaudited)

Cash flows from operating activities:
    Net income                                $ 13,524     $ 27,501     $ 18,439     $ 14,110     $  8,388
    Depreciation, depletion and
      amortization                               9,115        8,442        8,774        4,331        4,377
    Deferred income taxes                       (1,841)        (676)        (125)        (181)        (235)
    Net gain from disposition of
      property and equipment                      (975)          (7)         (12)         (15)        (763)
    Pension, net                                  (567)         255        1,073          (97)        (466)
                                              --------     --------     --------     --------     --------

                                                19,256       35,515       28,149       18,148       11,301
    Change in assets and liabilities:
        Accounts and notes receivable            1,219       (1,687)      (2,280)      (5,454)        (997)
        Inventories                             (1,611)       1,184       (1,619)       2,565        8,834
        Prepaid expenses                          (148)        (205)        (156)         392          341
        Accounts payable and
          accrued liabilities                    1,138        3,750       (4,321)        (621)       4,205
        Income taxes                             1,012        3,414       (1,817)       3,122       (1,155)
        Accounts with affiliates                33,729      (28,018)       2,903       (7,832)     (15,806)
        Other noncurrent assets                     33         (104)        (424)          22           14
        Other noncurrent liabilities               (27)         (69)         (65)         (33)         (34)
                                              --------     --------     --------     --------     --------

            Net cash provided by operating
              activities                        54,601       13,780       20,370       10,309        6,703
                                              --------     --------     --------     --------     --------

Cash flows from investing activities:
    Capital expenditures                       (13,976)     (12,325)     (11,799)      (6,471)      (3,030)
    Change in restricted cash equivalents           --           --           --           --       (1,554)
    Proceeds from disposition of
      property and equipment                     2,294           62           59           21          820
                                              --------     --------     --------     --------     --------

            Net cash used by investing
              activities                       (11,682)     (12,263)     (11,740)      (6,450)      (3,764)
                                              --------     --------     --------     --------     --------

                       KRONOS DENMARK APS AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                 (In thousands)


                                                                                  Six months ended
                                               Years ended December 31,                June 30,
                                         ----------------------------------     ---------------------
                                           1999         2000         2001         2001         2002
                                         --------     --------     --------     --------     --------
                                                                                    (Unaudited)

Cash flows from financing activities:
    Indebtedness:
        Borrowings                       $     --     $ 23,115     $  1,437     $  1,437     $ 39,234
        Principal payments                (10,861)      (5,417)      (1,031)        (450)     (26,991)
        Deferred financing costs               --           --           --           --         (820)
    Loans from affiliates:
        Loans                                  --           --       16,677       16,677           --
        Repayments                        (58,204)          --           --           --      (18,097)
    Capital contribution                   27,705           --       10,571       10,571           --
    Dividends paid                             --      (19,715)     (33,407)     (33,407)          --
                                         --------     --------     --------     --------     --------

        Net cash used by financing
          activities                      (41,360)      (2,017)      (5,753)      (5,172)      (6,674)
                                         --------     --------     --------     --------     --------

Cash and cash equivalents:
    Net change during the year from:
        Operating, investing and
          financing activities              1,559         (500)       2,877       (1,313)      (3,735)
        Currency translation                 (179)         (74)         (75)        (121)         409
    Balance at beginning of period          1,822        3,202        2,628        2,628        5,430
                                         --------     --------     --------     --------     --------

    Balance at end of period             $  3,202     $  2,628     $  5,430     $  1,194     $  2,104
                                         ========     ========     ========     ========     ========

Supplemental disclosures:
    Cash paid for:
        Interest                         $  4,418     $  4,609     $  5,459     $  2,547     $  2,668
        Income taxes                        9,131       12,405       12,316        4,397        4,631



          See accompanying notes to consolidated financial statements.

                       KRONOS DENMARK APS AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION:

         Kronos Denmark ApS ("KDK") was incorporated in Denmark in October 1999 and is a wholly owned subsidiary of Kronos International, Inc. ("KII"). KII is a wholly owned subsidiary of Kronos, Inc. ("Kronos"), a wholly owned subsidiary of NL Industries, Inc. ("NL"). NL is primarily a holding company and Kronos conducts its titanium dioxide pigments ("TiO(2)") operations. At December 31, 2001, Valhi, Inc. ("Valhi") and Tremont Corporation ("Tremont"), each affiliates of Contran Corporation ("Contran"), held approximately 61% and 21%, respectively, of NL's outstanding common stock (approximately 62% and 21% at June 30, 2002). At December 31, 2001, Contran and its subsidiaries held approximately 94% of Valhi's outstanding common stock (approximately 93% at June 30, 2002), and a company 80% owned by Valhi and 20% owned by NL held approximately 80% of Tremont's outstanding common stock. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons, of which Mr. Simmons is the sole trustee. Mr. Simmons, the Chairman of the Board of NL and Valhi, the Chairman of the Board and Chief Executive Officer of Contran and a director of Tremont, may be deemed to control each of such companies and KDK.

         The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") with the U.S. dollar as the reporting currency. KDK and its subsidiaries also prepare financial statements on other bases, as required in countries in which such entities are resident.

         KDK's current operations are conducted primarily through its Belgian and Norwegian subsidiaries with a TiO(2) plant in Belgium and a TiO(2) plant and an ilmenite ore mining operation in Norway. KDK also operates TiO(2) sales and distribution facilities in Denmark and the Netherlands.

         As part of a restructuring transaction in 1999, ownership of certain KII subsidiaries in Belgium, the Netherlands and Norway were transferred to KDK (the "KDK Restructuring"). The principal elements of the KDK Restructuring were
(i) on December 30, 1999, Kronos Europe S.A./N.V. ("Kronos Belgium") sold its 52.66% investment in Kronos World Services S.A./N.V. ("KWS"), (a Belgium coordination center, primarily KII's treasury operations) to KII for E.140.9 million ($142.3 million) in exchange for a promissory note for E.140.9 million ($142.3 million) bearing interest at EURIBOR plus 0.375% with a maturity date of December 30, 2005 and (ii) on December 31, 1999, KII contributed the common stock of Kronos Belgium and Kronos Norge A/S ("Kronos Norway") in exchange for KDK common stock. See Note 13.

         In accordance with GAAP, KDK accounted for the KDK Restructuring as a combination of interests under common control in a manner similar to a pooling of interests (with respect to the contribution of Kronos Belgium and Kronos Norway) and as a change in accounting entity (with respect to Kronos Belgium's sale of KWS to KII). Accordingly, KDK's consolidated financial statements have been prepared to reflect KDK's consolidated financial position, results of operations and cash flows as if the capital contribution of Kronos Belgium (exclusive of the financial position, results of operations and cash flows associated with its interest in KWS) and Kronos Norway had occurred on December 31, 1998. Kronos Belgium's gain on the KWS sale and dividends received from KWS prior to December 31, 1999, are reflected as part of "other capital transactions" with affiliates, net in the accompanying consolidated statement of cash flows. The effect of the change in accounting entity as a result of the sale of KWS to KII was to reduce KDK's net income by $20.8 million (E.19.2 million) in 1999.

         Information included in the consolidated financial statements and related notes to the consolidated financial statements as of June 30, 2002 and for the six months ended June 30, 2001 and 2002, is unaudited. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to state fairly the information for the interim periods have been made. The results of operations for the interim periods are not necessarily indicative of the operating results for a full year or of future operations. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted for the interim periods.

         KDK is not a registrant with the U.S. Securities and Exchange Commission ("SEC") and is not subject to the SEC's periodic reporting requirements, except as may be required by Rule 3-16 of Regulation S-X.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of consolidation and management's estimates

         The accompanying consolidated financial statements include the accounts of KDK and its wholly owned subsidiaries (collectively, the "Company"). All material intercompany accounts and balances have been eliminated. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results may differ from previously estimated amounts under different assumptions or conditions.

Translation of foreign currencies

         The functional currencies of the Company include the Danish kroner, the euro and the Norwegian kroner. Assets and liabilities of the Company are translated to U.S. dollars at year-end rates of exchange and revenues and expenses are translated at weighted average exchange rates prevailing during the year. Resulting translation adjustments are included in other comprehensive income (loss), net of related income taxes, if applicable. Currency transaction gains and losses are recognized in income currently.

Cash equivalents

         Cash equivalents include bank deposits with original maturities of three months or less.

Inventories

         Inventories are stated at the lower of cost (principally average cost) or market. Amounts are removed from inventories at average cost.

Property, equipment, depreciation and depletion

         Property and equipment are stated at cost. Interest costs related to major, long-term capital projects are capitalized as a component of construction costs. Expenditures for maintenance, repairs and minor renewals are expensed; expenditures for major improvements are capitalized.

         Depreciation is computed principally by the straight-line method over the estimated useful lives of ten to forty years for buildings and three to twenty years for machinery and equipment. Depletion of mining properties is computed by the unit-of-production and straight-line methods.

         When events or changes in circumstances indicate that assets may be impaired, an evaluation is performed to determine if an impairment exists. Such events or changes in circumstances include, among other things, (i) significant current and prior periods or current and projected periods with operating losses, (ii) a significant decrease in the market value of an asset or (iii) a significant change in the extent or manner in which an asset is used. All relevant factors are considered. The test for impairment is performed by comparing the estimated future undiscounted cash flows (exclusive of interest expense) associated with the asset to the asset's net carrying value to determine if a write-down to market value or discounted cash flow value is required. Effective January 1, 2002, the Company assesses the impairment of other long-lived assets (such as property and equipment and mining properties) in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144 as discussed under "Other" below.

Long-term debt and notes payable to affiliates

         Where applicable, long-term debt and notes payable to affiliates are stated net of unamortized original issue discount ("OID"). OID is amortized over the period during which cash interest payments are not required and deferred financing costs are amortized over the term of the applicable issue, both by the interest method.

Employee benefit plans

         Accounting and funding policies for retirement plans are described in
Note 8.

         The Company accounts for stock-based employee compensation in accordance with Accounting Principles Board Opinion ("APBO") No. 25, "Accounting for Stock Issued to Employees," and its various interpretations. Under APBO No. 25, no compensation cost is generally recognized for fixed stock options in which the exercise price is not less than the market price on the grant date. The Company is charged by NL for stock options exercised by employees of the Company. Compensation cost recognized by the Company in accordance with APBO No. 25 and the amount charged to the Company by NL for stock option exercises was nil in each of 1999, 2000 and 2001.

Environmental remediation costs

         Environmental remediation costs are accrued when estimated future expenditures are probable and reasonably estimable. The estimated future expenditures generally are not discounted to present value. Recoveries of remediation costs from other parties, if any, are reported as receivables when their receipt is deemed probable. At December 31, 2000 and 2001, no receivables for recoveries have been recognized.

Net sales

         The Company adopted the SEC's Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," as amended, in 2000. Revenue generally is realized or realizable and earned when all of the requirements of SAB No. 101 are met, including when title and the risks and rewards of ownership passes to the customer (generally at the time the product is shipped to the customer). The impact of adopting SAB No. 101 was not material. Fees charged to customers for shipping and handling are included in net sales.

Repair and maintenance costs

         The Company performs planned major maintenance activities throughout the year. Repair and maintenance costs estimated to be incurred in connection with planned major maintenance activities are accrued in advance and are included in cost of goods sold.

Shipping and handling costs

         Shipping and handling costs are included in selling, general and administrative expense and were $8.3 million in 1999, $8.8 million in 2000, $8.5 million in 2001, and $4.3 million and $4.2 million for each of the six months ended June 30, 2001 and 2002, respectively.

Income taxes

         Deferred income tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the income tax and financial reporting carrying amounts of assets and liabilities. The Company periodically evaluates its deferred tax assets in the various taxing jurisdictions in which it operates and adjusts any related valuation allowance. The Company's valuation allowance is equal to the amount of deferred tax assets which the Company believes do not meet the "more-likely-than-not" recognition criteria.

Derivatives and hedging activities

         The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, effective January 1, 2001. SFAS No. 133 establishes accounting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Under SFAS No. 133, all derivatives are recognized as either assets or liabilities and measured at fair value. The accounting for changes in fair value of derivatives is dependent upon the intended use of the derivative. As permitted by the transition requirements of SFAS No. 133, as amended, the Company exempted from the scope of SFAS No. 133 all host contracts containing embedded derivatives which were issued or acquired prior to January 1, 1999. The Company is not a party to any significant derivative or hedging instrument covered by SFAS No. 133 at December 31, 2001, and there was no impact on the Company's financial statements from adopting SFAS No. 133.

         The Company periodically uses interest rate swaps, currency swaps and other types of contracts to manage interest rate and foreign exchange risk with respect to financial assets or liabilities. The Company has not entered into these contracts for trading or speculative purposes in the past, nor does it currently anticipate doing so in the future. The Company was not a party to any such contracts during 1999, 2000 and 2001 except as disclosed in Note 15.

Other

         The Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective January 1, 2002. SFAS No. 144 retains the fundamental provisions of existing GAAP with respect to the recognition and measurement of long-lived asset impairment contained in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." However, SFAS No. 144 provides new guidance intended to address certain significant implementation issues associated with SFAS No. 121, including expanded guidance with respect to appropriate cash flows to be used to determine whether recognition of any long-lived asset impairment is required, and if required how to measure the amount of the impairment. SFAS No. 144 also requires that any net assets to be disposed of by sale to be reported at the lower of carrying value or fair value less cost to sell, and expands the reporting of discontinued operations to include any component of an entity with operations and cash flows that can be clearly distinguished from the rest of the entity. The adoption of SFAS No. 144 effective January 1, 2002 did not have a material effect on the Company's consolidated financial position, results of operations or liquidity.

         The Company adopted SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections" effective April 1, 2002. SFAS No. 145, among other things, eliminated the prior requirement that all gains and losses from the early extinguishment of debt were to be classified as an extraordinary item. Upon adoption of SFAS No. 145, gains and losses from the early extinguishment of debt are now classified as an extraordinary item only if they meet the "unusual and infrequent" criteria contained in Accounting Principles Board Opinion ("APBO") No. 30. In addition, upon adoption of SFAS No. 145, all gains and losses from the early extinguishment of debt that had previously been classified as an extraordinary item are to be reassessed to determine if they would have met the "unusual and infrequent" criteria of APBO No. 30; any such gain or loss that would not have met the APBO No. 30 criteria are retroactively reclassified and reported as a component of income before extraordinary item. The Company had not previously recognized any gains and losses from the early extinguishment of debt, thus there was no impact on the Company upon adoption.

New accounting principles not yet adopted

         The Company will adopt SFAS No. 143, "Accounting for Asset Retirement Obligations," no later than January 1, 2003. Under SFAS No. 143, the fair value of a liability for an asset retirement obligation covered under the scope of SFAS No. 143 would be recognized in the period in which the liability is incurred, with an offsetting increase in the carrying amount of the related long-lived asset. Over time, the liability would be accreted to its present value, and the capitalized cost would be depreciated over the useful life of the related asset. Upon settlement of the liability, an entity would either settle the obligation for its recorded amount or incur a gain or loss upon settlement. The Company is still studying this standard to determine, among other things, whether it has any asset retirement obligations which are covered under the scope of SFAS No. 143, and the effect, if any, to the Company of adopting SFAS No. 143 has not yet been determined.

         The Company will adopt SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," no later than January 1, 2003 for exit or disposal activities initiated on or after the date of adoption. Under SFAS No. 146, costs associated with exit activities, as defined, that are covered by the scope of SFAS No. 146 will be recognized and measured initially at fair value, generally in the period in which the liability is incurred. Costs covered by the scope of SFAS No. 146 include termination benefits provided to employees, costs to consolidate facilities or relocate employees, and costs to terminate contracts (other than a capital lease). Under existing GAAP, a liability for such an exit cost is recognized at the date an exit plan is adopted, which may or may not be the date at which the liability has been incurred.

NOTE 3 - ACCOUNTS AND NOTES RECEIVABLE:

                                                  December 31,
                                         -----------------------------       June 30,
                                             2000             2001             2002
                                         ------------     ------------     ------------
                                                                            (Unaudited)
                                                         (In thousands)

Trade receivables                        $      5,852     $      7,558     $     11,347
Recoverable VAT and other receivables           2,728            2,793            1,926
Allowance for doubtful accounts                  (218)            (209)            (236)
                                         ------------     ------------     ------------

                                         $      8,362     $     10,142     $     13,037
                                         ============     ============     ============

         During 1999 and 2000, the Company was party to an accounts receivable factoring agreement with KWS. Beginning in February 2000 KII assumed the contract from KWS. KWS and KII (collectively the "Factoring Agent") contracted with the Company whereby the Company factored its export accounts receivable without recourse for a fee of 0.85% for the Company's export receivables related to Kronos Belgium and 1.2% for export receivables related to its Norwegian operating subsidiaries, Kronos Titan A/S ("TAS") and Titania A/S ("TIA"). The Factoring Agent, upon non-recourse transfer from the Company, assumed all risk pertaining to the factored receivables, including, but not limited to, exchange control risks, risks pertaining to the bankruptcy of a customer and risks related to late payments.

         Effective June 2002, the KII factoring agreement was assigned to Kronos Titan GmbH and Co. OHG ("TG"), a 99.95%-owned subsidiary of KII.

         Export receivables sold by the Company during 1999, 2000 and 2001 aggregated $88.4 million, $83.5 million and $82.9 million, respectively.

NOTE 4 - INVENTORIES:

                              December 31,
                     ----------------------------     June 30,
                         2000            2001           2002
                     ------------    ------------    ------------
                                                     (Unaudited)
                                    (In thousands)

Raw materials        $     17,731    $     14,503    $     11,759
Work in process             1,595           1,685           2,418
Finished products          19,381          22,178          19,477
Supplies                    9,885           9,954          12,000
                     ------------    ------------    ------------

                     $     48,592    $     48,320    $     45,654
                     ============    ============    ============


NOTE 5 - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES:

                                 December 31,
                         ----------------------------      June 30,
                             2000            2001            2002
                         ------------    ------------    ------------
                                                         (Unaudited)
                                       (In thousands)

Accounts payable         $     14,827    $     10,795    $     14,313
                         ------------    ------------    ------------
Accrued liabilities:
    Employee benefits           5,701           6,238           6,693
    Other                       5,578           3,963           7,868
                         ------------    ------------    ------------

                               11,279          10,201          14,561
                         ------------    ------------    ------------

                         $     26,106    $     20,996    $     28,874
                         ============    ============    ============

NOTE 6 - NOTES PAYABLE AND LONG-TERM DEBT:

                                           December 31,
                                   ----------------------------      June 30,
                                       2000            2001            2002
                                   ------------    ------------    ------------
                                                                    (Unaudited)
                                                  (In thousands)

Notes payable (NOK 200 million)    $     22,480    $     22,180    $         --
                                   ------------    ------------    ------------

Long-term debt:
    Revolving credit facility      $         --    $         --    $     39,649
    Other                                 2,093           2,498           2,394
                                   ------------    ------------    ------------
                                          2,093           2,498          42,043

Less current maturities                     730           1,033           1,225
                                   ------------    ------------    ------------

                                   $      1,363    $      1,465    $     40,818
                                   ============    ============    ============

         Notes payable as of December 31, 2001 consisted of short-term borrowings denominated in Norwegian kroner due within one year from non-U.S. banks. Weighted average interest rates on the note payable were 7.92% at December 31, 2000 and 7.27% at December 31, 2001. Notes payable totaling $26.5 million were repaid on June 28, 2002 with proceeds from the revolving credit facility, and the agreements were terminated. See description of revolving credit facility below.

         In June 2002 the Company's operating subsidiaries in Belgium, Kronos Belgium, and Norway, TAS and TIA, and KII's operating subsidiary in Germany, TG, (the "Borrowers") entered into a three-year E.80 million secured revolving credit facility ("Credit Facility"). The Credit Facility is available in multiple currencies, including U.S. dollars, euros and Norwegian kroner. As of June 30, 2002, E.13 million ($13 million) and NOK 200 million ($26 million) was borrowed at closing by the Company (nil by the German operating subsidiary). At June 30, 2002, E.40 million was available for future working capital requirements and general corporate purposes of the Borrowers. Borrowings bear interest at the applicable interbank market rate plus 1.75%. As of June 30, 2002, the interest rate was 5.15% and 8.80% on the euro and Norwegian kroner borrowings, respectively, and the weighted average interest rate was 7.61%.

         The Credit Facility is collateralized by accounts receivable and inventory of the Borrowers, plus a limited pledge of certain other assets of the Company. The Credit Facility contains, among others, various restrictive covenants, including restrictions on incurring liens, asset sales, additional financial indebtedness, mergers, investments and acquisitions, transactions with affiliates and dividends. Kronos Belgium and TG are unconditionally jointly and severally liable for any and all outstanding borrowings under the Credit Facility. The parent company of TAS and TIA, Kronos Norge A/S, is jointly and severally liable for any and all outstanding borrowings under the Credit Facility to the extent permitted by Norwegian law. The Company has a E.5 million sub-limit for issuing letters of credit with no letters of credit issued at June 30, 2002. The Borrowers were in compliance with all the covenants as of June 30, 2002.

         Deferred financing costs of $1.2 million for the Credit Facility ($.8 million recorded at the Company, with the remaining $.4 million recorded by the German operating subsidiary) are being amortized over the life of the Credit Facility and are included in other noncurrent assets as of June 30, 2002.

         Unused lines of credit available for borrowing under the Company's non-U.S. credit facilities approximated $41 million at June 30, 2002, including $40 million under the Credit Facility.

         In June 2002 KII issued E.285 million ($280 million when issued and $283 million at June 30, 2002) principal amount of 8.875% Senior Secured Notes (the "Notes") due 2009. The Notes are collateralized by first priority liens on 65% of the common stock or other equity interests of certain of KII's first-tier subsidiaries, including the Company. The Notes are issued pursuant to an indenture which contains a number of covenants and restrictions which, among other things, restricts the ability of KII and its subsidiaries, including the Company, to incur debt, incur liens, pay dividends or merge or consolidate with, or sell or transfer all or substantially all of their assets to, another entity.

         The aggregate maturities of long-term debt at December 31, 2001 are shown in the table below (excluding the effects of the Credit Facility).

                                                 Amount
                                             --------------
                                             (in thousands)
Years ending December 31,

    2002                                     $        1,033
    2003                                              1,008
    2004                                                216
    2005                                                115
    2006                                                112
    2007                                                 14
                                             --------------

                                             $        2,498
                                             ==============

NOTE 7 - NOTE PAYABLE TO TG:

The euro-denominated note payable to TG (E.19.5 million or $17.2 million at December 31, 2001) is due within one year and bears interest at EURIBOR plus 0.5% (3.84% at December 31, 2001). The note was established in 2001 for general corporate purposes. The note was repaid in full in June 2002 with proceeds from the Credit Facility and the agreement was canceled.

NOTE 8 - EMPLOYEE BENEFIT PLANS:

Company-sponsored pension plans

         The Company maintains various defined benefit pension plans covering substantially all employees. Personnel are covered by plans in their respective countries.

         Certain actuarial assumptions used in measuring the defined benefit pension assets, liabilities and expenses are presented below.

                                                                             Years ended December 31,
                                                               -----------------------------------------------------
                                                                    1999               2000              2001
                                                               ----------------  ----------------- -----------------
                                                                                  (Percentages)

Discount rate                                                     5.8 to 6.3        6.0 to 6.0        5.8 to 6.0
Rate of increase in future compensation levels                    3.0 to 3.3        3.0 to 3.0        2.8 to 3.0
Long-term rate of return on plan assets                           6.0 to 7.0        7.0 to 7.0        6.8 to 7.0

         Plan assets are comprised primarily of investments in corporate equity and debt securities, short-term investments, mutual funds and group annuity contracts.

         SFAS No. 87, "Employers' Accounting for Pension Costs" requires that an additional pension liability be recognized when the unfunded accumulated pension benefit obligation exceeds the unfunded accrued pension liability. Variances from actuarially assumed rates will change the actuarial valuation of accrued pension liabilities, pension expense and funding requirements in future periods.

         The components of the net periodic defined benefit pension cost are set forth below.

                                                                        Years ended December 31,
                                                             ----------------------------------------------
                                                                 1999             2000            2001
                                                             ------------     ------------     ------------
                                                                             (In thousands)

Net periodic pension cost:
    Service cost benefits                                    $        935     $      1,028     $      1,154
    Interest cost on projected benefit obligation ("PBO")           2,147            2,083            2,293
    Expected return on plan assets                                 (2,634)          (2,919)          (2,613)
    Amortization of prior service cost                                267              238              201
    Amortization of net transition obligation                         165              142              137
    Recognized actuarial losses                                       225              186              400
                                                             ------------     ------------     ------------

                                                             $      1,105     $        758     $      1,572
                                                             ============     ============     ============

         The funded status of the Company's defined benefit pension plans is set forth below.

                                                                          December 31,
                                                                  -----------------------------
                                                                      2000             2001
                                                                  ------------     ------------
                                                                         (In thousands)

Change in PBO:
    Beginning of year                                             $     36,387     $     33,500
    Service cost                                                         1,028            1,154
    Interest                                                             2,083            2,293
    Participant contributions                                              100              106
    Amendments                                                              --              106
    Actuarial gain                                                        (169)            (596)
    Benefits paid                                                       (2,395)          (2,475)
    Change in currency exchange rates                                   (3,534)           5,229
                                                                  ------------     ------------

        End of year                                                     33,500           39,317
                                                                  ------------     ------------

Change in fair value of plan assets:
    Beginning of year                                                   40,724           37,587
    Actual return on plan assets                                         2,833            1,508
    Employer contributions                                                 503              499
    Participant contributions                                              100              106
    Benefits paid                                                       (2,395)          (2,475)
    Change in currency exchange rates                                   (4,178)             594
                                                                  ------------     ------------

        End of year                                                     37,587           37,819
                                                                  ------------     ------------

Funded status at year end:
    Plan assets in excess of (less than) PBO                             4,087           (1,498)
    Unrecognized actuarial loss                                          9,643           13,099
    Unrecognized prior service cost                                      1,693            2,713
    Unrecognized net transition obligation                                 549              382
                                                                  ------------     ------------

                                                                  $     15,972     $     14,696
                                                                  ============     ============

Amounts recognized in the balance sheet - prepaid pension cost    $     15,972     $     14,696
                                                                  ============     ============

         At December 31, 2000 and 2001, none of the Company's defined benefit pension plans have accumulated benefit obligations in excess of fair value of plan assets.

Incentive bonus programs

         Certain employees are eligible to participate in the Company's various incentive bonus programs. The programs provide for annual payments, which may be in the form of cash or NL common stock. The amount of the annual payment paid to an employee, if any, is based on formulas involving the profitability of Kronos in relation to the annual operating plan and, for certain employees, individual performance.

NOTE 9 - OTHER INCOME, NET:

                                                      Years ended December 31,
                                            --------------------------------------------
                                                1999            2000            2001
                                            ------------    ------------    ------------
                                                          (In thousands)

Currency transaction gains (losses), net    $         62    $          3    $       (191)
Trade interest income                                193             131             249
Disposition of property and equipment                975               7              12
Other, net                                           123             387             420
                                            ------------    ------------    ------------

                                            $      1,353    $        528    $        490
                                            ============    ============    ============

NOTE 10 - OTHER ITEMS:

         Advertising costs are expensed as incurred and were $.1 million in 1999, nil in 2000 and $.1 million in 2001.

         Research, development and certain sales technical support costs are expensed as incurred and approximated $.2 million in 1999, $.1 million in 2000 and $.3 million in 2001.

         Interest capitalized in connection with long-term capital projects was nil in each of 1999, 2000 and 2001.

NOTE 11 - INCOME TAXES:

         The components of (i) income from continuing operations before income taxes and minority interest ("pretax income"), (ii) the difference between the provision for income taxes attributable to pretax income and the amounts that would be expected using the Danish statutory income tax rate of 32%, (iii) the provision for income taxes and (iv) the comprehensive tax provision are presented below.

                                                                             Years ended December 31,
                                                                  ----------------------------------------------
                                                                      1999             2000             2001
                                                                  ------------     ------------     ------------
                                                                                  (In thousands)
Pretax income:
    Denmark                                                       $         --     $         82     $        (71)
    Non-Denmark                                                         21,751           42,565           28,884
                                                                  ------------     ------------     ------------

                                                                  $     21,751     $     42,647     $     28,813
                                                                  ============     ============     ============

Expected tax expense                                              $      6,960     $     13,647     $      9,220
Non-Denmark tax rates                                                    1,267            1,694              592
Other, net                                                                  --             (195)             562
                                                                  ------------     ------------     ------------

        Income tax expense                                        $      8,227     $     15,146     $     10,374
                                                                  ============     ============     ============

Provision for income taxes:
    Current income tax expense:
        Denmark                                                   $         --     $         58     $         --
        Non-Denmark                                                     10,068           15,764           10,499
                                                                  ------------     ------------     ------------

                                                                        10,068           15,822           10,499
                                                                  ------------     ------------     ------------

    Deferred income tax expense (benefit):
        Denmark                                                             --             (227)             540
        Non-Denmark                                                     (1,841)            (449)            (665)
                                                                  ------------     ------------     ------------

                                                                        (1,841)            (676)            (125)
                                                                  ------------     ------------     ------------

                                                                  $      8,227     $     15,146     $     10,374
                                                                  ============     ============     ============

Comprehensive provision for income taxes allocable to:
    Pretax income                                                 $      8,227     $     15,146     $     10,374
    Other comprehensive loss - currency translation adjustment              --               --               --
                                                                  ------------     ------------     ------------

                                                                  $      8,227     $     15,146     $     10,374
                                                                  ============     ============     ============

         The components of the net deferred tax liability are summarized below.

                                                                                       December 31,
                                                             ---------------------------------------------------------------
                                                                          2000                             2001
                                                             -----------------------------     -----------------------------
                                                                      Deferred tax                      Deferred tax
                                                             -----------------------------     -----------------------------
                                                                Assets        Liabilities         Assets        Liabilities
                                                             ------------     ------------     ------------     ------------
                                                                                      (In thousands)

Tax effect of temporary differences relating to:
    Inventories                                              $        100     $     (1,841)    $         33     $     (1,562)
    Property and equipment                                             29          (16,721)              67          (15,979)
    Prepaid pension cost                                               --           (4,632)              --           (4,204)
    Accrued liabilities and other deductible differences              631               --              635               --
    Other taxable differences                                          --           (6,100)              --           (6,390)
                                                             ------------     ------------     ------------     ------------

        Gross deferred tax assets (liabilities)                       760          (29,294)             735          (28,135)

Reclassification, principally netting by tax jurisdiction            (660)             660             (702)             702
                                                             ------------     ------------     ------------     ------------

        Net total deferred tax assets (liabilities)                   100          (28,634)              33          (27,433)
        Net current deferred tax assets (liabilities)                 100           (1,754)              33           (1,480)
                                                             ------------     ------------     ------------     ------------


        Net noncurrent deferred tax liabilities              $         --     $    (26,880)    $         --     $    (25,953)
                                                             ============     ============     ============     ============

         The Company's tax returns in Belgium and Norway are being examined and tax authorities have proposed or may propose tax deficiencies, including penalties and interest.

         The Company received tax assessments from the Norwegian tax authorities proposing tax deficiencies, including related interest, of NOK 39.3 million pertaining to 1994 and 1996. The Company was unsuccessful in appealing the tax assessments and in June 2001 paid NOK 39.3 million ($4.3 million when paid) to the Norwegian tax authorities. The Company was adequately reserved for this contingency. The lien on the Company's Fredrikstad, Norway TiO(2) plant in favor of the Norwegian tax authorities has been released.

         The Company has received preliminary tax assessments for the years 1991 to 1997 from the Belgian tax authorities proposing tax deficiencies, including related interest, of approximately E.10.4 million ($9.2 million at December
31, 2001). The Company has filed protests to the assessments for the years 1991 to 1997. The Company is in discussions with the Belgian tax authorities and believes that a significant portion of the assessments is without merit.

         No assurance can be given that the Company's tax matters will be favorably resolved due to the inherent uncertainties involved in court and tax proceedings. The Company believes that it has provided adequate accruals for additional taxes and related interest expense which may ultimately result from all such examinations and believes that the ultimate disposition of such examinations should not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

NOTE 12 - RELATED PARTY TRANSACTIONS:

         The Company may be deemed to be controlled by Harold C. Simmons. Corporations that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (a) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account, and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties and (b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases, and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions which resulted in the acquisition by one related party of a publicly held minority equity interest in another related party. While no transactions of the type described above are planned or proposed with respect to the Company other than as set forth in these financial statements, the Company from time to time considers, reviews and evaluates such transactions and understands that Contran, Valhi, NL, Kronos, KII and related entities consider, review and evaluate, such transactions. Depending upon the business, tax and other objectives then relevant, and restrictions under the KII indenture, the Credit Facility, and other agreements, it is possible that the Company might be a party to one or more such transactions in the future.

         The Company is a party to a cost sharing agreement with Kronos and KII whereby Kronos and KII provide certain management, financial, insurance and administrative services to the Company on a fee basis. The Company's expense was approximately $1.5 million in 1999 and $1.4 million in both 2000 and 2001.

         The Company is also party to master global insurance coverage policies with NL with regard to property, business interruption, excess liability, and other coverages. The costs associated with these policies aggregated $.8 million, $.7 million and $1.1 million in 1999, 2000 and 2001, respectively.

         Intercompany sales to (purchased from) affiliates of TiO(2) are summarized in the following table.

                                                               Years ended December 31,
                                                    ----------------------------------------------
                                                        1999             2000             2001
                                                    ------------     ------------     ------------
                                                                    (In thousands)

Sales to:
    TG                                              $     32,629     $     34,565     $     42,843
    Kronos Limited ("KUK")                                13,811           17,988           14,962
    Kronos (US), Inc. ("KUS")                             14,479           12,316           10,883
    Societe Industrielle Du Titane, S.A. ("SIT")           9,147            8,700            7,158
    Kronos Canada, Inc. ("KC")                             1,583            4,885            2,587
                                                    ------------     ------------     ------------

                                                    $     71,649     $     78,454     $     78,433
                                                    ============     ============     ============

Purchases from:
    TG                                              $    (26,606)    $    (24,496)    $    (31,619)
    KUS                                                   (3,683)          (3,827)          (1,177)
    KC                                                      (712)             (11)              --
                                                    ------------     ------------     ------------

                                                    $    (31,001)    $    (28,334)    $    (32,796)
                                                    ============     ============     ============

         Sales of ilmenite to TG were $9.5 million in 1999, $9.9 million in 2000 and $7.3 million in 2001.

         KUS purchases the rutile and slag feedstock used as a raw material in all of the Company's chloride process TiO(2) facilities. The Company purchases such feedstock from KUS for use in its facilities for an amount equal to the amount paid by KUS to the third-party supplier plus a 2.5% administrative fee. Such feedstock purchases were $30.9 million in 1999, $28.5 million in 2000 and $31.6 million in 2001.

         Interest income from affiliates related to the note receivable from KII was nil in 1999, $2.2 million in 2000 and nil in 2001. Interest expense to affiliates related to the note payable to TG was nil in each of 1999 and 2000, and $.5 million in 2001. Included in other affiliate income and other affiliate expense was other affiliate interest income/expense, factoring fees and service fees.

         Royalties paid to KII for use of certain of KII's intellectual property totaled $8.8 million in 1999, $9.0 million in 2000 and $8.2 million in 2001, and was included as a component of cost of sales.

         Net amounts currently receivable from (payable to) affiliates are summarized in the following table.

                                  December 31,
                        -----------------------------       June 30,
                           2000              2001             2002
                        ------------     ------------     ------------
                                                          (Unaudited)
                                        (In thousands)

Receivable from:
    KWS                 $      8,301     $         --     $         84
    TG                         1,572              228           11,385
    SIT                          689              387              760
    KUK                          689              328            1,391
    KC                           167               34              225
    KII                           --               --              511
                        ------------     ------------     ------------

                        $     11,418     $        977     $     14,356
                        ============     ============     ============

Payable to:
    KII                 $    (13,145)    $     (3,592)    $         --
    KUS                         (257)          (1,762)          (1,067)
    Other affiliates              (7)             (81)              --
                        ------------     ------------     ------------

                        $    (13,409)    $     (5,435)    $     (1,067)
                        ============     ============     ============

         Net amounts between the Company, KUS, TG, SIT, KUK and KC were generally related to product purchases and sales, whereas affiliate balances with KWS and KII were related primarily to accrued interest on affiliate loans and accounts receivable factoring (including factoring of accounts receivables to TG beginning June 2002). See Notes 3 and 13 for discussion of accounts receivable factoring and notes receivable from affiliates.

NOTE 13 - CAPITAL STOCK AND NOTES RECEIVABLE FROM AFFILIATES:

Common stock options

         The NL Industries, Inc. 1998 Long-Term Incentive Plan ("NL Option Plan") provides for the discretionary grant of restricted common stock, stock options, stock appreciation rights ("SARs") and other incentive compensation to officers and other key employees of the Company. Although certain stock options granted pursuant to a similar plan which preceded the NL Option Plan ("Predecessor Option Plan") remain outstanding at December 31, 2001, no additional options may be granted under the Predecessor Option Plan.

         Up to five million shares of NL common stock may be issued pursuant to the NL Option Plan and, at December 31, 2001, 3,663,000 shares were available for future grants. The NL Option Plan provides for the grant of options that qualify as incentive options and for options which are not so qualified. Generally, stock options and SARs (collectively, "options") are granted at a price equal to or greater than 100% of the market price at the date of grant, vest over a five year period and expire ten years from the date of grant. Restricted stock, forfeitable unless certain periods of employment are completed, is held in escrow in the name of the grantee until the restriction period expires. No SARs have been granted under the NL Option Plan.

         Changes in outstanding options granted to employees of the Company pursuant to the NL Option Plan and the Predecessor Option Plan are summarized in the table below.

                                                            Exercise price              Amount
                                                              per share                 payable
                                                     ----------------------------        upon
                                       Shares            Low             High          exercise
                                    ------------     ------------    ------------    ------------
                                            (In thousands, except per share amounts)

Outstanding at December 31, 1998              17     $       8.69    $      17.97    $        245

    Granted                                    7            11.28           11.28              84
                                    ------------     ------------    ------------    ------------

Outstanding at December 31, 1999              24             8.69           17.97             329

    Granted                                   16            14.25           14.25             221
    Exercised                                 (4)            8.69           14.25             (46)
                                    ------------     ------------    ------------    ------------

Outstanding at December 31, 2000              36            11.28           17.97             504

    Granted                                   20            20.11           20.11             402
                                    ------------     ------------    ------------    ------------

Outstanding at December 31, 2001              56     $      11.28    $      20.11    $        906
                                    ============     ============    ============    ============

         At December 31, 1999, 2000 and 2001 options to purchase 5,700, 6,000 and 11,800 shares, respectively, were exercisable and options to purchase 10,200 shares become exercisable in 2002. Of the exercisable options, options to purchase 7,300 shares at December 31, 2001 had exercise prices less than NL's December 31, 2001 quoted market price of $15.27 per share. Outstanding options at December 31, 2001 expire at various dates through 2011, with a weighted-average remaining life of eight years.

         The pro forma information required by SFAS No. 123, "Accounting for Stock-Based Compensation," is based on an estimation of the fair value of options issued subsequent to January 1, 1995. The weighted-average fair values of options granted during 1999, 2000 and 2001 were $6.94, $4.83 and $7.52 per share, respectively. The fair values of employee stock options were calculated using the Black-Scholes stock option valuation model with the following weighted average assumptions for grants in 1999, 2000 and 2001: stock price volatility of 50%, 48% and 46% in 1999, 2000 and 2001, respectively; risk-free rate of return of 6% in 1999 and 5% in 2000 and 2001; dividend yield of 1.2% in 1999, 4.9% in 2000 and 4.0% in 2001; and an expected term of 9 years in 1999, 2000 and 2001. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

         The Company's pro forma net income was as follows.

                                                                            Years ended December 31,
                                                             -------------------------------------------------------
                                                                  1999                2000               2001
                                                             ----------------   -----------------  -----------------
                                                                    (In thousands, except per share amounts)

Net income - as reported                                        $   13,524         $    27,501        $   18,439
Net income - pro forma                                          $   13,471         $    27,415        $   18,338

Notes receivable from affiliates

         Long-term notes receivable from affiliates were included as a component of equity in accordance with GAAP as settlement of these affiliate notes receivable balances was not currently contemplated within the foreseeable future.

         The Company exchanged its 52.66% investment in KWS for a $142.3 million (E.140.9 million) note receivable from KII in December 1999. In 2000 the note receivable from KII was dividended to KII in a noncash transaction, thus canceling the note receivable. See Note 1.

NOTE 14 - COMMITMENTS AND CONTINGENCIES:

Leases

         The Company leases, pursuant to operating leases, various manufacturing and office space and transportation equipment. Most of the leases contain purchase and/or various term renewal options at fair market and fair rental values, respectively. In most cases management expects that, in the normal course of business, leases will be renewed or replaced by other leases.

         Net rent expense aggregated $2 million in 1999, and $1 million in 2000 and 2001, respectively. At December 31, 2001, minimum rental commitments under the terms of noncancellable operating leases were as follows:

                                                                               Real Estate          Equipment
                                                                              -------------       -------------
                                                                                       (In thousands)

Years ending December 31,
    2002                                                                      $         149       $         118
    2003                                                                                142                 118
    2004                                                                                144                 100
    2005                                                                                147                  60
    2006                                                                                150                  17
    2007 and thereafter                                                                 353                  --
                                                                              -------------       -------------

                                                                              $       1,085       $         413
                                                                              =============       =============

Purchase commitments

         KUS has long-term supply contracts that provide for certain affiliates' chloride feedstock requirements through 2003. The Company and certain of its affiliates purchase chloride feedstock underlying these long-term supply contracts from KUS. See Note 12. The agreements require KUS to purchase certain minimum quantities of feedstock with average minimum annual purchase commitments aggregating approximately $159 million.

Environmental, product liability and litigation matters

         The Company's operations are governed by various environmental laws and regulations. Certain of the Company's businesses are and have been engaged in the handling, manufacture or use of substances or compounds that may be considered toxic or hazardous within the meaning of applicable environmental laws. As with other companies engaged in similar businesses, certain past and current operations and products of the Company have the potential to cause environmental or other damage. The Company has implemented and continues to implement various policies and programs in an effort to minimize these risks. The policy of the Company is to maintain compliance with applicable foreign environmental laws and regulations at all of its facilities and to strive to improve its environmental performance. It is possible that future developments, such as stricter requirements of environmental laws and enforcement policies thereunder, could adversely affect the Company's production, handling, use, storage, transportation, sale or disposal of such substances as well as the Company's consolidated financial position, results of operations or liquidity.

         The Company's production facilities operate in an environmental regulatory framework in which governmental authorities typically are granted broad discretionary powers which allow them to issue operating permits required for the plants to operate. The Company believes all of its plants are in substantial compliance with applicable environmental laws. At June 30, 2002, the Company had approximately $1.6 million of restricted cash equivalents, which was collateralizing certain environmental remediation obligations.

         Although the laws regulating operations of industrial facilities in Europe vary from country to country, a common regulatory base is provided by the European Union (the "EU"). Belgium is a member of the EU and follows its initiatives. Norway, although not a member, generally patterns its environmental regulatory actions after the EU. The Company believes that it has all required permits and is in substantial compliance with applicable EU requirements, including EU Directive 92/112/EEC regarding establishment of procedures for reduction and eventual elimination of pollution caused by waste from the TiO(2) industry.

         The Company landfills waste generated at the Langerbrugge, Belgium plant and mine tailings waste generated at the facility in Norway. The Company maintains reserves, as required under GAAP, to cover the anticipated cost of closure of these landfills, which were approximately $.1 million as of December 31, 2001. The requirements for landfills are expected to increase in the future in view of recently adopted EU requirements.

         The Company's Belgian subsidiary and various of its Belgian employees are the subject of an investigation by Belgian authorities relating to an accident resulting in two fatalities that occurred in its Langerbrugge, Belgium facility in October 2000. The initial stage of this investigation, which could ultimately result in civil and criminal sanctions against the Company, has been completed. It is anticipated that this matter will continue in the investigative phase until the end of 2002 or early 2003.

         The Company is also involved in various other environmental, contractual, product liability and other claims and disputes incidental to its business.

         The Company currently believes the disposition of all claims and disputes, individually or in the aggregate, should not have a material adverse effect on the Company's consolidated financial condition, results of operations or liquidity.

Concentrations of credit risk

         Sales of TiO(2) accounted for approximately 87% , 85% and 80% of net sales during 1999, 2000 and 2001, respectively. The remaining sales result from the mining and sale of ilmenite ore (a raw material used in the sulfate pigment production process). TiO(2) is generally sold to the paint, plastics and paper, as well as fibers, rubber, ceramics, inks and cosmetics markets. Such markets are generally considered "quality-of-life" markets whose demand for TiO(2) is influenced by the relative economic well-being of the various geographic regions. TiO(2) is sold to over 1,000 customers, with the top ten external customers approximating 25% of net sales in 1999 and 2000, and 30% of net sales in 2001. Approximately 80% of the Company's TiO(2) sales by volume were to Europe in 1999, 2000 and 2001. Approximately 10% of sales by volume were to North America in 1999, 2000 and 2001.

NOTE 15 - FINANCIAL INSTRUMENTS:

         Summarized below is the estimated fair value and related net carrying value of the Company's financial instruments.

                                                            December 31,
                                     ------------------------------------------------------------
                                                 2000                            2001
                                     ----------------------------    ----------------------------
                                       Carrying         Fair           Carrying            Fair
                                        Amount          Value           Amount            Value
                                     ------------    ------------    ------------    ------------
                                                            (In millions)

Cash and cash equivalents            $        2.6    $        2.6    $        5.4    $        5.4

Notes payable and long-term debt:
    Note payable to TG               $         --    $         --    $       17.2    $       17.2
    Variable rate debt                       24.6            24.6            24.7            24.7

         At December 31, 2000 and 2001, the Company had unsecured foreign currency forward contracts with KII with a notional value of approximately $1.3 million and 1.9 million, respectively. Fair value approximated notional value as these contracts were generally of very short duration, with these specific contracts having matured in January 2001 and January 2002, respectively. The notional amount of these contracts represented the amount of foreign currencies to be purchased or sold at maturity and did not represent the exposure on these contracts. The Company marked the contracts to market, with gains and losses recognized in income currently. The gains and losses associated with these contracts were not material.

NOTE 16 - QUARTERLY FINANCIAL DATA (UNAUDITED):

                                                                         Quarters ended
                                             -------------------------------------------------------------------
                                               March 31           June 30           Sept. 30           Dec. 31
                                             ------------      ------------       ------------      ------------
                                                                      (In thousands)

Year ended December 31, 2000:
    Net sales                                $     59,193      $     66,934       $     66,285      $     47,418
    Cost of sales                                  45,246            50,931             49,302            32,958
    Operating income                                9,603            11,701             13,433             8,811
    Income before income taxes                     10,379            12,407             11,869             7,992
    Net income                                      6,769             8,217              7,771             4,744

Year ended December 31, 2001:
    Net sales                                $     65,989      $     62,742      $      55,567      $     49,634
    Cost of sales                                  49,609            47,562             44,265            43,863
    Operating income                               12,358            11,318              7,436             2,394
    Income before income taxes                     11,178            10,270              6,192             1,173
    Net income                                      7,988             6,122              3,992               337